     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                          FLORAFAX INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                          0-5531                         41-0719035
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)          Identification No.)

                                8075 20TH STREET
                           VERO BEACH, FLORIDA 32966
                                 (561) 563-0263
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ANDREW W. WILLIAMS
                          FLORAFAX INTERNATIONAL, INC.
                                8075 20TH STREET
                           VERO BEACH, FLORIDA 32966
                                 (561) 563-0263
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ---------------------
                                   COPIES TO:

             JAMES A. BLALOCK III                                  JONATHAN L. AWNER
            ANDREWS & KURTH L.L.P.                         AKERMAN, SENTERFITT & EIDSON, P.A.
        1701 PENNSYLVANIA AVENUE, N.W.                      ONE S.E. 3RD AVENUE, 28TH FLOOR
            WASHINGTON, D.C. 20006                                MIAMI, FLORIDA 33131
          TELEPHONE: (202) 662-2700                            TELEPHONE: (305) 374-5600
          FACSIMILE: (202) 662-2739                            FACSIMILE: (305) 374-5095

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger of a wholly owned subsidiary of Registrant with and into Gerald Stevens, Inc. pursuant to the Agreement and Plan of Merger, dated as of December 9, 1998, as amended on April 9, 1999, described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED
                                                              MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE       OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED               REGISTERED         PER SHARE(1)       OFFERING PRICE(1)        FEE(1)(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......  28,052,878 shares         2.59            $72,656,954.00         $20,198.63
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2) on the basis of the aggregate book value of the outstanding shares of common stock of Gerald Stevens, Inc. computed as of December 31, 1998.

(2) $3,194.44 previously paid in connection with the filing of the Registrant's preliminary proxy statement on Schedule 14A (Registration No. 0-5531).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              TO THE STOCKHOLDERS OF FLORAFAX INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD
                         AT 2:30 P.M. ON APRIL 23, 1999
                             BENT PINE COUNTRY CLUB
                              6001 CLUBHOUSE DRIVE
                           VERO BEACH, FLORIDA 32967

     The board of directors of Florafax International, Inc. invites you to attend our annual meeting to vote on the following proposals, together with any other business that may properly come before the meeting:

          1. PROPOSED STOCK ISSUANCE AND CHANGE OF CONTROL. To consider and vote upon a proposal for the issuance of shares of our common stock, $0.01 par value, in connection with the merger of Gerald Stevens, Inc. into a subsidiary of ours, and the associated change of control of our company. The Agreement and Plan of Merger, which describes the terms of the stock issuance and change of control in detail, is attached to the accompanying Proxy Statement/Prospectus as Annex A.

          2. PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION. In connection with the merger, to consider and vote upon a proposal to amend our Certificate of Incorporation. If approved by our stockholders, the amendment will become effective upon completion of the merger and will change our name from "Florafax International, Inc." to "Gerald Stevens, Inc." and increase the number of authorized shares of our common stock from 70,000,000 to 250,000,000. The Certificate of Amendment to be filed with the Secretary of State of the State of Delaware is attached to the accompanying Proxy Statement/Prospectus as Annex C.

          3. ELECTION OF DIRECTORS. In connection with the merger, to elect five persons to serve as our directors upon completion of the merger until our next annual meeting or until their successors have been qualified.

 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE
                                   PROPOSALS.

     You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to complete and return the enclosed proxy card promptly in the accompanying postage-paid envelope, so that your shares will be represented and voted in accordance with your instructions. Of course, if you attend the meeting, you may personally vote, even if you have already returned your signed proxy. You may revoke your proxy at any time before the meeting either in writing or by personal notification.

     Only stockholders of record at the close of business on March 31, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

                                      By the Order of the Board of Directors,

                                      /s/ KELLY S. MCMAKIN

                                      KELLY S. MCMAKIN
                                      Secretary

Vero Beach, Florida
April 12, 1999

             PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY TODAY.

                           -------------------------

                                PROXY STATEMENT
                               FOR ANNUAL MEETING
                                       OF
                          FLORAFAX INTERNATIONAL, INC.
                           -------------------------

                                 PROSPECTUS OF
                          FLORAFAX INTERNATIONAL, INC.

     Our board of directors and the board of directors of Gerald Stevens, Inc. have agreed to a merger designed to create one of the leading floral and gift retailers and marketers. We have entered into a merger agreement with Gerald Stevens which, based on our closing stock price of $17.75 per share on April 7, 1999, will require us to issue an aggregate of approximately 28.1 million shares of our common stock to Gerald Stevens stockholders having an aggregate market value of approximately $498 million. Gerald Stevens is a private company and therefore you cannot assess the market value of its common stock by referring to any public trading activity. Following the merger, the current Gerald Stevens stockholders will own approximately 77.5% of the total outstanding shares of our common stock.

     Under The Nasdaq Stock Market rules, we cannot complete the merger unless our stockholders approve the issuance of our common stock and the associated change of control of our company. This will be one of the proposals we will submit for your approval at the annual meeting. In addition, we will submit for your approval an amendment to our Certificate of Incorporation which will change our name to "Gerald Stevens, Inc." and increase the number of authorized shares of our common stock. We will also ask you to elect five persons to serve as our directors until our next annual meeting.

     The annual meeting is an important meeting which affects your investment in our company. We invite you to attend the annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares on your behalf. We are furnishing this document to our stockholders to solicit their proxies to be voted at the annual meeting in support of each of the proposals.

     The date, time and place of the annual meeting is as follows:

       2:30 p.m., April 23, 1999
       Bent Pine Country Club
       6001 Club House Drive
       Vero Beach, FL 32967

     This document provides you with detailed information about the merger and the matters to be submitted for stockholder approval at our annual meeting. We encourage you to read the entire document carefully, including all of its annexes. WE ESPECIALLY ENCOURAGE YOU TO READ THE "RISK FACTORS" SECTION WHICH BEGINS ON PAGE 12. You may obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

     We will mail this document along with the proxy to our stockholders beginning on or about April 12, 1999.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 12, 1999.

     We have not authorized anyone to give any information or make any representation about the matters discussed in this document that differs from or adds to the information in this document or any of the Annexes attached to this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.
                           -------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                              ------
Questions and Answers about the Annual Meeting of Florafax
  Stockholders..............................................       1
Summary.....................................................       3
Risk Factors................................................      12
Cautionary Statement Concerning Forward-Looking
  Statements................................................      21
The Annual Meeting..........................................      22
Proposal No. 1 -- Stock Issuance and Change of Control......      24
  General...................................................      24
  Background of the Merger..................................      24
  Our Reasons for the Merger; Recommendations of Our Board
     of Directors...........................................      28
  Opinion of ABN AMRO.......................................      30
  Gerald Stevens' Reasons for the Merger....................      38
  Change of Control.........................................      40
  Accounting Treatment......................................      41
  Interests of Executive Officers, Directors and Director
     Nominees in the Matters to be Acted Upon...............      41
  Absence of Appraisal Rights for Florafax Stockholders.....      42
  Stock Market Listing......................................      42
  Treatment of Stock Certificates...........................      42
  The Merger Agreement......................................      42
  Material Federal Income Tax Consequences of the Merger....      46
  Effects of Merger on Rights of Stockholders...............      48
  Nasdaq Requirement for Stockholder Approval of the Change
     of Control and the Stock Issuance......................      48
Florafax International, Inc. ...............................      49
Gerald Stevens, Inc.........................................      51
Selected Historical Financial Data for Gerald Stevens.......      56
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Gerald Stevens...............      57
Proposal No. 2 -- Amendment to Certificate of
  Incorporation.............................................      66
Proposal No. 3 -- Election of Directors.....................      67
Information Concerning Directors and Officers...............      68
Security Ownership of Certain Beneficial Owners.............      75
Description of Florafax Capital Stock.......................      79
Appointment of Auditors.....................................      80
Annual Reports..............................................      80
Proxy Solicitation..........................................      80
Other Matters...............................................      81
Experts.....................................................      81

                                                               PAGE
                                                              ------
Legal Matters...............................................      82
Stockholder Proposals for 2000 Annual Meeting...............      82
Where You Can Find More Information.........................      82
Index to Pro Forma Consolidated Financial Statements........    PF-1
Index to Financial Statements...............................     F-1
Annex A   -- Agreement and Plan of Merger...................     A-1
Annex A-1 -- Amendment No. 1 to Agreement and Plan of
             Merger.........................................   A-1-1
Annex B   -- Opinion of ABN AMRO............................     B-1
Annex C   -- Certificate of Amendment.......................     C-1
Annex D-1 -- Annual Report of Florafax International, Inc.
             on Form 10-KSB for the fiscal year ended August
             31, 1998.......................................   D-1-1
Annex D-2 -- Amendment No. 1 on Form 10-KSB/A to Annual
             Report of Florafax International, Inc. on Form
             10-KSB for the fiscal year ended August 31,
             1998...........................................   D-2-1
Annex D-3 -- Quarterly Report of Florafax International,
             Inc. on Form 10-QSB for the quarterly period
             ended November 30, 1998........................   D-3-1
Annex D-4 -- Amendment No. 1 on Form 10-QSB/A to Quarterly
             Report of Florafax International, Inc. on Form
             10-QSB for the quarterly period ended November
             30, 1998.......................................   D-4-1
Annex D-5 -- Current Report of Florafax International, Inc.
             on form 8-K/A dated August 11, 1998............   D-5-1
Annex D-6 -- Current Report of Florafax International, Inc.
             on Form 8-K dated December 9, 1998.............   D-6-1

                        QUESTIONS AND ANSWERS ABOUT THE
                    ANNUAL MEETING OF FLORAFAX STOCKHOLDERS

Q:   WHEN AND WHERE IS THE ANNUAL MEETING?

A:   Our 1999 Annual Meeting of Stockholders
     will be held on April 23, 1999, beginning at 2:30 p.m., at Bent Pine Country Club, 6001 Clubhouse Drive, Vero Beach, Florida 32967.

Q:   WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A: At the annual meeting, you will be asked to approve three proposals:

     1. STOCK ISSUANCE AND CHANGE OF CONTROL. You will be asked to approve the issuance of our common stock to Gerald Stevens stockholders in connection with the proposed merger and the associated change of control of our company.

     2. AMENDMENT TO OUR CERTIFICATE OF INCORPORATION. You will be asked to approve an amendment to our certificate of incorporation that will change our name from "Florafax International, Inc." to "Gerald Stevens, Inc." and increase the number of authorized shares of our common stock from 70,000,000 to 250,000,000.

     3. ELECTION OF DIRECTORS. You will be asked to elect five directors to serve from the date the merger is completed until the next annual meeting.

Q:   WHAT IS THE VOTE REQUIRED TO APPROVE EACH OF
     THE PROPOSALS?

A: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote is required to approve proposals 1 and 3. The affirmative vote of a majority of the total number of outstanding shares of our common stock is required to approve proposal 2.

Q:   WILL THE PROPOSALS BE APPROVED?

A: Yes. All of our directors, executive officers and significant stockholders have executed a voting agreement. Under this voting agreement, these stockholders have agreed to vote all of their shares, which constitute approximately 56.7% of the outstanding shares of our common stock, in favor of each of the three proposals to be presented at the annual meeting. This voting agreement assures that all three proposals will be approved even if all of our other stockholders vote their shares against the proposals. Nevertheless, we encourage you to attend the annual meeting, either in person or by proxy, because of its importance to your investment in Florafax.

Q:   WHO WILL VOTE AT THE ANNUAL MEETING?

A: All individuals who own our common stock at the close of business on March 31, 1999 may vote at the annual meeting.

Q.   WHAT DO I NEED TO DO NOW?

A. Simply indicate on your proxy card how you want to vote and then mail your signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible. Our board of directors unanimously recommends that you vote in favor of each of the three proposals.

Q.   WHAT IF I PLAN TO ATTEND THE ANNUAL MEETING
     IN PERSON?

A. We recommend that you send in your proxy card even if you plan to attend the annual meeting in person. Sending in your proxy card will ensure that your vote is counted in the event that you cannot attend the annual meeting. However, sending in your proxy card will not prevent you from attending the annual meeting or voting in person.

                        QUESTIONS AND ANSWERS ABOUT THE
             ANNUAL MEETING OF FLORAFAX STOCKHOLDERS -- (CONTINUED)

Q.   IF MY SHARES ARE HELD BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will not be able to vote your shares of common stock without voting instructions from you on proposals 1 or 2. Your broker will be able to vote your shares, absent voting instructions from you, on proposal 3. You should instruct your broker how to vote your shares on each of the proposals, following the directions provided by your broker.

Q. DO I NEED TO EXCHANGE MY STOCK CERTIFICATE WHEN THE NAME "FLORAFAX INTERNATIONAL, INC." IS CHANGED TO "GERALD STEVENS, INC."?

A. No. We and our transfer agent will continue to honor your existing Florafax stock certificates after the name of the company is changed.

                       WHO CAN HELP ANSWER MY QUESTIONS?

                        If you have more questions about
            the stock issuance and the associated change in control,
               the amendment to our certificate of incorporation
                         or the election of directors,
                    you should contact Mr. Kelly McMakin at:

                          Florafax International, Inc.
                                8075 20th Street
                           Vero Beach, Florida 32966
                           Telephone: (561) 563-0263
                            E-mail: kmcmakin@iu.net

                                    SUMMARY

     This summary highlights selected information contained elsewhere or incorporated by reference in this document. This summary may not contain all of the information that is important to you. Where appropriate, we have included page references to direct you to a more complete description of the topics presented in this summary.

                                 THE COMPANIES

FLORAFAX INTERNATIONAL, INC.
8075 20th Street
Vero Beach, Florida 32966
(561) 563-0263

     We are principally engaged in the business of generating floral orders and providing floral order placement services to retail florists throughout the United States. We are one of only five flowers-by-wire service providers in the United States. We are also engaged in the business of credit and charge card processing for third parties.

GERALD STEVENS, INC.
One Financial Plaza, Suite 1101
100 S.E. 3rd Avenue
Fort Lauderdale, Florida 33394
(954) 713-5000

     Gerald Stevens was established in 1998 with the goal of becoming the nation's leading branded retailer and consumer marketer of flowers, floral related merchandise and gifts. Gerald Stevens recently has acquired floral retailers, which have a total of 100 stores, a flower import company, a floral order generation business and an internet floral business.

                           OUR REASONS FOR THE MERGER

     The proposed merger with Gerald Stevens presents us with the opportunity to develop a national retail floral brand. We see this opportunity as a way to diversify our existing business and enhance stockholder value through the potential for long-term growth. We believe that our stockholders will benefit from the merger and resulting investment in the combined Florafax/Gerald Stevens entity because we believe the merger provides our stockholders:

     - ownership in a larger entity with the opportunity of further significant growth;

     - a growth-oriented management team;

     - improved market liquidity;

     - lower financing costs and other cost savings; and

     - a means to improve the quality of product and service delivered.

     We also considered detriments and uncertainties to the merger, including:

     - difficulties in integrating the companies' operations;

     - Gerald Stevens management's limited experience in the floral industry;

     - the limited operating history of Gerald Stevens; and

     - difficulties in implementing the growth strategy.

     To review the background of the merger and our reasons for the merger in greater detail, as well as related detriments and uncertainties, please read the discussion under "Proposal No. 1, Stock Issuance and Change of Control" which begins on page 24, as well as the "Risk Factors" section of this document which begins on page 12.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

     Our board of directors believes that the merger is in the best interests of our stockholders and unanimously recommends that you vote "FOR" the proposals to:

     - issue our common stock in connection with the merger and approve the associated change of control;

     - amend our certificate of incorporation; and

     - elect the five director nominees.

                    THE STOCK ISSUANCE AND CHANGE OF CONTROL

     We have attached the merger agreement and its amendment as Annexes A and A-1, respectively, to this document. We encourage you to read the merger agreement, and its amendment, as they are the legal documents that govern the merger.

THE TERMS OF THE MERGER.

     In the merger, we will issue Gerald Stevens stockholders between 1.25 and
1.35 shares of our common stock for each share of Gerald Stevens common stock they own. The exact exchange ratio will depend on the average daily closing sale price of our common stock on The Nasdaq SmallCap Market for the 45 consecutive trading days immediately preceding the third trading day prior to the annual meeting. We set out the ranges of daily closing sales prices and related exchange ratios in the following table:

        AVERAGE DAILY
     CLOSING SALE PRICE        EXCHANGE RATIO
-----------------------------  --------------
less than $5.00/share........   1.25 shares
equal to or greater than
  $5.00 but less than
  $6.50/share................   1.30 shares
equal to or greater than
  $6.50/share................   1.35 shares

     The daily closing sale price of our common stock has remained above $6.50 per share since November 23, 1998. Because of this, we expect the exchange ratio to be 1.35 shares of our common stock for each share of Gerald Stevens common stock. We expect that approximately 20.8 million shares of Gerald Stevens common stock will be outstanding at the time we complete the merger. Therefore, we expect to issue approximately 28.1 million shares of our common stock to Gerald Stevens stockholders in connection with the merger. Based on our recent range of daily closing sale prices on the Nasdaq SmallCap Market of $14 to $21 per share, the aggregate value of the shares to be issued to Gerald Stevens stockholders would range from approximately $393.4 million to $590.1 million. Our stockholders will not receive any shares of common stock in the merger. Gerald Stevens will become our wholly-owned subsidiary when the merger is completed. OWNERSHIP OF FLORAFAX AFTER THE MERGER.

     We estimate that the shares of our common stock to be issued to Gerald Stevens stockholders in the merger will represent approximately 77.5% of the total outstanding shares of our common stock following the merger.

OUR BOARD OF DIRECTORS AND MANAGEMENT
FOLLOWING THE MERGER.

     In connection with the merger, we will ask our stockholders to elect the five director nominees to serve on our board of directors. Four of the director nominees, Steven R. Berrard, Thomas C. Byrne, Gerald R. Geddis and Kenneth R. Royer, were nominated by Gerald Stevens and currently serve on the Gerald Stevens board of directors. One director nominee, Andrew W. Williams, was nominated by us and currently serves on our board of directors. For information regarding our director nominees, see "Proposal No. 3, Election of Directors" which begins on page 66.

     After the merger, our executive officers will be:

        NAME                     POSITION
---------------------  ----------------------------
Gerald R. Geddis       Chief Executive Officer and
                       President
Albert J. Detz         Senior Vice President and
                       Chief Financial Officer
Adam D. Phillips       Senior Vice President, Chief
                       Administrative Officer,
                       General Counsel and
                       Secretary
Steven J. Nevill       Senior Vice President and
                       Chief Information Officer

     For information regarding our new executive officers, see page 74.

OTHER INTERESTS OF OFFICERS, DIRECTORS AND
DIRECTOR NOMINEES IN THE STOCK ISSUANCE.

     In considering the recommendation of our board of directors that you vote in favor of the proposed issuance of our common stock in the merger, you should be aware of interests which some of our officers, directors and director nominees have that are separate from and in addition to the interests of our stockholders generally. These interests are as follows:

     - Upon completion of the merger, James H. West, James J. Pagano and Kelly
       S. McMakin, who are officers of our company, will enter into employment agreements with us on terms substantially similar to the terms under which they were employed with us prior to the merger.

     - Upon the completion of the merger, 12,500 stock options held by T. Craig Benson, who was one of our directors at the time the merger agreement was approved, would have become fully exercisable at a price of $2.66 per share (Compared to the $10.31 per share price on the date the merger agreement was executed). Mr. Benson has since resigned and has forfeited these options.

     - We have agreed to indemnify each person who was an officer or director of either our company or Gerald Stevens prior to completion of the merger with respect to their service in that capacity.

     Our board of directors was aware of these interests and took them into account when approving the merger agreement and when making its recommendation that you approve the stock issuance.

ACCOUNTING TREATMENT OF THE MERGER.

     The merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes.

DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS.

     Our stockholders' rights are governed by Delaware law and by our certificate of incorporation and bylaws. The rights of Gerald Stevens' stockholders are governed by Delaware law and by its certificate of incorporation and bylaws. Upon completion of the merger, the rights of all stockholders of the combined company will be governed by Delaware law and by our certificate of incorporation, which will be amended as described in this document, and bylaws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, Gerald Stevens stockholders will not recognize gain or loss on the exchange of Gerald Stevens common stock for our common stock pursuant to the merger, except to the extent that a stockholder receives cash in lieu of fractional shares of our common stock. There will be no tax consequences to persons who are our stockholders prior to the merger. We expect Gerald Stevens will receive a legal opinion regarding these tax consequences.

     Our stockholders will not experience any tax consequences as a result of the merger. However, Gerald Stevens stockholders may experience tax consequences as a result of the merger. Tax matters are very complicated and the tax consequences to each Gerald Stevens stockholder will depend on the facts of his or her situation. Each Gerald Stevens stockholder should consult his or her tax advisor for a full understanding of the tax consequences of the merger.

ABSENCE OF APPRAISAL RIGHTS FOR FLORAFAX.

     Under Delaware law, our stockholders do not have appraisal rights with respect to any of the proposals to be acted upon at the annual meeting.

OPINION OF OUR FINANCIAL ADVISOR.

     ABN AMRO Incorporated has delivered to our board of directors its written opinion that, as of the date of the opinion, the exchange ratio of our common stock to Gerald Stevens common stock as set forth in the merger agreement is fair from a financial point of view to our stockholders. We have attached copy of the ABN AMRO fairness opinion as Annex B to this document. We encourage you to read this opinion carefully.

     We have paid ABN AMRO a $50,000 retainer fee and $150,000 for rendering the fairness opinion. In addition, upon completion of the merger, we will pay ABN AMRO an additional $1.1 million. Under the terms of an amendment to the engagement letter, if the merger agreement is terminated we will pay ABN AMRO a termination fee of $700,000, less amounts already paid.

                              TRANSACTION DIAGRAM

     The following diagram illustrates the structure of the merger and the related stock issuance.
                         [TRANSACTION DIAGRAM CHART]

                                OWNERSHIP CHARTS

     The following pie charts illustrate the estimated change in our beneficial ownership resulting from our merger with Gerald Stevens and the associated stock issuance.

PRIOR TO THE MERGER . . .

                                                    We had approximately 8.2 million shares
  [PRIOR TO MERGER PIE CHART]                  outstanding. Our directors, officers and
                                               significant stockholders owned approximately 56.7%
                                               of our common stock. Our other stockholders owned
                                               approximately 43.3% of our common stock.

FOLLOWING THE MERGER . . .

     We will have approximately 36.2 million shares
outstanding. Our pre-merger directors, officers and  [FOLLOWING THE MERGER PIE CHART]
significant stockholders will own approximately
12.8% of our common stock, as opposed to 56.7%
prior to the merger. Our other pre-merger
stockholders will own approximately 9.7% of our
common stock, as opposed to 43.3% prior to the
merger.

     Gerald Stevens' pre-merger directors and
executive officers and their affiliates will own     [LEGEND CHART]
approximately 34.3% of our common stock. Gerald
Stevens' other pre-merger stockholders will own
approximately 43.2% of our common stock.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

     The summary selected historical financial data for Florafax presented below for each of the five years ended and as of August 31, 1998, 1997, 1996, 1995, and 1994 have been derived from the audited consolidated financial statements of Florafax. The summary selected historical financial data for Gerald Stevens presented below for the period May 7, 1998 (inception) to September 30, 1998 and as of September 30, 1998 have been derived from the audited financial statements of Gerald Stevens. The summary selected historical financial data for the three month periods ended November 30, 1998 and 1997 and as of November 30, 1998 for Florafax and for the three month period ended and as of December 31, 1998 for Gerald Stevens have been derived from their respective unaudited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, management's discussion and analysis, and other financial information which are included in this document for Gerald Stevens, and Florafax's Annual Report on Form 10-KSB, as amended on Form 10-KSB/A, for the year ended August 31, 1998 included in this document as Annexes D-1 and D-2 respectively, and Florafax's Quarterly Report on Form 10-QSB, as amended on Form 10-QSB/A, for the quarter ended November 30, 1998 included in this document as Annexes D-3 and D-4 respectively. It is expected that the merger will be treated as a pooling of interests for accounting purposes. Under pooling rules, the historical financial statements of Florafax would be restated to reflect the combination with Gerald Stevens.

                                                        FLORAFAX                                         GERALD STEVENS
                           -------------------------------------------------------------------    -----------------------------
                              THREE MONTH                                                                         PERIOD FROM
                             PERIODS ENDED                                                        THREE MONTH     MAY 7, 1998
                             NOVEMBER 30,                  YEARS ENDED AUGUST 31,                 PERIOD ENDED   (INCEPTION) TO
                           -----------------   -----------------------------------------------    DECEMBER 31,   SEPTEMBER 30,
                            1998      1997      1998      1997      1996      1995      1994          1998            1998
                           -------   -------   -------   -------   -------   -------   -------    ------------   --------------
                                                                                                      (IN THOUSANDS EXCEPT
                                          (IN THOUSANDS EXCEPT PER SHARE DATA)                           PER SHARE DATA)
SELECTED INCOME STATEMENT
  DATA:
Total revenue............  $ 3,755   $ 3,260   $13,391   $11,609   $10,299   $ 8,449   $ 7,567      $17,001         $     0
Operating income
  (loss).................      609       496    (1,431)    1,918     1,562       952        20          160          (2,137)
Net income
  (loss)(1)(2)(3)........      287       338      (623)    3,433     2,262       707      (311)         165          (2,116)
Basic earnings (loss) per
  share..................     0.04      0.04      (.08)     0.43      0.36      0.12     (0.06)        0.01           (0.21)
Diluted earnings (loss)
  per share..............     0.03      0.04      (.08)     0.39      0.35      0.12     (0.06)        0.01           (0.21)
Weighted average common
  and common equivalent
  shares outstanding:
Basic....................    7,944     7,751     7,824     8,076     5,988     5,701     5,532       18,321          10,004
Diluted..................    8,801     8,718     7,824     8,715     6,375     5,872     5,532       18,479          10,004

                             NOVEMBER 30,                        AUGUST 31,
                           -----------------   -----------------------------------------------    DECEMBER 31,   SEPTEMBER 30,
                            1998      1997      1998      1997      1996      1995      1994          1998            1998
                           -------   -------   -------   -------   -------   -------   -------    ------------   --------------
SELECTED BALANCE SHEET
  DATA:
Working capital
  (deficiency)...........  $   (62)  $   979   $   493   $ 1,116   $   488   $(1,398)  $(2,412)     $ 5,963         $ 5,965
Intangible assets........    1,995     2,175     1,995     2,090     2,256     2,366     2,473       37,525           1,520
Total assets.............   11,975    11,413    11,886    10,594     8,822     6,468     5,946       55,810           8,486
Long-term debt...........    1,000        80     2,018        80       334     3,034     3,142          122               0
Total liabilities........    7,045     5,998     7,329     5,341     5,585     8,224     8,461        7,600             817
Stockholders' equity
  (deficit)..............    4,930     5,415     4,557     5,253     3,237    (1,756)   (2,515)      48,210           7,668

-------------------------

(1) Florafax's net income in 1998 includes a contract modification fee of $3,495 related to the Company's contract with Marketing Projects, Inc.

(2) Florafax recorded income of $1,041 in 1997 related to cash received from a court award. See Note 4 of the Notes to Consolidated Financial Statements of Florafax.

(3) Florafax's net income in 1997 and 1996 includes income tax benefits of $637 and $863, respectively, primarily from the recognition of benefits related to net operating loss carry forwards. See Note 6 of the Notes to Consolidated Financial Statements of Florafax.

(4) Florafax's net income in 1996 includes an extraordinary gain of $128 from the forgiveness of certain debt.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                    FLORAFAX

     The table below presents summary pro forma consolidated financial data for Florafax for the periods indicated below. The table modifies the historical financial information of Florafax to give effect to (1) the merger with Gerald Stevens, which is presented under the column heading entitled "Florafax/Gerald Stevens Pro Forma Combined" and (2) the merger with Gerald Stevens, the significant acquisitions completed or probable of completion by Gerald Stevens subsequent to September 30, 1998 and the private placement completed by Gerald Stevens on October 1, 1998, which is presented under the column heading entitled "Florafax/Gerald Stevens Pro Forma As Adjusted." The statement of operations data below reflects the pro forma transactions as if they had occurred at the beginning of the period presented. The balance sheet data below reflects the pro forma transactions as if they had occurred at November 30, 1998. See "Pro Forma Consolidated Financial Statements."

                                                THREE MONTH PERIOD                                 YEAR ENDED
                                             ENDED NOVEMBER 30, 1998                            AUGUST 31, 1998
                                   --------------------------------------------   --------------------------------------------
                                                  FLORAFAX/        FLORAFAX/                     FLORAFAX/        FLORAFAX/
                                                GERALD STEVENS   GERALD STEVENS                GERALD STEVENS   GERALD STEVENS
                                    FLORAFAX      PRO FORMA        PRO FORMA       FLORAFAX      PRO FORMA        PRO FORMA
                                   HISTORICAL      COMBINED       AS ADJUSTED     HISTORICAL      COMBINED       AS ADJUSTED
                                   ----------   --------------   --------------   ----------   --------------   --------------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue....................    $3,755        $20,756          $28,801        $13,391        $13,391          $104,234
Operating income (loss)..........       609            769            1,502         (1,431)        (3,568)            2,757
Net income (loss)................       287            404              810           (623)        (3,741)            1,109
Basic earnings (loss) per
  share..........................      0.04           0.02             0.02          (0.08)         (0.21)             0.03
Diluted earnings (loss) per
  share..........................      0.03           0.01             0.02          (0.08)         (0.21)             0.03

                                               AT NOVEMBER 30, 1998
                                   --------------------------------------------
                                                  FLORAFAX/        FLORAFAX/
                                                GERALD STEVENS   GERALD STEVENS
                                    FLORAFAX      PRO FORMA        PRO FORMA
                                   HISTORICAL      COMBINED       AS ADJUSTED
                                   ----------   --------------   --------------
BALANCE SHEET DATA:
Working capital (deficiency).....   $   (62)       $ 5,901          $ 1,980
Intangible assets................     1,995         39,520           68,638
Total assets.....................    11,975         67,785           99,302
Long term debt...................     1,000          5,122           19,929
Total liabilities................     7,045         18,645           39,145
Stockholders' equity.............     4,930         49,140           60,157

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                 GERALD STEVENS

     The table below presents summary unaudited pro forma consolidated financial data for Gerald Stevens for the periods indicated below. The table modifies the historical financial information of Gerald Stevens to give effect to the significant acquisitions completed or probable of completion by Gerald Stevens subsequent to September 30, 1998 and the private placement completed by Gerald Stevens on October 1, 1998 as if the transactions had occurred at the beginning of the periods presented for statement of operations data and to give effect to the significant acquisitions completed or probable of completion by Gerald Stevens subsequent to December 31, 1998 as if the acquisitions had occurred as of December 31, 1998 for balance sheet data. See "Pro Forma Consolidated Financial Statements."

                                                    THREE MONTH PERIOD      MAY 7, 1998 (INCEPTION)
                                                 ENDED DECEMBER 31, 1998     TO SEPTEMBER 30, 1998
                                                 ------------------------   ------------------------
                                                               PRO FORMA                  PRO FORMA
                                                 HISTORICAL   AS ADJUSTED   HISTORICAL   AS ADJUSTED
                                                 ----------   -----------   ----------   -----------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue..................................   $17,001       $25,046      $     0       $90,843
Operating income (loss)........................       160           893       (2,137)        4,188
Net income (loss)..............................       165           571       (2,116)        1,924
Basic earnings (loss) per share................      0.01          0.03        (0.21)         0.10
Diluted earnings (loss) per share..............      0.01          0.03        (0.21)         0.10

                                                   AT DECEMBER 31, 1998
                                                 ------------------------
                                                               PRO FORMA
                                                 HISTORICAL   AS ADJUSTED
                                                 ----------   -----------
BALANCE SHEET DATA:
Working capital................................   $ 5,963       $ 2,042
Intangible assets..............................    37,525        66,643
Total assets...................................    55,810        87,327
Long term debt.................................       122        14,929
Total liabilities..............................     7,600        28,100
Stockholders' equity...........................    48,210        59,227

                           COMPARATIVE PER SHARE DATA

     Set forth below are historical earnings (loss) and book value per share data of Florafax and Gerald Stevens individually, Gerald Stevens Pro Forma Equivalent and Florafax/Gerald Stevens pro forma as adjusted. The Gerald Stevens Pro Forma Equivalent and the Florafax/Gerald Stevens pro forma as adjusted earnings per share give effect to the completion of the merger, the private placement completed on October 1, 1998 and the significant acquisitions completed or probable of completion by Gerald Stevens subsequent to September 30, 1998 as if they had occurred as of the beginning of the period.

     The Gerald Stevens Pro Forma Equivalent and the Florafax/Gerald Stevens pro forma as adjusted book value per share gives effect to the merger, the private placement completed on October 1, 1998 and the significant acquisitions completed or probable of completion by Gerald Stevens subsequent to the date presented as if they had occurred as of the date presented.

     The historical earnings (loss) and book value per share were derived from and should be read in conjunction with the respective financial statements, including notes thereto of Florafax, Gerald Stevens and the significant businesses acquired or probable of being acquired by Gerald Stevens subsequent to September 30, 1998. The unaudited pro forma earnings and book value per share were derived from and should be read in conjunction with, the unaudited pro forma consolidated financial statements and notes thereto included elsewhere in this document. No cash dividends were declared on Florafax or Gerald Stevens common stock for the periods presented.

                                             NOVEMBER 30,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                                                 1998          1998         1997         1996
                                             ------------   ----------   ----------   ----------
FLORAFAX -- HISTORICAL
Diluted Earnings (Loss) Per Share..........   $    0.03      $   (.08)    $   0.39     $   0.35
Book Value Per Share.......................   $    0.62      $   0.57          N/A          N/A
GERALD STEVENS -- HISTORICAL
Diluted Earnings (Loss) Per Share..........   $    0.01      $  (0.21)         N/A          N/A
Book Value Per Share.......................   $    2.59      $   0.77          N/A          N/A
FLORAFAX/GERALD STEVENS -- PRO FORMA AS
  ADJUSTED
Diluted Earnings Per Share(a)..............   $    0.02      $   0.03     $   0.39     $   0.35
Book Value Per Share(a)....................   $    1.73      $   1.48          N/A          N/A
GERALD STEVENS PRO FORMA EQUIVALENT
Diluted Earnings Per Share(b)..............   $    0.03      $   0.04          N/A          N/A
Book Value Per Share(b)....................   $    2.33      $   1.99          N/A          N/A

-------------------------

(a) Diluted earnings (loss) per share and book value per share are based on our historical shares outstanding and Gerald Stevens' historical shares outstanding adjusted for an assumed exchange ratio of 1.35 shares of our common stock for one share of Gerald Stevens common stock in the merger.

(b) Diluted earnings (loss) per share and book value per share are based on our historical shares outstanding adjusted for an assumed exchange ratio of 1.35 shares of our common stock for one share of Gerald Stevens common stock in the merger and Gerald Stevens' historical shares outstanding.

                     MARKET PRICE AND DIVIDEND INFORMATION

FLORAFAX

     Our common stock began trading on the Nasdaq SmallCap Market under the symbol FIIF on May 30, 1997. Prior to that date, our common stock was traded in the "Over the Counter" or "Pink Sheet" market. The number of registered stockholders of our common stock at December 31, 1998 was 1,229 based on information furnished by our transfer agent. In addition, we believe that, at December 31, 1998, there were an additional 500 to 1,000 holders of our common stock who held in "street" or "nominee" name, based on the prior year number of proxies and annual reports requested by brokers, dealers, banks and voting trustees of which we are aware.

     The table below sets forth by quarter for its fiscal years ended August 31, 1998 and 1997, and for the quarter ended November 30, 1998, the high and low bid prices for our common stock as reported by Nasdaq. The quotations for the first three quarters of 1997 are based on the Over the Counter market quotations which reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

                                                                 BID PRICES
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
1999:
First quarter...............................................  $ 7 1/4   $ 4
Second quarter..............................................   21 7/8     6 7/16
Third quarter (through April 7).............................   18 3/4    14 5/8
1998:
First quarter...............................................  $ 6 1/8   $ 3 1/4
Second quarter..............................................    6 3/8     5 1/16
Third quarter...............................................    6 1/4     5
Fourth quarter..............................................    6         4 5/16
1997:
First quarter...............................................  $ 2 13/16 $ 1 15/16
Second quarter..............................................    3 7/16    2 3/8
Third quarter...............................................    3 3/8     2 7/16
Fourth quarter..............................................    4 1/8     3 1/8

     On April 7, 1999, the closing sale price of our common stock as reported by published financial sources was $17 3/4 per share. We urge you to obtain current market quotations for shares of our common stock.

     We have never paid dividends on our common stock. Payment of dividends in the future will be at the discretion of our board of directors and will be dependent upon our earnings, financial condition, capital requirements and other factors deemed relevant by our board of directors.

     Under the terms of the credit agreement, as amended, between us and First Union National Bank, there are no restrictions upon the payment of cash dividends on our common stock, except that we are required to maintain a Tangible Net Worth, as defined in the credit agreement, of at least $3 million. This net worth requirement could restrict the payment of dividends on our common stock from time to time. At December 31, 1998, our Tangible Net Worth was in excess of $3 million.

GERALD STEVENS

     Gerald Stevens is a privately-held company. Its common stock does not trade in any market.

     Gerald Stevens has never paid dividends on its common stock. Payment of dividends in the future will be at the discretion of the Gerald Stevens board of directors and will be dependent upon Gerald Stevens' earnings, financial condition, capital requirements and other factors deemed relevant by the Gerald Stevens board of directors.

                                  RISK FACTORS

     The merger and ownership of our common stock following the merger involve the following risks. You should carefully consider these risks together with all other information contained in this document in evaluating the proposed merger and your investment in our common stock.

FLUCTUATION IN THE VALUE OF OUR COMMON STOCK ISSUED IN THE MERGER

     The exchange ratio is a fixed ratio in that it will not be adjusted as a result of any increase in the average closing sale price of our common stock in excess of $6.50 per share for a 45 trading day period prior to the merger. On December 9, 1998 when we entered into the merger agreement, the closing price of our common stock was $10.31 per share, and for the 45 trading day period prior to that the average daily closing sale price of our common stock was $4.80 per share. Recently, our common stock has traded at prices ranging from about $14 to $21 per share. The price of our common stock at the time the merger is completed, and for the 45 trading day period prior to the merger, will likely be higher than $6.50 per share based on recent market prices. We believe that the recent volatility and increase in our market price may be due to various factors which are beyond our control or which are unrelated to our results of operations or financial condition. We believe that these factors may include:

     - speculation based on market assessments of the likelihood that the merger will be completed;

     - speculation based on the growth prospects of the post-merger combined company;

     - the relatively small volume of outstanding shares that are available to trade in the market; and

     - general market and economic conditions.

     As a result of the fixed exchange ratio, we will not be able to adjust the number of shares of our common stock to be issued in the merger based on continued increases in the market price of our common stock. In addition, we cannot "walk away" from the merger or renegotiate the terms of the merger agreement due to increases in the market price of our common stock. Since we cannot "walk-away" or renegotiate the terms of the merger agreement, upon completion of the merger we will be required to issue to Gerald Stevens stockholders shares of our common stock having an aggregate value which has increased from approximately $288.7 million to approximately $498.0 million with the rise in our stock price from $10.31 per share on December 9, 1998 to $17.75 per share on April 7, 1999.

POTENTIAL ADVERSE EFFECTS ARISING FROM THE CHANGE OF CONTROL OF FLORAFAX

  EXISTING STOCKHOLDERS WILL LOSE CONTROL.

     We presently have approximately 8.2 million shares of common stock issued and outstanding. We expect to issue approximately 28.1 million new shares of common stock to Gerald Stevens stockholders in the merger. As a result, Gerald Stevens stockholders together will own approximately 77.5% of the total shares outstanding after the merger, and our existing stockholders together will own approximately 22.5% of the total shares outstanding after the merger.

  NEW DIRECTORS AND EXECUTIVE OFFICERS WILL HAVE CONTROL.

     The directors and executive officers of Gerald Stevens, consisting of Messrs. Geddis, Berrard, Byrne, Royer, Detz, Phillips and Nevill, will own approximately 34.3% of the total shares of our common stock outstanding immediately following the completion of the merger. Although these individuals have not agreed to vote together on matters submitted to a vote of our stockholders after the merger, if they vote together, they could have the ability to control or substantially influence the outcome of most matters submitted to a vote of our stockholders, including the election of directors. In addition, at the annual meeting and in connection with the merger, five persons will be nominated to serve as our directors upon completion of the merger. Of those five nominees, only Mr. Williams is currently an incumbent director of Florafax. The other four nominees, Messrs. Berrard, Byrne, Geddis and Royer, constitute the existing board of directors of Gerald Stevens. Although there is no agreement among them, if Messrs. Berrard, Byrne, Geddis and Royer were to act and vote together as members of our board of directors, they would have the ability to control most actions submitted to a vote of the board of directors.

  NEW DIRECTORS AND EXECUTIVE OFFICERS HAVE LIMITED INDUSTRY EXPERIENCE.

     Other than Messrs. Royer and Williams, none of our proposed directors and executive officers have any significant experience in the floral industry. We cannot assure you that the proposed new directors and executive officers of our company will be successful in the floral industry.

LIMITED COMBINED OPERATING HISTORY MAY NOT BE INDICATIVE OF FUTURE RESULTS

     Gerald Stevens was established in May 1998, and commenced its operations in October 1998 upon the completion of its acquisition of ten floral businesses. For the period from its inception to September 30, 1998, Gerald Stevens was a development stage company with no revenue and generated a net loss of $2.1 million. Accordingly, Gerald Stevens has only a limited operating history upon which an evaluation of its business, its growth strategy and its prospects can be based. The pro forma consolidated financial statements of Gerald Stevens and the businesses it has acquired cover periods when Gerald Stevens and these businesses were not under common control or management. These pro forma financial statements do not indicate our future financial condition or operating results. You must evaluate our prospects following the merger in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of a new growth strategy. We cannot assure you that our recent growth in pro forma revenue and net income will be indicative of the growth or profitability of the combined Florafax/Gerald Stevens entity. We also cannot assure you that our new strategy of building a nationally branded floral retailer with a local distribution network will lead to growth, profitability or increased market prices for our common stock.

WE MAY HAVE DIFFICULTIES INTEGRATING OUR COMPANY WITH GERALD STEVENS

     Following the merger, we plan to integrate the administrative operations of Gerald Stevens together with our administrative operations. Gerald Stevens previously operated independently. We cannot assure you that we will be able to combine these operations without encountering difficulties. These difficulties could result from having different operating practices, computers or other information systems. These difficulties could also result from having personnel with different business backgrounds and corporate cultures in the same company. As a result, we cannot assure you that we will achieve anticipated cost savings and operating efficiencies.

     In addition, Gerald Stevens is in the process of simultaneously integrating administrative and other operations of numerous floral retailers and other businesses, each of which previously operated independently. We cannot assure you that we will be able to continue to combine these operations without encountering difficulties, or that we will achieve anticipated cost savings and operating efficiencies.

OUR POTENTIAL INABILITY TO IMPLEMENT THE GROWTH STRATEGY

     Upon completion of the merger, we will adopt the business strategy that has been utilized by Gerald Stevens. Our business strategy will focus on growing our revenue and operations internally by opening new retail locations and expanding sales on the internet and through other order generating operations, as well as growing our revenue and operations by making acquisitions of floral and gift retailers and other complementary businesses. The success of our growth strategy will depend on a number of factors including our ability to:

     - assess the value, strengths and weaknesses of acquisition candidates;

     - evaluate the costs and projected returns of expanding our operations;

     - expand our customer base;

     - market our products and services effectively over the internet and in traditional media;

     - lease desirable store locations on suitable terms and complete construction on a timely basis;

     - promptly and successfully integrate acquired businesses and new retail locations with existing operations; and

     - obtain financing to support this expansion.

     In addition, we currently anticipate expanding our operations not only in the lines of business conducted by Gerald Stevens, but also possibly into other related and complementary businesses. We cannot assure you that our entry into any new lines of business will be successful, as we may lack the understanding and experience to operate profitably in new lines of business.

     We cannot assure you that we will be able to identify suitable acquisition candidates or locations for new stores. If we are not able to identify suitable acquisition candidates or if acquisitions of suitable candidates are prohibitively expensive, we may be forced to alter our growth strategy. We expect our growth strategy may affect short-term cash flow and net income as we increase our indebtedness and incur additional expenses. As a result, our operating results may fluctuate. We cannot assure you our growth strategy will result in improving our profitability. If we fail to implement our growth strategy successfully, the market price of our common stock may decline.

DEMANDS ON OUR RESOURCES DUE TO GROWTH

     Our anticipated growth could place significantly increasing demands on our management and our operational, financial and marketing resources. These demands are due to our plans to:

     - acquire and integrate numerous floral retailers;

     - open new locations;

     - increase the number of our employees;

     - expand the scope of our operating and financial systems;

     - broaden the geographic area of our operations;

     - increase the complexity of our operations;

     - increase the level of responsibility of management personnel; and

     - continue to train and manage our employee base.

     We cannot assure you that our management and resources now or in the future will be adequate to meet the demands resulting from our expected growth.

WE MAY INCUR UNEXPECTED LIABILITIES WHEN WE ACQUIRE BUSINESSES

     During the acquisition process, we may fail or be unable to discover some of the liabilities of companies or businesses we acquire. These liabilities may result from a prior owner's non-compliance with applicable federal, state or local laws. For example, we may be liable after an acquisition of a business for the prior owner's failure to pay taxes or comply with environmental regulations. While we will try to minimize our potential exposure by conducting thorough investigations during the acquisition process, we cannot assure you that we will identify all existing or potential liabilities. We also generally will require each seller of acquired businesses or properties to indemnify us against undisclosed liabilities. In some cases this indemnification obligation may be supported by deferring payment of a portion of the purchase price or other appropriate security. However, we cannot assure you that this indemnification will be adequate to fully offset the possible liabilities associated with the business or property acquired.

GOODWILL RESULTING FROM ACQUISITIONS MAY ADVERSELY AFFECT OUR RESULTS

     Our pro forma as adjusted goodwill related to acquired businesses, net of amortization, at November 30, 1998 was approximately $69 million, which represents approximately 69% of our pro forma as adjusted total assets of approximately $99 million and exceeds our pro forma as adjusted total stockholders equity of approximately $60 million. The $69 million of goodwill will result in an annual amortization expense of approximately $2.3 million, based upon the amortization of goodwill related to the acquisition of retail floral businesses and National Flora, an order generation business, over useful lives of 40 years and 20 years, respectively. Goodwill and related amortization are expected to increase principally as a result of future retail floral business acquisitions, and the amortization of goodwill and other intangible assets could adversely affect our financial condition and results of operations. We have considered various factors, including projected future cash flows, in determining the purchase prices of our acquired retail floral businesses, and we do not believe that any material portion of the goodwill related to any of these acquisitions will dissipate over a period shorter than 40 years. However, our earnings in future years could be significantly adversely affected if management later determines either that the remaining balance of goodwill is impaired or that a shorter amortization period is applicable.

WE WILL DEPEND ON ADDITIONAL CAPITAL FOR OUR FUTURE GROWTH

     Our ability to remain competitive, sustain our expected growth and expand our operations largely depends on our access to capital. We anticipate making numerous acquisitions of floral businesses which will require ongoing capital expenditures. We also expect to make expenditures to continue to integrate the acquired floral businesses with our existing businesses. To date, Gerald Stevens has financed capital expenditures and acquisitions primarily through private equity and its credit facility. We have a $5 million credit facility in place at the present time. Gerald Stevens has recently increased its bank credit facility from $20 million to $40 million. Additionally, on February 23, 1999 Gerald Stevens and its lending bank agreed to the terms and conditions of an arrangement whereby the bank will act as the sole and exclusive agent and lead arranger for a $50,000,000 to $75,000,000 syndicated bank credit facility on a best efforts basis and also offer its commitment to lend up to $15,000,000 of the facility. In addition, to execute our growth strategy and meet our capital needs, we plan to issue additional equity securities, which may have a dilutive effect on the interests of our stockholders. We cannot assure you that any additional capital will be available on terms acceptable to us. Our failure to obtain sufficient additional capital in the future could curtail or alter our growth strategy or delay capital expenditures.

DEBT COVENANTS MAY RESTRICT OUR GROWTH

     Restrictive covenants contained in our existing credit facilities may limit our ability to finance future acquisitions, new locations and other expansion of our operations. Credit facilities obtained in the future likely will contain similar restrictive covenants. These covenants may also require us to achieve specific financial ratios and to obtain bank consent prior to completing our proposed acquisitions.

     With regard to acquisitions, Gerald Stevens' existing credit facility requires, among other things, that at least 35% of the cost of acquisition be paid for in the form of Gerald Stevens common stock and that the proceeds of loans used to pay the cost of acquisition cannot exceed three times the acquired company's earnings before interest, taxes, depreciation and amortization. These requirements do not apply if outstanding loans are equal to or less than 50% of the total loan commitment or if outstanding loans exceed 50% of the total loan commitment and the ratio of debt to earnings before interest, taxes, depreciation and amortization is equal to or less than 1.5 to 1, or if the cost of acquisition is not greater than $1.25 million and the total cost of acquisitions not approved by the bank in a fiscal year does not exceed 10% of stockholders' equity at the end of the preceding fiscal year.

     Gerald Stevens' revolving credit agreement also requires it to maintain financial ratios which limit total debt and capital expenditures. Consolidated debt cannot exceed earnings before interest, taxes, depreciation and amortization by a ratio of 3 to 1 or exceed consolidated stockholders' equity. In addition, the ratio of earnings before interest, taxes, depreciation and amortization to the sum of capital expenditures, interest expense, cash income taxes and current maturities of indebtedness must not be less than 1.5 to 1 through March 31, 1999 or less than 1.75 to 1 thereafter.

     Our credit facility requires us, at the end of each fiscal year, to maintain a ratio of current assets to current liabilities of not less than 1.2 to 1; a tangible net worth of at least $3 million; and to maintain a total liabilities to tangible net worth ratio of less than 2 to 1.

     Any of these covenants could become more restrictive over time. Our ability to respond to changing business and economic conditions and to secure additional financing for operating and capital needs may be significantly restricted by these covenants. Furthermore, we may be prevented from engaging in transactions including acquisitions which are important to our growth strategy. Any breach of these covenants could cause a default under our debt obligations and result in our debt becoming immediately due and payable. We are not certain whether we would have, or would be able to obtain, sufficient funds to make these accelerated payments.

OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE DUE TO SEASONALITY

     Unit sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of our annual revenue is expected to be derived from sales of floral products for Valentine's Day. Historically, Valentine's Day sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1999, Valentine's Day was on Sunday. We estimate that combined revenue of our company and Gerald Stevens on a pro forma basis for the week preceding Valentine's Day in 1999 was approximately 3% lower than Valentine's Day revenue in 1998.

     In contrast to the first and second calendar quarters, unit sales of floral products are significantly lower in the third and fourth calendar quarters. These quarters have relatively few flower-giving holidays. Negative fluctuations have been particularly pronounced and net losses have been incurred in these quarters. In the past, we have experienced quarterly variations in revenue and cash flows. We expect to continue to experience quarterly fluctuations in operating results due to the factors discussed above and other factors. These factors include additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of capital expenditures. We intend to plan our operating expenditures based on revenue forecasts. Any revenue shortfall below these forecasts in any quarter would likely decrease our operating results for that quarter.

CONSUMERS MAY REDUCE DISCRETIONARY PURCHASES OF FLOWERS

     We believe that the floral industry is influenced by general economic conditions and particularly by the level of personal discretionary spending by consumers. As a result, the floral industry could experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future. Any decline in personal discretionary spending or in the industry could have a negative effect on our business or prospects.

COMPETITION MAY ADVERSELY IMPACT OUR PERFORMANCE

     The floral industry is highly competitive. Competition exists in each link of the distribution chain. Following the merger, we expect competition from:

     - flower growers, importers, wholesalers and bouquet companies;

     - floral wire services;

     - traditional floral shops;

     - supermarkets and mass merchandisers;

     - garden centers;

     - internet retailers; and

     - floral order generators and other marketers of floral and floral-related products.

     In many of our markets, our competitors have larger and greater financial resources than we do. A few public companies, including Dole Food Company, Inc., recently have been attempting to consolidate flower growers, importers, wholesalers and bouquet companies, and to expand their sales of flowers to supermarkets. Dole Food Company may attempt to extend its strong brand, which is well-known for fresh produce, to flowers. The GERALD STEVENS(SM) brand is new, and may not be marketed effectively by us. We plan to acquire floral and gift retailers and order generators and other businesses in the floral industry, and to expand our penetration into supermarkets. We cannot assure you that we will be able to compete successfully against our existing and any future competitors.

WE MAY INCUR ANTI-DUMPING LIABILITY

     The majority of flowers sold in the United States are grown in other countries. Flower importing companies are subject to anti-dumping duties. Generally, if the United States Department of Commerce determines that a foreign grower sold flowers to an importer in the United States for a price less than the constructed value of the flowers, then the Commerce Department may impose an anti-dumping duty upon the importer. The Commerce Department is currently conducting anti-dumping reviews of the prices paid for flowers imported from Colombia for two twelve-month periods. The Commerce Department's decision with respect to three other periods is being appealed. In addition, the Commerce Department may initiate additional reviews at any time. Through our import operations following the merger, we may be subject to and incur a liability for anti-dumping duties imposed by the Commerce Department.

POLITICAL AND ECONOMIC EVENTS IN FOREIGN COUNTRIES MAY LIMIT SUPPLY OF FLOWERS

     Flowers are imported principally from countries in South America and Latin America. The political and economic climate in several of these countries from time to time has been volatile. In some of these countries, this volatility has from time to time adversely affected many aspects of the economy, including flower production. At times, this volatility has also impacted trade relations with the United States. We cannot assure you that future political and economic events in these flower growing countries will not reduce the production or export of flowers. Any adverse changes in the production or export of flowers from flower producing countries could have a material impact on our business, financial condition, results of operations or prospects.

WE MAY HAVE DIFFICULTIES TRANSPORTING FLOWERS

     The perishable nature of flowers requires the floral industry to have a transportation network that can quickly move products from the farm to the retailer. The existing distribution system that transports flowers from farms to retailers may be adversely affected. Flowers grown in South America are typically transported to the United States, principally Miami, via charter flights. We cannot assure you that these charter flights can continue or that the Miami International Airport will never be shut down. After flowers arrive in Miami or other ports of entry, they are distributed throughout the United States primarily via refrigerated trucks. We cannot assure you that there will be no fuel shortages, work stoppages in the trucking industry or other problems encountered in transporting flowers.

POTENTIAL ADVERSE EFFECTS OF BAD WEATHER IN FLOWER GROWING REGIONS

     The supply of perishable floral products depends significantly on weather conditions where the products are grown. Severe weather, including unexpected cold weather, may have an adverse effect on the available supply of flowers, especially at times of peak demand. For example, in order for a sufficient supply of roses to be available for sale on Valentine's Day, rose-growing regions must not suffer a freeze or other harsh conditions in the weeks leading up to the holiday. Any shortages or disruptions in the supply of fresh flowers, or any inability on our part to procure our flower supply from alternate sources at acceptable prices in a timely manner, could lead to the inability to fulfill orders during periods of high demand, and the loss of customers.

PROBLEMS WITH ORDER TRANSMISSION NETWORKS AND THE COMPATIBILITY OF OUR SYSTEMS

     A large percentage of floral industry revenue is dependent upon the ability of the party taking an order from a consumer to transmit the order to a delivering florist outside the immediate geographic market. Over the past several years, this process has increasingly relied on electronic communications and computers to create networks that serve as the transmission medium for orders. We believe that a substantial number of floral industry participants use one or more of these networks. In the event that one or more of these networks were to become disabled, or our systems were unable to communicate with the network or any other transmission medium, we could not use our normal computer-based methods for communicating orders. We would either need to route orders via alternative wire services, requiring reconfiguration of the existing wire interfaces and programming logic, or be required to make individual telephone calls or send faxes to florists. Conducting business primarily through telephone and fax orders would cause our company to operate in a slower and more costly manner. Any of these situations could have a negative impact on our business, financial condition, results of operations or prospects.

RELATIONSHIPS WITH FLORAL WIRE SERVICE BUSINESSES MAY DETERIORATE

     The retail floral industry has traditionally relied upon floral wire services, including ours, to act as intermediaries to effectively manage, among other things, the financial settlement between florists and serve as a clearinghouse for orders. To our knowledge, these intermediaries do not currently operate retail stores but do engage in other marketing and floral order taking activities. After the merger, we will engage in both wire service and retail activities. We do not know what the competitive response may be by the other wire service intermediaries. Any action they may take which limits or impacts the ability of our retail operations to settle or transmit orders through their wire services may have a short term material adverse impact on our business, financial condition or results of operations.

     Wire service intermediaries also provide financial rebates or incentives to those florists, order generators and other parties that transmit and/or financially settle a large number of orders through their system. These rebates and incentives provide a significant portion of our operating profit. Any change in the industry's rebate or incentive structure may have a material impact on our business, financial condition, results of operations or prospects.

RELATIONSHIPS WITH OUR MEMBER FLORISTS MAY DETERIORATE

     Following the merger, some of the member florists of our wire service business may not want to continue as members if they perceive that we are in competition with them through our Gerald Stevens retail stores. This risk may be heightened when Gerald Stevens acquires or opens retail operations in markets where our member florists are located. Loss of member florists could have a negative impact on our business, financial condition, results of operations or prospects.

YEAR 2000 ISSUE MAY ADVERSELY AFFECT OUR COMPUTER SYSTEM AND OPERATIONS

     Businesses we acquire prior to January 1, 2000 may not have taken appropriate steps to address their Year 2000 issues. Critical issues these companies face include Year 2000 readiness of their telephone switches, voicemail systems, store server hardware and operating systems, and the business software installed on their store systems. Any businesses acquired that have not adequately addressed these issues pose immediate operational and financial risks. We may incur significant costs to replace, rather than upgrade, equipment and software to ensure Year 2000 compliance. These costs could have a negative impact on our business, financial condition, results of operations or prospects.

     Additionally, we may experience significant Year 2000 related operating problems. These problems may include our inability to:

     - input floral orders into the system;

     - communicate electronically with Gerald Stevens stores;

     - communicate with vendors;

     - conduct accounting and banking functions; and

     - manage the business effectively due to lack of information.

     We cannot assure you that we will not be materially adversely impacted by such problems.

UNCERTAINTY OF INTERNET USE AND ITS IMPACT ON OUR OTHER ADVERTISING

     We believe that the Internet and electronic commerce will play an increasingly important role in floral and gift related merchandising and order taking over the coming years. As such, we intend to devote significant financial resources to our Internet operations. We cannot assure you, however, that the use of the Internet and electronic commerce by consumers to purchase flowers and gifts will continue to increase. We cannot assure you that other purchasing mediums will not replace the Internet. Additionally, unlike building traditional retail stores, where there is a limited amount of prime retail real estate and significant capital requirements, among other things, there are few barriers to entry on the Internet. Our competitors may be better funded or have other proprietary technologies or approaches to the Internet business which may make it difficult for us to compete on the Internet. In any of these instances, our business, financial condition, results of operation or prospects may be materially adversely impacted.

     A significant amount of our call center order taking operations results from advertisements placed in telephone directories in many markets. Many of our current contracts for telephone directory ads provide us with priority placement in the florists section of the directory. As these contracts expire, the cost of maintaining our priority placement may increase. Also, as Internet phone directories increase in use, the value we receive from ads in traditional phone books may decrease.

POSSIBLE DEPRESSING EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a large number of shares of our common stock in the market after the merger could cause a decrease in the market price of our common stock. The perception that these sales may occur also could depress the market price of our common stock. We only have about 8.2 million shares outstanding now, and we will be issuing approximately 28.1 million shares to Gerald Stevens stockholders in the merger. After the merger, former stockholders of Gerald Stevens who are not current or former directors, executive officers or affiliates of Gerald Stevens will hold, in aggregate, approximately 15.6 million shares of our common stock. These shares will be eligible to be sold in the public market immediately after the merger closes. In addition, former stockholders of Gerald Stevens who become our directors or executive officers, or are affiliates of our directors or executive officers, will hold a total of approximately 12.4 million shares of our common stock. These shares generally may be resold as soon as we publish our results of operations for a period of at least 30 days' combined operations following completion of the merger. Any actual sales or any perception that sales of a substantial number of shares may occur could adversely affect the market price of our common stock.

WE DO NOT INTEND TO RESOLICIT VOTES IF THE MERGER AGREEMENT IS AMENDED

     All of our directors, executive officers and significant stockholders have executed a voting agreement with Gerald Stevens. Under this voting agreement, these persons have agreed to vote all of their shares, which constitute approximately 56.7% of the approximately 8.2 million outstanding shares of our common stock, in favor of each of the three proposals to be presented at the annual meeting. Thus, the voting agreement ensures the approval of each of the three proposals even if all of our other stockholders vote their shares against the proposals. Because the voting agreement ensures the approval of the proposals to be presented at the annual meeting, we do not intend to resolicit stockholder approval for the proposals even if material amendments are made to the merger agreement or if any conditions to the closing, including the condition that the merger be accounted for as a pooling of interests, are waived by either party. Although we have no present intention to amend the merger agreement after the date of this document in any material respect, you should be aware that an amendment to the merger agreement could change the terms of the proposed merger and possibly have an adverse effect on you as one of our stockholders.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning our financial condition, results of operations, plans, objectives, future performance and business. We include forward-looking statements in descriptions of future earnings and cash flows, anticipated capital expenditures and acquisitions, and management's strategies, plans and objectives. Statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions are considered to be forward-looking statements.

     Forward-looking statements involve both known and unknown risks and uncertainties. Because forward-looking statements are subject to known and unknown risks and uncertainties, actual results or performance may differ materially from the expected results or performance expressed or implied by the forward-looking statements. The following important factors, in addition to factors we discuss elsewhere in this document and in the documents which we incorporate into this document by reference, could affect our actual results or performance:

     - our ability to integrate our operations with Gerald Stevens' operations following the merger;

     - the availability of acquisition and expansion opportunities on attractive terms;

     - our ability to integrate and successfully operate acquired businesses;

     - our ability to develop and implement systems to manage rapidly growing operations;

     - the availability of capital to fund growth and acquisition opportunities;

     - our limited operating history in floral retailing and related businesses;

     - delay in the completion of the merger;

     - competition in the floral industry;

     - changes in prices or sources of supply of flowers;

     - changes resulting from consolidation in the floral industry;

     - the potential for a reduction in rebates we receive from floral wire service companies;

     - consumer acceptance of the internet as a purchasing medium for flowers and floral related products and gifts;

     - the effect and costs of Year 2000 issues; and

     - adverse conditions in the capital markets or in the general economy.

     If you would like additional information about these and other important factors which could affect our actual results or performance, read the "Risk Factors" section of this document. You should also read our Annual Report on Form 10-KSB, as amended by Form 10-KSB/A, for the year ended August 31, 1998. We have included these documents with this document as Annexes D-1 and Annex D-2, respectively.

                               THE ANNUAL MEETING

     We will hold our annual meeting of stockholders on April 23, 1999, at Bent Pine Country Club, 6001 Clubhouse Drive, Vero Beach, Florida 32967, commencing at 2:30 p.m., local time.

THE PURPOSE OF OUR ANNUAL MEETING

     The purpose of our annual meeting is to:

          (1) approve the proposed issuance of shares of our common stock in connection with the merger of Red Cannon Acquisition Corp., a Delaware corporation and our wholly owned subsidiary, with and into Gerald Stevens, and the associated change of control of our company;

          (2) approve an amendment to our certificate of incorporation that, upon completion of the merger, will change our name from "Florafax International, Inc." to "Gerald Stevens, Inc." and increase the number of authorized shares of our common stock from 70,000,000 to 250,000,000; and

          (3) elect Steven R. Berrard, Thomas C. Byrne, Gerald R. Geddis, Kenneth R. Royer and Andrew W. Williams as our directors to serve from the date the merger is completed until the next annual meeting or until their successors have been qualified.

RECORD DATE; SHARES ENTITLED TO VOTE

     Our board of directors has fixed the close of business on March 31, 1999 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting. Only holders of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting. Each share of our common stock will be entitled to one vote on each matter to be acted upon at the annual meeting.

QUORUM; VOTE REQUIRED

  QUORUM.

     Our bylaws require the holders of a majority of the outstanding shares of our common stock be present in person or by proxy for any action to be taken on the proposals. For purposes of determining whether the quorum requirement is met, we will count abstentions and broker non-votes as shares present. A broker non-vote occurs when a broker does not vote on a matter, due to the absence of specific voting instructions from the beneficial owner of the shares held by the broker. Nasdaq rules preclude brokers from voting in the absence of specific voting instructions from the beneficial owner on the proposals relating to the stock issuance and the associated change of control and the amendment to our certificate of incorporation. Therefore, broker non-votes will not be voted for or against these proposals.

  VOTE REQUIRED.

     The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve the amendment to our certificate of incorporation. In determining whether approval of the amendment to the certificate of incorporation has received the requisite number of votes, abstentions, broker non-votes and shares of our common stock not represented at the annual meeting will have the same effect as a vote against this proposal.

     The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote is required to approve the proposed stock issuance and associated change of control and to elect directors. In determining whether the approval of the proposed stock issuance and associated change of control and whether the director nominees have received the requisite number of votes, abstentions and shares present but withheld from voting will count as votes against the proposals or against election. Broker non-votes will be treated as present at the annual meeting for purposes of determining a quorum but will not be counted as votes cast on these matters.

FLORAFAX VOTING AGREEMENT

     All of our directors, executive officers and significant stockholders, who own approximately 56.7% of the outstanding shares of our common stock, have entered into a voting agreement with Gerald Stevens and have agreed to vote their shares in favor of each of the three proposals to be presented at the annual meeting. Thus, the voting agreement ensures the approval of each of the three proposals even if all of our other stockholders vote their shares against the proposals.

PROXIES

     Individuals appointed as proxies will vote those shares of our common stock represented by a properly executed proxy in accordance with the instructions indicated on the proxy. In order to be voted, we must have received a properly executed proxy prior to or at the annual meeting. Also, the proxy must not have been duly and timely revoked. If the stockholder provides no instructions on a properly executed proxy, that proxy will be voted "FOR" the approval of the proposals. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the annual meeting, will not be voted. However, because of the vote required for each proposal, a proxy marked "ABSTAIN" will have the effect of a vote against the proposals.

     A stockholder may revoke a properly executed proxy at any time before the proxy is voted. Attendance at the annual meeting will not by itself result in revocation of a proxy.

     Our board of directors is not currently aware of any business to be acted upon at the annual meeting other than as described herein. If other matters are properly brought before the annual meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment.

     We will pay the cost of soliciting proxies. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and we will, upon request, reimburse them for their reasonable expenses. We urge our stockholders to send in their proxies without delay.

                                 PROPOSAL NO. 1

                      STOCK ISSUANCE AND CHANGE OF CONTROL

GENERAL

     We propose to issue approximately 28.1 million shares of our common stock to stockholders of Gerald Stevens in the merger. The exact number of shares to be issued will depend on the exchange ratio and will be adjusted based on the number of shares of Gerald Stevens common stock issued and outstanding at the time of the merger. As a result of the stock issuance, Gerald Stevens stockholders together will own approximately 77.5% of the total shares of our common stock outstanding after the merger.

BACKGROUND OF THE MERGER

     From time to time, our management has reviewed prospects for improving stockholder liquidity and enhancing our long-term growth potential. In the course of these reviews, management has considered the trends toward consolidation in the floral industry and determined that significant competitive advantages might develop through a strategic combination that would blend our flowers-by-wire operations with a broader customer base and wider range of services.

     In March 1998, a leading floral distributor contacted our management, to discuss the possibility of a strategic combination. This company had acquired and consolidated numerous floral wholesalers, importers and other floral distribution businesses. Prompted by that contact, on March 13, 1998, we engaged the investment banking firm of ABN AMRO Incorporated as financial advisor to provide advice regarding issues related to stockholder value and to assist in evaluating opportunities for strategic combinations, including the potential acquisition of our company that had been suggested by the floral distributor.

     In late March and early April, we continued to have discussions with the floral distributor. We executed a confidentiality agreement and exchanged information with the floral distributor, but it decided not to pursue the opportunity after market conditions adversely affected its stock price.

     A representative of New River Capital Partners, L.P., a venture capital firm with an equity interest in Gerald Stevens, contacted our management in May 1998. On May 28, 1998, representatives of Gerald Stevens and New River Capital Partners met with our representatives to discuss Gerald Stevens' interest in the floral industry. At that time, Gerald Stevens had not yet developed or acquired any operations and the nature of discussions revolved around the changing dynamics of the floral industry and New River Capital Partners' evaluation of the merits of investing in the floral industry. Although these discussions continued after the meeting, we did not exchange confidential information with Gerald Stevens and neither party proposed any combination or other transaction between us and Gerald Stevens. On June 3, 1998, we entered into a confidentiality agreement with New River Capital Partners. Afterwards, Gerald Stevens provided details of its business strategy and we provided details of our historical financial results.

     On June 29, 1998, our representatives met in New York with Gerald Stevens' representatives and their financial advisor, Allen & Company, Incorporated, to discuss, on a conceptual basis, the merits of a possible transaction between the companies. At the meeting, we discussed the following strategic benefits:

        - our existing operations, including our call centers and THE FLOWER CLUB(TM) brand and affinity partners, could become the foundation of Gerald Stevens' proposed order generation operations;

        - Gerald Stevens' planned retail operations could supplement the distribution capabilities of our wire service members; and

        - Gerald Stevens' planned retail operations could send a portion of their orders through our wire service.

Informal conversations between our representatives and representatives of Gerald Stevens continued on those topics through July 1998.

     In early August, through ABN AMRO, we exchanged updated financial information with Gerald Stevens. At our request, in a letter dated August 6, 1998, Gerald Stevens submitted a proposal to us relating to a business combination between the two companies. At that time, Gerald Stevens was a development stage company with no operations, no firm commitment for debt or equity to finance its proposed acquisitions of floral retailers, and management with very limited experience in the floral industry. From a financial standpoint, the terms of the proposal and the suggested valuation of the Gerald Stevens enterprise were unattractive to our management. We believed that the valuation assigned to Gerald Stevens in its proposal, based in part on assumed trailing earnings before interest, taxes, depreciation and amortization of companies not yet probable of being acquired by Gerald Stevens, could not be supported in light of its lack of operating history. We also believed that the valuation of our company in its proposal was conservative. At the time we received this proposal, we informed Gerald Stevens that we were actively engaged in discussions with a floral wire service company regarding a possible business combination. As a result, we believed that it was prudent to reject their proposal and continue to pursue other strategic alternatives. Our representatives continued to speak with Gerald Stevens' representatives from early August through October and we periodically exchanged updated financial and operating information.

     On September 3, 1998, we, along with ABN AMRO, met with representatives of the floral wire service company and its financial advisor. The floral wire service company submitted a written preliminary and non-binding proposal that outlined a proposed acquisition of our business and operations for stock and cash.

     On September 8, 1998, representatives of Gerald Stevens, Allen & Company and ABN AMRO discussed Gerald Stevens' business plan in greater detail and the status of Gerald Stevens' pending acquisitions.

     On September 23, 1998, ABN AMRO met with the floral wire service company's financial advisor to discuss its proposal and obtain additional information regarding the strategic benefits that might result from a combination between us and them. We continued to talk and to exchange information with the floral wire service company through October 5, 1998.

     Following a regularly scheduled meeting of our board of directors on October 5, 1998, ABN AMRO provided a report to members of our board of directors and management on the status of the separate discussions that were ongoing with Gerald Stevens and with the floral wire service company. ABN AMRO provided a brief survey of the proposals. The survey addressed the financial positions of each company and the relative risk involved versus the potential benefits of the proposals. The board decided there was not enough incentive to move forward with either transaction at that time and therefore did not reach any conclusions, but advised management to continue discussions with both parties.

     On October 14, 1998, representatives from our company and from ABN AMRO met in Dallas with Gerald Stevens representatives. At the meeting, Gerald Stevens introduced new personnel from their recently acquired businesses who were experienced in the operations of the floral industry. Gerald Stevens also provided an update on their operations and financing activities. In early October 1998, Gerald Stevens completed a $21 million private equity financing, obtained a $20 million line of credit with a bank and closed ten acquisitions of floral companies. Gerald Stevens also summarized their business model and gave a tour of their recently acquired retail operation in Dallas. Of particular interest to us in the Gerald Stevens business model was its focus on generating revenue growth rather than relying solely on potential cost savings which could be derived from the consolidation of retail floral chains. The presentation demonstrated the ability of Gerald Stevens to raise capital, attract quality floral management and execute transactions of the type they forecast and made the growth prospects of a potential Florafax/Gerald Stevens combination significantly more attractive.

     On November 6, 1998, Gerald Stevens submitted a revised proposal for a business combination with us based upon the series of discussions that had occurred between our representatives and representatives of Gerald Stevens over the preceding three months, including discussions at the Dallas meeting. Unlike the earlier proposal, this new proposal had financial terms that were based upon a valuation tied to the respective earnings contributions of the companies to the combined entity. In discussions that followed, Gerald Stevens also advised our management that it was taking steps toward filing for an initial public offering of its common stock in the first quarter of 1999.

     On November 9, 1998, our board of directors met by telephone to discuss strategic alternatives and to review the recent conversations with Gerald Stevens and the floral wire service company. During the meeting, ABN AMRO presented its analysis of the current trends and characteristics of the industry and the following strategic and financial alternatives:

        - continuing as an independent floral wire service,

        - combining with Gerald Stevens, or

        - combining with the floral wire service company that had expressed interest in a possible business combination with us.

At this meeting, our board of directors only considered the strategic and financial alternatives presented by ABN AMRO.

     At that meeting, management informed our board of directors of the developments with Gerald Stevens and the floral wire service company. ABN AMRO provided a comparative analysis of the two proposals which expanded on the survey provided at the October 5, 1998 meeting. ABN AMRO also responded to questions from board members as to the preliminary economic terms, growth prospects and strategic rationale associated with each of the proposals. Based on the presentation, our board of directors authorized management to continue discussions with Gerald Stevens regarding a business combination consistent with the terms of its November 6 proposal.

     In addition, at that meeting our board of directors determined that the opportunity presented by the floral wire service company was not a good strategic opportunity for us. The proposal involved growing our combined wire service business through acquisitions of green plant companies, trucking companies and floral product companies in an effort to extend our product line to potted household plants and to integrate delivery and product sourcing operations into our wire services business.

     The benefits of the opportunity to combine with the floral wire service company were considered to be the following:

        - we believed the combined entity would be one of the largest flowers-by-wire services in North America;

        - our market capitalization would increase;

        - our stockholders would have an opportunity for greater liquidity over time;

        - if the acquisition strategy was successful, then the long-term value to our stockholders would be enhanced;

        - our stockholders would own approximately 47% of the combined entity and would therefore have influence on corporate governance matters; and

        - the combination would deepen and broaden our management team.

     The detriments and challenges of proceeding to combine with the floral wire service company were viewed as the following:

        - the company's financial condition, including its substantial debt and interest expense, could depress our future earnings for many years;

        - the proposed transaction would be accounted for as a purchase, creating a substantial amount of goodwill on the combined entity's balance sheet, and would result in significant amortization expense which would depress our future earnings for many years;

        - their substantial debt could limit the ability of the combined entity to make important or significant acquisitions that came along;

        - the acquisition did not provide diversification to protect our stockholders against any challenges or slow growth faced by the floral wire service business;

        - the consolidated revenue of the combined entity could decrease because of member florist overlap;

        - the possibility of short-term volatility in the stock performance of the combined entity; and

        - the potential inability to grow outside the floral wire service business and to sell more products through the company's florist network.

     Thus, the proposal seemed to lack the upside potential that would justify a change in control and offset the risks, and did not provide us with any clear benefits, other than the creation of a larger enterprise.

     Following adjournment of the board of directors meeting on November 9, 1998, our management spoke by telephone with representatives of Gerald Stevens and advised them of our interest in pursuing a business combination along the lines of the November 6 proposal. We suggested that they prepare a draft form of merger agreement for review by us and our counsel. Gerald Stevens indicated that it desired to proceed only if we were willing to negotiate with them exclusively. As a result, we entered into an exclusivity agreement with Gerald Stevens on November 10, 1998. The parties and their respective financial advisors, auditors and legal counsel performed due diligence investigations during the month of November and early December.

     On November 16, 1998, Gerald Stevens' legal counsel circulated a draft merger agreement for our review and comment. In response, our legal advisors provided general comments on the draft with the objective of further understanding the terms that Gerald Stevens might contemplate in a transaction. Negotiations on the merger agreement continued through the month of November and into the first week of December.

     Our board of directors met by telephone December 7, 1998, to consider the status of discussions regarding the proposed business combination with Gerald Stevens. Our board also discussed the terms and conditions of the proposed merger agreement, the status of the due diligence review of Gerald Stevens and other matters. Our legal advisors reviewed the proposed merger agreement and responded to questions regarding its terms and related documents. At that meeting, ABN AMRO provided our board with various financial and other information relating to the proposed transaction. Our board directed our management to negotiate the terms of the proposed merger agreement, including a change in the period over which the average closing sale price of our common stock would be computed for purposes of determining the exchange ratio for Gerald Stevens common stock, and, subject to satisfactory resolution of those issues, unanimously authorized and approved the merger agreement.

     The parties made revisions to the proposed merger agreement on December 7 and 8, 1998 in response to issues raised by our board of directors. Our Chairman polled our board of directors by telephone on December 8, 1998 to confirm that the revised terms of the merger agreement were satisfactory and received unanimous authorization to proceed with execution and delivery of the merger agreement as revised.

     On December 9, 1998, ABN AMRO delivered its written opinion to the effect that the exchange ratio contemplated by the merger agreement was fair to our stockholders from a financial point of view.

     The parties executed the merger agreement on December 9, 1998, and both companies publicly announced the deal before the stock markets opened on December 10, 1998.

OUR REASONS FOR THE MERGER; RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

     At meetings on December 7 and 8, 1998, our board of directors unanimously approved the terms of the merger agreement and the related transactions. The board believes that the terms of the merger are fair to, and in the best interests of, our stockholders and unanimously recommends that you vote in favor of the issuance of our common stock to Gerald Stevens stockholders in connection with the merger and the associated change in control.

     In the course of evaluating recent trends in the floral industry, our management has seen challenges develop both for us and comparably sized companies. The floral industry is undergoing a period of widespread consolidation that could threaten the long-term viability of small, independent floral companies. These developments led us to analyze alternatives that would enhance stockholder value and create growth opportunities. These alternatives included the possibility of strategic combinations with various industry participants. After Gerald Stevens expressed interest in combining with us, our management and board of directors continued to consider other possibilities, but eventually recognized that the business combination proposed by Gerald Stevens offered us the chance to develop a national retail floral brand, diversify our existing business, improve our prospects for long-term growth and thereby increase stockholder value. The other alternatives analyzed by our board of directors did not offer the same growth opportunities as the proposed combination with Gerald Stevens. The floral wire service company offered a strategic plan that would require us to focus our existing management on operations in which we have no experience and to extend our product line in order to successfully execute the plan. The board determined that the business combination with Gerald Stevens was comparatively better than the potential business combination with the floral wire service company because the Gerald Stevens combination offered us the opportunity to grow our business as it currently operates.

     Our management believes that the merger with Gerald Stevens will reduce risks associated with our continued independent operations, including the:

     - limited ability to access capital due to our smaller capital base and operational resources;

     - potential downside exposure associated with a small number of customers responsible for a disproportionately large percentage of revenues; and

     - increasing challenge in meeting growth expectations of our stockholders.

     Management believes that our stockholders will benefit from the merger and resulting investment in a combined Florafax/Gerald Stevens entity because the merger provides:

     - the potential for increasing order volume and expanding our customer base;

     - the opportunity to develop a national brand in the retail floral business;

     - an experienced, growth oriented management team;

     - a management team that previously had worked together in successfully developing and implementing a growth strategy for Blockbuster Video;

     - a means to create operational efficiencies and cost savings in the combined operations through

        -- eliminating or substantially reducing third party fees paid by Gerald
           Stevens retail operations for credit card processing since we operate our own credit card processing system,

        -- increasing utilization of our call centers allowing fixed costs to be spread over more transactions,

        -- lowering our financing costs,

        -- placing wire service orders through a fully-integrated system which reduces third party costs, and

        -- integrating administrative operations.

     - the opportunity to monitor and control the quality of product and service delivered through direct ownership of floral retailers;

     - the opportunity to provide floral products at lower prices to our wire service members through more competitive bulk purchasing arrangements with wholesalers;

     - the opportunity to apply database marketing skills to increase sales from our existing customers;

     - the opportunity to diversify our operations and, as a result, expand our customer base beyond our current members of THE FLOWER CLUB(TM) and reduce our exposure to the risk presented by the competitiveness of our wire service operation;

     - improved market liquidity and a greater ability to attract market makers, stock market analysts and institutional investors; and

     - our stockholders with ownership in a larger entity with significant growth opportunities.

     Management also believes that there are some detriments and uncertainties to the merger with Gerald Stevens, including:

     - difficulties in integrating the companies' operations;

     - difficulties in quantifying and ensuring the creation of potential operational efficiencies and cost savings in the combined entity;

     - Gerald Stevens' management's limited experience in the floral industry;

     - Gerald Stevens' limited combined operating history;

     - difficulties in implementing the growth strategy; and

     - excessive demands on our resources resulting from implementing our growth strategy.

     We discuss these detriments and uncertainties in the Risk Factors section of this document.

     After consulting with and considering the analysis of ABN AMRO, our board of directors determined that it was in the best interests of our stockholders to pursue the merger with Gerald Stevens. In making this determination, the board considered the positive and negative factors set forth above. In addition, the board considered the absence of an opportunity for a strategic alliance with other industry participants either on comparable economic terms or with a comparable probability of a successful combination, as well as the potential benefits of Gerald Stevens' plan to increase volume which set it apart from other combination candidates. The board knew that Gerald Stevens had recently completed a private placement of its common stock at a price much lower than the valuation used in arriving at the exchange ratio. The board also knew that Gerald Stevens had issued additional stock in acquisition transactions at significant discounts to that valuation in the previous three months. The board took these matters into account in approving the terms of the merger. The board recognized that the increasing exchange ratio called for in the merger agreement would result in an increased number of shares of stock being issued to Gerald Stevens' stockholders if the average closing price of our common stock remained above $6.50 per share for a 45 day period prior to the merger. Nevertheless, the board believed that the exchange ratio was necessary to provide Gerald Stevens stockholders with a premium in the event that our stock price increased in response to market assessments regarding the likelihood that the merger with Gerald Stevens would be completed. However, the board also believed that fixing the exchange ratio for stock prices above $6.50 per share allowed our stockholders to recognize a commensurate financial benefit as a result of increases in the price of our common stock above $6.50 per share. Our legal counsel advised the board about its fiduciary duties in the evaluation of the proposed transaction. Among the items considered by the board were the presentation made by ABN AMRO at the December 7, 1998 meeting and the written opinion of ABN AMRO, dated December 9, 1998, to the effect that, subject to ABN AMRO's assumptions, limitations and qualifications set forth in the opinion, the exchange ratio used to determine the number of shares of our common stock to be issued to Gerald Stevens stockholders in connection with the merger is fair to our stockholders from a financial point of view. Our board of directors believes, in light of the increase in the market price of our common stock since the announcement of the merger and the corresponding increase in the value of the shares to be issued to Gerald Stevens stockholders, that the terms of the merger with Gerald Stevens remain fair and in the best interests of our stockholders as of the date of this document. Our board of directors does not believe the increase in the market price of our common stock presents any risks as to its fairness and best interests determinations.

     In April 1998, we restated our financial statements for fiscal year 1998 in order to change the accounting treatment with respect to the Marketing Projects, Inc. transaction. As a result of this restatement, our financial statements for fiscal year 1998 now show a net loss of $623,000 compared to previously reported net income of $1,768,000. Our board of directors and management determined that the reasons for the merger were not materially affected by the change in accounting treatment for the MPI transaction and the resulting restatement of our financial statements. We kept Gerald Stevens fully informed of our decision to restate our financial statements so that Gerald Stevens could independently determine the impact of the restatement on our merger transaction. On April 9, 1999, we entered into an amendment to the merger agreement with Gerald Stevens that acknowledges the restatement of our financial statements and constitutes a waiver by Gerald Stevens of the breach of the merger agreement that would have otherwise occurred due to the restatement of our financial statements and the corresponding reduction in our net income for fiscal year 1998.

     In connection with our decision to proceed with the merger transaction after the restatement of our financial statements, our board reconvened on March 18, 1999 to discuss the restatement of our financial statements and its impact on the merger. Our board concluded that the fairness of the exchange ratio contemplated by the merger agreement had not been compromised. Consequently, the board did not request an update of the ABN AMRO fairness opinion and did not otherwise meet with ABN AMRO.

     The preceding discussion sets forth the material information and factors considered by our board of directors in determining the fairness to our stockholders of the stock issuance in connection with the merger and the associated change of control. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable or necessary to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Moreover, the board did not expressly adopt the ABN AMRO opinion as a conclusive endorsement of the transaction, but did weigh it along with the other factors described. Individual members of the board may have given different weights to different factors.

OPINION OF ABN AMRO

     On December 9, 1998, ABN AMRO delivered its written opinion to our board of directors that, as of that date, the exchange ratio was fair from a financial point of view to our stockholders. We have attached the full text of the ABN AMRO opinion as Annex B to this document. We incorporate the opinion into this document, and qualify this summary of the opinion, by reference to the full text of the opinion. The opinion sets forth the assumptions made, matters considered and limitations on the review undertaken by ABN AMRO in connection with its opinion.

     ABN AMRO provided its advisory services and opinion for the information and assistance of the board of directors in connection with the board's consideration of the exchange ratio provided for in the merger agreement. The opinion addresses only the fairness of the exchange ratio to our stockholders from a financial point of view. The opinion is not a recommendation to any stockholder to vote in favor of the stock issuance. The terms of the merger agreement do not require us to get an updated opinion and our board of directors has not requested an updated opinion at this time. However, if a material amendment were made to the merger agreement that affected the exchange ratio or other terms of the merger, our board of directors would consider obtaining an updated opinion from ABN AMRO.

     In arriving at its opinion, ABN AMRO:

     - reviewed the merger agreement and related documents;

     - held discussions with our senior officers and directors as well as the senior officers of Gerald Stevens concerning the businesses, operations and prospects of each of the companies;

     - examined publicly available information and other data which we provided;

     - examined financial information, including limited historical information, and other data which Gerald Stevens provided;

     - reviewed the financial terms of the merger in relation to current and historical market prices and trading volumes of our common stock, each company's financial and operating data, and the capitalization and financial condition of the companies;

     - considered, to the extent publicly available, the financial terms of recent transactions which ABN AMRO considered relevant in evaluating the merger;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations ABN AMRO considered relevant;

     - reviewed Gerald Stevens' early acquisition plans and related documents;

     - reviewed the projected operating results, the strategic rationale for the merger and sensitivity analyses relating to our operations and those of Gerald Stevens and the combined entity; and

     - interviewed our management regarding the reasonableness of its projections and analyses.

     In rendering its opinion, ABN AMRO assumed and relied upon the accuracy and completeness of all financial and other information which it reviewed. ABN AMRO did not make, obtain or assume any responsibility for independent verification of this information. ABN AMRO assumed that Gerald Stevens' early acquisitions were completed as contemplated. ABN AMRO relied upon the estimates of our management and their concurrence with Gerald Stevens as to operating performance and balance sheet projections resulting from the merger and Gerald Stevens' early acquisitions. In addition, ABN AMRO assumed no responsibility for making an independent evaluation or appraisal of the assets and liabilities of either company or their respective subsidiaries.

     ABN AMRO assumed that financial projections provided by us and Gerald Stevens were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management. ABN AMRO assumed that the merger will be completed in accordance with the terms of the merger agreement, including that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Unless specifically stated, ABN AMRO expresses no opinion regarding the terms of the merger agreement or any other agreements contemplated by this transaction. ABN AMRO is not expressing any opinion as to what the value of our common stock actually will be upon completion of the merger or the price at which our common stock will trade subsequent to the merger.

  DISCUSSION OF FINANCIAL MODEL ASSUMPTIONS AND SENSITIVITY ANALYSES.

     In developing each of its analyses, ABN AMRO assumed that each regional market developed by Gerald Stevens to have a population of one million, and the potential to generate annual revenues of approximately $55 million. ABN AMRO assumed that Gerald Stevens would eventually have a market share of approximately 40%. It is assumed that each market will be developed by Gerald Stevens through a combination of acquiring and building stores. ABN AMRO also assumed that growth in earlier years will come largely from acquisitions and in later years will come from a progressively larger component of built stores.

     In the model provided to ABN AMRO and us, Gerald Stevens contemplated entering 69 new markets between January 1, 1999 and December 31, 2003 bringing the total number of markets served to 80. In addition to the retail business, the strategy includes the development of import and consumer direct businesses. ABN AMRO, in consultation with us, applied sensitivity analysis to the Gerald Stevens business plan and has analyzed lower growth scenarios which assume the development of 60 new markets between January 1, 1999 and December 31, 2003, bringing the total number of markets served to 71.

     The following is a summary of all of the material financial analyses ABN AMRO used in connection with providing its written opinion to our board of directors on December 9, 1998. The financial model assumptions and sensitivity analyses described above were applied to each of the analyses discussed below, except for the comparable transaction analysis. ABN AMRO did not utilize sensitivity analyses for the comparable transaction analysis because that analysis is based on actual historical financial data for Gerald Stevens. ABN AMRO has advised us, and we believe, that the fairness opinion rests on a review of all of the analyses described below, taken in their entirety.

     The parties have structured the merger and related transactions with an exchange ratio such that Gerald Stevens will receive varying levels of our common stock depending on the average closing price of our common stock for a 45 day period prior to the merger. At our assumed closing price of $8.00 on

December 4, 1998, the exchange ratio is 1.35 and the implied value that would inure to the Gerald Stevens stockholder was $10.80. In comparing the results of its analysis with the value of consideration paid to Gerald Stevens in the merger, ABN AMRO considered the full range of exchange ratios and the attendant range of consideration paid in the merger. However, due to the significant expected growth of Gerald Stevens, ABN AMRO focused on valuations derived from Gerald Stevens' financial projections for each of the fiscal years ended 1999, 2000, 2001, 2002 and 2003.

  COMPARABLE PUBLIC COMPANY ANALYSIS.

     ABN AMRO reviewed historical and projected financial and operating information for Gerald Stevens and compared it to corresponding financial and operating information of the following companies in the specialty retail sector:

     - Barnes & Noble, Inc.;

     - Borders Group, Inc.;

     - Cost Plus, Inc.;

     - Party City Corp.; and

     - Williams-Sonoma, Inc.

     ABN AMRO conducted a search on all retailers and determined that there were no publicly traded specialty retailers in the floral sector. All of the specialty retailers that ABN AMRO selected experienced high growth rates in their historical financial results and have projected five-year growth rates which exceed 24%.

     ABN AMRO also compared the Gerald Stevens financial information to corresponding information of the following high growth companies which are growing through acquisitions in their respective consolidating industries:

     - Carriage Services, Inc.;

     - Equity Corporation International;

     - HA-LO Industries, Inc.;

     - Lason, Inc.;

     - PETsMART, Inc.;

     - Pierce Leahy Corp.;

     - Service Corporation International;

     - Stewart Enterprises, Inc.;

     - Snyder Communications, Inc.; and

     - USA Floral Products, Inc.

     As a result of Gerald Stevens' aggressive acquisition strategy, ABN AMRO believed that it should be valued, in part, as a high-growth acquiror.

     ABN AMRO used closing market prices as of December 4, 1998 and compared financial statistics of the comparable companies set forth above to those of Gerald Stevens for the indicated periods. Estimates of anticipated results were used for the years ending December 31, 1998 and 1999. ABN AMRO based its estimates of anticipated results on its own estimates and publicly available information.

     Due to the fact that Gerald Stevens is in its early stages of development and projects growth in revenues and profitability which exceed those of the comparable companies set forth above, ABN AMRO emphasized the 1999 multiple ranges in its written opinion. Further, the 1999 multiple ranges were considered better valuation parameters because the latest twelve months and projected 1998 financial data for Gerald Stevens did not incorporate the financial impact of several acquisitions that were expected to close prior to the completion of the merger.

     ABN AMRO calculated the adjusted market capitalization, the closing share price on December 4, 1998 multiplied by the fully diluted shares outstanding plus debt less cash, as a multiple of latest twelve months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes, and estimates for 1998 and 1999 earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes for each of the comparable companies as follows:

     - Latest twelve months ended November 30, 1998 revenues, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      0.8x        1.6x       1.1x                               1.9x to 2.0x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      3.5x        5.4x       4.5x                               1.9x to 2.0x

     - Latest twelve months ended November 30, 1998 EBITDA, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      9.1x       16.0x      12.5x                              21.0x to 22.6x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      14.3x      23.5x      18.1x                              21.0x to 22.6x

     - Estimated 1998 EBITDA, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      9.2x       12.6x      10.3x                              22.8x to 24.6x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      11.4x      17.3x      14.3x                              22.8x to 24.6x

     - Estimated 1999 EBITDA, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      6.2x        9.8x       7.6x                              10.6x to 16.4x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      9.3x       12.5x      11.0x                              10.6x to 16.4x

     - Latest twelve months ended November 30, 1998 EBIT, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      12.8x      25.0x      19.0x                              23.2x to 25.0x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      16.8x      27.6x      23.1x                              23.2x to 25.0x

     - Estimated 1998 EBIT, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      10.7x      17.3x      13.7x                              25.2x to 27.2x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      10.2x      24.9x      19.1x                              25.2x to 27.2x

     - Estimated 1999 EBIT, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      8.0x       13.7x      10.5x                              14.0x to 20.4x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      12.3x      16.0x      14.0x                              14.0x to 20.4x

     ABN AMRO also calculated market value, the closing price on December 4, 1998 multiplied by the fully diluted shares outstanding, as a multiple of last twelve months and estimated 1998 and 1999 earnings per share for the comparative companies, as follows:

     - Latest twelve months ended November 30, 1998 earnings per share, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      27.3x      38.1x      33.7x                              41.7x to 45.0x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      23.5x      41.0x      33.5x                              41.7x to 45.0x

     - Estimated 1998 earnings per share, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      17.6x      33.6x      24.7x                              41.7x to 45.0x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      22.1x      38.6x      30.6x                              41.7x to 45.0x

     - Estimated 1999 earnings per share, multiple range:

           SPECIALTY RETAIL                                    GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      14.7x      23.9x      20.3x                              21.7x to 27.0x

       CONSOLIDATING INDUSTRIES                                GERALD STEVENS
      ---------------------------                              --------------
       LOW       HIGH       MEAN
      -----      -----      -----
      18.3x      28.5x      23.1x                              21.7x to 27.0x

     The implied merger value was within the range of values generated by the comparable company analysis when taken in its entirety.

  COMPARABLE TRANSACTION ANALYSIS.

     ABN AMRO compared the valuation of Gerald Stevens implied by the merger as multiples of last twelve months' revenues, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes with available data for 14 specialty retail transactions that have closed since January 1, 1996, each with transaction values of less than $500 million. ABN AMRO observed that the target companies in these transactions were generally relevant to Gerald Stevens, but none had growth characteristics comparable to those of Gerald Stevens. The transactions compared included:

     - Xerox Corporation's acquisition of Intelligent Electronics, Inc.;

     - Toys "R" Us, Inc.'s acquisition of Baby Superstore, Inc.; and

     - Petco Animal Supplies, Inc.'s acquisition of Pet Food Warehouse, Inc.

     In these transactions ABN AMRO observed the following range of multiples:

     - 0.6x to 1.2x with of mean of 0.8x for latest twelve months revenues versus 1.9x to 2.0x for Gerald Stevens.

     - 10.1x to 18.0x with a mean of 12.3x for latest twelve months earnings before interest, taxes, depreciation and amortization versus 21.0x to 22.6x for Gerald Stevens.

     - 10.8x to 18.8x with a mean of 14.5x for latest twelve months earnings before interest and taxes versus 23.2x to 25.0x for Gerald Stevens.

     While the comparable transaction analysis does not, by itself, support ABN AMRO's opinion, ABN AMRO considered the results of this analysis to be less relevant than other analyses that comprised its opinion because the comparable transaction analysis is based on latest twelve months financial data. ABN AMRO determined that this analysis was less relevant because the latest twelve months financial data for Gerald Stevens did not reflect the projected growth rate of its business plan.

  CONTRIBUTION ANALYSIS.

     ABN AMRO reviewed historical and projected operating information, including earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization for us and Gerald Stevens and the pro forma combined entity resulting from the merger, excluding any potentially realizable operational efficiencies and cost savings. In addition, ABN AMRO performed various scenarios and sensitivity analyses for consideration by our board of directors relating to varying operating performance and growth in 1999. See
"-- Discussion of Financial Model Assumptions and Sensitivity Analyses" on page 31.

     Based on our estimated performance for 1998 and 1999, we would contribute to the combined Florafax/Gerald Stevens entity:

     - 18.2% to 27.3% of combined revenues

     - 18.6% to 31.3% of combined earnings before interest, taxes, depreciation and amortization

     - 21.8% to 30.9% of combined earnings before interest and taxes

ABN AMRO compared these contribution estimates to the 24.7% to 26.2% fully diluted ownership interest in the combined entity to be received by our stockholders as of December 4, 1998.

  DISCOUNTED CASH FLOW ANALYSIS.

     ABN AMRO prepared a discounted cash flow analysis based on Gerald Stevens management's estimates of their projected financial performance for the years 1999 through 2003. In the analysis, ABN AMRO calculated a range of present values of Gerald Stevens' estimated free cash flows for the fiscal years ending 1999 to 2003 using discount rates ranging from 25% to 35%. ABN AMRO calculated a range of Gerald Stevens' terminal earnings before interest, taxes, depreciation and amortization multiples ranging from 9.0x to 12.0x. ABN AMRO then discounted the terminal values to present value using the same range of discount rates.

     ABN AMRO chose the discount rates and terminal multiples to reflect varying growth prospects, relative risks and market value considerations present in the industry. The discount rates are consistent with returns required by equity investors for early stage, high growth companies. The discounted cash flow analysis typically produces the greatest range and highest value in per share amounts. This occurs because the discounted cash flow analysis uses a range of terminal multiples and discount rates. The lowest value of the discounted cash flow analysis will result from using the lowest terminal value and the highest discount rate while the highest value of the discounted cash flow analysis will result from using the highest terminal value and the lowest discount rate. In connection with this analysis, ABN AMRO performed various scenario and sensitivity analyses for consideration by our board of directors relating to varying operating performance and growth. See "-- Discussion of Financial Model Assumptions and Sensitivity Analyses" on page 31.

     Using the derived discounted cash flows and terminal values, ABN AMRO calculated the equity value per share for Gerald Stevens common stock to range from $11.20 to $44.58, excluding any potentially realizable operational efficiencies created in the merger. This range compared favorably to the implied merger value of $10.80 per share for Gerald Stevens common stock, as based on our closing price on December 4, 1998 of $8.00 per share and an exchange ratio of 1.35 to 1.

  PRO FORMA EARNINGS PER SHARE IMPACT ANALYSIS

     ABN AMRO analyzed the pro forma impact of the merger on our fiscal years 1999 through 2003 earnings per share based on estimates of net income provided by us and Gerald Stevens. Estimates of net income for us and Gerald Stevens excluded any potentially realizable operational efficiencies and cost savings. ABN AMRO compared the estimated earnings per share for us on a stand-alone basis to the estimated earnings per share for us on a pro forma combined basis.

     Using the various exchange ratios and sensitivity analyses, ABN AMRO determined that the merger would reduce our earnings per share in 1999 by 0.0% to 16.9%, increase our earnings per share in 2000 by 25.1% to 103.3%, increase our earnings per share in 2001 by 73.1% to 237.6%, increase our earnings per share in 2002 by 128.0% to 375.9% and increase our earnings per share in 2003 by 177.7% to 494.1%. See "-- Discussion of Financial Model Assumptions and Sensitivity Analyses" on page 31.

  ADDITIONAL DISCUSSION CONCERNING THE FAIRNESS OPINION.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying ABN AMRO's opinion. In arriving at its determination of the fairness of the exchange ratio from a financial point of view, ABN AMRO considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Gerald Stevens or us or the merger.

     ABN AMRO prepared the analyses described above solely for purposes of providing its opinion to our board of directors as to the fairness of the exchange ratio from a financial point of view to our stockholders. The analyses do not purport to be appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are based on numerous factors or events beyond the control of the parties and their respective advisors, and are therefore inherently subject to uncertainty, none of ABN AMRO, Florafax, Gerald Stevens or any other person assumes responsibility if future results are materially different from those forecast.

  OUR RELATIONSHIP WITH ABN AMRO.

     We selected ABN AMRO as our financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. ABN AMRO, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. ABN AMRO has acted as financial advisor to our board of directors in connection with this transaction and will receive a fee for its services, including rendering this opinion. A significant portion of the fee to be received by ABN AMRO is contingent upon the consummation of the merger. In the ordinary course of its business, ABN AMRO and its affiliates may actively trade our securities for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in our securities.

     ABN AMRO and its predecessor companies have provided advice to us and were paid a fee of $20,000 in November 1996 for evaluating an investment opportunity that we decided, on advice of ABN AMRO, to decline. W. Peter Williams holds the position of Vice President with ABN AMRO and is the father of our Chief Executive Officer, Andrew Williams. This relationship is incidental to, and did not have any bearing on, our decision to retain ABN AMRO as our financial advisor to assist us in evaluating issues related to shareholder value in March 1998. In addition, Andrew Williams has agreed to retain ABN AMRO to provide him with personal financial advisory services for approximately six months following completion of the merger in exchange for a fee of $400,000.

     Under a letter agreement dated March 13, 1998, we engaged ABN AMRO to act as our financial advisor in connection with issues related to stockholder value. The engagement letter, as amended, specifies the compensation to be paid to ABN AMRO for acting in that capacity and the board approved that arrangement prior to the time the engagement letter, as amended, was executed. Under the terms of the engagement letter, we have paid ABN AMRO a $50,000 retainer fee and $150,000 for rendering the fairness opinion. Under the terms of the engagement letter, upon completion of the merger, we will pay ABN AMRO an additional $1.1 million. If the merger agreement is terminated, we will pay ABN AMRO a termination fee of $700,000, less amounts previously paid to them. We will also reimburse ABN AMRO for its reasonable out-of-pocket expenses, and indemnify them against liabilities under the federal securities laws.

GERALD STEVENS' REASONS FOR THE MERGER

     At a meeting held on December 8 and continuing on December 9, 1998, the Gerald Stevens board of directors determined that the merger was fair to its stockholders from a financial point of view and approved the merger agreement. At the meeting, the Gerald Stevens board received presentations from, and reviewed the terms of the merger agreement with, Gerald Stevens' management, financial advisors and legal counsel. Gerald Stevens did not obtain a fairness opinion because their board believed that it and Gerald Stevens' senior management had substantial experience, sophistication and knowledge in these types of merger transactions. In reaching its conclusions to pursue the merger, the Gerald Stevens board considered the following factors:

     - The relationships that we have developed for marketing through our national affinity partners provides a foundation for the combined entity's national order generation operations and a major part of the combined entity's expansion into national promotions, retail partnerships and a consumer direct business.

     - The operation of a floral order generation business, like THE FLOWER CLUB(TM) program, is one of Gerald Stevens' strategic goals.

     - The database and marketing experience of Gerald Stevens' management could be used to develop continuity and loyalty programs for customers and affinity partners of THE FLOWER CLUB(TM).

     - Gerald Stevens' retail operations can use the call center marketing and transaction processing infrastructure established by us in Vero Beach, Florida and Tulsa, Oklahoma to provide better service to customers and achieve cost savings for the combined entity. These benefits include providing evening and overflow call answering service for the retail stores, utilizing the current database of 1.5 million members of THE FLOWER CLUB(TM) as the foundation of a centralized national database of floral customers, and providing preferred rates on credit card processing services for the combined entity's retail stores. Also, our order allocation and routing experience and systems will provide Gerald Stevens the basis to develop its internal intranet and allocation systems.

     - The potential for the combined entity to rapidly expand one of the internet businesses operated by Gerald Stevens, www.flowerlink.com, by including interested florists who are members of our wire service business.

     - The terms and conditions of the merger, the merger agreement and related matters. In considering the terms of the merger, the Gerald Stevens board of directors gave particular attention to the consideration to be received by Gerald Stevens stockholders, including that the exchange ratio was fixed at 1.35 shares of our common stock for each share of Gerald Stevens common stock even if the average closing sale price of our common stock for the specified period prior to completion of the merger was significantly in excess of $6.50 per share. The Gerald Stevens board of directors also considered that the merger would not close if the average closing sale price for our common stock for the specified period prior to completion of the merger was less than $4.00 per share. In addition, the Gerald Stevens board considered the terms of the merger agreement as a whole and, given the directors' experience in similar transactions and their analysis of comparable transactions, determined to approve the merger and adopt the merger agreement.

     - The historical and current financial conditions and results of operations of Gerald Stevens and our company before and after giving effect to the merger. In this regard, Gerald Stevens reviewed our Annual Reports on Form 10-KSB, its own financial reports and the pro forma financial information of the combined entity. Historical financial statements for Gerald Stevens may be found beginning on page F-1 of this document; pro forma financial statements for Gerald Stevens and for the combined entity may be found beginning on page PF-1 of this document.

     - The Florafax/Gerald Stevens combination accomplishes several of Gerald Stevens' strategic goals to enhance stockholder value:

        -- The merger values Gerald Stevens common stock at an attractive premium over the price paid in a private placement completed in October 1998 and over the implied value of shares issued in all acquisition transactions completed in October, November and early December, 1998.

        -- The merger provides a publicly traded currency for future acquisition transactions, which the board anticipates will create additional stockholder value.

        -- The merger creates liquidity for Gerald Stevens stockholders resulting from exchanging their Gerald Stevens common stock, which is illiquid and for which there exists no public market, for registered shares of common stock which are listed for trading on Nasdaq.

        The Gerald Stevens board considered that it could realize these strategic goals with an initial public offering of its common stock. However, Gerald Stevens' board believed that the merger could be completed faster, less expensively, less disruptively to management, and without regard to current market conditions for initial public offerings, and therefore provided a better alternative.

     - The likelihood that the merger will afford Gerald Stevens stockholders the opportunity to receive our common stock in a non-taxable transaction for federal income tax purposes.

     - The likelihood that the merger will be accounted for as a pooling of interests business combination and that no goodwill will be created on the financial statements of the combined entity as a result of the merger.

     - The likelihood that the merger will be completed, particularly in light of the voting agreement signed by all of our directors, officers and significant stockholders.

     In view of the wide variety of factors considered, the Gerald Stevens board of directors did not find it practicable to, and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

     Gerald Stevens did not reconsider its conclusion to pursue the merger in light of Florafax's restatement of its financial statements for the fiscal year ended August 31, 1998.

CHANGE OF CONTROL

     The following is a description of some of the changes that will occur upon completion of the merger and related change of control:

  CHANGE IN OUR OWNERSHIP FOLLOWING THE MERGER.

     Following the merger, Gerald Stevens stockholders will own approximately 77.5% of our approximately 36.2 million shares of common stock issued and outstanding.

  CHANGE IN THE COMPOSITION OF OUR BOARD OF DIRECTORS.

     At the annual meeting, five persons will be nominated to serve as our directors upon completion of the merger. Of those five, only Andrew W. Williams currently serves on our board. The other four nominees, Messrs. Berrard, Byrne, Geddis and Royer, make up the existing board of directors of Gerald Stevens. Messrs. Berrard, Byrne, Geddis and Royer will make up a majority of our board of directors from the time the merger is completed until the board is expanded to eight or more members. Mr. Williams has the right under the merger agreement to nominate one additional director if we expand our board of directors to seven or more members within one year following the completion of the merger.

  CHANGE IN THE COMPOSITION OF OUR MANAGEMENT TEAM.

     Upon completion of the merger, Mr. Williams will resign as our Chairman of the Board of Directors and Chief Executive Officer, although he will continue as a non-executive member of the board. Upon completing the merger, our new board of directors will appoint Mr. Geddis as our Chief Executive Officer and President, Mr. Detz as our Senior Vice President and Chief Financial Officer, Mr. Phillips as our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, Mr. Nevill as our Senior Vice President and Chief Information Officer and other officers of Gerald Stevens as our officers. Mr. West will continue to serve as President of the business divisions which we currently operate. This management team will manage our combined operations following the merger.

  CHANGES IN BUSINESS STRATEGY.

     We are one of only five flowers-by-wire service providers in the United States. Prior to the proposed merger, our business strategy has been to generate floral orders from consumers and provide floral placement and settlement services to retail florists. Our subsidiary, THE FLOWER CLUB(TM), has marketing arrangements with airlines, credit card issuers and other businesses to market flowers and gifts directly to consumers. We are also a third party processor of credit card transactions.

     Upon completion of the merger, we will adopt Gerald Stevens' business strategy as our own. As a result, our business strategy will include creating a branded specialty retailer and marketer in the floral and gift industry with a national, same-day distribution infrastructure. As a result of the merger with Gerald Stevens, we also hope to operate more than 1,000 stores within the next five years. Our focus will be on operating floral shops in 50 of the largest 100 markets in the United States under the GERALD STEVENS(SM) brand name. We expect that these stores will include stand-alone floral shops and "store-in-store" locations in supermarkets and other mass merchandising operations. We anticipate acquiring numerous florists and complementary businesses in various markets in support of the business strategy and in execution of the business plan. We also expect to support the business strategy by using our existing sales and marketing organization, national order fulfillment technology and call center capacity in the combined company's retail operations.

ACCOUNTING TREATMENT

     Prior to entering into the merger agreement, we and Gerald Stevens reviewed relevant data and consulted with our respective independent accounting firms to determine the appropriate accounting method for the merger under Accounting Principles Board Opinion No. 16. Based upon that review and consultation, we intend to account for the merger as a pooling of interests.

INTERESTS OF EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES IN THE MATTERS TO BE ACTED UPON

     In considering our board of directors' recommendation that our stockholders should approve the proposed issuance of our common stock in connection with the merger, you should be aware that some of our executive officers, directors and director nominees have interests in the stock issuance that are separate from and in addition to the interests of our stockholders generally. Our board of directors was aware of these interests and took them into account in approving the merger agreement and the transactions contemplated by the merger agreement.

  EMPLOYMENT AGREEMENTS.

     Upon the completion of the merger, Messrs. West, Pagano and McMakin, who are among our current executive officers, will enter into employment agreements with us. These employment agreements will have initial periods of two years, subject to extension, on terms substantially similar to the terms under which they were employed with us prior to the merger.

  STOCK OPTIONS.

     Upon completion of the merger, 12,500 non-plan stock options held by Mr. Benson, who was one of our directors at the time the merger agreement was approved, would have become fully exercisable at a price of $2.66 per share (compared to the $10.31 per share price on the date the merger agreement was executed). Mr. Benson has since resigned and has forfeited these options.

  DIRECTOR'S AND OFFICER'S INDEMNIFICATION.

     In the merger agreement, we have agreed to indemnify each person who, prior to the merger, was an officer or director of us or Gerald Stevens with respect to their service in that capacity to the full extent provided by the certificate of incorporation and bylaws of Gerald Stevens at the date of the merger agreement as permitted under Delaware law. The merger agreement provides that our certificate of incorporation and bylaws following the merger will contain indemnification provisions substantially the same as those in the certificate of incorporation and bylaws of Gerald Stevens at the date of the merger agreement. These indemnification provisions may not be amended, repealed or otherwise modified, for a period of six years after the merger is completed, in any manner that would adversely affect the rights of persons entitled to indemnification under the terms of the merger agreement.

  COMPOSITION OF OUR BOARD OF DIRECTORS AFTER THE MERGER.

     Four of the director nominees are currently directors of Gerald Stevens and have an interest in the proposal to consider the stock issuance and associated change of control because they are beneficial owners of Gerald Stevens common stock. As a result of their beneficially owning Gerald Stevens common stock, following the merger, these director nominees will own approximately 32.1% of our total issued and outstanding common stock.

ABSENCE OF APPRAISAL RIGHTS FOR FLORAFAX STOCKHOLDERS

     Delaware law does not provide our stockholders with appraisal rights with respect to the issuance of our common stock to Gerald Stevens stockholders in connection with the merger or with respect to any other proposal to be acted upon at the annual meeting.

STOCK MARKET LISTING

     It is a condition to the merger that the shares of our common stock issued to Gerald Stevens stockholders in the merger will be authorized for quotation on the Nasdaq SmallCap Market, subject only to official notice of issuance. We have filed an application to list all of our common stock on the Nasdaq National Market.

TREATMENT OF STOCK CERTIFICATES

     Upon completion of the merger, the certificates previously representing shares of Gerald Stevens common stock will automatically represent the right to receive shares of our common stock in the amount determined by the merger agreement. No change will occur in existing stock certificates for our common stock outstanding prior to the merger.

THE MERGER AGREEMENT

  GENERAL.

     The merger agreement contemplates the merger of Red Cannon Acquisition Corp., our wholly owned subsidiary, with and into Gerald Stevens, with Gerald Stevens continuing as the surviving corporation. Following the merger, Gerald Stevens will be our wholly-owned subsidiary. This section of the document describes material provisions of the merger agreement, as amended on April 7, 1999. Because the description of the merger agreement contained in this document is a summary, it does not contain all the information that may be important to you. Before you decide how to vote, you should carefully read the entire copy of the merger agreement and the amendment thereto, which we have included as Annex A and Annex A-1 respectively, with this document.

  CLOSING OF THE MERGER.

     The closing of the merger will take place as promptly as practicable after the date on which all closing conditions have been satisfied or waived. The parties expect the closing of the merger to take place as soon as practicable after the annual meeting.

  EFFECTIVE TIME OF THE MERGER.

     At the closing of the merger, the parties will file a Certificate of Merger with the Delaware Secretary of State. Unless the parties agree otherwise, the merger will become effective at the time and date the Certificate of Merger is duly filed or as otherwise provided for in the Certificate of Merger.

  EXCHANGE RATIO FOR CONVERTING SHARES.

     In the merger, each share of Gerald Stevens common stock issued and outstanding immediately before the effective time will be converted into the right to receive between 1.25 and 1.35 shares of our common stock. The exchange ratio will be determined based on the average closing sale price of our common stock for the 45 consecutive trading days ending three business days prior to the consummation of the merger. The ranges of daily closing sales prices and the related exchange ratios are set forth in the table below.

    IF THE AVERAGE DAILY CLOSING SALE PRICE IS . . .       THEN THE EXCHANGE RATIO WILL BE . . .
    ------------------------------------------------       -------------------------------------
  less than $5.00 per share..............................               1.25 shares
  equal to or greater than $5.00 but less than $6.50 per                1.30 shares
     share...............................................
  equal to or greater than $6.50 per share...............               1.35 shares

     The parties have agreed to adjust the exchange ratio to account for any split, combination or reclassification of our common stock or for the authorization of any issuance of any other securities in exchange or in substitution for shares of our common stock at any time between the date of the merger agreement and the effective time of the merger.

     All shares of Gerald Stevens common stock issued and outstanding immediately prior to the effective time of the merger will no longer be outstanding and will automatically be canceled and retired and shall cease to exist. Each holder of a certificate that represented outstanding shares of Gerald Stevens common stock immediately prior to the effective time of the merger will not have any rights with respect to that certificate, except the right to receive the shares of our common stock, or cash in lieu of fractional shares, to which the holder is entitled under the merger agreement.

     Within five business days following the effective time of the merger, the exchange agent will mail to each record holder of certificates of Gerald Stevens common stock a letter of transmittal and instructions explaining how to surrender these certificates. Gerald Stevens stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, will receive Florafax stock certificates representing the number of shares to which the holders are entitled in accordance with the exchange ratio, with cash being paid in lieu of fractional shares. Holders of unexchanged Gerald Stevens stock certificates will not receive any dividends or other distributions made by us after the merger until their stock certificates are surrendered. Upon surrender, these holders will receive all dividends and distributions made on their related shares of our common stock subsequent to the effective time of the merger.

  TREATMENT OF GERALD STEVENS OPTIONS.

     At the effective time of the merger, we will assume each outstanding Gerald Stevens option on the same terms and conditions which previously governed the option. The assumed Gerald Stevens option will not give the optionee additional benefits which the optionee did not have under the Gerald Stevens option.

     The number of shares of our common stock purchasable upon exercise of any Gerald Stevens option assumed by us will equal the number of shares of Gerald Stevens common stock that were purchasable with the option immediately prior to the effective time of the merger multiplied by the exchange ratio and rounded up to the nearest whole number. The exercise price per share will equal the exercise price per share of the option immediately prior to the effective time of the merger divided by the exchange ratio.

     As of March 31, 1999, options to purchase approximately one million shares of Gerald Stevens common stock had been granted and remain outstanding. Options to purchase 10,000 shares of Gerald Stevens common stock were exercisable as of March 31, 1999.

  CONDITIONS TO THE MERGER.

     The obligations of the parties to effect the merger are subject to the following principal conditions:

     - approval by the Gerald Stevens stockholders of the merger agreement and the other transactions contemplated by the merger agreement;

     - approval by our stockholders of the stock issuance pursuant to the merger and the related change of control, the Certificate of Amendment and the election of directors;

     - receipt of all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of our common stock in the merger;

     - receipt of all material consents and approvals from any governmental entity or other person required to complete the merger;

     - receipt by the parties of pooling of interests letters from Arthur Andersen LLP and Ernst & Young LLP; and

     - our satisfaction and Gerald Stevens' satisfaction that the merger will qualify as a pooling of interests business combination.

     Gerald Stevens need not complete the merger unless it is satisfied that we and/or Red Cannon have met the following principal conditions:

     - we and Red Cannon have performed the agreements we and Red Cannon are required to perform;

     - our representations and warranties and those of Red Cannon are true and correct as of and since the date of the merger agreement;

     - no material changes in our business have taken place; and

     - Gerald Stevens has received an opinion of our counsel as to our company's good standing as a Delaware corporation, capital structure and authority to enter into the transaction as well as the validity of the shares to be issued in the merger.

     We and Red Cannon need not complete the merger unless we are satisfied that Gerald Stevens has met the following principal conditions:

     - Gerald Stevens has performed the agreements it is required to perform;

     - the representations and warranties of Gerald Stevens are true and correct as of and since the date of the merger agreement;

     - no material changes in the business of Gerald Stevens have taken place;
       and

     - we have received an opinion of Gerald Stevens' counsel as to Gerald Stevens' good standing as a Delaware corporation, capital structure and authority to enter into the transaction.

     We cannot assure our stockholders that all of the conditions to the merger will be satisfied. In addition, we may decide to waive one or more of these conditions and complete the merger if the reason that any condition is not satisfied does not impair the fundamental business reasons for the merger.

  REPRESENTATIONS AND WARRANTIES.

     The merger agreement contains representations and warranties made by us and Gerald Stevens to each other relating to, among other things:

     - organization and similar corporate matters

     - capitalization

     - authorization, execution, delivery, performance and enforceability of the merger agreement and the absence of conflicts with their charter and bylaws as well as other documents

     - accuracy of financial statements as well as the accuracy of information supplied for use in this document

     - required board and stockholder approvals

     - the absence of material litigation

     - compliance with laws

     - absence of material changes or events

     - environmental matters

     - intellectual property

     - absence of excess parachute payments

     - voting requirements

     - real estate

     - insurance

     - related party transactions

     - inapplicability of state takeover statutes

     - broker and accounting matters

     - taxes

     - contracts

     - employee benefit plans and labor and employment matters

     - ownership of assets

     - Year 2000 compliance

     In addition, Gerald Stevens has made representations and warranties relating to the identity and ownership of its significant subsidiaries. We have made representations and warranties relating to the nature and formation of Red Cannon, and the accuracy of our filings with the Securities and Exchange Commission.

  COVENANTS AND CONDUCT OF BUSINESS PRIOR TO THE MERGER.

     Both parties have agreed that, prior to the effective time of the merger, they will each conduct their operations in the ordinary course of business and in keeping with past practice. Both parties have also agreed not to take any action that could be expected to prevent the conditions to the merger from being satisfied or would change the nature of their business or organization.

     Both parties have agreed to provide each other reasonable access to their books and records, financial data, operating data and other similar information which is reasonably requested. The parties have also agreed to furnish each other information concerning their business, properties, and personnel. We have agreed to hold in confidence all documents and information concerning Gerald Stevens and its subsidiaries furnished in connection with the merger agreement.

  NO SOLICITATIONS OF A COMPETING TRANSACTION.

     Both parties have agreed not to take any action to facilitate a proposal that is or may lead to a Competing Transaction, as defined below. The parties have agreed to terminate all existing discussions and negotiations with other persons regarding any Competing Transaction. The parties have agreed to notify each other of any proposals which would constitute a Competing Transaction.

     Either party may participate in discussions or negotiations in connection with an unsolicited Competing Transaction. Before either company may respond to an unsolicited Competing Transaction, that company's board of directors must determine in good faith that a response is likely to lead to a proposal that would be financially more favorable than the currently contemplated merger to that company's stockholders.

     "Competing Transaction," as defined in the merger agreement, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party or any of its material subsidiaries, or any proposal or offer to acquire in any manner a controlling equity interest in, or substantially all of the assets of, any party or any of its material subsidiaries, other than transactions contemplated or permitted by the merger agreement.

  TERMINATION.

     The parties may terminate the merger agreement at any time prior to the effective time of the merger in the following circumstances:

     - Either party may terminate the merger agreement prior to the effective time:

        (a) by mutual written consent;

        (b) if any governmental authority takes any action permanently prohibiting the merger, and that action becomes final and cannot be appealed; or

        (c) if the merger has not been completed by March 31, 1999, other than due to a delay or default on the part of the party seeking to terminate the merger agreement.

If the delay described in (c) results from the absence of the required stockholder approvals, lack of the necessary approvals from governmental authorities or other persons, ineffective status of this registration statement or the imposition of a court order or injunction, then the date of termination of the merger agreement will be extended to May 31, 1999. Also, if the delay described in (c) results from the absence of the necessary letters from the auditors of either party stating that the merger qualifies as a pooling of interests business combination, then the parties have agreed, because the merger would still be in the best interest of their stockholders, to negotiate in good faith terms that will permit the merger to be completed and treated as a purchase transaction. In this case the date of termination of the merger agreement will be extended to May 31, 1999.

     - Either party may terminate the merger agreement prior to the effective time if any of the representations and warranties of the other party fails to be true or if the other party materially breaches any covenant contained in the merger agreement.

  FEES AND EXPENSES.

     Each party will pay all fees and expenses it incurs in connection with the merger and the related transactions. However, the parties will share equally the expenses payable in connection with the printing and mailing of the registration statement or this document and all related Securities and Exchange Commission filing fees.

     If one party terminates the merger agreement because of the other party's breach of a material representation, warranty or covenant, the terminating party may to recover its reasonable attorney's fees and costs incurred in any action brought to recover its damages caused by the breach.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material federal income tax consequences that are expected to result from the merger. There will not be any federal income tax consequences from the merger to our pre-merger stockholders because they are not exchanging any of their shares as a result of the merger. Unless noted otherwise, the discussion below is based on our belief and the legal opinion of Akerman, Senterfitt & Eidson, P.A. that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have not sought, nor will we seek, a ruling from the Internal Revenue Service concerning the federal income tax consequences of the merger.

     We base the following discussion on the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, administrative rulings and judicial decisions in effect as of the date of this document, all of which are subject to change that could apply retroactively. We cannot provide assurance that the statements we make in this section will not be challenged by the Internal Revenue Service or will be sustained by a court if challenged. Furthermore, the statements we make in this section do not bind the Internal Revenue Service or the courts.

     In the following discussion, we assume that Gerald Stevens stockholders will hold their stock as a capital asset. The discussion does not address all of the tax consequences that may be relevant to particular Gerald Stevens stockholders in light of their personal circumstances or to taxpayers subject to special treatment under the federal income tax laws. The discussion does not address any aspect of state, local or foreign tax law.

     THE DISCUSSION BELOW ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICATION THAT WE EXPECT TO RESULT FROM THE MERGER BASED ON AN OPINION OF AKERMAN, SENTERFITT & EIDSON, P.A. THEREFORE THE FOLLOWING DISCUSSION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH GERALD STEVENS STOCKHOLDER. WE URGE GERALD STEVENS STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

  TAX CONSEQUENCES TO US AND TO GERALD STEVENS.

     The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, we, along with Red Cannon and Gerald Stevens, will be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code and for federal income tax purposes, no gain or loss will be recognized by us or Gerald Stevens with respect to the exchange of our common stock for Gerald Stevens common stock in the merger. Should the merger not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as discussed below, Gerald Stevens stockholders could incur a significant income tax liability but we, along with Red Cannon and Gerald Stevens, should not incur an income tax liability.

  TAX CONSEQUENCES TO GERALD STEVENS STOCKHOLDERS.

     If the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized by Gerald Stevens stockholders on their exchange of Gerald Stevens common stock for our common stock in the merger, except to the extent that Gerald Stevens stockholders receive cash in lieu of fractional shares of our common stock. Each Gerald Stevens stockholder's tax basis in the shares of our common stock received in the merger will equal the stockholder's tax basis in the shares of Gerald Stevens common stock surrendered in exchange therefor, less the portion of such basis, if any, allocable to a fractional share. The holding period of the shares of our common stock received by each Gerald Stevens stockholder in the merger, including any fractional share interest, will include the holding period of the Gerald Stevens common stock surrendered in exchange therefor.

     We will not issue fractional shares of our common stock in the merger. A Gerald Stevens stockholder who, in connection with the merger, receives cash in lieu of a fractional share of our common stock will be treated as having received the fractional share in the merger and then as having received the cash in a redemption of the fractional share. Unless this redemption is found to be essentially equivalent to a dividend, each Gerald Stevens stockholder will recognize gain or loss measured by the difference between the tax basis in the fractional share deemed surrendered and the amount of cash received. Such gain or loss would be capital gain or loss, and would be short-term or long-term capital gain or loss depending on the Gerald Stevens stockholder's holding period for the Gerald Stevens common stock.

     Should the merger not qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, each Gerald Stevens stockholder would recognize gain or loss on the exchange of their shares of Gerald Stevens common stock for shares of our common stock and, potentially, cash in lieu of fractional shares of our common stock, as if that Gerald Stevens stockholder had sold those shares of Gerald Stevens common stock for an amount equal to the fair market value of the consideration. Any gain or loss will be measured by the difference between a Gerald Stevens stockholder's tax basis in the Gerald Stevens common stock surrendered in the merger and the sum of the fair market value of the shares of our common stock and cash in lieu of fractional shares received by the Gerald Stevens stockholder in the merger. Such gain or loss would be capital gain or loss, and would be short-term or long-term capital gain or loss depending on the Gerald Stevens stockholder's holding period for the Gerald Stevens common stock.

EFFECTS OF MERGER ON RIGHTS OF STOCKHOLDERS

     Upon completion of the merger, Gerald Stevens stockholders will become our stockholders and the rights of former Gerald Stevens stockholders will continue to be governed by Delaware law, but will also be governed by our certificate of incorporation and bylaws. There are no material differences between the current rights of stockholders of Gerald Stevens and the rights the Gerald Stevens stockholders will have after completion of the merger as our stockholders, other than that our certificate of incorporation authorizes our board of directors to issue shares of "blank check" preferred stock, without stockholder approval. As a result, the preferred stock could have voting and other rights that could adversely affect the rights of holders of our common stock.

NASDAQ REQUIREMENT FOR STOCKHOLDER APPROVAL OF THE CHANGE OF CONTROL AND THE STOCK ISSUANCE

     Nasdaq National Stock Market rules require stockholder approval prior to:

     a. the issuance of securities when the issuance will result in a change of control of the issuer, and

     b. the issuance of common stock in connection with an issuer's acquisition of the stock of another company if:

        -- the common stock will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance, or

        -- the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance.

     The issuance of our common stock in connection with the merger will result in a change of control of Florafax. Furthermore, our acquisition of the common stock of Gerald Stevens will result in the issuance of approximately 28.1 million shares of our common stock which will, upon issuance, have voting power in excess of 20% of the voting power outstanding before the issuance and will be in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock. Thus, for Nasdaq purposes, the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock present at the annual meeting in person or by proxy will be required to approve both the change of control and the issuance of our common stock to Gerald Stevens stockholders.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK ISSUANCE IN CONNECTION WITH THE MERGER AND THE ASSOCIATED CHANGE OF CONTROL.

                          FLORAFAX INTERNATIONAL, INC.

     We are principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. We are also engaged in the business of credit and charge card processing for third parties. In addition to the description of our business that follows and the other information about our company that is included in this document, we have provided documents in Annexes D-1 through D-6 to this document for your review that contain important financial information about us.

FLOWERS-BY-WIRE

     We operate a flowers-by-wire business which enables our member florists, who are independent owners, to send and deliver floral orders throughout the United States. We transact floral orders between florists primarily by telephone or by our order allocation system. Flowers-by-wire is our primary business segment, accounting for 91% of net revenue in 1998 and 90% in 1997.

     Our order allocation system has the ability to distribute orders ratably to our member florists. Based on our management's experience in the flowers-by-wire business and its observation of other wire services, we believe that most other wire services typically do not select the florist to receive an order in an equitable manner, but simply require the florist that originates the order to select the shop that will fill that order. On our system, once an order is taken, the system analyzes the area to ascertain which member florist will deliver to that location. The system then determines which florist should receive that order based on the distribution criteria. One of the distribution criteria is that all member florists receive a fair number of orders. Once the system determines which florist is to receive the order, the order is sent via facsimile or telephone. As a result, management believes that our order allocation system is presently the only system in the industry that distributes orders fairly to member florists.

     Traditionally, floral orders originated with one florist and were then filled by another florist. However, during the past several years we have has been generating a significant portion of floral orders through our wholly owned subsidiary, THE FLOWER CLUB(TM). THE FLOWER CLUB(TM) has written agreements with numerous nationally recognized companies, including airlines, credit card issuers, retailers and other businesses, which allow it to generate orders by marketing directly to the customers of these companies by inserting flyers into the customers' periodic statements. To order through THE FLOWER CLUB(TM), the consumer dials a toll free number and places the order at one of our order entry locations. The order is then transmitted to member florists via the order allocation system. THE FLOWER CLUB(TM) products and handling fees accounted for gross revenues of approximately $21,500,000 in 1998 compared to traditional shop-to-shop orders which resulted in gross revenues of approximately $9,750,000 in 1998.

     Florists, and their advertisements, are listed in the "Florafax Directory," which is published and distributed several times a year. We produce the "Florafax Directory," brochures, and sales and promotional materials for use by us and our member florists.

     Our flowers-by-wire business is dependent upon an adequate base of member florists. We recruit member florists principally through advertisement and direct solicitation. A florist applying to become a member is evaluated to determine his or her ability to operate in accordance with our rules and regulations, to provide a quality product and to comply with the credit policies we establish. Member florists are eligible to receive orders from, and send orders to, any other member or directly to our order entry locations. If member florists choose to send orders directly to other members, they can circumvent our order allocation system, which could affect the profitability of our order allocation system.

     When a member florist places a floral order, he or she selects another florist from the Florafax Directory near the desired point of delivery and contacts the selected florist by use of the telephone or fax machine. In the event a florist cannot find a florist to fulfill the order in the area they wish to send an order, they can call our order entry department and we will place the order. The sending florist is paid by the customer for the purchase, and the receiving florist, who is responsible for designing and delivering the flowers to the recipient, will be paid by us. We are capable of placing floral orders virtually anywhere in the world. Member florists are on a "reporting plan" under which the sending florist normally pays us 80% of the sales price and we generally pay the receiving florist 71% of the sales price, retaining 9% for our processing services. Under this "reporting plan" we are normally not aware of the transaction until the receiving florist reports the order. Accordingly, accounting recognition of the revenue on floral shop to floral shop transactions does not occur until the order is reported to us. Included in floral order processing are revenues generated by THE FLOWER CLUB(TM). Revenues and associated costs related to floral orders generated by THE FLOWER CLUB(TM) are recorded in the month that the order is filled, as the revenue process is complete and we have the information needed to record the transaction.

     The flowers-by-wire business is seasonal in that its member florists send a much higher volume of orders during the weeks preceding Thanksgiving, Christmas, Valentine's Day, Easter and Mother's Day. In response to this seasonality and to generate additional business for its member florists, we formed THE FLOWER CLUB(TM) to generate additional orders by pursuing relationships with nationally recognized corporations. We engage in joint marketing campaigns with these corporations not only during holidays, but also during nonseasonal periods in an effort to provide member florists with orders during slow periods of the year. Management expects to continue to generate a significant number of our orders through THE FLOWER CLUB(TM).

     Historically, an independent marketing firm established and serviced the corporate relationships of THE FLOWER CLUB(TM). However, we believe that we can achieve greater growth by operating our own marketing department. Accordingly, during 1998 we acquired the operations of the independent marketing firm and now manage our primary marketing functions internally.

     During 1997, we developed and began marketing a new product called Talking Bouquet. Talking Bouquets allow the sender of a flower arrangement to record a personal voice greeting to be retrieved by the recipient of the flower arrangement. In addition, we have formed a relationship with a firm in the gift basket industry that allows our systems to interface and transmit purchases so that we never need to take possession of or ship the products. This relationship allows us to offer products other than flowers to THE FLOWER CLUB(TM) customers as well as member florists. Gift baskets are distributed through member florists and also by direct shipment to the consumer.

CREDIT AND CHARGE CARD PROCESSING

     Through our wholly-owned subsidiary, Credit Card Management System, Inc., we make an electronic credit card and charge card processing system, known as FloraCash, available to our members. The FloraCash processing system allows merchants to accept credit cards and charge cards by automatically providing authorization codes for each transaction and capturing all the transaction data electronically. The FloraCash system allows florists and non-floral merchants to receive frequent, automatic deposits directly to their bank accounts. We sell and lease FloraCash terminals and optional printers at competitive rates.

RECENT DEVELOPMENTS

     In December 1998, we were notified by the National Association of Securities Dealers, Inc. that they had commenced an inquiry into the trading activity in our common stock during the period leading up to the date we publicly announced that we had entered into the merger agreement with Gerald Stevens. We have cooperated with the NASD in the conduct of their inquiry.

     In March 1999, we were notified by the Internal Revenue Service that they plan to audit our tax return for fiscal year 1997. We do not believe that this audit will have a material adverse impact on our financial statements or our financial condition.

HISTORY

     We were incorporated under the laws of Delaware in 1970 as the successor to Spotts International, Inc., a company engaged in the premium promotion business. In 1970, we acquired a flowers-by-wire business, Florafax Delivery, Inc.

     In April 1992, we incorporated Credit Card Management System, Inc., an Oklahoma corporation.

     In March 1994, we incorporated The Flower Club International, Inc., a Florida corporation.

                              GERALD STEVENS, INC.

GERALD STEVENS BUSINESS STRATEGY

     Gerald Stevens is a retailer and marketer of flowers, floral-related merchandise and gifts. Headquartered in Fort Lauderdale, Florida, Gerald Stevens is building a national chain of retail stores, including stand-alone flower shops and supermarket "store-in-store" locations. Gerald Stevens is also creating a national sales and marketing division to sell its products via the internet, catalogues, direct mail and dial-up numbers. In order to assure its customers of fresh, quality flowers, Gerald Stevens is building its own cut flower and related materials sourcing operation. Gerald Stevens is also establishing relationships with a number of growers and vendors around the world. Our management believes that in concert, these operations will provide Gerald Stevens with control over both the product and distribution network necessary to make the GERALD STEVENS(SM) brand synonymous with superior service, quality and value. We believe that this strategy differentiates Gerald Stevens from competitors in the floral industry who only focus on singular components of floral order generation or the floral distribution network.

     Gerald Stevens was formed in May 1998 by its current management and New River Capital Partners to create a branded retail floral company capable of meeting its customers' entire retail floral needs from order taking to production to delivery. We believe that the management of Gerald Stevens can apply its experience from prior successful implementations of regional, national and international growth strategies for branded consumer products, including video rental, music retailing and automotive retailing, to build a profitable growth company in the retail floral industry. We believe that this experience in developing branded consumer product companies is applicable across industries. For example, management of Gerald Stevens, while serving together as executive officers of Blockbuster, had various executive, administrative, operational and financial responsibilities and directly supervised Blockbuster personnel who acquired and converted small, independently owned video and music stores into the BLOCKBUSTER VIDEO(TM) and BLOCKBUSTER MUSIC(TM) brands and systems, and opened hundreds of new Blockbuster locations across the country. As a result, we believe that the management of Gerald Stevens has the skills and experience to establish GERALD STEVENS(SM) as the preeminent brand in the floral industry by capitalizing on the following attributes of the retail floral industry:

     - According to the United States Department of Commerce studies, the floral industry is:

        -- large, with total industry retail revenue of approximately $16 billion in 1997;

        -- fragmented, with the top ten retailers accounting for less than 5% of the industry; and

        -- growing, as reflected by annual growth of approximately 9% over the last two years.

     - The floral industry is further characterized by high margins, with an average gross margin of 67% which significantly exceeds that of most retail industries, and is under-marketed as marketing expenditures are typically less than 3% of sales.

     - The absence of a national retail brand despite the fact that there are many examples of highly successful, very profitable floral retailers in major metropolitan areas.

     - The current supply chain, which our management believes adds little incremental value but creates substantial incremental costs, can be avoided by a national retailer, resulting in fresher product with a longer shelf life, lower prices and higher customer satisfaction.

     - The decentralized nature of the industry, coupled with the current retail transaction processing flow in which most orders are placed via telephone and delivered by a local retailer, results in inefficiencies that can be reduced by centralizing within each market the order taking, production of floral arrangements and delivery functions.

     - A large national customer database that can be compiled quickly as:

        -- many local florists maintain local databases of more than 10,000 customers per store which are generated from fulfilling wire service orders; and

        -- floral orders generate information on both the customer making the purchase and the recipient.

     - The suitability of flowers for marketing through the Internet. Our management believes that consumer behavior is well-established for placing a telephone order for flowers, without seeing the product prior to purchasing it, and trusting that the product will be delivered satisfactorily. The enhanced nature of an Internet transaction, particularly the ability of the consumer to see the type of product available, leads many experts to predict that flowers will be among the top products sold over the Internet.

     Our management believes that significant opportunities exist to increase flower consumption in the United States. According to the Floral Marketing Association, the United States currently ranks 13th worldwide in per capita consumption of flowers, with only 25% of households purchasing flowers annually. Per capita consumption has risen steadily over the past several years, in part, from the increased availability of flowers in convenient locations such as supermarkets. Our management believes that this growth is also the result of favorable demographic and "lifestyle trends" which encourage increased flower consumption.

     Our management believes that its business combination with Gerald Stevens will allow it to capitalize on the attractive opportunities in the floral industry and create new growth by:

     - Assembling a national distribution and merchandising network to leverage the efficiencies created through centralized purchasing, merchandising, order-taking and delivery, while targeting both gift giving and self-consumption;

     - Developing GERALD STEVENS(SM) into an easily recognized and well-respected floral brand, synonymous with a high level of value, quality and customer service;

     - Establishing a leading position in each channel through which consumers currently purchase flowers and related merchandise, including traditional florists, supermarkets, mass market retailers, catalogs and online, supported by an innovative national sales and marketing organization; and

     - Building a complete flower sourcing and distribution organization.

     Through its combination with Gerald Stevens, our management plans to develop a retail network in 50 of the country's 100 largest regional areas, and have a strong presence in selected additional markets. In each of the targeted urban areas to be served, management intends to develop a retail network utilizing a "Hub and Satellite" system. Several of Gerald Stevens' current retailers have successfully implemented this strategy in their markets, and management believes it is the most efficient operating structure to maximize production, both in terms of costs and consistency of presentation, and optimize local deliveries. Hub stores will centralize regional procurement, in-bound call centers, production of arrangements and delivery. The hub stores will also provide support for satellite stores, which will target walk-in business in high-traffic locations and serve as smaller distribution outlets for orders destined outside of the hub delivery area.

     The diagrams below compare traditional florists to the Gerald Stevens "Hub and Satellite" system. Gerald Stevens believes that a "Hub and Satellite" network of stores provides the most efficient method of fulfilling orders.
                            (Delivery System Chart)

     Because orders generated nationally via the internet or "800" and other telephone numbers must be delivered locally, the hub stores, serving as a backbone for Internet and telephone orders delivery, should benefit from the expected increase in Internet orders received from both its web sites and the web sites of other e-commerce participants. More importantly, our management believes hub stores provide Gerald Stevens with a competitive advantage in that the company will control many of its orders from the time the order is placed through delivery, an important distinction that our management believes will be a powerful marketing message in the years to come.

     Gerald Stevens' florists, including those florists recently acquired, are currently achieving, on average, pre-tax income from operations, after adding back owner distributions and other non-recurring expenses incurred during the 12 month period preceding the purchase by Gerald Stevens, equal to approximately 9% of their revenue. Nevertheless, Gerald Stevens' strategy is to increase the profitability of its stores. By consolidating the operations of its florists, we expect Gerald Stevens to recognize substantial cost savings, particularly in the cost of cut flowers and other related merchandise. We expect Gerald Stevens to achieve significant revenue growth through a number of merchandising and marketing activities, including the development of a national brand. Among other initiatives, we expect that Gerald Stevens will utilize its sizable growing customer database to create loyalty programs, reminder services and provide other member benefits. We also expect that Gerald Stevens will provide more information to its customers about the variety of products available in the stores and the care and handling of that product, and to elevate the level of customer service provided.

     In addition to expanding its traditional retail operation, Gerald Stevens is aggressively building its order generation business. As described above, flowers require local delivery to execute the overwhelming majority of orders. Flowers are unlike other products sold over the telephone and Internet, such as books, music and computers, as flowers are perishable and are not easily arranged and packaged for same-day delivery and therefore require special handling. A company selling flower bouquets and arrangements nationally or in markets where it does not own retail stores must send the order through a wire service to be filled by a local florist. The sending company thus has no control over the quality of the product delivered to the customer or the level of service provided. Our management believes that a nationally recognized branded retail operation will have a competitive advantage over companies seeking to sell flowers nationally over the internet or via toll-free telephone in terms of both customer service and value. As a result, management believes that these segments, particularly the internet, represent a growth opportunity for Gerald Stevens.

     We believe that our call center and marketing infrastructure, combined with Gerald Stevens' current and planned online operations, provide the combined company with a strong foundation for future growth in these lines of business.

BUSINESS AND OPERATIONS OF GERALD STEVENS

     As of April 7, 1999, Gerald Stevens has acquired floral and gift retailers with an aggregate of 102 stores, a flower importer, a floral order generation business and an internet services company. The following is a list of the floral and gift retailers acquired by Gerald Stevens:

                                                                        STORE-IN-
                                                          TRADITIONAL     STORE      TOTAL     DATE
       BUSINESS NAME (D/B/A)                MARKET          STORES      OPERATIONS   STORES   FOUNDED
       ---------------------                ------        -----------   ----------   ------   -------
Cactus Flower Florists..............      Scottsdale, AZ       4                        4      1972
Boesen the Florist..................      Des Moines, IA       5            11         16      1923
Dr. Delphinium......................          Dallas, TX       1                        1      1989
Eastern Floral & Gift...............    Grand Rapids, MI       3                        3      1948
Fallons Creative Flowers............         Raleigh, NC       4                        4      1920
Maple Lee Flowers...................        Columbus, OH       1                        1      1945
Martina's Flowers...................         Augusta, GA       1                        1      1975
Norton Flowers & Gifts..............       Ann Arbor, MI       4                        4      1892
Royer's Flower Shops................         Lebanon, PA      14            21         35      1945
Connell Flower Shop.................        Columbus, OH       1                        1      1905
Flowers from Woodcroft..............          Durham, NC       1                        1      1983
Jennie's Flower Shop................           Tampa, FL       2                        2      1954
Alan Preuss Florists................       Milwaukee, WI       3                        3      1892
Coe's Campus Flowers................            Ames, IA       1                        1      1932
John Wolf Florist...................        Savannah, GA       1                        1      1895
Flower Patch........................  Salt Lake City, UT      13                       13      1981
Country Lane Flower Shops...........         Detroit, MI       2                        2      1974
Creative Flowers....................           Tampa, FL       1                        1      1986
Flowers Plus........................        Columbus, OH       1                        1      1996

                                                                        STORE-IN-
                                                          TRADITIONAL     STORE      TOTAL     DATE
       BUSINESS NAME (D/B/A)                MARKET          STORES      OPERATIONS   STORES   FOUNDED
       ---------------------                ------        -----------   ----------   ------   -------
Flowers by Edith....................        Lakeland, FL       1                        1      1956
Flowers Plus........................     Casselberry and       2                        2      1995
                                         Gainesville, FL                                       1995
Hidden Hills Floral.................    Jacksonville, FL       1                        1      1988
Flowers from Holland................         Atlanta, GA       1                        1      1982
Weinstock's Flowers & Gifts.........         Atlanta, GA       1                        1      1917
Phoebe Floral Shop..................       Allentown, PA       1                        1      1932

     Gerald Stevens also operates AGA Flowers, a leading Miami based importer of cut flowers. Through a long-term supply arrangement with two farms in Colombia, as well as relationships with more than 40 other farms in Colombia and Ecuador, Gerald Stevens has the opportunity to purchase and contract grow cut flowers for its own use and the sale to third parties.

     Gerald Stevens also operates National Flora, a national retail flower order forwarding business. National Flora primarily engages in the business of forwarding long distance floral and related gift orders acquired through a variety of advertising efforts including telephone directory advertising, internet web pages, affinity partnerships, corporate programs and direct mail marketing. National Flora sends its orders to florists in its "preferred florist" network.

     Through its "FlowerLink" subsidiary, Gerald Stevens operates an Internet business serving nearly 1,000 member florists across the country and an Internet service provider in Central Pennsylvania. Gerald Stevens' online operations also include a number of websites operated by National Flora and its retail chains.

     Following the merger, we will continue the expansion started by Gerald Stevens through the acquisitions of additional floral businesses. As of April 7, 1999, Gerald Stevens has entered into agreements to acquire three additional floral businesses, with an aggregate of twenty-two stores. Gerald Stevens expects to consummate these transactions prior to the closing of the merger. If Gerald Stevens does not consummate these transactions prior to the closing of the merger, as permitted under the merger agreement, we will assume and pursue the rights of Gerald Stevens under these letters of intent after the merger. Also, Gerald Stevens has entered into non-binding letters of intent to acquire ten additional floral businesses, with an aggregate of seventeen stores. The transactions contemplated by the non-binding letters of intent are subject to customary contingencies and conditions, including the completion of due diligence reviews and the negotiation and execution of definitive purchase agreements. Neither we nor Gerald Stevens can give you assurance that any of these acquisitions will be completed.

     Gerald Stevens was incorporated in the state of Delaware in May 1998. Gerald Stevens' principal executive offices are located at 100 S.E. 3rd Avenue, Suite 1101, Fort Lauderdale, FL 33394, and Gerald Stevens' telephone number is
(954) 713-5000.

                       SELECTED HISTORICAL FINANCIAL DATA

                               FOR GERALD STEVENS

     The selected historical financial data for Gerald Stevens presented below for the period from May 7, 1998 (date of inception) to September 30, 1998 and as of September 30, 1998 have been derived from the audited financial statements of Gerald Stevens. The selected historical financial data for Gerald Stevens presented below for the three month period ended and as of December 31, 1998 have been derived from Gerald Stevens' unaudited consolidated financial statements. The data should be read in conjunction with the audited and unaudited financial statements, related notes, management's discussion and other financial information of Gerald Stevens for the periods indicated above and contained elsewhere in this document.

                                                              THREE MONTH     MAY 7, 1998
                                                              PERIOD ENDED   (INCEPTION) TO
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998            1998
                                                              ------------   --------------
                                                                (IN THOUSANDS EXCEPT PER
                                                                       SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Total revenue...............................................    $17,001         $     0
Operating income (loss).....................................        160          (2,137)
Net income (loss)...........................................        165          (2,116)
Basic earnings (loss) per share.............................       0.01           (0.21)
Diluted earnings (loss) per share...........................       0.01           (0.21)
Weighted average common and common equivalent shares
  outstanding:
  Basic.....................................................     18,321          10,004
  Diluted...................................................     18,479          10,004

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
SELECTED BALANCE SHEET DATA:
Working capital.............................................    $ 5,963         $5,965
Intangible assets...........................................     37,525          1,520
Total assets................................................     55,810          8,486
Long-term debt..............................................        122              0
Total liabilities...........................................      7,600            817
Stockholders' equity........................................     48,210          7,668

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                               OF GERALD STEVENS

     The following discussion and analysis of the financial condition and results of operating of Gerald Stevens should be read in conjunction with Gerald Stevens' audited financial statements and related notes thereto and the pro forma consolidated financial information included elsewhere in this document.

GENERAL

     Gerald Stevens was formed on May 7, 1998 to become a leading branded retailer and consumer marketer of flowers, floral-related merchandise and gifts. Through September 30, 1998, Gerald Stevens was in the development stage, had no revenue, and all efforts of Gerald Stevens had been directed to developing a business strategy, raising capital, and acquiring leading retail flower shops and other floral related businesses. Effective October 1, 1998, Gerald Stevens commenced its operations upon the completion of its acquisition of ten operating flower businesses and, as a result, emerged from the development stage.

LIQUIDITY AND CAPITAL RESOURCES

     On August 11, 1998, New River Capital Partners, a limited partnership whose managing general partner is a partnership controlled by Steven R. Berrard and whose administrative general partner is a corporation controlled by Thomas C. Byrne, purchased 5,684,755 shares of Gerald Stevens' common stock for an aggregate purchase price of $5,500,000. Messrs. Berrard and Byrne are also directors of Gerald Stevens. Also on August 11, 1998, Gerald R. Geddis, the President and Chief Executive Officer of Gerald Stevens, purchased 2,445,478 shares of Gerald Stevens common stock for an aggregate purchase price of $2,366,000.

     In August and September 1998, several of Gerald Stevens' employees and other investors purchased 1,398,130 shares of Gerald Stevens common stock for an aggregate purchase price of $1,471,565.

     On July 31, 1998, Gerald Stevens acquired substantially all of the assets of International Floral Network, Inc. for $1.5 million in cash and 475,553 shares of Gerald Stevens common stock, with cash paid and shares issued in August 1998. International Floral Network's acquired assets consisted solely of rights to acquire 33 retail floral businesses under non-binding letters of intent with the owners of those businesses. Gerald Stevens allocated the aggregate consideration of approximately $2.0 million to the nine letters of intent it intended to pursue. Prior to September 30, 1998, Gerald Stevens ceased discussions with one of these entities at which time the unamortized allocated portion of the consideration of $479,860 was charged to amortization expense. The remaining balance of $1,520,140 has been capitalized as part of the purchase price upon the acquisition of the other eight retail florists chains during the three months ended December 31, 1998.

     All of the aforementioned stockholders who were issued shares of Gerald Stevens common stock in August and September 1998 have entered into a stockholders agreement that contains, among other things, a voting agreement which provides that a majority of the directors of Gerald Stevens will be designated by New River Capital Partners. The stockholders agreement prohibits transfers of Gerald Stevens common stock until the earlier of October 1, 2000 or such time as Gerald Stevens becomes a public company, in which case Gerald Stevens has a right of first refusal for any sales of Gerald Stevens common stock in an amount in excess of $500,000 until October 1, 2000.

     On October 1, 1998, Gerald Stevens issued 4,581,583 shares of its common stock in a private placement for consideration of approximately $20,900,000, net of underwriting fees and expenses. Individuals who purchased shares in the private placement have agreed to give Gerald Stevens a right of first refusal, prior to transferring such shares, until the earlier of the date that Gerald Stevens becomes a public company or August 31, 2000.

     On September 30, 1998, Gerald Stevens entered into a revolving credit agreement with a bank in which the bank agreed to loan Gerald Stevens up to $20,000,000 for a term of 18 months. Cash borrowings bear interest at either the Eurodollar market rate plus a percentage ranging from 100 to 225 basis points depending on Gerald Stevens consolidated leverage ratio for the quarter ended prior to the borrowing, or at Gerald Stevens option, a base rate equal to the higher of the federal funds rate plus .5% or the prime rate. Gerald Stevens effective Eurodollar borrowing rate and its base rate as of April 7, 1999 are 5.94% and 7.75%, respectively. The line of credit will be used to finance business acquisitions and provide working capital for general corporate purposes. Borrowings under the revolving credit agreement are secured by all Gerald Stevens' current and future assets, including a pledge of the stock of each business that is acquired by Gerald Stevens. The revolving credit agreement contains covenants requiring bank approval of certain of Gerald Stevens acquisitions, and the maintenance of agreed upon financial ratios, as more specifically described in the following paragraphs.

     With regard to acquisitions, the revolving credit facility requires, among other things, that at least 35% of the cost of acquisition be paid for in the form of Gerald Stevens common stock and that the proceeds of loans used to pay the cost of acquisition cannot exceed 3 times the acquired company's earnings before interest, taxes, depreciation and amortization. These requirements do not apply if outstanding loans are equal to or less than 50% of the total loan commitment, or if outstanding loans exceed 50% of the total loan commitment and the ratio of debt to EBITDA is equal to or less than 1.5 to 1, or if the cost of acquisition is not greater than $1.25 million and the total cost of acquisitions not approved by the bank in a fiscal year does not exceed 10% of shareholders' equity at the end of the preceding fiscal year.

     The revolving credit agreement also requires Gerald Stevens to maintain financial ratios which limit total debt and capital expenditures. Consolidated debt cannot exceed earnings before interest, taxes, depreciation and amortization by a ratio of 3 to 1 or exceed consolidated shareholders' equity. In addition, the ratio of EBITDA to the sum of capital expenditures, interest expense, cash income taxes and current maturities of indebtedness must not be less than 1.5 to 1 through March 31, 1999 or less than 1.75 to 1 thereafter.

     On February 23, 1999 Gerald Stevens and its primary lender agreed to the terms and conditions of an amendment to its existing bank credit facility to increase the size of this credit facility from $20,000,000 to $40,000,000. The closing of this amendment occurred on March 16, 1999. Additionally, on February 23, 1999 Gerald Stevens and its lending bank agreed to the terms and conditions of an arrangement whereby the bank will act as the sole and exclusive agent and lead arranger for a $50,000,000 to $75,000,000 syndicated bank credit facility on a best efforts basis and also offer its commitment to lend up to $15,000,000 of the facility.

     Gerald Stevens anticipates that assuming there are no material adverse changes in or material disruption of conditions in the financial, banking or capital markets, the aforementioned syndicated credit facility will be closed in the second quarter of 1999. Upon closing the syndicated credit facility, management intends to terminate the then existing credit facilities of both Gerald Stevens and Florafax.

     Gerald Stevens seeks to establish a leading position in each channel through which consumers currently purchase flowers and related merchandise, including the traditional retail florist, supermarket and mass merchant, catalog, online and other marketing related channels. Gerald Stevens plans to develop a retail network in 50 of the country's 100 largest regional areas and have a strong presence in selected additional markets.

     Gerald Stevens intends to implement its business strategy largely by the acquisition of retail florist and other florist related businesses throughout the country. Upon acquisition, Gerald Stevens expects to incur capital costs to remodel and retrofit some of its acquired stores to be consistent with the GERALD STEVENS(SM) store format. Additionally, Gerald Stevens plans to fill out regional markets by constructing a number of new hub or satellite stores. To facilitate its high rate of planned growth and to effectively integrate business activities and processes, Gerald Stevens expects to incur substantial computer and communication costs.

     Gerald Stevens intends to finance the costs of its business acquisitions and capital expenditures with a combination of debt and equity capital, as well as cash generated from internal operations. Specifically, Gerald Stevens expects to finance the cost of future business acquisitions by paying cash and issuing shares of common stock to the sellers of these businesses in reasonably equal values. In addition to increasing its line of credit, Gerald Stevens also plans to offer for sale, in either private placements or public offerings, shares of Gerald Stevens common stock as circumstances and market conditions dictate. At December 31, 1998, Gerald Stevens had no indebtedness from borrowings against its revolving credit facility. Gerald Stevens believes that its $40 million credit facility, along with the existing $5 million credit facility of Florafax, will provide adequate capital to meet its cash requirements over the next 12 months.

     Gerald Stevens believes that it will be successful in raising additional debt, including but not limited to increasing its credit facility from $40 million to $50 million, and equity capital in the future that, together with cash provided from operations, will be adequate to finance the planned expansion of its business beyond the next 12 months. However, Gerald Stevens cannot provide assurance that temporary or long-term adverse changes in global capital markets will not interrupt or curtail its growth plans.

BUSINESS COMBINATIONS

     From October 1, 1998 through December 31, 1998, Gerald Stevens acquired thirteen retail florist businesses and one floral import business for total consideration of $44,203,518, consisting of $24,492,122 in cash and 4,036,829 shares of Gerald Stevens common stock. From January 1, 1999 through April 7, 1999, Gerald Stevens acquired or has entered into probable agreements to acquire ten retail florist businesses and also acquired National Flora, a floral order generation business, for total consideration of $44,542,462, consisting of $28,281,608 in cash and 2,133,631 shares of Gerald Stevens common stock. All of the sellers of the acquired businesses who received shares of Gerald Stevens common stock have entered into stockholder agreements that contain terms that are similar to the terms of the stockholder agreements required for individuals who became stockholders in August and September 1998.

     The following table represents the total purchase price, the cash and stock portion of the purchase price, the number of shares issued and the share price for the business acquisitions discussed above:

                                                            PURCHASE PRICE
                                                       -------------------------               SHARE
COMPANY                                     TOTAL         CASH          STOCK       SHARES     PRICE
-------                                  -----------   -----------   -----------   ---------   -----
1998 ACQUISITIONS:
Royer's Flower Shops...................  $11,158,046   $ 6,333,566   $ 4,824,480   1,015,680   $4.75
Boesen the Florist.....................    5,150,007     2,485,000     2,665,007     561,054    4.75
Maple Lee Flowers......................    4,698,003     2,539,000     2,159,003     454,527    4.75
Dr. Delphinium.........................    3,102,326       879,825     2,222,501     467,895    4.75
Cactus Flower Florists.................    3,000,002     1,800,000     1,200,002     252,632    4.75
AGA Flowers............................    2,935,000     1,467,502     1,467,498     308,947    4.75
Eastern Floral & Gift..................    2,924,000     2,924,000            --          --     N/A
Martina's Flowers......................    1,948,038     1,168,036       780,002     164,211    4.75
Norton's Flowers & Gifts...............    1,566,000       548,099     1,017,901     214,295    4.75
Fallon's Creative Flowers..............    1,917,094     1,117,094       800,000     168,421    4.75
Jennie's Flower Shop...................    3,575,000     2,000,000     1,575,000     262,500    6.00
Other Acquisitions.....................    2,230,002     1,230,000     1,000,003     166,667    6.00
                                         ---------------------------------------------------
          Total 1998 Acquisitions......   44,203,518    24,492,122    19,711,397   4,036,829
1999 ACQUISITIONS*:
Phoebe's...............................    2,816,622     2,194,770       621,852      73,159   $8.50
National Flora.........................   19,727,200     9,952,200     9,775,000   1,150,000    8.50
Kuhn's.................................    6,200,000     5,580,000       620,000      36,471   17.00
Other Acquisitions.....................   15,798,640    10,554,638     5,244,002     874,001    6.00
                                         ---------------------------------------------------
          Total 1999 Acquisitions......   44,542,462    28,281,608    16,260,854   2,133,631
          Total........................  $88,745,980   $52,773,730   $35,972,251   6,170,460
                                         ===================================================

    * includes businesses Gerald Stevens has probable agreements to acquire.

     In December 1998, Gerald Stevens entered into a definitive merger agreement with Florafax, a company that is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. Depending upon the average closing sale price, each share of Gerald Stevens common stock outstanding immediately prior to the merger will be converted into the right to receive between 1.25 and 1.35 shares of our common stock. Completion of the merger is dependent upon stockholder approval, among other things.

     The Florafax/Gerald Stevens pro forma as adjusted goodwill related to acquired businesses, net of amortization, at November 30, 1998 was approximately $69 million, which represents approximately 69% of our pro forma as adjusted total assets of approximately $99 million and exceeds our pro forma as adjusted total stockholders equity of approximately $60 million. The $69 million of goodwill will result in an annual amortization expense of approximately $2.3 million, based upon the amortization of goodwill related to the acquisition of retail floral businesses and National Flora, an order generation business, over useful lives of 40 years and 20 years, respectively. Goodwill and related amortization are expected to increase principally as a result of future retail floral business acquisitions, and the amortization of goodwill and other intangible assets could adversely affect financial condition and results of operations. Gerald Stevens has considered various factors, including projected future cash flows, in determining the purchase prices of acquired retail floral businesses, and does not believe that any material portion of the goodwill related to any of these acquisitions will dissipate over a period shorter than 40 years. However, earnings in future years could be significantly adversely affected if management later determines either that the remaining balance of goodwill is impaired or that a shorter amortization period is applicable.

RESULTS OF OPERATIONS

                      Three Months Ended December 31, 1998

     Gerald Stevens consolidated results of operations for the three months ended December 31, 1998 include the operating results of Gerald Stevens and its recently acquired wholly-owned subsidiaries. As such, these consolidated results of operations are comprised of corporate overhead expenses incurred by Gerald Stevens together with the operating results of nine floral retail businesses and one floral import business that were acquired on October 1, 1998 for the full three month period, and of four floral retail businesses acquired in November and December 1998 for the periods from acquisition date to December 31, 1998.

REVENUE

     Product sales were $15,431,265 and included sales of floral and gift products by Gerald Stevens' retail businesses totaling $12,993,465 and sales of floral products by Gerald Stevens import business of $2,437,800. Service and other revenue totaled $1,569,531 and principally was comprised of delivery and other service fees charged to customers, and commissions earned on orders transmitted to and fulfilled by other outside retail florists.

OPERATING COSTS AND EXPENSES

     The following table sets forth all operating costs and expenses of Gerald Stevens acquired businesses as a percentage of related total revenue, and further sets forth the total corporate overhead expenses of Gerald Stevens as a percentage of total revenue for the three month period ended December 31, 1998:

                                                               RETAIL       IMPORT
                                                             BUSINESSES    BUSINESS    TOTAL
                                                             ----------    --------    -----
Cost of product sales......................................     34.9%        74.7%     40.6%
Salaries & benefits........................................     35.0%        12.2%     31.7%
Operating expenses.........................................      9.2%         3.1%      8.4%
Selling, general & administrative..........................      9.0%         4.3%      8.3%
Depreciation & amortization................................      1.5%         0.2%      1.3%
                                                                ----         ----      ----
Total Acquired Business operating costs & expenses.........     89.6%        94.5%     90.3%
                                                                ====         ====
Total Corporate operating costs & expenses.................                             8.7%
                                                                                       ----
Total operating costs & expenses...........................                            99.0%
                                                                                       ====

     Cost of product sales was $6,909,023 and included cost of product sales at Gerald Stevens retail businesses totaling $5,086,993 and cost of product sales at Gerald Stevens import business of $1,822,030. Gross margins on product sales at Gerald Stevens retail businesses and at Gerald Stevens import business, as a percentage of related product sales, averaged 60.9% and 25.3%, respectively, during the period.

     Salaries and benefits expenses were $5,927,549, and included salaries and benefit expenses at Gerald Stevens retail businesses, import business and corporate headquarters totaling $5,095,231, $297,052, and $535,266, respectively.

     Operating expenses were $1,434,403 and included operating expenses at Gerald Stevens retail businesses, import business, and corporate headquarters totaling $1,344,982, $74,660, and $14,761, respectively. Operating expenses are comprised primarily of occupancy and customer delivery expenses.

     Selling, general and administrative expenses were $2,136,744 and included selling, general and administrative expenses at Gerald Stevens retail businesses, import business and corporate headquarters totaling $1,307,713, $105,218, and $723,813, respectively. Selling, general and administrative expenses consist principally of advertising, legal and accounting, and travel expenses.

     Depreciation and amortization expenses were $433,268 and included depreciation and amortization expenses at Gerald Stevens retail businesses, import business, and corporate headquarters totaling $216,583, $5,721 and $210,964. Depreciation and amortization expenses at corporate headquarters consist mainly of goodwill amortization related to Gerald Stevens acquired businesses.

OTHER INCOME (EXPENSES)

     Interest income was $84,566 and related principally to earnings on the investment of excess Gerald Stevens' cash balances.

     Interest expense was $84,891 and related principally to the amortization of debt issue costs and unused facility fees on Gerald Stevens' revolving credit facility.

     Other income was $55,764 and relates to income from Gerald Stevens' investment in Internet Services, LP, a 49% owned business which is accounted for under the equity method of accounting, and various other miscellaneous income items at Gerald Stevens' retail businesses.

PROVISION FOR INCOME TAXES

     An income tax provision of $50,100 related to state income taxes was recorded during the period. There was no federal income tax provision recorded due to the utilization of net operating loss carry forwards during the period.

           Period from May 7, 1998 (Inception) to September 30, 1998

     From May 7, 1998, the date of inception, to September 30, 1998, Gerald Stevens' business was in the process of being organized and developed. During this initial start-up period, Gerald Stevens:

     - recruited and hired its initial officers and corporate employees,

     - performed floral industry market research,

     - developed its detailed business plan,

     - visited and had discussions with numerous retail florist and other floral related businesses throughout the country,

     - completed the acquisition of the assets of International Floral Network,

     - negotiated and signed definitive purchase agreements with ten founding businesses,

     - and made arrangements for two private placements of Gerald Stevens common stock and established its initial bank credit facility.

     During this initial period, Gerald Stevens had no revenue and recognized total operating expenses of $2,137,439, consisting principally of audit, consulting, legal and compensation costs. Operating expenses include a write-off of $479,860 related to Gerald Stevens' acquisition of the assets of International Floral Network and approximately $540,000 of costs reimbursed to SB Management Corp., a corporation controlled by Mr. Berrard, a director of Gerald Stevens. See "-- Liquidity and Capital Resources" and Note 7 of Notes to Gerald Stevens, Inc. Financial Statements contained elsewhere herein.

     Gerald Stevens earned interest income of $22,134, incurred interest expense of $1,111 and reported a net loss for the period from May 7, 1998, the date of inception, to September 30, 1998 of $(2,116,416).

YEAR 2000 ISSUE

     Gerald Stevens has developed a Year 2000 compliance plan and completed a preliminary assessment of Year 2000 issues, risks, and exposures. Every business acquired by Gerald Stevens to date has Year 2000 issues in various stages of investigation and resolution. These issues typically include telephone switches, voicemail systems, store server hardware and operating systems, and the business software installed on their store systems.

     Gerald Stevens has reviewed the telephone switch hardware and software for each acquired business. Year 2000 certified hardware and software upgrades are available from the switch vendors for all currently acquired telephone systems. Several of the switches have already been replaced or upgraded. The remaining non-compliant equipment will be upgraded by the third quarter, 1999. Gerald Stevens has acquired certification letters from each affected telephone switch and software vendor. Gerald Stevens believes it has taken appropriate and reasonable steps to mitigate Year 2000 risk to its acquired telephone systems.

     Gerald Stevens has reviewed the business-computing environment for each acquired business. This typically consists of a UNIX server and several dumb terminals used for point-of-sale and back office functions. Gerald Stevens is currently upgrading all servers to the Year 2000 certified version of SCO UNIX. Where necessary, the UNIX server hardware is being replaced to ensure Year 2000 compliance. These upgrades are expected to be complete by the third quarter, 1999.

     Some of the businesses acquired by Gerald Stevens use commercially available retail florist software that is not currently Year 2000 compliant. Gerald Stevens has received written notification from their software vendors that a software release that fixes all known Year 2000 problems will be delivered to Gerald Stevens' affected retail florists during the first quarter of 1999 at no cost. Gerald Stevens plans to test the new software releases immediately upon receipt from the vendors. Additionally, Gerald Stevens has developed a contingency plan, which includes the replacement of any non-compliant retail florist software with fully compliant software that is being used today by one of Gerald Stevens' other retail florist businesses.

     The impact of failure due to Year 2000 problems depends on the technology affected. In the event that the telephone systems failed, the store would be unable to take or fulfill telephone orders. This would have a substantial impact on the store's ability to conduct business. To mitigate this risk, the company has contracted with a third party provider who has an inventory of Year 2000 compliant telephone switches, and who could replace the affected equipment with a new telephone switch and software within 72 hours. While this would increase company costs, it would minimize any loss of sales resulting from the failure.

     In the event the computer hardware failed in the store, it would impact the ability of the store to make computer-supported transactions, including point-of-sale, ordering, and receipt transactions. This would have a substantial impact on the store's ability to conduct business. To mitigate this risk, the company will acquire Year 2000 compliant computing platforms to deploy if necessary to any affected location. While this would increase company costs, it would minimize any loss of sales resulting from the failure.

     Gerald Stevens is currently conducting a review of significant third parties that support any critical aspect of its business. Currently, all of Gerald Stevens' significant software and hardware providers have indicated, either orally or in writing, that they are, or expect to be, Year 2000 compliant. Gerald Stevens is in the process of implementing each of these providers' Year 2000 compliant products and expects to complete this implementation by the third quarter of 1999. In addition, Gerald Stevens has received confirmation from approximately 20% of its third party trading partners, support organizations and suppliers that they are Year 2000 compliant. IBM is currently conducting a Year 2000 project for Gerald Stevens which will allow Gerald Stevens to complete its Year 2000 compliance check of these third parties by the end of May 1999. Gerald Stevens will continue this review, but expects no significant Year 2000 issues to be discovered with its critical third party business partners.

     Gerald Stevens plans to conduct a full Year 2000 exposure review of all future 1999 acquisition target companies prior to consummating the acquisition.

     The current estimate for expenditures related to investigating and resolving Year 2000 issues within Gerald Stevens is $1.25 million dollars. Based on its preliminary assessment of Gerald Stevens' Year 2000 issues and considering its primary and contingency plans, Gerald Stevens' management does not expect Year 2000 issues to have a material impact on its business, operations, or its financial condition or results of operations.

INFLATION

     Gerald Stevens anticipates that its business will be affected by general economic trends. Because some of Gerald Stevens' inventory is grown in countries other than the United States, economic conditions in those countries could affect the cost of product purchases. During the past year Gerald Stevens has not experienced noticeable effects of inflation, but believes that cost increases due to inflation should be able to be passed on to its customers.

SEASONALITY

     The floral industry is seasonal in that revenue is much greater during holidays such as Thanksgiving, Christmas, Valentine's Day and Mothers Day. Conversely, during the summer months, floral retailers tend to experience a decline in revenue. In addition, the floral industry in general may be affected by economic conditions and other factors, including floral promotions, competition and the climate in key flower growing regions.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, "Reporting Comprehensive Income," requires an entity to report comprehensive income and its components for fiscal years beginning after December 15, 1997. The implementation of SFAS No. 130 did not have a material effect on Gerald Stevens' financial statements as comprehensive income is equal to net loss.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires an entity to disclose important information regarding its operating segments for fiscal years beginning after December 13, 1998. The composition of the Company's businesses is changing. Accordingly, the Company will evaluate the need for segment disclosures when it implements the new standards in fiscal 2000. Following the completion of the business combination transactions described in Note 6, Gerald Stevens will operate in one segment.

     Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. Gerald Stevens believes that this statement will not have a material effect on Gerald Stevens' accounting for computer software development or acquisition.

     Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," requires the immediate expensing of current start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. Gerald Stevens has no capitalized start-up costs as of September 30, 1998.

                                 PROPOSAL NO. 2

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     We are seeking stockholder approval to amend our certificate of incorporation to change the name of our company and increase the number of authorized shares of our common stock.

     Our board of directors adopted this proposed amendment to the certificate of incorporation on December 9, 1998, subject to stockholder approval of the stock issuance in connection with the merger and the associated change of control.

     We have summarized the reasons for the proposed amendment below. We urge stockholders to read the complete Certificate of Amendment, a copy of which we have attached as Annex C.

     We propose to amend Article I of the certificate of incorporation to change our name from "Florafax International, Inc." to "Gerald Stevens, Inc." We are proposing the change in our name in connection with the merger. The change in our name is consistent with our strategy of developing the GERALD STEVENS(SM) name to be recognized as a fully-integrated branded floral retailer and marketer.

     We also propose to amend Article IV of the certificate of incorporation to increase the number of authorized shares of our common stock from 70 million to 250 million. Of the 70 million shares presently authorized for issuance, approximately 59.8 million shares are unissued and unreserved. On February 10, 1999, we had approximately 8.2 million shares issued and outstanding, 1.5 million shares reserved for issuance under employee benefit plans and approximately 600,000 shares subject to warrants and options issued outside employee benefit plans. Based on the currently anticipated exchange ratio, upon completion of the merger, we expect to have approximately 36.2 million shares issued and outstanding and 1.5 million shares reserved for issuance under employee benefit plans. The proposed amendment increases the number of authorized shares of our common stock by 180 million shares. Any additional shares of common stock, if issued, would have the same rights as the shares of our common stock currently outstanding.

     Our board of directors believes that the proposed increase in authorized shares of our common stock is in the best interests of both us and our stockholders. With this amendment to our certificate of incorporation, our board of directors will have the flexibility to act promptly to meet future business needs as they arise. We anticipate using our common stock as a form of consideration in future acquisitions. Furthermore, the additional authorized shares will allow us to keep sufficient shares readily available to maintain financing and capital raising flexibility, for stock splits and stock dividends, employee benefit plans and other proper business purposes. By having additional shares readily available for issuance, our board of directors will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of stockholders.

     Our board of directors may issue additional shares of common stock only if the action is permissible under Delaware law and the Nasdaq rules. For example, if our board of directors were to make a stock acquisition which resulted in an increase of 20% or more in the number of shares of our common stock outstanding, Nasdaq rules would require stockholder approval. If additional shares were issued, there could be a dilutive effect on our per share earnings and on stockholder voting power.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3

                             ELECTION OF DIRECTORS

     Our bylaws currently state that our board of directors shall consist of not less than three nor more than nine directors, as determined from time to time by a duly adopted resolution of the board of directors. The board of directors has resolved that, upon completion of the merger, the board will consist of five directors. No proxy will be voted for more than five individuals.

     The five nominees for directors named and described below were selected by the board of directors in connection with the negotiation of the terms of the merger with representatives of Gerald Stevens. Each director elected shall hold office from the time the merger is completed until our next annual meeting of stockholders or until his respective successor is duly elected and qualified. Each nominee for director has agreed to stand for election and, if elected, has agreed to serve as a director upon completion of the merger. In the event any nominee is unable or declines to serve as a director at or before the annual meeting, the board of directors has determined that a majority of the remaining nominees may select a qualified replacement nominee to fill the vacancy. Our management is not aware of any nominee who is unable to serve, does not own the qualifying shares, or will decline to serve if elected.

     If the proposals are approved and the merger is completed, the nominees to the board of directors, if elected, will begin service effective as of the time the merger is completed. The current members of our board of directors will continue to serve as directors until the merger is completed. If the merger is not completed by March 31, 1999, the board of directors will call a special meeting of stockholders and will select a different group of nominees, which may include one or more of the current members of the board of directors, to stand for election.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR DIRECTOR. THE HOLDERS OF PROXIES INTEND TO VOTE FOR THE FOLLOWING NOMINEES FOR DIRECTOR.

     For your review, we furnish the following information about each of the nominees. This information includes all positions each of the director nominees has held with us and the nominees' other principal occupations during the last five years.

     STEVEN R. BERRARD, 43, is a member of the Gerald Stevens board of directors. In 1997, Mr. Berrard co-founded, with Mr. Byrne, New River Capital Partners, a venture capital firm with investments in Gerald Stevens and other private companies, and he controls New River Capital Partners' managing general partner. Mr. Berrard has served as President and Co-Chief Executive Officer of Republic Industries, Inc. since October 1996. Republic Industries is the world's largest automotive retailer with over 375 dealerships throughout the United States and also owns and operates the Alamo Rent-A-Car, National Car Rental System and CarTemps USA auto rental businesses. Mr. Berrard served as Chief Executive Officer of AutoNation Incorporated, from March 1996 until its acquisition by Republic Industries in January 1997. AutoNation's developing national chain of used vehicle megastores is now part of Republic Industries' automotive retail operations. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom Inc., which, prior to its acquisition by Viacom Inc. in September 1994, operated as Blockbuster Entertainment Corporation. From January 1993 to September 1994, Mr. Berrard served as President and Chief Operating Officer of Blockbuster. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer, and he became a director of Blockbuster in May 1989. Blockbuster had approximately 19 video stores in early 1987, and was the world's largest video and music retailer with over 5,000 stores worldwide in early 1996. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and filmed entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom Inc. from September 1994 until March 1996. Mr. Berrard presently serves as a director of Republic Industries and of Florida Panthers Holdings, Inc., which owns and operates luxury resorts, arena and entertainment facilities and a professional sports franchise.

     THOMAS C. BYRNE, 36, is a member of the Gerald Stevens board of directors. Currently, Mr. Byrne is a limited partner of New River Capital Partners and controls an administrative partner of New River Capital Partners. Prior to co-founding New River with Mr. Berrard in 1997, Mr. Byrne served in various executive positions at Blockbuster, from 1989 to 1997, most recently as Vice Chairman in 1997 where his responsibilities included Business Development, International Operations, and Technology and Online Operations. Additionally, Mr. Byrne was President of Viacom Retail Group, which launched the award-winning Viacom Entertainment Store and the Nickelodeon Store concept. Mr. Byrne is a Certified Public Accountant and prior to joining Blockbuster was employed with KPMG Peat Marwick.

     GERALD R. GEDDIS, 48, is a member of the Gerald Stevens board of directors, and serves as Chief Executive Officer and President of Gerald Stevens. From 1988 to 1996, Mr. Geddis served in various executive positions at Blockbuster, including as President from 1995 to 1996, as Chief Operating Officer in 1996, as Vice President of European Operations from 1992 to 1994, and as Zone Vice President from 1989 to 1992. Blockbuster had more than 5,000 BLOCKBUSTER VIDEO(TM) stores and 500 BLOCKBUSTER MUSIC(TM) stores in more than 27 countries in 1996, and collectively, these stores employed more than 60,000 people. For the 17 years prior to 1989, Mr. Geddis served in various positions with Tandy Corporation.

     KENNETH ROYER, 67, is a member of the Gerald Stevens board of directors. Prior to joining Gerald Stevens in October 1998, Mr. Royer had been serving as a consultant in the floral industry. For over 40 years, Mr. Royer was Chairman of the Board of Directors of Royer's Flowers. Founded in 1945, Royer's Flowers by 1998 had become one of the five largest florists in the United States with 35 locations in central Pennsylvania. Mr. Royer has served as Chairman of the Retail Council of the Society of American Florists, and also has served as director of the Society of American Florists. Mr. Royer also has served as Chairman of the American Florists Marketing Council and recently completed a term as Treasurer of the American Florists Endowment. A regular speaker at national florist conventions, Mr. Royer writes a regular column for The Florist Review entitled "Royer on Retailing" and authored a book on the floral industry entitled Retailing Flowers Profitably in 1998.

     ANDREW W. WILLIAMS, 46, has been a member of our board of directors since December 1988, Chairman of the Board of Directors since November 1992 and the Chief Executive Officer since September 1994. Since 1978 Mr. Williams has been a certified public accountant practicing principally in Vero Beach, Florida. In addition, he serves as a director of First American Bank.

     There are no family relationships between any nominee or member of our board of directors or our executive officers. Other than the merger agreement, to our knowledge, there are no arrangements, agreements or understandings by which any nominee for director is bound and under which he was selected as a nominee.

                 INFORMATION CONCERNING DIRECTORS AND OFFICERS

MEETINGS AND COMPENSATION OF DIRECTORS

     During fiscal year 1998, our board of directors held three meetings. Each of our directors has waived, indefinitely, his monthly fees and his fees for attending board and committee meetings. We reimburse all of our directors for out-of-pocket expenses incurred by them in connection with their service on the board and committees of the board. No member of the board of directors, the audit committee or the compensation committee attended less than 75% of the meetings held. The board of directors does not have a nominating committee. Management nominees for director are elected by a majority vote of the board of directors.

NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

     On January 30, 1996, our stockholders approved the Nonemployee Directors' Stock Option Plan. Under this stock option plan, we grant each nonemployee director, upon his or her respective election or reelection to the board of directors, a nonqualified option to purchase 20,000 shares of our common stock at an option price equal to 100% of fair market value on the date of grant. Each exercisable option terminates upon the expiration of ten years from the date of grant or three months after the resignation or removal of the optionee as a director, whichever first occurs. However, if an optionee ceases to be a director for reasons other than resignation, removal for cause or death, the exercisable options terminate upon the expiration of ten years from the date of grant or within three years after the optionee ceases to be a director, whichever occurs first. An optionee may not exercise an option prior to the expiration of six months from the date of grant, subject to exceptions specified in the Nonemployee Directors' Stock Option Plan.

     On January 28, 1998, we granted options to purchase 20,000 shares of our common stock under the Nonemployee Directors' Stock Option Plan to the following nonemployee directors: T. Craig Benson, S. Oden Howell, Jr., William E. Mercer and Kenneth G. Puttick. We granted no other options to nonemployee directors in our fiscal year ended August 31, 1998. The following lists the amount and exercise prices of all options currently outstanding under the Nonemployee Directors' Stock Option Plan as of the date of this document:

AMOUNT OF SHARES                                              EXERCISE
SUBJECT TO OPTIONS                                             PRICE
------------------                                            --------
80,000......................................................   $1.56
80,000......................................................   $2.86
80,000......................................................   $5.86

     The vesting of options granted under the Nonemployee Directors' Stock Option Plan will not be changed in the merger.

AUDIT COMMITTEE

     The audit committee of the board of directors currently consists of William
E. Mercer, S. Oden Howell, Jr. and Kenneth G. Puttick. The audit committee did not meet during the 1998 fiscal year. The functions of the audit committee are to:

     - review the qualifications and independence of the independent auditors;

     - recommend the appointment of the independent auditors;

     - review the scope of the annual audit and the annual audit process;

     - review the annual audited financial statements; and

     - report the activities of the audit committee to the board of directors.

COMPENSATION COMMITTEE

     The compensation committee of the board of directors currently consists of
S. Oden Howell, Jr., Kenneth G. Puttick and William E. Mercer. The compensation committee did not meet during the 1998 fiscal year. The functions of the compensation committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The compensation committee also administers some of our employee benefit plans.

NOMINATING COMMITTEE

     The board of directors does not have a standing nominating committee or a committee performing similar functions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and any persons holding more than 10 percent of our common stock to report their initial ownership of such common stock and any subsequent changes in such ownership to the Securities and Exchange Commission.
Section 16(a) also requires these individuals to provide copies of the reports to us. Based upon our review of copies of the reports which we have received, we believe that during our fiscal year ended August 31, 1998, all Section 16(a) filing requirements were satisfied, with the exception of a delinquent Form 5 filed by William E. Mercer.

EXECUTIVE OFFICERS

     As of the date of this document, the following persons were our executive officers:

NAME                                             AGE   POSITION
----                                             ---   --------
Andrew W. Williams.............................  46    Chairman of the board of directors and
                                                       Chief Executive Officer
James H. West..................................  44    President, Chief Operating Officer and
                                                       Chief Financial Officer
Kelly S. McMakin...............................  37    Treasurer, Secretary, Vice President
                                                       and Controller
James J. Pagano................................  44    Vice President -- Marketing

     ANDREW W. WILLIAMS is one of our director nominees. His biographical information appears under "Proposal No. 3 -- Election of Directors."

     JAMES H. WEST joined us as our Vice President, Treasurer and Chief Financial Officer in February 1993. In January 1994, Mr. West was elected Chief Operating Officer. From August 1994 until February 1995, he served as our Secretary. On November 17, 1994, he was elected President. From November 1987 to November 1992, Mr. West was President of M.P.I.I., Inc. which is in the funeral, cemetery and insurance business. He has been one of our directors since January 1994.

     KELLY S. MCMAKIN has served as our Secretary since February 1995, Vice President and Treasurer since November 1994 and Controller since June 1993. From May 1988 through May 1993, Mr. McMakin served as Controller of M.P.I.I., Inc.

     JAMES J. PAGANO has served as our Vice President -- Marketing since January 1998. Mr. Pagano has served as Executive Vice President of The Flower Club International, Inc., our wholly-owned subsidiary, since January 1998. From May 1997 to January 1998, Mr. Pagano served as our Marketing Director. From 1991 through May 1997, Mr. Pagano was President of Media VI -- Radio Broadcasting, an entity that operates radio stations throughout Florida.

     There are no arrangements, agreements or understandings, to our knowledge, by which any of the persons described above was selected as an executive officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Members of our compensation committee during fiscal 1998 were:
         Thomas Craig Benson
         Solomon O. Howell, Jr.
         William E. Mercer
         Kenneth G. Puttick

     Mr. Benson is an officer of Service Corporation International. We provide Service Corporation International with credit card and charge card processing services for their funeral and cemetery divisions. We provide Service Corporation International credit card processing services on the same terms and conditions as we would for unaffiliated parties with similar volumes of business. We received estimated net revenues of $274,000 from Service Corporation International for these services during fiscal year 1998. Mr. Benson resigned from the board of directors on March 8, 1999.

PERFORMANCE GRAPH
                              (PERFORMANCE GRAPH)

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for our Chief Executive Officer, and for our executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended August 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                         ANNUAL         ------------
                                                    COMPENSATION(1)      SECURITIES    ALL OTHER
                                                   ------------------    UNDERLYING     COMPEN-
NAME AND POSITION                           YEAR    SALARY     BONUS     OPTIONS(2)    SATION(3)
-----------------                           ----   --------   -------   ------------   ---------
James H. West(4)..........................  1998   $204,845   $30,000          --       $4,845
President, COO and CFO                      1997    183,700    80,000      75,000        4,238
                                            1996    181,731    65,000      75,000           --
Andrew W. Williams(5).....................  1998    127,042    20,000          --        2,042
Chairman of the board of                    1997    105,241    67,500     150,000        2,856
directors, CEO                              1996    100,731    27,500     175,000           --
Kelly S. McMakin(6).......................  1998     92,700    11,000          --        2,700
Vice President, Secretary and               1997     76,069    40,000      30,000        2,223
Treasurer                                   1996     70,000    15,492      40,000           --
James J. Pagano (7).......................  1998    120,554    12,000          --          554
Vice President -- Marketing                 1997     36,630        --      50,000           --
                                            1996         --        --          --           --

-------------------------

(1) We have omitted the column for "Other Annual Compensation" because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each listed officer is less than 10% of his total annual salary and bonus.

(2) The exercise price of each option was based on the fair market value of our common stock on the date of grant.

(3) Represents cash payments to the listed officers under our 401(k) plan.

(4) Mr. West's options consist of 75,000 options issued under the Management Incentive Stock Plan at an exercise price of $2.66 per share and 75,000 options issued at an exercise price of $4.00 per share.

(5) Mr. Williams' options consist of 75,000 options at a per share exercise price of $1.40 per share and 100,000 options at a per share exercise price of $2.66 per share, each issued under the Management Incentive Stock Plan, and 150,000 options issued at an exercise price of $4.00 per share.

(6) Mr. McMakin's options consist of 15,000 options at a per share exercise price of $1.40 per share and 25,000 options at a per share exercise price of $2.66 per share issued under the Management Incentive Stock Plan, and 30,000 options issued at an exercise price of $4.00 per share.

(7) Mr. Pagano's options consist of 50,000 options issued at an exercise price of $4.00 per share.

EMPLOYMENT AGREEMENTS

     Each of our executive officers serves at the pleasure of our board of directors. Except for Mr. West, we have no employment agreements with any of our executive officers. Under Mr. West's employment agreement, he agreed to:

     - serve as our Chief Operating Officer and Chief Financial Officer;

     - receive a minimum annual salary of $140,000 and other standard employee benefits;

     - receive a bridge loan to purchase a home in Vero Beach, Florida. The loan is secured by real estate owned by Mr. West and will be repaid upon liquidation of the real estate;

     - not compete with us and to maintain confidentiality of our information;

     - serve for a term of one year, which is renewable automatically for additional annual terms, unless terminated earlier; and

     - pay Mr. West one year's severance upon termination without cause.

     Under the merger agreement, Mr. Williams entered into a non-compete agreement with us. This agreement continues during Mr. Williams' tenure and for a period of three years after his termination. This agreement prohibits Mr. Williams from the following:

     - engaging in a business in competition with us;

     - soliciting our customers or employees; and

     - using or disclosing our proprietary information.

     In connection with the merger, we anticipate entering into employment agreements with Messrs. West, Pagano, McMakin and other employees. We anticipate that these employment agreements will include restrictions on competing with us or soliciting our employees and customers. These restrictions continue during the employment term and for two years thereafter. No additional compensation will be given as consideration for the parties entering into the non-compete agreement. In the event that the non-compete agreements with current members of our senior management are determined to be unenforceable, those individuals may compete directly with the new combined entity.

MANAGEMENT INCENTIVE STOCK PLAN

     Our board of directors adopted the Management Incentive Stock Plan on October 26, 1995. The stockholders approved this plan on January 30, 1996. Under the Management Incentive Stock Plan, we may periodically grant employees market-based awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and performance share awards. We grant these awards to those individuals whose judgment, initiative and efforts contribute to our success. Each individual award is established by an award agreement with the participant which sets forth the terms and conditions applicable to the award. The exercise price of an option is determined at the time of the grant. The exercise price may not be less than the fair market value of the shares of our common stock subject to the award on the date of grant.

     We did not grant any options to any executive officer during our fiscal year ended August 31, 1998. As of the date of this document, 310,000 shares of our common stock subject to options granted under the Management Incentive Stock Plan are outstanding. In addition, 355,000 shares of our common stock subject to non-plan options are outstanding. The vesting of options granted under the Management Incentive Stock Plan and outside of this plan will not change as a result of the merger.

     We have no long term incentive plan, pension plan or other plan as defined by the rules and regulations of the Securities and Exchange Commission except for the Nonemployee Directors' Stock Option Plan and the Management Incentive Stock Plan.

OPTION HOLDINGS AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding the number and value of securities underlying unexercised stock options held by our four most highly compensated executive officers at August 31, 1998.

                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                              UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                                            OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                                            ---------------------------   ---------------------------
                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                            -----------   -------------   -----------   -------------
Andrew W. Williams........................    143,750        181,250       $303,419       $229,806
James H. West.............................     56,250         93,750         85,688        109,313
Kelly S. McMakin..........................     31,250         38,750         65,609         50,886
James J. Pagano...........................     12,500         37,500          7,875         23,625

-------------------------

(1) The value of the unexercisable in-the-money options is based on the per share market price of our common stock. On August 31, 1998, the closing price for our common stock was $4.63.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     You should be aware of the following transactions or relationships between us and our directors and executive officers:

     - Mr. Benson, who was one of our directors, is an officer of Service Corporation International. We provide Service Corporation International with credit card and charge card processing services to its funeral and cemetery divisions. We have received estimated net revenues of $274,000 from Service Corporation International for these services during fiscal year 1998.

     - On August 28, 1994, under the employment agreement with Mr. West, we committed to loan Mr. West $70,000, bearing an interest rate of 7.75% per annum. We advanced $57,000 to him on the date of the loan. On November 7, 1994, we advanced Mr. West an additional $5,000 under the terms of the original $70,000 commitment. On January 28, 1997, we increased the total amount of the commitment from $70,000 to $100,000. Our loan is secured by real estate owned by Mr. West and must be repaid upon liquidation of the real estate. As of August 31, 1998, approximately $37,000 is outstanding under the loan to Mr. West.

     - On January 5, 1998, we purchased from a trust the premises where we are currently headquartered. The purchase price was $673,000. The trustee of the trust, who was the seller in such transaction, is the father-in-law of Mr. Williams. Mr. William's spouse and the siblings of Mr. William's spouse are the beneficiaries named under such trust.

     These three transactions were negotiated at arm's length and are subject to the same terms and conditions that an unaffiliated party would receive. We sought to obtain either market, or better than market, commercial terms and conditions under the circumstances then existing.

NEW EXECUTIVE OFFICERS

     The merger agreement provides that the following individuals will serve as our executive officers upon consummation of the merger:

          GERALD R. GEDDIS will serve as our Chief Executive Officer and President. His biographical information appears under "Proposal No. 3 -- Election of Directors."

          ALBERT J. DETZ, 50, will serve as our Senior Vice President and Chief Financial Officer. Prior to joining Gerald Stevens, Mr. Detz worked at Blockbuster from 1991 to 1997, having most recently served as Senior Vice President and Chief Financial Officer from October 1994 to June 1997. Prior to Blockbuster, Mr. Detz served in various finance related positions for 11 years within the Computer Systems Division of Gould Electronics, Inc., and at Encore Computer Corporation. Prior to these experiences, Mr. Detz worked in the audit and tax departments of Coopers & Lybrand. Additionally, Mr. Detz is Vice President, Chief Financial Officer of Data Core Software Corporation, a development stage organization for whom his services are primarily of a consulting nature.

          STEVEN J. NEVILL, 34, will serve as our Senior Vice President and Chief Information Officer. From 1996 until joining Gerald Stevens in February 1999, Mr. Nevill was a principal at Kurt Salmon Associates where he was responsible for a wide variety of projects, including information systems strategy, systems development, logistics assessment and re-engineering. From 1991 to 1995, Mr. Nevill was Director of Strategic Services for the American Retail Group where he was involved in the creation of strategic plans, development and implementation of new systems and technology platforms for all functions, and a variety of special systems initiatives.

          ADAM D. PHILLIPS, 36, will serve as our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. From January 1998 until joining Gerald Stevens in July 1998, Mr. Phillips was a shareholder of the law firm of Akerman, Senterfitt & Eidson, P.A. in Fort Lauderdale, Florida. From 1993 through 1997, Mr. Phillips served in various capacities at Blockbuster, having most recently served as Executive Vice President, Chief Administrative Officer and General Counsel in 1996 and 1997. While at Blockbuster, Mr. Phillips was responsible for the company's legal, human resources and communications departments. Prior to joining Blockbuster, Mr. Phillips was associated with the law firm of Kirkland & Ellis in Chicago, Illinois.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to those persons who beneficially owned 5% or more of our common stock at April 7, 1999, and those persons expected to beneficially own 5% or more of our common stock after completion of the merger. All shares are or will be subject to the named person's sole voting and investment power, except as set forth below. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and upon questionnaires submitted to us in connection with the preparation of this document.

                                                            PRIOR TO
                                                           COMPLETION       AS OF COMPLETION
                                                        OF THE MERGER(1)    OF THE MERGER(2)
NAME AND ADDRESS                                        -----------------   -----------------
OF BENEFICIAL OWNER                                      SHARES       %      SHARES       %
-------------------                                     ---------   -----   ---------   -----
Lance Laifer(3).......................................  2,072,129    25.4%  2,072,129     5.7%
  45 West 45th Street
  New York, New York 10036

                                                            PRIOR TO
                                                           COMPLETION       AS OF COMPLETION
                                                        OF THE MERGER(1)    OF THE MERGER(2)
NAME AND ADDRESS                                        -----------------   -----------------
OF BENEFICIAL OWNER                                      SHARES       %      SHARES       %
-------------------                                     ---------   -----   ---------   -----
Andrew W. Williams(4).................................  1,112,303    13.2%  1,112,303     3.0%
  616 Azalea Lane
  Vero Beach, Florida 32963

Kenneth G. Puttick(5).................................  1,155,000    14.1%  1,155,000     3.2%
  210 Osprey Court
  Vero Beach, Florida 32963

Steven R. Berrard(6)..................................         --      --   7,977,104    22.0%
  110 S.E. 6th Street
  Ft. Lauderdale, Florida 33301

Gerald R. Geddis......................................         --      --   3,402,005     9.4%
  100 S.E. 3rd Avenue
  Ft. Lauderdale, Florida 33394

Gerald Stevens, Inc.(1)...............................  5,350,103    60.3%         --      --
  100 S.E. 3rd Avenue
  Ft. Lauderdale, Florida 33394

-------------------------

(1) Prior to completion of the merger, Gerald Stevens is deemed to beneficially own an aggregate of 5,350,103 shares of our common stock, including shares reflected in this table as owned by Messrs. Laifer, Williams and Puttick, under a voting agreement.

(2) The aggregate amounts and percentages of our common stock to be beneficially owned by each named person or group as of completion of the merger is based on an assumed exchange ratio of 1.35 shares of our common stock to be issued for each share of Gerald Stevens common stock outstanding at April 7, 1999.

(3) Lance Laifer, as President, sole director and principal stockholder of Laifer Capital Management, Inc., is deemed to have the same beneficial ownership as Laifer Capital. The 2,072,129 shares of our common stock beneficially owned by Laifer Capital consists of (1) 1,156,829 shares of our common stock of which Laifer Capital has the sole power to vote and direct the disposition in its capacity as general partner and investment advisor to Hilltop Partners, L.P., (2) 267,300 shares of our common stock of which Laifer Capital has the sole power to vote and direct the disposition in its capacity as investment advisor to Hilltop Offshore, Ltd. and (3) 648,000 shares of our common stock of which Laifer Capital shares the power to vote and direct the disposition with Zev Wolfson (with an address at One State Street Plaza, New York, New York, 10004-1505) in its capacity as an investment advisor, account custodian and attorney-in-fact to Mr. Wolfson.

(4) Includes 286,118 shares of our common stock owned jointly with Mr. Williams' wife, 24,660 shares of our common stock held for the benefit of Mr. Williams' children, 58,704 shares of our common stock owned by Equity Resource Group of Indian River County, Inc., of which Mr. Williams is President, director and majority owner, and 77,000 shares of our common stock owned by Confidential Investment Services, Inc., of which Mr. Williams is sole owner. Includes 300,000 shares of our common stock subject to options which are exercisable within 60 days, of which 150,000 such shares are subject to options granted to Mr. Williams under the Management

    Incentive Stock Plan and 150,000 shares are subject to options granted to Mr. Williams under a non-plan agreement with us.

(5) Includes 637,000 shares of our common stock held by Puttick Enterprises, of which Mr. Puttick is President, director and owner, and 60,000 shares of our common stock subject to options exercisable within 60 days of the date of this document.

(6) The aggregate amount of our common stock to be beneficially owned by Mr. Berrard as of completion of the merger consists of 7,977,104 shares to be owned by New River Capital Partners. Mr. Berrard controls and beneficially owns his interests in New River Capital Partners indirectly through other entities.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 7, 1999 and as of the completion of the merger, information about each director and nominee, each of our executive officers named in the Summary Compensation Table on page 65, each person expected to become an executive officer after completion of the merger, and all directors, director nominees, executive officers and proposed executive officers as a group. All shares are subject to the named person's sole voting and investment power except, as set forth below.

                                              PRIOR TO COMPLETION       AS OF COMPLETION OF
                                                 OF THE MERGER             THE MERGER(1)
                                            -----------------------   ------------------------
                                                        APPROXIMATE                APPROXIMATE
   NAME AND ADDRESS OF BENEFICIAL OWNER      SHARES       PERCENT       SHARES       PERCENT
   ------------------------------------     ---------   -----------   ----------   -----------
Andrew W. Williams (2)....................  1,112,303      13.2%       1,112,303       3.0%
  616 Azalea Lane
  Vero Beach, FL 32963
Kenneth G. Puttick (3)(4).................  1,155,000      14.1%       1,155,000       3.2%
  210 Osprey Court
  Vero Beach, FL 32963
William E. Mercer (4).....................    196,000       2.4%         196,000         *
  2121 Sage Road,
  Suite 150
  Houston, TX 77056
S. Oden Howell, Jr. (4)...................    303,300       3.7%         303,300         *
  2603 Grassland Drive
  Louisville, KY 40299
James H. West(5)..........................    361,571       4.4%         361,571         *
  1705 Sand Dollar Way
  Vero Beach, FL 32963
Kelly S. McMakin(6).......................     94,300       1.1%          94,300         *
  15 Royal Palm Blvd
  Vero Beach, FL 32960
James J. Pagano(7)........................     55,500         *           55,500         *
  8075 20th Street
  Vero Beach, FL 32966
Steven R. Berrard (8).....................         --        --        7,977,104      22.0%
  110 S.E. 6th Street
  Ft. Lauderdale, FL 33301

                                              PRIOR TO COMPLETION       AS OF COMPLETION OF
                                                 OF THE MERGER             THE MERGER(1)
                                            -----------------------   ------------------------
                                                        APPROXIMATE                APPROXIMATE
   NAME AND ADDRESS OF BENEFICIAL OWNER      SHARES       PERCENT       SHARES       PERCENT
   ------------------------------------     ---------   -----------   ----------   -----------
Thomas C. Byrne (9).......................         --        --          190,518         *
  100 S.E. 3rd Avenue,
  Fort Lauderdale, FL 33394
Gerald R. Geddis..........................         --        --        3,402,005       9.4%
  100 S.E. 3rd Avenue,
  Fort Lauderdale, FL 33394
Albert J. Detz............................         --        --          334,125         *
  100 S.E. 3rd Avenue,
  Fort Lauderdale, FL 33394
Steven J. Nevill..........................         --        --                0         *
  100 S.E. 3rd Avenue,
  Fort Lauderdale, FL 33394
Adam D. Phillips (10).....................         --        --          452,250       1.2%
  100 S.E. 3rd Avenue
  Ft. Lauderdale, FL 33394
Kenneth Royer.............................         --        --           47,031         *
  21 Stoneleigh Drive
  Lebanon, PA 17042
All Directors and
  Executive Officers as a group (11)......  3,277,974      36.9%      13,352,836      36.2%

-------------------------

  *  less than one percent

 (1) The aggregate amounts and percentages of our common stock to be beneficially owned by each named person or group as of completion of the merger is based on an assumed exchange ratio of 1.35 shares of our common stock to be issued for each share of Gerald Stevens common stock outstanding at April 7, 1998.

 (2) Includes 286,118 shares of our common stock owned jointly with Mr. Williams' wife, 24,660 shares of our common stock held for the benefit of Mr. Williams' children, 58,704 shares of our common stock owned by Equity Resource Group of Indian River County, Inc., of which Mr. Williams is President, director and majority owner, and 77,000 shares of our common stock owned by Confidential Investment Services, Inc., of which Mr. Williams is sole owner. Includes 300,000 shares of our common stock subject to options which are exercisable within 60 days, of which 150,000 shares are subject to options granted to Mr. Williams under the Management Incentive Stock Plan and 150,000 shares are subject to options granted to Mr. Williams under a non-plan agreement with us.

 (3) Includes 637,000 shares held by Puttick Enterprises, of which Mr. Puttick is President, director and owner.

 (4) Includes 60,000 shares of our common stock subject to options granted under the Nonemployee Directors' Stock Option Plan which are exercisable within 60 days of the date of this document.

 (5) Includes 131,250 shares of our common stock subject to options which are exercisable within 60 days of the date of this document, of which 56,250 shares are subject to options granted to

     Mr. West under the Management Incentive Stock Plan and 75,000 such shares are subject to options granted to Mr. West under a non-plan agreement with us.

 (6) Includes 63,750 shares of our common stock subject to options which are exercisable within 60 days of the date of this document, of which 33,750 shares are subject to options granted to Mr. McMakin under the Management Incentive Stock Plan and 30,000 shares are subject to options granted to Mr. McMakin under a non-plan agreement with us.

 (7) Includes 50,000 shares of our common stock subject to options granted to Mr. Pagano under a non-plan agreement with us which are exercisable within 60 days of the date of this document. Also includes 3,000 shares owned jointly with Mr. Pagano's wife and 2,500 shares held by Mr. Pagano as custodian for his minor daughter, Erika C. Pagano.

 (8) The aggregate amount of our common stock deemed to be beneficially owned by Mr. Berrard as of completion of the merger consists of 7,977,104 shares to be owned by New River Capital Partners. Mr. Berrard controls and beneficially owns his interests in New River Capital Partners indirectly through other entities.

(9) The aggregate amount of our common stock to be beneficially owned by Mr. Byrne as of completion of the merger consists of 190,518 shares to be owned directly by him, but does not include any shares to be owned by New River Capital Partners. Mr. Byrne beneficially owns a non-controlling interest in New River Capital Partners.

(10) Mr. Phillips will own his shares of our common stock jointly with his spouse.

(11) The shares shown for all directors and executive officers as a group include 725,000 shares of our common stock which they have the right to acquire within 60 days of the date of this document under options issued under the terms of the Nonemployee Directors' Stock Option Plan, the Management Incentive Stock Plan, or non-plan agreements with us. Our directors and executive officers prior to the completion of the merger consist of Messrs. Williams, Puttick, Mercer, Howell, West, McMakin and Pagano. Our directors and executive officers as of the completion of the merger will consist of Messrs. Williams, Berrard, Byrne, Geddis, Royer, Detz, Nevill and Phillips.

                     DESCRIPTION OF FLORAFAX CAPITAL STOCK

GENERAL

     The following description of our capital stock is a summary of the material terms thereof and is qualified by reference to the provisions of our certificate of incorporation and bylaws.

     We have authorized capital stock consisting of 70,000,000 shares of our common stock and 600,000 shares of our preferred stock, par value $10 per share. As of April 7, 1999, we had 8,153,528 shares of common stock outstanding. No shares of our preferred stock were outstanding on that date.

FLORAFAX COMMON STOCK

     Subject to the prior rights of stockholders of our preferred stock, the stockholders of our common stock:

     - are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor;

     - are entitled to one vote per share;

     - have no preemptive or conversion rights;

     - are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and

     - are entitled upon liquidation to receive the remainder of our assets after the payment of corporate debts and the satisfaction of the liquidation preference of our preferred stock.

     Voting is noncumulative. All shares of our common stock outstanding as of April 7, 1999 are fully paid and non-assessable.

     The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

FLORAFAX PREFERRED STOCK

     Our certificate of incorporation authorizes us to issue up to 600,000 shares of preferred stock. Our board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that our board of directors may determine are the rate of dividends, redemption and conversion prices and terms and amounts payable in the event of liquidations and special voting rights. The board of directors' ability to issue preferred stock on the terms it determines may be viewed as having an anti-takeover effect.

                            APPOINTMENT OF AUDITORS

     Since approval of the appointment of auditors is not a matter which is required to be submitted to a vote of the stockholders, our board of directors has appointed the firm of Ernst & Young LLP to audit our accounts for the 1999 fiscal year. However, in connection with the combination of our operations with those of Gerald Stevens in the merger, we expect that Arthur Andersen LLP, who currently serve as Gerald Stevens' independent auditors, will be appointed as our independent auditor after completion of the merger.

     Representatives of each of Ernst & Young LLP and Arthur Andersen LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 ANNUAL REPORTS

     We are including our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, as amended by Form 10-KSB/A filed by us with the Securities and Exchange Commission, together with the required financial statements and schedules, as Annexes D-1 and D-2, respectively, to this document.

                               PROXY SOLICITATION

     We will pay the expenses of this proxy solicitation, except for the costs of printing and mailing these proxy materials which will be shared between us and Gerald Stevens. Expenses may include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of our common stock. We do not intend to solicit proxies by mail, telephone, telegraph or personal interview by our officers and employees. If we do solicit proxies in that manner, our officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with the solicitation.

     We request brokers, nominees and other fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and to request authority for the execution of the proxy. We will reimburse these people for their reasonable expenses.

                                 OTHER MATTERS

     Our board of directors knows of no matter other than those matters listed in the Notice of Annual Meeting of Stockholders which will be brought before the annual meeting for a vote of our stockholders. If any other matter properly comes before the annual meeting for a stockholders' vote, the persons named in the enclosed proxy will vote in their discretion on each such matter according to their best judgment of what is in our interest.

     The information contained in this document is to our best knowledge, and the information contained herein with respect to the directors, nominees for director, executive officers and principal stockholders is based upon information which these individuals have provided to us.

     It is important that all shares of stock be represented at the annual meeting, regardless of the number of shares held by any individual stockholder. Since this meeting is important to your investment in Florafax, we ask you to sign, date and return the enclosed proxy promptly. For your convenience, we have enclosed a return envelope requiring no additional postage if mailed within the United States.

                                    EXPERTS

     Our Consolidated Financial Statements at August 31, 1998 and 1997, and for each of the two fiscal years in the period ended August 31, 1998, included in our Annual Report on Form 10-KSB as amended by our Form 10-KSB/A for our fiscal year ended August 31, 1998 and included with this document as Annexes D-1 and D-2 respectively, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report appearing therein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Marketing Projects, Inc. at December 31, 1997 and for the year then ended, included in our Current Report on Form 8-K/A, and included with this document as Annex D-5, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report appearing therein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Gerald Stevens, Inc., Eastern Floral and Gift Shop, Inc. and subsidiary, Arizona Wholesale Floral Co. d/b/a Cactus Flower Florists, Flower Franchising, Inc. d/b/a Royer's Flowers, J.J. Fallon Company, Inc., National Flora, Phoebe Floral, Inc. and A.G.A. Flowers, Inc. included in this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Boesen the Florist, Inc., Maple Lee Flowers, Inc., Maple Lee Farm 'N' Garden Center, Ltd., Dr. Delphinium Designs, Inc., Martina's Flowers & Gifts, Inc., Norton Group Inc. and Subsidiaries, and Jennie's Flower Shop, Inc. included in the document have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

     The combined financial statements of The Exotic Gardens, Inc. and Kuhn Flowers, Inc. included in the document have been audited by Adair, Fuller, Witcher & Malcolm, P.A., certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

                                 LEGAL MATTERS

     Andrews & Kurth L.L.P. will issue an opinion about the legality of our common stock to be issued in the merger. Akerman, Senterfitt & Eidson, P.A. will issue an opinion about the material federal tax consequences of the merger for Gerald Stevens and its stockholders. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. own shares of common stock of Gerald Stevens.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     We anticipate that the next annual meeting of stockholders will be held in February 2000. In order for a stockholder's proposal to be considered for inclusion in our proxy statement for that meeting, we must receive the proposal no later than August 1, 1999. You should send any proposal to us to the attention of our Corporate Secretary. The proposal must be in compliance with then existing rules and regulations of the Securities and Exchange Commission and applicable provisions of Delaware corporate law.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     We have filed a Registration Statement on Form S-4 to register with the Commission the shares of our common stock to be issued to Gerald Stevens stockholders in the merger. This document forms a part of that registration statement. This document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The Commission is permitting us to disclose important information to you by referring you to other documents included as Annexes to this document. Set forth below is a list of documents included as Annexes to this document. The documents in Annexes D-1 through D-6 contain important business and financial information about us.

FLORAFAX FILINGS WITH THE COMMISSION INCLUDED AS ANNEXES TO THIS
DOCUMENT                                                             PERIOD COVERED/DATE FILED
----------------------------------------------------------------  -------------------------------
Annex D-1: Annual Report on Form 10-KSB....................       Year Ended August 31,1998
Annex D-2: Amendment No. 1 to the Annual Report on Form
           10-KSB/A........................................       Year Ended August 31, 1998
Annex D-3: Quarterly Report on Form 10-QSB.................       Quarter Ended November 30, 1998
Annex D-4: Amendment No. 1 to Quarterly Report on Form
           10-QSB/A........................................       Quarter Ended November 30, 1998
Annex D-5: Current Report on Form 8-K/A....................       Dated August 11, 1998
Annex D-6: Current Report on Form 8-K......................       Dated December 9, 1998

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT TO VOTE ON THE PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL 12, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS DOCUMENT NOR THE ISSUANCE OF OUR COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    FLORAFAX

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                              PAGE
                                                              -----
Introduction to Pro Forma Consolidated Financial
  Statements................................................   PF-2
FLORAFAX
Pro Forma Consolidated Balance Sheet at November 30, 1998...   PF-3
Pro Forma Consolidated Statement of Operations for the year
  ended August 31, 1998.....................................   PF-4
Pro Forma Consolidated Statement of Operations for the three
  months ended November 30, 1998............................   PF-5
GERALD STEVENS
Pro Forma Consolidated Balance Sheet at December 31, 1998...   PF-6
Pro Forma Consolidated Statement of Operations for the year
  ended September 30, 1998..................................   PF-7
Consolidated Statement of Operations for the year ended
  September 30, 1998 for 1998 Acquisitions..................   PF-8
Pro Forma Consolidated Statement of Operations for the three
  months ended December 31, 1998............................   PF-9
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................  PF-10

                                    FLORAFAX

                     INTRODUCTION TO PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma consolidated financial statements of Florafax present the pro forma consolidated balance sheet at November 30, 1998 and the pro forma consolidated statements of operations for the fiscal year ended August 31, 1998 and the three months ended November 30, 1998. The pro forma consolidated financial statements present two views as follows:

     (1) to give effect to the proposed merger of Florafax with Gerald Stevens in a transaction whereby their respective historical financial statements will be combined using the pooling of interests method of accounting ("Pro Forma Combined").

     (2) to further adjust to give effect to the significant acquisitions completed or probable of completion by Gerald Stevens and the private placement of common stock completed by Gerald Stevens on October 1, 1998 ("Pro Forma As Adjusted").

     The Florafax pro forma consolidated balance sheet at November 30, 1998 presents the pro forma financial position of Florafax as if (1) the merger had been consummated on November 30, 1998 and (2) both the merger and the significant acquisitions by Gerald Stevens during 1999 ("the 1999 Acquisitions") had been consummated on November 30, 1998. The Florafax pro forma consolidated statements of operations for the year ended August 31, 1998 and the three months ended November 30, 1998 present the pro forma results of operations of Florafax as if (1) the merger had been consummated at the beginning of the periods presented and (2) the merger, the acquisition of significant businesses by Gerald Stevens during 1998 ("the 1998 Acquisitions"), the 1999 Acquisitions, and the private placement had been consummated at the beginning of the periods presented.

     The pro forma consolidated financial statements of Gerald Stevens present the pro forma consolidated balance sheet at December 31, 1998 and the pro forma consolidated statements of operations for the year ended September 30, 1998 and the three months ended December 31, 1998. The Gerald Stevens pro forma consolidated balance sheet at December 31, 1998 presents the pro forma financial position of Gerald Stevens as if the 1999 Acquisitions had been consummated at December 31, 1998. The Gerald Stevens pro forma consolidated statements of operations for the year ended September 30, 1998 and the three months ended December 31, 1998 presents the pro forma results of operations of Gerald Stevens as if the 1998 Acquisitions, the 1999 Acquisitions and the private placement had been consummated at the beginning of the periods presented.

     The pro forma consolidated financial statements are based upon available information and certain assumptions considered reasonable by management. The pro forma consolidated financial statements do not reflect all of the potential cost savings Florafax may have achieved had the Gerald Stevens merger and Gerald Stevens acquisitions taken place at the beginning of the period presented nor do they reflect the impact of additional corporate overhead costs that would have been incurred had Gerald Stevens been in existence for the entire period presented prior to its inception on May 7, 1998. Accordingly, these statements are not indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

     The pro forma consolidated financial statements should be read in conjunction with Florafax's consolidated financial statements, management's discussion, and other financial information included and incorporated by reference in the Florafax Quarterly Report on Form 10-QSB/A for the quarter ended November 30, 1998, the Florafax Annual Report on Form 10-KSB/A for the year ended August 31, 1998, and the historical financial statements, managements discussion, and other financial information of Gerald Stevens and the historical financial statements of the significant acquisitions made by Gerald Stevens contained elsewhere in this Proxy Statement/Prospectus.

                                    FLORAFAX

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               NOVEMBER 30, 1998
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                   PRO FORMA COMBINED                    PRO FORMA AS ADJUSTED
                                    -------------------------------------------------   ------------------------
                                                                                                       GERALD
                                                   GERALD       MERGER                                 STEVENS
                                     FLORAFAX     STEVENS     TRANSACTION   PRO FORMA    FLORAFAX     PRO FORMA
                                    HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED    HISTORICAL   AS ADJUSTED
                                    ----------   ----------   -----------   ---------   ----------   -----------
ASSETS
Current assets
  Cash and cash equivalents.......   $ 3,273      $ 3,730       $    --      $ 7,003     $ 3,273       $ 2,000
  Accounts receivable, net........     2,077        5,849            --        7,926       2,077         8,648
  Inventories.....................        --        3,127            --        3,127          --         3,650
  Prepaid expenses and other
    assets........................       398          435            --          833         398           609
  Deferred taxes, net of
    allowance.....................       103           --            --          103         103            --
                                     -------      -------       -------      -------     -------       -------
    Total current assets..........     5,851       13,141            --       18,992       5,851        14,907
  Property and equipment, net.....     2,039        4,413            --        6,452       2,039         4,917
  Intangible assets related to
    acquired businesses, net......     1,995       37,525            --       39,520       1,995        66,643
  Deferred tax asset, net.........     1,881           --            --        1,881       1,881            --
  Other assets....................       209          731            --          940         209           860
                                     -------      -------       -------      -------     -------       -------
        Total assets..............   $11,975      $55,810       $    --      $67,785     $11,975       $87,327
                                     =======      =======       =======      =======     =======       =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Accounts payable................   $ 4,535      $ 2,848       $    --      $ 7,383     $ 4,535       $ 6,132
  Accrued liabilities.............     1,298        4,330            --        5,628       1,298         6,705
  Current portion of long term
    debt..........................        80           --            --           80          80             8
  Income taxes payable............        --           --            --           --          --            --
  Other current liabilities.......        --           --            --           --          --            20
                                     -------      -------       -------      -------     -------       -------
  Total current liabilities.......     5,913        7,178                     13,091       5,913        12,865
  Long term debt..................     1,000          122         4,000(b)     5,122       1,000        14,929
  Deferred income taxes...........        --           --            --           --          --            --
  Other liabilities...............       132          300            --          432         132           306
                                     -------      -------       -------      -------     -------       -------
    Total liabilities.............     7,045        7,600         4,000       18,645       7,045        28,100
                                     -------      -------       -------      -------     -------       -------
Stockholders' equity
  Common stock....................        86          186            65(a)       337          86           199
  Additional paid-in capital......    10,296       49,975           (65)(a)   60,206      10,296        60,979
  Treasury stock..................    (1,616)          --            --       (1,616)     (1,616)           --
  Unrealized gains on
    investments...................        --           --            --           --          --            --
  Retained earnings...............    (3,836)      (1,951)       (4,000)(b)   (9,787)     (3,836)       (1,951)
                                     -------      -------       -------      -------     -------       -------
    Total stockholders' equity....     4,930       48,210        (4,000)      49,140       4,930        59,227
                                     -------      -------       -------      -------     -------       -------
    Total Liabilities and
      stockholders equity.........   $11,975      $55,810       $    --      $67,785     $11,975       $87,327
                                     =======      =======       =======      =======     =======       =======

                                      PRO FORMA AS ADJUSTED
                                    -------------------------

                                      MERGER
                                    TRANSACTION    PRO FORMA
                                    ADJUSTMENTS   AS ADJUSTED
                                    -----------   -----------
ASSETS
Current assets
  Cash and cash equivalents.......    $    --      $  5,273
  Accounts receivable, net........         --        10,725
  Inventories.....................         --         3,650
  Prepaid expenses and other
    assets........................         --         1,007
  Deferred taxes, net of
    allowance.....................         --           103
                                      -------      --------
    Total current assets..........         --        20,758
  Property and equipment, net.....         --         6,956
  Intangible assets related to
    acquired businesses, net......         --        68,638
  Deferred tax asset, net.........         --         1,881
  Other assets....................         --         1,069
                                      -------      --------
        Total assets..............    $    --      $ 99,302
                                      =======      ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Accounts payable................    $    --      $ 10,667
  Accrued liabilities.............         --         8,003
  Current portion of long term
    debt..........................         --            88
  Income taxes payable............         --            --
  Other current liabilities.......         --            20
                                      -------      --------
  Total current liabilities.......         --        18,778
  Long term debt..................      4,000(b)     19,929
  Deferred income taxes...........         --            --
  Other liabilities...............         --           438
                                      -------      --------
    Total liabilities.............      4,000        39,145
                                      -------      --------
Stockholders' equity
  Common stock....................         68(a)        353
  Additional paid-in capital......        (68)(a)    71,207
  Treasury stock..................                   (1,616)
  Unrealized gains on
    investments...................                       --
  Retained earnings...............     (4,000)(b)    (9,787)
                                      -------      --------
    Total stockholders' equity....     (4,000)       60,157
                                      -------      --------
    Total Liabilities and
      stockholders equity.........    $    --      $ 99,302
                                      =======      ========

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                    FLORAFAX

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 1998
                                   UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   PRO FORMA COMBINED                    PRO FORMA AS ADJUSTED
                                    -------------------------------------------------   ------------------------
                                                                                                       GERALD
                                                   GERALD       MERGER                                 STEVENS
                                     FLORAFAX     STEVENS     TRANSACTION   PRO FORMA    FLORAFAX     PRO FORMA
                                    HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED    HISTORICAL   AS ADJUSTED
                                    ----------   ----------   -----------   ---------   ----------   -----------
Revenue:
  Product sales...................   $    --      $    --       $    --      $    --     $    --       $71,671
  Service & other revenue.........    13,391           --            --       13,391      13,391        19,172
                                     -------      -------       -------      -------     -------       -------
    Total revenue.................    13,391           --            --       13,391      13,391        90,843
                                     -------      -------       -------      -------     -------       -------
Operating costs and expenses:
  Cost of product sales...........        --           --            --           --          --        32,543
  Operating expense...............     6,163          809            --        6,972       6,163        37,472
  Contract Modification Fee.......     3,495           --            --        3,495       3,495            --
  Selling, general, and
    administrative expenses.......     5,164        1,328            --        6,492       5,164        16,640
                                     -------      -------       -------      -------     -------       -------
  Total operating costs and
    expenses......................    14,822        2,137            --       16,959      14,822        86,655
                                     -------      -------       -------      -------     -------       -------
    Operating income (loss).......    (1,431)      (2,137)           --       (3,568)     (1,431)        4,188
                                     -------      -------       -------      -------     -------       -------
Other
  Interest expense................       (82)          (1)         (320)(g)     (403)        (82)       (1,291)
  Interest income.................       165           22            --          187         165           118
  Other income (expense), net.....        43           --            --           43          43           707
                                     -------      -------       -------      -------     -------       -------
    Total other...................       126           21          (320)        (173)        126          (466)
                                     -------      -------       -------      -------     -------       -------
    Income (loss) before income
      taxes.......................    (1,305)      (2,116)         (320)      (3,741)     (1,305)        3,722
  Provision (benefit) for income
    taxes.........................      (682)          --           682(d)        --        (682)        1,798
                                     -------      -------       -------      -------     -------       -------
  Net income (loss)...............   $  (623)     $(2,116)      $(1,002)     $(3,741)    $  (623)      $ 1,924
                                     =======      =======       =======      =======     =======       =======
  Earnings (loss) per share:
    Basic.........................   $ (0.08)                                $ (0.21)    $ (0.08)
    Fully diluted.................   $ (0.08)                                $ (0.21)    $ (0.08)

                                      PRO FORMA AS ADJUSTED
                                    -------------------------

                                      MERGER
                                    TRANSACTION    PRO FORMA
                                    ADJUSTMENTS   AS ADJUSTED
                                    -----------   -----------
Revenue:
  Product sales...................    $    --      $ 71,671
  Service & other revenue.........         --        32,563
                                      -------      --------
    Total revenue.................         --       104,234
                                      -------      --------
Operating costs and expenses:
  Cost of product sales...........         --        32,543
  Operating expense...............         --        43,635
  Contract Modification Fee.......         --         3,495
  Selling, general, and
    administrative expenses.......         --        21,804
                                      -------      --------
  Total operating costs and
    expenses......................         --       101,477
                                      -------      --------
    Operating income (loss).......         --         2,757
                                      -------      --------
Other
  Interest expense................       (320)(g)    (1,693)
  Interest income.................                      283
  Other income (expense), net.....                      750
                                      -------      --------
    Total other...................       (320)         (660)
                                      -------      --------
    Income (loss) before income
      taxes.......................       (320)        2,097
  Provision (benefit) for income
    taxes.........................       (128)(d)       988
                                      -------      --------
  Net income (loss)...............    $  (192)     $  1,109
                                      =======      ========
  Earnings (loss) per share:
    Basic.........................                 $   0.03
    Fully diluted.................                 $   0.03

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                    FLORAFAX

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED NOVEMBER 30, 1998
                                   UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   PRO FORMA COMBINED                    PRO FORMA AS ADJUSTED
                                    -------------------------------------------------   ------------------------
                                                                                                       GERALD
                                                   GERALD       MERGER                                 STEVENS
                                     FLORAFAX     STEVENS     TRANSACTION   PRO FORMA    FLORAFAX     PRO FORMA
                                    HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED    HISTORICAL   AS ADJUSTED
                                    ----------   ----------   -----------   ---------   ----------   -----------
Revenue:
  Product sales...................   $    --      $15,431       $    --      $15,431     $    --       $19,720
  Service & other revenue.........     3,755        1,570            --        5,325       3,755         5,326
                                     -------      -------       -------      -------     -------       -------
    Total revenue.................     3,755       17,001            --       20,756       3,755        25,046
                                     -------      -------       -------      -------     -------       -------
Operating costs and expenses:
  Cost of product sales...........        --        6,909            --        6,909          --         8,826
  Operating expense...............     1,338        7,796            --        9,134       1,338        11,736
                                                                                                            --
  Selling, general, and
    administrative expenses.......     1,808        2,136            --        3,944       1,808         3,591
                                     -------      -------       -------      -------     -------       -------
  Total operating costs and
    expenses......................     3,146       16,841            --       19,987       3,146        24,153
                                     -------      -------       -------      -------     -------       -------
      Operating income............       609          160            --          769         609           893
                                     -------      -------       -------      -------     -------       -------
Other
  Interest expense................       (26)         (85)          (80)(c)     (191)        (26)         (395)
  Interest income.................        17           85            --          102          17            93
  Other income (expense), net.....       (85)          55            --          (30)        (85)          490
                                     -------      -------       -------      -------     -------       -------
      Total other.................       (94)          55           (80)        (119)        (94)          188
                                     -------      -------       -------      -------     -------       -------
      Income (loss) before income
        taxes.....................       515          215           (80)         650         515         1,081
  Provision (benefit) for income
    taxes.........................       228           50           (32)(d)      246         228           510
                                     -------      -------       -------      -------     -------       -------
  Net income (loss)...............   $   287      $   165       $   (48)     $   404     $   287       $   571
                                     =======      =======       =======      =======     =======       =======
  Earnings (loss) per share:
    Basic.........................   $  0.04                                 $  0.02     $  0.04
    Fully diluted.................   $  0.03                                 $  0.01     $  0.03

                                      PRO FORMA AS ADJUSTED
                                    -------------------------

                                      MERGER
                                    TRANSACTION    PRO FORMA
                                    ADJUSTMENTS   AS ADJUSTED
                                    -----------   -----------
Revenue:
  Product sales...................    $    --      $ 19,720
  Service & other revenue.........         --         9,081
                                      -------      --------
    Total revenue.................         --        28,801
                                      -------      --------
Operating costs and expenses:
  Cost of product sales...........         --         8,826
  Operating expense...............         --        13,074
                                           --            --
  Selling, general, and
    administrative expenses.......         --         5,399
                                      -------      --------
  Total operating costs and
    expenses......................         --        27,299
                                      -------      --------
      Operating income............         --         1,502
                                      -------      --------
Other
  Interest expense................        (80)(c)      (501)
  Interest income.................                      110
  Other income (expense), net.....                      405
                                      -------      --------
      Total other.................        (80)           14
                                      -------      --------
      Income (loss) before income
        taxes.....................        (80)        1,516
  Provision (benefit) for income
    taxes.........................        (32)(d)       706
                                      -------      --------
  Net income (loss)...............    $   (48)     $    810
                                      =======      ========
  Earnings (loss) per share:
    Basic.........................                 $   0.02
    Fully diluted.................                 $   0.02

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                 GERALD STEVENS

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                                              1999 ACQUISITIONS                         GERALD
                                                             GERALD     -----------------------------                   STEVENS
                                                            STEVENS                NATIONAL              PRO FORMA     PRO FORMA
                                                           HISTORICAL   PHOEBE'S    FLORA     KUHN'S    ADJUSTMENTS   AS ADJUSTED
                                                           ----------   --------   --------   -------   -----------   -----------
ASSETS
Current assets
  Cash and cash equivalents..............................   $ 3,730     $   355    $    --    $   908    $(17,727)(e)  $  2,000
                                                                                                           14,734(d)
  Accounts receivable, net...............................     5,849         471      1,515        813          --         8,648
  Inventories............................................     3,127         180         --        343          --         3,650
  Prepaid expenses and other assets......................       435         112         12         50          --           609
  Deferred taxes, net of allowance.......................        --          --         --         --          --            --
                                                            -------     -------    -------    -------    --------      --------
        Total current assets.............................    13,141       1,118      1,527      2,114      (2,993)       14,907
  Property and equipment, net............................     4,413         188        123      2,220      (2,027)(c)     4,917
  Intangible assets related to acquired businesses,
    net..................................................    37,525          --         --        228      29,280(e)     66,643
                                                                                                             (390)(c)
  Deferred tax asset, net................................        --          --         --         --          --            --
  Other assets...........................................       731          25         32         72          --           860
                                                            -------     -------    -------    -------    --------      --------
        Total assets.....................................   $55,810     $ 1,331    $ 1,682    $ 4,634    $ 23,870      $ 87,327
                                                            =======     =======    =======    =======    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.......................................   $ 2,848     $   169    $ 2,371    $   744    $     --      $  6,132
  Accrued liabilities....................................     4,330         113      1,861        401          --         6,705
  Notes Payable..........................................        --          --         --      2,417      (2,417)(c)        --
  Current portion of long term debt......................        --           8         --         --          --             8
  Income taxes payable...................................        --          --         --         --          --            --
  Other current liabilities..............................        --          12         --          8          --            20
                                                            -------     -------    -------    -------    --------      --------
        Total current liabilities........................     7,178         302      4,232      3,570      (2,417)       12,865
  Long term debt.........................................       122          73         --         --      14,734(d)     14,929
  Deferred income taxes..................................        --          --         --         --          --            --
  Other liabilities......................................       300           6         --         --          --           306
                                                            -------     -------    -------    -------    --------      --------
        Total liabilities................................     7,600         381      4,232      3,570      12,317        28,100
                                                            -------     -------    -------    -------    --------      --------
Stockholders' equity
  Common stock...........................................       186          83         --          1          13(e)        199
                                                                                                              (84)(e)
  Additional paid-in capital.............................    49,975          60         --      5,219      11,004(e)     60,979
                                                                                                           (5,279)(e)
  Treasury stock.........................................        --        (148)        --         --         148(e)         --
  Retained earnings (deficit)............................    (1,951)        955     (2,550)    (4,156)      5,751(e)     (1,951)
                                                            -------     -------    -------    -------    --------      --------
        Total stockholders' equity.......................    48,210         950     (2,550)     1,064      11,553        59,227
                                                            -------     -------    -------    -------    --------      --------
        Total liabilities and stockholders' equity.......   $55,810     $ 1,331    $ 1,682    $ 4,634    $ 23,870      $ 87,327
                                                            =======     =======    =======    =======    ========      ========

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                 GERALD STEVENS

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                   UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           1999 ACQUISITIONS                            GERALD
                                          GERALD                    -------------------------------                     STEVENS
                                         STEVENS         1998                   NATIONAL                PRO FORMA      PRO FORMA
                                        HISTORICAL   ACQUISITIONS   PHOEBE'S     FLORA      KUHN'S     ADJUSTMENTS    AS ADJUSTED
                                        ----------   ------------   --------    --------    -------    -----------    -----------
Revenue:
  Product sales.......................   $    --       $59,001      $ 3,750     $    --     $ 8,920      $    --       $ 71,671
  Service & other revenue.............        --         6,455          427      10,023       2,267           --         19,172
                                         -------       -------      -------     -------     -------      -------       --------
        Total revenue.................        --        65,456        4,177      10,023      11,187           --         90,843
                                         -------       -------      -------     -------     -------      -------       --------
Operating costs and expenses:
  Cost of product sales...............        --        26,119        2,422          --       4,002           --         32,543
  Operating expense...................       809        25,795        1,280       3,622       5,400       (1,608)(a)     37,472
                                                                                                           2,174(b)
  Selling, general, and administrative
    expenses..........................     1,328        10,710          291       2,828       1,483           --         16,640
                                         -------       -------      -------     -------     -------      -------       --------
  Total operating costs and
    expenses..........................     2,137        62,624        3,993       6,450      10,885          566         86,655
                                         -------       -------      -------     -------     -------      -------       --------
        Operating income (loss).......    (2,137)        2,832          184       3,573         302         (566)         4,188
                                         -------       -------      -------     -------     -------      -------       --------
Other
  Interest expense....................        (1)         (301)          (9)        (67)       (209)        (704)(c)     (1,291)
  Interest income.....................        22            54           26          13           3                         118
  Other income (expense), net.........        --           452           41          --         214                         707
                                         -------       -------      -------     -------     -------      -------       --------
        Total other...................        21           205           58         (54)          8         (704)          (466)
                                         -------       -------      -------     -------     -------      -------       --------
        Income (loss) before income
          taxes.......................    (2,116)        3,037          242       3,519         310       (1,270)         3,722
  Provision (benefit) for income
    taxes.............................        --         1,082           98(e)    1,408(e)      124(e)      (914)(d)      1,798
                                         -------       -------      -------     -------     -------      -------       --------
  Net income (loss)...................   $(2,116)      $ 1,955      $   144     $ 2,111     $   186      $  (356)      $  1,924
                                         =======       =======      =======     =======     =======      =======       ========
  Earnings per share:
    Basic.............................   $ (0.21)                                                                      $   0.10
    Fully diluted.....................   $ (0.21)                                                                      $   0.10

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                 GERALD STEVENS

                      CONSOLIDATED STATEMENT OF OPERATIONS
                               1998 ACQUISITIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                    ROYERS      BOESEN   MAPLE      DR. DEL   CACTUS       AGA     EASTERN     MARTINAS   NORTONS
                                    -------     ------   ------     -------   ------     -------   -------     --------   -------
Revenue:
  Product sales...................  $13,566    $4,898    $5,980     $3,293   $3,972      $10,936   $6,356       $1,662    $2,151
  Service & other revenue.........    2,475       522       419        194      825           --      476          179       270
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
        Total Revenue.............   16,041     5,420     6,399      3,487    4,797       10,936    6,832        1,841     2,421
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
Operating costs and expenses:
  Cost of product sales...........    4,026     2,133     2,333      1,129    1,410        8,323    2,560          845       839
  Operating expense...............    9,101     2,277     1,936      1,430    2,292          428    3,791          602     1,176
  Selling, general, and
    administrative expenses.......    2,123     1,027     1,795        575      968        1,676      214          286       281
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
  Total operating costs and
    expenses......................   15,250     5,437     6,064      3,134    4,670       10,427    6,565        1,733     2,296
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
        Operating income (loss)...      791       (17)      335        353      127          509      267          108       125
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
Other
  Interest expense................      (14)      (23)      (10)        --      (20)         (27)     (51)         (72)       (3)
  Interest income.................       42        --        --         --        1           11       --           --        --
  Other income (expense), net.....       89        --        38         --       --           --      147            5        31
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
  Total other.....................      117       (23)       28         --      (19)         (16)      96          (67)       28
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
        Income before income
          taxes...................      908       (40)      363        353      108          493      363           41       153
  Provision for income taxes......      368(e)    (17)      130(e)     144       43(e)       159      111(e)        --        35
                                    -------     ------   ------     ------    ------     -------   ------       ------    ------
  Net income......................  $   540     $ (23)   $  233     $  209    $  65      $   334   $  252       $   41    $  118
                                    =======     ======   ======     ======    ======     =======   ======       ======    ======

                                                            1998
                                    JENNIES   FALLONS   ACQUISITIONS
                                    -------   -------   ------------
Revenue:
  Product sales...................  $3,697    $ 2,490     $59,001
  Service & other revenue.........     421        674       6,455
                                    ------    -------     -------
        Total Revenue.............   4,118      3,164      65,456
                                    ------    -------     -------
Operating costs and expenses:
  Cost of product sales...........   1,412      1,109      26,119
  Operating expense...............   1,743      1,019      25,795
  Selling, general, and
    administrative expenses.......   1,028        737      10,710
                                    ------    -------     -------
  Total operating costs and
    expenses......................   4,183      2,865      62,624
                                    ------    -------     -------
        Operating income (loss)...     (65)       299       2,832
                                    ------    -------     -------
Other
  Interest expense................     (35)       (46)       (301)
  Interest income.................      --         --          54
  Other income (expense), net.....     141          1         452
                                    ------    -------     -------
  Total other.....................     106        (45)        205
                                    ------    -------     -------
        Income before income
          taxes...................      41        254       3,037
  Provision for income taxes......      20         89       1,082
                                    ------    -------     -------
  Net income......................  $   21    $   165     $ 1,955
                                    ======    =======     =======

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                 GERALD STEVENS

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1998
                                   UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                              1999 ACQUISITIONS                         GERALD
                                            GERALD                       ----------------------------                   STEVENS
                                           STEVENS          1998                    NATIONAL             PRO FORMA     PRO FORMA
                                          HISTORICAL   ACQUISITIONS(f)   PHOEBE'S    FLORA     KUHN'S   ADJUSTMENTS   AS ADJUSTED
                                          ----------   ---------------   --------   --------   ------   -----------   -----------
Revenue:
  Product sales.........................   $15,431          $798          $1,022     $   --   $2,469       $  --        $19,720
  Service & other revenue...............     1,570           105             181      2,816      654          --          5,326
                                           -------          ----          ------     ------    ------      -----        -------
        Total revenue...................    17,001           903           1,203      2,816    3,123          --         25,046
                                           -------          ----          ------     ------    ------      -----        -------
Operating costs and expenses:
  Cost of product sales.................     6,909           251             627         --    1,039          --          8,826
  Operating expense.....................     7,796           448             326      1,401    1,589        (159)(a)     11,736
                                                                                                             335(b)
  Selling, general, and administrative
    expenses............................     2,136           146              78        919      312          --          3,591
                                           -------          ----          ------     ------    ------      -----        -------
  Total operating costs and expenses....    16,841           845           1,031      2,320    2,940         176         24,153
                                           -------          ----          ------     ------    ------      -----        -------
        Operating income (loss).........       160            58             172        496      183        (176)           893
                                           -------          ----          ------     ------    ------      -----        -------
Other
  Interest expense......................       (85)           (4)             (2)       (10)     (39)       (255)(c)       (395)
  Interest income.......................        85            --               6          2       --                         93
  Other income (expense), net...........        55             4               1        417       13                        490
                                           -------          ----          ------     ------    ------      -----        -------
        Total other.....................        55            --               5        409      (26)       (255)           188
                                           -------          ----          ------     ------    ------      -----        -------
        Income (loss) before income
          taxes.........................       215            58             177        905      157        (431)         1,081
  Provision (benefit) for income
    taxes...............................        50             3              72        362       63         (40)(d)        510
                                           -------          ----          ------     ------    ------      -----        -------
  Net income (loss).....................   $   165          $ 55          $  105     $  543    $  94       $(391)       $   571
                                           =======          ====          ======     ======    ======      =====        =======
  Earnings per share:
    Basic...............................   $  0.01                                                                      $  0.03
    Fully diluted.......................   $  0.01                                                                      $  0.03

The accompanying notes are an integral part of these pro forma consolidated financial statements

                                    FLORAFAX

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

1. HISTORICAL FINANCIAL STATEMENTS

     The historical financial data presented in these pro forma consolidated financial statements represents the financial position of Florafax at November 30, 1998 and their results of operations for the year ended August 31, 1998 and the three months ended November 30, 1998, and the financial position of Gerald Stevens at December 31, 1998 and their results of operations for the period from May 7, 1998 (inception) to September 30, 1998 and the three month period ended December 31, 1998. The historical financial data presented for Gerald Stevens' 1998 and 1999 Acquisitions represents the financial position of each acquired business at December 31, 1998 and their results of operations for the year ended September 30, 1998 and the three months ended December 31, 1998, except that the results of operations of Arizona Wholesale Floral, Inc ("Cactus") and J.J. Fallon Company, Inc ("Fallons") are presented for the year ended August 31, 1998, and June 30, 1998, respectively. Gerald Stevens' 1998 Acquisitions are included in Gerald Stevens historical consolidated balance sheet at December 31, 1998 and in its historical consolidated statement of operations for the three months ended December 31, 1998 from date of acquisition.

2. GERALD STEVENS ACQUISITIONS

     During the period from October 1, 1998 to December 31, 1998, Gerald Stevens completed the acquisition of thirteen retail florist businesses and also acquired AGA Flowers, Inc. ("AGA"), a floral import business. Based upon insignificance, three of the thirteen retail florist businesses acquired by Gerald Stevens have not been included in the pro forma consolidated financial statements. During the period from January 1, 1999 to April 7, 1999, Gerald Stevens acquired or entered into probable agreements to acquire ten retail florist businesses and also acquired National Flora, a floral order generator. Based upon insignificance, eight of these retail florist businesses have not been included in the pro forma consolidated financial statements. All acquired businesses have been accounted for in the pro forma consolidated financial statements using the purchase method of accounting. The pro forma consolidated financial statements reflect Gerald Stevens preliminary allocations of purchase prices, which will be subject to further adjustments as Gerald Stevens finalizes the allocations of purchase prices in accordance with generally accepted accounting principles.

                                    FLORAFAX

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the Gerald Stevens acquisitions included in the pro forma consolidated financial statements:

                                      ACQUISITION                   TANGIBLE   INTANGIBLE
                                         DATE       CONSIDERATION    ASSETS      ASSETS     LIABILITIES
                                      -----------   -------------   --------   ----------   -----------
                                                           (DOLLARS IN THOUSANDS)
1998 ACQUISITIONS
Flower Franchising, Inc.
  ("Royers")........................    10/1/98        $11,158      $ 4,797     $ 7,483       $ 1,122
Boesen the Florist, Inc.
  ("Boesen")........................    10/1/98          5,150        1,619       4,131           600
Maple Lee Flowers, Inc. and Maple
  Lee Farm 'N' Garden Center, Ltd.
  ("Maple").........................    10/1/98          4,698        1,387       4,310           999
Dr.Delphinium Designs, Inc. ("Dr.
  Del").............................    10/1/98          3,102          545       2,894           337
Arizona Wholesale Floral, Inc.
  ("Cactus")........................    10/1/98          3,000          542       3,217           759
AGA Flowers, Inc. ("AGA")...........    10/1/98          2,935        1,263       2,333           661
Eastern Floral & Gift Shop, Inc.
  ("Eastern").......................    10/1/98          2,924        2,043       1,839           958
Martina's Flowers & Gifts, Inc.
  ("Martinas")......................    10/1/98          1,948          366       1,909           327
Norton Group, Inc. & Subsidiaries
  ("Nortons").......................    10/1/98          1,566          532       1,229           195
J.J. Fallon Company, Inc.
  ("Fallons").......................    10/1/98          1,917          625       1,483           191
Jennie's Flower Shop, Inc.
  ("Jennies").......................    12/7/98          3,575          531       3,343           299
                                                       -------      -------     -------       -------
Total 1998 Acquisitions.............                    41,973       14,250      34,171         6,448
1999 ACQUISITIONS
------------------------------------
National Flora......................     3/3/99         19,727        1,682      22,277         4,232
Phoebe's............................    3/31/99          2,817        1,331       1,867           381
The Exotic Gardens, Inc. and Kuhn
  Flowers, Inc. ("Kuhn's)...........    Pending          6,200        2,607       4,746         1,153
                                                       -------      -------     -------       -------
Total 1999 Acquisitions.............                    28,744        5,620      28,890         5,766
                                                       -------      -------     -------       -------
Total Gerald Stevens Acquisitions...                   $70,717      $19,870     $63,061       $12,214
                                                       =======      =======     =======       =======

     The purchase agreements for Eastern and Cactus provide that additional consideration will be paid to the sellers contingent upon the occurrence of certain specified future events. Since the outcome of these contingencies is not presently determinable, no consideration has been recorded. Gerald Stevens management believes that the amount of any contingent consideration determined to be payable in the future will not be material.

3. PRO FORMA ADJUSTMENTS

  BALANCE SHEET

a. To adjust common stock and additional paid in capital for the impact of the exchange ratio on Gerald Stevens' historical shares outstanding and the issuance of 1,259,630 shares (does not include 874,001 shares issued in connection with the acquisition of eight insignificant businesses during the first quarter of
1999) in connection with the Gerald Stevens 1999 Acquisitions. The determination of the adjustment

                                    FLORAFAX

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

was based upon an exchange ratio of 1.35 shares of the Company's common stock for each share of common stock of Gerald Stevens.

b. Represents estimated merger costs and associated borrowings under Gerald Stevens revolving credit facility.

c. To adjust for real estate assets not acquired and related debt not assumed in connection with Gerald Stevens acquisition of Kuhn's.

d. Represents borrowings under Gerald Stevens revolving credit facility related to Acquisitions.

e. Represents preliminary adjustments to record (i) the consideration paid by Gerald Stevens in connection with the purchases of the Gerald Stevens Acquisitions, including repayment of assumed debt and liabilities, (ii) the elimination of the historical stockholders' equity account balances of the Gerald Stevens Acquisitions and (iii) the allocation of the Gerald Stevens Acquisitions excess purchase prices over individual assigned values to intangible goodwill.

  STATEMENTS OF OPERATIONS

a. Adjustment to reduce historical compensation and benefits of certain former owners and executives of the Gerald Stevens Acquisitions to amounts consistent with employment arrangements entered into with these individuals.

b. Adjustment to recognize the amortization of goodwill resulting from the Gerald Stevens retail florists and AGA acquisitions using an estimated life of 40 years, and its acquisitions of National Flora using an estimated life of 20 years. Management believes that 40 years and 20 years, respectively, are reasonable lives for goodwill in light of the characteristics present in the floral industry such as the significant number of years that the industry has been in existence, recent industry growth and consumer trends in purchasing flowers for many different occasions, and the long-term need for the timely design and delivery of floral arrangements by local florists. In addition, the Company has focused on acquiring progressive, well established companies that have been in existence for many years.

c. To record interest on borrowings related to acquisitions under Gerald Stevens revolving credit facility, net of interest reductions related to debt not assumed or paid off at date of acquisition. Based upon current market rates, an incremental borrowing rate of 8% was used to determine interest on the amounts borrowed under the credit facility. A change of one-eighth of a percent would result in a $19 thousand increase or reduction in the pro forma adjustment to annual interest expense.

d. To adjust income taxes based on normalized rates in effect during the period as if the entities had filed a consolidated tax return for the period presented.

e. To record pro forma provision for income taxes for entities which were S corporations during the year ended August 31, 1998.

f. Represents the pro forma results of Jeanie's Flower Shop, Inc. from October 1, 1998 to December 7, 1998, the date of acquisition.

g. To record interest on borrowings related to estimated merger costs under Gerald Stevens revolving credit facility, at an incremental borrowing rate of 8%. A change of one-eighth of a percent would result in a $5 thousand increase or reduction in the pro forma adjustment to annual interest expense.

                                    FLORAFAX

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

4. PRO FORMA FULLY DILUTED AND BASIC EARNINGS PER SHARE

     Pro forma fully diluted and basic earnings per share are calculated based on the weighted average shares outstanding during the year ended August 31, 1998 and the three months ended November 30, 1998, as well as giving effect to the Merger as if these shares were outstanding at the beginning of the year, excluding shares issued in connection with the acquisition of insignificant businesses. The shares used to calculated pro forma fully diluted and basic earnings per share are as follows:

                                                                                  THREE MONTHS ENDED
                                                     YEAR ENDED 8/31/98                11/30/98
                                                 --------------------------   --------------------------
                                                 FULLY DILUTED     BASIC      FULLY DILUTED     BASIC
                                                 -------------   ----------   -------------   ----------
Average Shares Outstanding.....................    7,823,881      7,823,881     7,943,812      7,943,812
Projected Shares issued upon Merger............   26,615,643     26,615,643    26,840,577     26,840,577
Common Stock Equivalents.......................    1,002,806             --     1,070,547             --
                                                  ----------     ----------    ----------     ----------
                                                  35,442,330     34,439,524    35,854,936     34,784,389
                                                  ==========     ==========    ==========     ==========

                          FLORAFAX INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
GERALD STEVENS, INC.
Report of Independent Certified Public Accountants..........    F-4
Balance Sheets as of December 31, 1998 (unaudited) and
  September 30, 1998........................................    F-5
Statements of Operations for the three months ended December
  31, 1998 (unaudited) and for the period from inception
  (May 7, 1998) to September 30, 1998.......................    F-6
Statements of Stockholders' Equity for the three months
  ended December 31, 1998 (unaudited) and for the period
  from inception (May 7, 1998) to September 30, 1998........    F-7
Statements of Cash Flows for the three months ended December
  31, 1998 (unaudited) and for the period from inception
  (May 7, 1998) to September 30, 1998.......................    F-8
Notes to Financial Statements...............................    F-9
GERALD STEVENS ACQUISITIONS
FLOWER FRANCHISING, INC. T/A ROYER'S FLOWERS
Report of Independent Public Accountants....................   F-20
Balance Sheets as of September 30, 1998 and September 30,
  1997......................................................   F-21
Statements of Income for the years ended September 30, 1998
  and 1997..................................................   F-22
Statements of Stockholders' Equity for the years ended
  September 30, 1998 and 1997...............................   F-23
Statements of Cash Flows for the years ended September 30,
  1998 and 1997.............................................   F-24
Notes to Financial Statements...............................   F-25
BOESEN THE FLORIST, INC.
Report of Independent Accountants...........................   F-31
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................   F-32
Statements of Operations for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-33
Statements of Stockholders' Equity for the nine month period ended September 30, 1998 (unaudited) and the year ended
  December 31, 1997.........................................   F-34
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-35
Notes to Financial Statements...............................   F-36
MAPLE LEE FLOWERS, INC.
Report of Independent Accountants...........................   F-43
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................   F-44
Statements of Operations for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-45
Statements of Stockholders' Equity for the nine month
  periods ended September 30, 1998 (unaudited) and the year
  ended December 31, 1997...................................   F-46
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-47
Notes to Financial Statements...............................   F-48
MAPLE LEE FARM 'N' GARDEN CENTER, LTD.
Report of Independent Accountants...........................   F-52
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................   F-53
Statements of Operations for the nine month period ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-54
Statements of Members' Equity for the nine month period
  ended September 30, 1998 (unaudited) and the year ended
  December 31, 1997.........................................   F-55
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-56
Notes to Financial Statements...............................   F-57

                                                              PAGE
                                                              -----
DR. DELPHINIUM DESIGNS, INC.
Report of Independent Accountants...........................   F-61
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................   F-62
Statements of Operations for the nine month period ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-63
Statements of Stockholders' Equity for the nine month period ended September 30, 1998 (unaudited) and the year ended
  December 31, 1997.........................................   F-64
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-65
Notes to Financial Statements...............................   F-66

ARIZONA WHOLESALE FLORAL, CO. DBA CACTUS FLORISTS
Report of Independent Public Accountants....................   F-71
Balance Sheet as of August 31, 1998.........................   F-72
Statement of Operations for the year ended August 31,
  1998......................................................   F-73
Statement of Stockholders' Deficit for the year ended August
  31, 1998..................................................   F-74
Statement of Cash Flows for the year ended August 31,
  1998......................................................   F-75
Notes to Financial Statements...............................   F-76

A.G.A. FLOWERS, INC.
Report of Independent Certified Public Accountants..........   F-80
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................   F-81
Statements of Operations and Accumulated Deficit for the
  nine month periods ended September 30, 1998 and 1997
  (unaudited) and the year ended December 31, 1997..........   F-82
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................   F-83
Notes to Financial Statements...............................   F-84

EASTERN FLORAL AND GIFT SHOP, INC. AND SUBSIDIARY
Report of Independent Certified Public Accountants..........   F-89
Consolidated Balance Sheet as of September 30, 1998.........   F-90
Consolidated Statement of Income for the year ended
  September 30, 1998........................................   F-91
Consolidated Statement of Shareholders' Investment for the
  year ended September 30, 1998.............................   F-92
Consolidated Statement of Cash Flows for the year ended
  September 30, 1998........................................   F-93
Notes to Financial Statements...............................   F-94

MARTINA'S FLOWERS & GIFTS, INC.
Report of Independent Accountants...........................   F-98
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................   F-99
Statements of Operations for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................  F-100
Statements of Stockholders' Deficit for the nine month
  period ended September 30, 1998 (unaudited) and the year
  ended December 31, 1997...................................  F-101
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................  F-102
Notes to Financial Statements...............................  F-103

NORTON GROUP, INC. AND SUBSIDIARIES
Report of Independent Accountants...........................  F-107
Consolidated Balance Sheets as of September 30, 1998
  (unaudited) and December 31, 1997.........................  F-108
Consolidated Statements of Operations for the nine month
  periods ended September 30, 1998 and 1997 (unaudited) and
  the year ended December 31, 1997..........................  F-109

                                                              PAGE
                                                              -----
Consolidated Statements of Stockholders' Equity for the nine month period ended September 30, 1998 (unaudited) and the
  year ended December 31, 1997..............................  F-110
Consolidated Statements of Cash Flows for the nine month
  periods ended September 30, 1998 and 1997 (unaudited) and
  the year ended December 31, 1997..........................  F-111
Notes to Consolidated Financial Statements..................  F-112

JENNIE'S FLOWER SHOP, INC.
Report of Independent Accountants...........................  F-118
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997.........................................  F-119
Statements of Operations for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................  F-120
Statements of Stockholders' Equity for the nine month period ended September 30, 1998 (unaudited) and the year ended
  December 31, 1997.........................................  F-121
Statements of Cash Flows for the nine month periods ended
  September 30, 1998 and 1997 (unaudited) and the year ended
  December 31, 1997.........................................  F-122
Notes to Financial Statements...............................  F-123

J.J. FALLON COMPANY, INC.
Report of Independent Public Accountants....................  F-128
Balance Sheets as of September 30, 1998 (unaudited) and June
  30, 1998..................................................  F-129
Statement of Operations for the three months ended September
  30, 1998 and 1997 (unaudited) and for the year ended June
  30, 1998..................................................  F-130
Statement of Stockholders' Equity for the three months ended
  September 30, 1998 (unaudited) and for the year ended June
  30, 1998..................................................  F-131
Statement of Cash Flows for the three months ended September
  30, 1998 and 1997 (unaudited) and for the year ended June
  30, 1998..................................................  F-132
Notes to Financial Statements...............................  F-133

PHOEBE FLORAL, INC.
Report of Independent Certified Public Accountants..........  F-137
Balance Sheet as of December 31, 1998 (unaudited) and
  September 30, 1998........................................  F-138
Statements of Income for the three month periods ended
  December 31, 1998 and 1997 (unaudited) and for the year
  ended September 30, 1998..................................  F-139
Statements of Stockholders' Equity for the three month
  period ended December 31, 1998 (unaudited) and the year
  ended September 30, 1998..................................  F-140
Statements of Cash Flows for the three month periods ended
  December 31, 1998 and 1997 (unaudited) and for the year
  ended September 30, 1998..................................  F-141
Notes to Financial Statements...............................  F-142

NATIONAL FLORA
Report of Independent Public Accountants....................  F-146
Balance Sheet as of December 31, 1998.......................  F-147
Statement of Income and Proprietor's Capital for the year
  ended December 31, 1998...................................  F-148
Statement of Cash Flows for the year ended December 31,
  1998......................................................  F-149
Notes to Financial Statements...............................  F-150

THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.
Report of Independent Certified Public Accountants..........  F-152
Balance Sheets as of December 31, 1998 (unaudited) and
  September 30, 1998 and September 30, 1997.................  F-153
Combined Statements of Operations for the three month
  periods ended December 31, 1998 and 1997 (unaudited), and
  the years ended September 30, 1998 and September 30,
  1997......................................................  F-154
Combined Statements of Stockholders' Equity for the three
  months ended December 31, 1998 (unaudited) and for the
  years ended September 30, 1998 and 1997...................  F-155
Combined Statements of Cash Flows for the three month
  periods ended December 31, 1998 and 1997 (unaudited), and
  the years ended September 30, 1998 and 1997...............  F-156
Notes to Financial Statements...............................  F-157

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  Gerald Stevens, Inc.:

We have audited the accompanying balance sheet of Gerald Stevens, Inc. (a Delaware corporation) as of September 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (May 7, 1998) to September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gerald Stevens, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the period from inception (May 7, 1998) to September 30, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  December 31, 1998 (except with
  respect to the matters discussed
  in Notes 9 and 10, as to which
  the date is March 26, 1999).

                              GERALD STEVENS, INC.

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1998
                                                              -------------   ------------
                                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $6,688,234     $ 3,730,068
  Accounts receivable, net of allowance for uncollectible
     accounts of $0 and $571,253 (unaudited), as of
     September 30, 1998 and December 31, 1998,
     respectively...........................................           --       5,848,685
  Other receivables.........................................       72,173              --
  Inventories...............................................           --       3,127,277
  Interest receivable.......................................       22,134              --
  Other current assets......................................           --         435,340
                                                               ----------     -----------
          Total current assets..............................    6,782,541      13,141,370
                                                               ----------     -----------
PROPERTY AND EQUIPMENT, net.................................       43,510       4,413,314
                                                               ----------     -----------
OTHER ASSETS:
  Intangible assets, net....................................    1,520,140      37,524,444
  Advance to company subsequently acquired..................      113,327              --
  Deferred financing costs, net.............................       18,889         261,176
  Other.....................................................        7,548         469,204
                                                               ----------     -----------
          Total other assets................................    1,659,904      38,254,824
                                                               ----------     -----------
          Total assets......................................   $8,485,955     $55,809,508
                                                               ==========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  183,686     $ 2,848,083
  Accrued expenses..........................................      633,620       4,329,793
                                                               ----------     -----------
          Total current liabilities.........................      817,306       7,177,876
                                                               ----------     -----------
LONG-TERM LIABILITIES:
  Long-term debt............................................           --         121,730
  Other long-term liabilities...............................           --         300,013
                                                               ----------     -----------
          Total long-term liabilities.......................           --         421,743
                                                               ----------     -----------
          Total liabilities.................................      817,306       7,599,619
                                                               ----------     -----------
COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 20,000,000 shares
     authorized, 10,003,916 and 18,622,328 (unaudited)
     shares issued and outstanding as of September 30, 1998
     and December 31, 1998, respectively....................      100,039         186,223
  Additional paid-in capital................................    9,737,526      50,224,934
  Less -- subscriptions receivable..........................      (52,500)       (250,000)
  Accumulated deficit.......................................   (2,116,416)     (1,951,268)
                                                               ----------     -----------
          Total stockholders' equity........................    7,668,649      48,209,889
                                                               ----------     -----------
          Total liabilities and stockholders' equity........   $8,485,955     $55,809,508
                                                               ==========     ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                              GERALD STEVENS, INC.

                            STATEMENTS OF OPERATIONS

                                                               FOR THE PERIOD      FOR THE
                                                               FROM INCEPTION    THREE MONTHS
                                                              (MAY 7, 1998) TO      ENDED
                                                               SEPTEMBER 30,     DECEMBER 31,
                                                                    1998             1998
                                                              ----------------   ------------
                                                                                 (UNAUDITED)
REVENUE:
  Product sales, net........................................    $        --      $15,431,265
  Service and other revenue.................................             --        1,569,531
                                                                -----------      -----------
          Total revenues....................................             --       17,000,796
                                                                -----------      -----------
OPERATING COSTS AND EXPENSES:
  Cost of product sales.....................................             --        6,909,023
  Salaries and benefits.....................................        328,916        5,927,549
  Operating expenses........................................             --        1,434,403
  Selling, general and administrative.......................      1,327,952        2,136,744
  Depreciation and amortization.............................        480,571          433,268
                                                                -----------      -----------
          Total operating costs and expenses................      2,137,439       16,840,987
                                                                -----------      -----------
          Operating (loss) income...........................     (2,137,439)         159,809
                                                                -----------      -----------
OTHER INCOME (EXPENSE):
  Interest income...........................................         22,134           84,566
  Interest expense..........................................         (1,111)         (84,891)
  Other income..............................................             --           55,764
                                                                -----------      -----------
          Total other income................................         21,023           55,439
                                                                -----------      -----------
          (Loss) income before provision for income taxes...     (2,116,416)         215,248
PROVISION FOR INCOME TAXES..................................             --           50,100
                                                                -----------      -----------
          Net (loss) income.................................    $(2,116,416)     $   165,148
                                                                ===========      ===========
BASIC (LOSS) INCOME PER SHARE...............................    $     (0.21)     $      0.01
                                                                ===========      ===========
DILUTED (LOSS) INCOME PER SHARE.............................    $     (0.21)     $      0.01
                                                                ===========      ===========
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING...................     10,003,916       18,320,907
                                                                ===========      ===========
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING.................     10,003,916       18,478,753
                                                                ===========      ===========

The accompanying notes to financial statements are an integral part of these statements.

                              GERALD STEVENS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (MAY 7, 1998) TO SEPTEMBER 30, 1998 AND
                    THE THREE MONTHS ENDED DECEMBER 31, 1998

                                                  COMMON STOCK        ADDITIONAL
                                              ---------------------     PAID-IN     SUBSCRIPTIONS   ACCUMULATED
                                                SHARES      AMOUNT      CAPITAL      RECEIVABLE       DEFICIT        TOTAL
                                              ----------   --------   -----------   -------------   -----------   -----------
Issuance of common stock to founders........   9,528,363   $ 95,284   $ 9,242,281     $ (52,500)    $       --    $ 9,285,065
Issuance of common stock in acquisition.....     475,553      4,755       495,245            --             --        500,000
Net loss for the period from inception (May
  7, 1998) to September 30, 1998............          --         --            --            --     (2,116,416)    (2,116,416)
                                              ----------   --------   -----------     ---------     -----------   -----------
BALANCE, September 30, 1998.................  10,003,916    100,039     9,737,526       (52,500)    (2,116,416)     7,668,649
Issuance of common stock in acquisitions
  (Unaudited)...............................   4,036,829     40,369    19,671,028            --             --     19,711,397
Proceeds from sale of common stock, net
  (Unaudited)...............................   4,581,583     45,815    20,816,380      (197,500)            --     20,664,695
Net income for the three months ended
  December 31, 1998 (Unaudited).............          --         --            --            --        165,148        165,148
                                              ----------   --------   -----------     ---------     -----------   -----------
BALANCE, December 31, 1998 (Unaudited)......  18,622,328   $186,223   $50,224,934     $(250,000)    $(1,951,268)  $48,209,889
                                              ==========   ========   ===========     =========     ===========   ===========

The accompanying notes to financial statements are an integral part of these statements.

                              GERALD STEVENS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE PERIOD      FOR THE
                                                               FROM INCEPTION    THREE MONTHS
                                                              (MAY 7, 1998) TO      ENDED
                                                               SEPTEMBER 30,     DECEMBER 31,
                                                                    1998             1998
                                                              ----------------   ------------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................    $(2,116,416)     $    165,148
  Adjustments to reconcile net loss to net cash used in
   operating activities--
     Provision for uncollectible accounts...................             --            34,400
     Interest expense.......................................          1,111            61,666
     Depreciation and amortization..........................        479,460           433,268
     Changes in assets and liabilities, net of acquisitions:
       Accounts receivable..................................             --        (2,156,085)
       Inventories..........................................             --           412,723
       Other receivables....................................        (72,173)           72,173
       Interest receivable..................................        (22,134)           22,134
       Other current assets.................................             --            78,660
       Other assets.........................................         (6,437)            6,344
       Accounts payable.....................................        183,686          (935,603)
       Accrued expenses.....................................        633,620         1,069,726
       Other long-term liabilities..........................             --           141,013
                                                                -----------      ------------
          Net cash used in operating activities.............       (919,283)         (594,433)
                                                                -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................        (44,221)         (747,410)
  Advance to company subsequently acquired..................       (113,327)               --
  Collection of amounts due from former owners of subsidiary
     acquired...............................................             --         1,300,000
  Payments for acquisitions, net of cash acquired...........     (1,500,000)      (23,054,795)
                                                                -----------      ------------
          Net cash used in investing activities.............     (1,657,548)      (22,502,205)
                                                                -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock to founders........      9,285,065                --
  Proceeds from issuance of common stock, net...............             --        20,612,195
  Proceeds from stock subscription..........................             --            52,500
  Payment of long-term debt.................................             --          (222,270)
  Payment of commitment fee on credit facility..............        (20,000)         (303,953)
  Proceeds from credit facility.............................             --        16,000,000
  Payment of credit facility................................             --       (16,000,000)
                                                                -----------      ------------
          Net cash provided by financing activities.........      9,265,065        20,138,472
                                                                -----------      ------------
          Net increase (decrease) in cash...................      6,688,234        (2,958,166)
CASH EQUIVALENTS, beginning of period.......................             --         6,688,234
                                                                -----------      ------------
CASH EQUIVALENTS, end of period.............................    $ 6,688,234      $  3,730,068
                                                                ===========      ============
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
  Issuance of common stock for acquisitions.................    $   500,000      $ 19,711,397
                                                                ===========      ============
  Interest paid.............................................             --            24,854
  Income taxes paid.........................................             --           277,759

The accompanying notes to financial statements are an integral part of these statements.

                              GERALD STEVENS, INC.

                         NOTES TO FINANCIAL STATEMENTS
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

1. GENERAL

     Gerald Stevens, Inc., (the "Company") was formed on May 7, 1998 to become a branded retailer and consumer marketer of flowers, floral-related merchandise and gifts. Through September 30, 1998, the Company was in the development stage, had no revenue and all efforts of the Company had been directed to developing a business strategy, raising capital, and acquiring leading retail flower shops and other floral related businesses. The Company's ability to continue as a going concern will be largely dependent upon its ability to successfully acquire and integrate retail and other floral related businesses. The Company has a fiscal year-end of September 30. Effective October 1, 1998, the Company commenced its operations upon the completion of its acquisition of ten operating flower businesses and, as a result, emerged from the development stage. There can be no assurance that the Company will successfully establish profitable operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited interim financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 1998, and the results of its operations and cash flows for the three months ended December 31, 1998. The results of operations and cash flows for the three months ended December 31, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for fiscal year 1999.

SEASONALITY

     Sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of annual revenue is expected to be derived from sales of floral products for Valentine's Day.

     In contrast to the first and second calendar quarters, sales of floral products are significantly lower in the third and fourth calendar quarters. These quarters have relatively few flower-giving holidays. We expect to experience quarterly fluctuations in operating results due to the factors discussed above and other factors. These factors include additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of capital expenditures.

     Accordingly, the results of operations for the three-month period ended December 31, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for fiscal 1999.

CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of September 30, 1998, all cash equivalents on hand were interest-bearing.

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. The Company records depreciation using the straight-line method over the following estimated useful lives:

Office equipment, furniture and fixtures.................  5-10 years
Computer hardware and software...........................   4-5 years

INTANGIBLE ASSETS

     Intangible assets at September 30, 1998 consist of the fair value allocated to letters of intent of an acquired business (see Note 6). Intangible assets at December 31, 1998 consists of goodwill recorded in connection with acquisitions accounted for under the purchase method of accounting (see Note 6).

     Upon completion of the acquisitions, the value assigned to the underlying letters of intent was included as a component of the purchases price for the acquired business. The resultant goodwill will be amortized over a period of 40 years which management believes is a reasonable life in light of the characteristics present in the floral industry such as the significant number of years that the industry has been in existence, the continued trends by consumers in purchasing flowers for many different occasions, and the stable nature of the customer base.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment.

DEFERRED FINANCING COSTS

     Deferred financing costs consist of amounts incurred in connection with obtaining a credit facility. The company records amortization using the straight-line basis over the term of the financing agreement (18 months). Accumulated amortization as of September 30, 1998 was $1,111 and $42,778 as of September 30, 1998, and December 31, 1998, respectively.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The asset and liability approach prescribed by SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities. At September 30, 1998, the Company had deferred tax assets of approximately $800,000, which has been fully offset by a valuation allowance, consisting primarily of start-up costs capitalized for tax purposes and net operating loss carryforwards.

     The provision for income taxes for the three months ended December 31, 1998 is comprised of:

Federal provision...........................................  $    --
State provision.............................................   50,100
                                                              -------
          Total.............................................  $50,100
                                                              =======

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

     The Company's effective federal tax rate is 0% due to the use of net operating loss carryforwards to fully offset the federal tax provision.

EARNINGS PER SHARE

     Basic and diluted earnings per share in the accompanying statements of operations are based upon the weighted average shares actually outstanding during the period. The impact of common stock equivalents has not been included for the period ended September 30, 1998, as they are anti-dilutive, in accordance with provisions of SFAS No. 128, "Earnings Per Share."

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, "Reporting Comprehensive Income," requires an entity to report comprehensive income and its components for fiscal years beginning after December 15, 1997. Comprehensive income is a measure of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. Comprehensive income (loss) is equal to net income (loss).

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires an entity to disclose certain information regarding its operating segments for fiscal years beginning after December 15, 1998. The composition of the Company's business is changing. Accordingly, the Company will evaluate the need for segment disclosures when it implements the new standard in Fiscal 2000.

     Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software development or acquisition.

     SOP 98-5, "Reporting on the Costs of Start-up Activities," requires the immediate expensing of current start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. The Company has no capitalized start-up costs as of September 30, 1998 or December 31, 1998.

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

3. PROPERTY AND EQUIPMENT, NET

     Property and equipment consisted of the following as of September 30, 1998:

Office equipment, furniture and fixtures....................  $ 16,702
Computer hardware and software..............................    27,519
                                                              --------
                                                                44,221
Less -- Accumulated depreciation............................      (711)
                                                              --------
                                                              $ 43,510
                                                              ========

4. ACCRUED EXPENSES

     Accrued expenses consisted of the following as of September 30, 1998:

Accrued professional fees...................................  $501,547
Accrued salaries and benefits...............................    95,421
Accrued other...............................................    36,652
                                                              --------
                                                              $633,620
                                                              ========

5. STOCKHOLDERS' EQUITY

     On August 11, 1998, New River Capital Partners, L.P. ("New River"), a limited partnership whose managing general partner is a partnership controlled by Mr. Steven R. Berrard and whose administrative general partner is a corporation controlled by Mr. Thomas C. Byrne, purchased 5,684,755 shares of common stock for an aggregate purchase price of $5,500,000 or $0.97 per share. Messrs. Berrard and Byrne are also directors of the Company. Also on August 11, 1998, Mr. Gerry Geddis, the Company's President and Chief Executive Officer, purchased 2,445,478 shares of common stock for an aggregate purchase price of $2,366,000 or $1.05 per share.

     In August and September 1998, certain of the Company's employees and certain other investors purchased 1,398,130 shares of stock for an aggregate purchase price of $1,471,565 or $1.05 per share.

     All stockholders have entered into a stockholders agreement ("Stockholders Agreement") that contains, among other things, a voting agreement which provides that a majority of the directors of the Company will be designated by New River. The Stockholders Agreement also contains restrictions on the transferability of the common stock. The restrictions include a bar on transfers, which terminates at the earlier of October 1, 2000 or at such time as the Company becomes public and, in the event the Company becomes a public company prior to October 1, 2000, a right of first refusal in favor of the Company for stock sales in excess of $500,000 until October 1, 2000.

     In October 1998, the Company issued 4,581,583 shares of common stock at a price of $4.75 per share in a private placement. Proceeds totaled approximately $20,869,000, net of $894,000 of underwriting fees and expenses. Individuals who purchased shares in the private placement have agreed to give the Company a right of first refusal, prior to transferring such shares, until the earlier of the date that the Company becomes a public company or August 31, 2000. As of December 31, 1998, the Company had stock options outstanding for 616,961 shares of common stock (which includes options for 215,850 shares granted in connection with acquisitions) at exercise prices ranging from $1.05 to $6.00 per share.

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

6. ACQUISITIONS

     On July 31, 1998, the Company acquired all of the assets of International Floral Network, Inc. ("IFN"), a Florida corporation, for $1.5 million in cash and 475,553 shares of common stock valued at $500,000 or $1.05 per share. IFN's assets consisted solely of the right to acquire 33 retail floral chains pursuant to non-binding letters of intent with these chains. The Company allocated the aggregate consideration of approximately $2 million to the nine letters of intent it intended to pursue. Prior to yearend, the Company ceased discussions with one of these entities at which time the unamortized allocated portion of the consideration of $479,860 was charged to amortization expense. Eight of these retail floral chains were subsequently acquired by the Company in transactions accounted for under the purchase method of accounting in October 1998. Intangible assets consist of $1,520,140 related to the IFN transaction.

     Included in other assets as of September 30, 1998 is approximately $113,000 which represents a bridge payment to a retail floral chain subsequently acquired. Upon acquisition, such amount was applied towards the purchase price of the acquisition.

     During the fourth quarter of calendar 1998, the Company acquired several businesses. The acquisitions were accounted for under the purchase method of accounting and accordingly the post-acquisition results of operations of the acquired businesses have been included in the Company's results of operations for the three months ended December 31, 1998.

     The following table sets forth businesses acquired during the three months ended December 31, 1998, and the consideration paid. Consideration for these acquisitions consisted of cash, stock, and debt paid on behalf of former owners. The total consideration amounts below reflect certain working capital adjustments called for in the acquisition agreements. Not included in the total consideration below are stock options which were granted subsequent to September 30, 1998 in connection with the acquisitions. All of the sellers of the acquired businesses who received shares of the Company's common stock have entered into stockholder agreements that contain terms similar to the terms of the stockholder agreements signed by individuals who became stockholders in August and September 1998.

                                           DATE OF                                                 TOTAL
NAME OF BUSINESS                         ACQUISITION              CASH            STOCK        CONSIDERATION
----------------                   ------------------------  --------------   --------------   --------------
                                                             (IN THOUSANDS)   (IN THOUSANDS)   (IN THOUSANDS)
Eastern Floral & Gift Shop,
  Inc............................  October 1, 1998              $ 2,924          $    --          $ 2,924
The Norton Group, Inc............  October 1, 1998                  548            1,018            1,566
Arizona Wholesale Floral Company
  (d/b/a Cactus Flowers).........  October 1, 1998                1,800            1,200            3,000
Dr. Delphinium Designs, Inc......  October 1, 1998                  880            2,222            3,102
Boesen the Florist, Inc..........  October 1, 1998                2,485            2,665            5,150
J.J. Fallon Company, Inc.........  October 1, 1998                1,117              800            1,917
Martina's, Inc...................  October 1, 1998                1,168              780            1,948
Flower Franchising, Inc. (d/b/a
  Royer's Flower Shops)..........  October 1, 1998                6,334            4,824           11,158
A.G.A. Flowers, Inc..............  October 1, 1998                1,468            1,467            2,935
Jennie's Flower Shop, Inc........  December 7, 1998               2,000            1,575            3,575
Connell Flower Shop..............  November 24, 1998                870              850            1,720
Maple Lee Flowers, Inc. and Maple
  Lee Farm 'n' Garden Center
  Ltd............................  October 1, 1998                2,539            2,159            4,698
Flowers in Woodcroft.............  December 1, 1998                 210               --              210
Alan Preuss Florists, Inc........  December 29, 1998                150              150              300
                                                                -------          -------          -------
                                                                $24,493          $19,710          $44,203
                                                                =======          =======          =======

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

     The preliminary purchase price allocation for businesses acquired under the purchase method of accounting is as follows:

Cash acquired...............................................  $ 1,324,000
Accounts receivable.........................................    3,727,000
Inventory...................................................    3,540,000
Other current assets........................................    1,814,000
Property plant and equipment................................    3,840,000
Intangible assets...........................................   36,220,000
Other assets................................................      468,000
Accrued expenses............................................   (2,627,000)
Accounts payable............................................   (3,600,000)
Long-term debt..............................................     (344,000)
Other liabilities...........................................     (159,000)
                                                              -----------
                                                              $44,203,000
                                                              ===========

     As part of the Company's purchase agreement with Arizona Wholesale Floral Company ("Cactus"), the Company may be required to make an additional payment of up to $300,000 based upon the performance of four existing stores and a superstore to be opened by Cactus in the fourth quarter of 1998.

     As part of the Company's purchase agreement with Eastern Floral & Gift Shop, Inc., the Company may be required to make an additional payment of up to $280,000 based upon an existing agreement with Amway Corporation.

     Key employees of each of the acquired companies have agreed to enter into 2-year employment agreements with the Company effective as of the closing date of each respective acquisition. The annual salaries range from $20,000 to $150,000. In addition, some of the employment agreements provide for the employee to receive a bonus beginning in the Company's 1999 calendar year of up to 20% of the base salary depending on certain performance targets. The employment agreements can be terminated earlier by either the employee or the Company. The employment agreements include noncompete clauses of up to two years after the employment period.

     In addition, the former owner of each of the acquired companies have agreed to noncompete agreements, effective as of the closing of the acquisition, ranging from 2 to 5 years.

     The pro forma results of operations, assuming each of the above transactions was consummated as of the beginning of the period presented are as follows:

                                                                   FOR THE
                                                                 THREE MONTH
                                                                PERIOD ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Revenue.....................................................     $17,904,000
                                                                 ===========
Net income..................................................     $   263,000
                                                                 ===========
Net income per share --
  Basic.....................................................     $      0.01
                                                                 ===========
  Diluted...................................................     $      0.01
                                                                 ===========

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

     In December 1998, the Company entered into various letters of intent, subject to certain customary conditions, to acquire various retail flower shops. To the extent consummated, these pending acquisitions will be accounted for under the purchase method of accounting.

7. STOCK OPTION PLAN

     The Company approved a stock option plan (the "Plan") on May 20, 1998, authorizing the issuance of stock options for up to 4,000,000 shares of common stock. The number of shares of stock issuable pursuant to the options outstanding (whether vested or not) cannot exceed 10 percent of the outstanding shares of stock.

     The purchase price of each share of common stock subject to an option is determined by the Board of Directors and stated in each option agreement, and will not be less than 100 percent of the fair market value of a share of the common stock on the date the option is granted. The options have a term of ten years from the date of grant and are non-qualified. The options vest in increments of 25% per year over a four-year period on the yearly anniversary of the grant date.

     On August 18, 1998, 150,000 options were granted with an exercise price of the then fair market value of $1.05. From October 1, 1998 to December 31, 1998, a total of 468,111 options were granted at fair market value exercise prices of $4.75 or $6.00, with 1,150 of these options subsequently cancelled during the period. As of September 30, 1998 and December 31, 1998, none of the options granted were exercisable. The weighted average remaining contractual life of the options as of September 30, 1998 and December 31, 1998 is approximately 10 years and 9.75 years, respectively.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements.

     Pro forma information regarding net income is required by SFAS No. 123, "Accounting for Stock-Based Compensation," which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following assumptions were used in the valuation: average expected life 6 years, expected volatility 0.80, risk free interest rate 4.7% and no dividends. The weighted average fair value of options granted during the year was $1.05.

     For purposes of pro forma disclosures of net loss, the estimated fair value of the options is amortized to expense over the options' vesting period, resulting in pro forma compensation expense of approximately $3,000 for the period from May 7, 1998 (inception) to September 30, 1998. The Company's pro forma net loss for the period from May 7, 1998 (inception) to September 30, 1998 was $2,790,161.

     The occurrence of certain events may terminate the unvested options, including, but not limited to, termination of employment, as defined in the Plan.

     Pursuant to the Plan, in the event of certain defined transactions after the effective date of the Plan, the number and kinds of shares for the purchase of which options may be granted under the Plan will be adjusted proportionately by the Company. In addition, the number and kind of shares for which options are outstanding shall be adjusted proportionately so that the proportionate interest of the holder of the option immediately following such event will be the same as immediately prior to such event.

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES

A. EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its officers and executives. The agreements expire on dates ranging until 2000 and also include noncompete provisions. The aggregate minimum annual commitments under these agreements are $2,491,128 and $1,945,012 for the years ended December 31, 1999 and 2000, respectively.

B. SERVICES AGREEMENT

     On May 7, 1998, the Company entered into a services agreement with SB Management Corp. ("SBMC"), a corporation controlled by Mr. Steven R. Berrard, that provides services to the general partner of New River pursuant to which SBMC agreed to provide certain management services to and incur certain expenses on behalf of the Company, with the cost of such items to be reimbursed by the Company to SBMC. The Company is to reimburse SBMC for a proportionate share of any SBMC officer's salary, bonuses, and compensation if that employee spends more than 50% of his time rendering services to the Company not to exceed $200,000. One hundred percent of all out-of-pocket costs and fees paid to advisors in connection with services to the Company are to be reimbursed in an amount not to exceed $500,000 prior to the initial private placement of capital stock. After the initial private placement of capital stock, there is no limit on the amount charged to the Company for out-of-pocket costs and fees paid to advisors. The agreement may be terminated at any time by the Company or SBMC upon thirty days prior written notice.

     As of September 30, 1998, SBMC had incurred approximately $540,000 of expenses on behalf of the Company which is included in selling, general, and administrative expenses in the Company's statement of operations. These expenses included payment of certain of the Company's employees' salaries and travel expenses. As of September 30, 1998, $506,000 of this amount had been paid. The remaining $34,000 is included in accrued expenses in the accompanying balance sheet and was subsequently paid on November 25, 1998.

     In addition, SBMC leases office space which is also occupied by certain employees of the Company. SBMC does not allocate any of the rent expense for this space to the Company. The approximate annual rent expense to SBMC is $61,000.

C. DUTIES

     As a result of an investigation concerning the alleged dumping of flowers in the U.S. market by foreign growers, the U.S. Department of Commerce began assessing importers a duty based on the import value of certain flowers from certain growers. The Company currently estimates and remits the estimated assessment based on the most current information available. The final assessment is subject to determination by the U.S. Department of Commerce and may result in additional charges or refunds.

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

D. OPERATING LEASES

     On August 1, 1998, the Company entered into a lease agreement for its office space through August 2002. The total future minimum annual lease payments under the agreement as of September 30, 1998 are as follows:

1999.....................................................  $  51,000
2000.....................................................     53,000
2001.....................................................     55,000
2002.....................................................     38,000
                                                           ---------
                                                           $ 197,000
                                                           =========

     The Company incurred rental expense totaling approximately $8,000 during the period ended September 30, 1998.

E. CONSULTING AGREEMENTS

     On October 1, 1998, the Company entered into a two-year consulting agreement with a former owner of an acquired company to provide various services. The agreement provides for an annual fee of $50,000.

F. SERVICES AGREEMENT

     On October 1, 1998, the Company entered into a service agreement with a Colombian farm (the "Provider") to provide services to A.G.A. Flowers, Inc., an acquired subsidiary of the Company. The agreement provides for compensation to the Provider in the amount of $6,000 per month, plus any out-of-pocket costs incurred by the Provider in providing services to the Company. The agreement terminates March 31, 1999 but may be terminated earlier by the Company upon thirty days prior written notice.

G. SUPPLY AGREEMENT

     On October 1, 1998, the Company entered into a five-year supply agreement with flower farms (the "Farms") which are affiliated with two of the Company's stockholders. The agreement requires that the Farms provide to the Company on a consignment basis a certain percentage of their flowers. The Farms must produce and deliver a minimum number of stems for the Company during the growing year ("Growing Year") commencing on October 1, 1998 and running until September 30, 1999. Each July, during the term of the agreement, the parties will meet to establish the Minimum Stem Obligation for each species for the upcoming Growing Year.

     The Company has no obligation to pay for any flowers it receives from the Farms unless and until such flowers are sold by the Company.

H. PLAN OF MERGER

     In December 1998, the Company entered into a definitive merger agreement with Florafax International, Inc., a company that is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. Depending upon the average closing sales price, each share of the Company's common stock outstanding

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

immediately prior to the merger will be converted into the right to receive between 1.25 and 1.35 shares of Florafax International, Inc. common stock. Consummation of the merger is dependent upon shareholder approval among other things.

I. 401(k) PLAN

     On December 1, 1998, the Company adopted a 401(k) Plan, effective January 1, 1999. All employees who have met minimum age and length of service requirements are eligible to participate. Employer matching contributions are fifty percent of the first three percent of compensation contributed by the employee to the plan and generally require year-end employment and 1,000 hours worked during the calendar year. An additional contribution is made at the discretion of the Company.

9. CREDIT FACILITY

     The Company entered into an 18-month senior secured revolving credit facility (the "Credit Facility") with a bank on September 30, 1998 with borrowings up to $20 million and which includes a letter of credit facility of up to $3 million for the issuance of standby letters of credit. This line of credit is used to finance acquisitions and for other, general corporate purposes. Cash borrowings bear interest at either the Eurodollar market rate plus a percentage ranging from 100 basis points to 225 basis points (Eurodollar at September 30, 1998 was 5.375%) or, at the Company's option, the greater of the Federal funds rate plus 50 basis points or the Prime rate ("adjusted base rate loan"). The Federal funds rate and Prime rate were 6% and 8.25%, respectively, at September 30, 1998. The percentage over the Eurodollar market rate is based on the Company's financial performance as measured by a total funded debt ratio (as defined in the Credit Facility).

     For Eurodollar-based loans, principal and interest payments are due at the end of the chosen Eurodollar instrument term, or if the applicable period is greater than three months, then interest is due at the end of each three-month interval and at the end of the applicable period. For adjusted base rate loans, the interest is due quarterly and the principal is due upon demand.

     The Credit Facility is secured by all of the assets of the Company, including a pledge of the stock of each of the Company's subsidiaries. As of September 30, 1998, no amounts were drawn on the Credit Facility. In addition, the Credit Facility agreement provides for an unused facility fee ranging from 25 basis points to 50 basis points on an annual basis depending on the extent of the Company's ratio of total funded debt ratio (as defined in the Credit Facility).

     Restrictive covenants contained in the Company's Credit Facility may limit the Company's ability to finance future acquisitions, new locations and other expansion of operations. These covenants also require the Company to maintain certain ownership interests by New River and others, to achieve specific financial ratios and may require the Company to obtain bank consent prior to completing our proposed acquisitions.

     In connection with the attainment of the Credit Facility, the Company agreed to pay a $250,000 underwriting fee, $20,000 of which has been paid as of September 30, 1998. The remaining balance was paid in October 1998.

                              GERALD STEVENS, INC.

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
            THE THREE MONTHS ENDED DECEMBER 31, 1998 ARE UNAUDITED)

     In October 1998, the Company borrowed $16,000,000 on its revolving credit facility to fund the cash portion of the purchase price for acquisitions. These amounts were subsequently repaid in October 1998 with proceeds from the private placement.

     On March 16, 1999, the Company and its primary lender amended its bank credit facility to increase the size of the credit facility from $20,000,000 to $40,000,000.

10. SUBSEQUENT EVENTS

A. ACQUISITIONS

     From January 1, 1999 through March 26, 1999, Gerald Stevens acquired or has entered into probable agreements to acquire ten retail florist businesses and also acquired National Flora, a floral order generation business, for total consideration of $44,542,462, consisting of $28,281,608 in cash and 2,133,631 shares of Gerald Stevens common stock.

     The following table represents the total purchase price, the cash and stock portion of the purchase price, the number of shares issued and the share price for the business acquisitions discussed above:

                                                       PURCHASE PRICE
                                                  -------------------------                 SHARE
             COMPANY                   TOTAL         CASH          STOCK        SHARES      PRICE
             -------                -----------   -----------   -----------   -----------   ------
Phoebe's..........................  $ 2,816,622   $ 2,194,770   $   621,852        73,159   $ 8.50
National Flora....................   19,727,200     9,952,200     9,775,000     1,150,000     8.50
Kuhn's............................    6,200,000     5,580,000       620,000        36,471    17.00
Other Acquisitions................   15,798,640    10,554,638     5,244,002       874,001     6.00
                                    -----------   -----------   -----------   -----------
     Total 1999 Acquisitions......  $44,542,462   $28,281,608   $16,260,854   $ 2,133,631
                                    ===========   ===========   ===========   ===========

          * includes businesses Gerald Stevens has probable agreements to acquire.

B. STOCK OPTIONS

     Subsequent to December 31, 1998, the Company issued options for 425,259 shares of common stock at an exercise price of $8.50 per share and cancelled 5,500 options previously issued.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Flower Franchising, Inc.:

We have audited the accompanying balance sheets of Flower Franchising, Inc. (a Pennsylvania Corporation) as of September 30, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flower Franchising, Inc. as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Lancaster, Pa.,
  December 29, 1998.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                                 BALANCE SHEETS

                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   766,607   $   797,128
  Trade receivables, less allowance for doubtful accounts of
    $40,000 in 1998 and 1997................................      793,218       768,842
  Due from officers.........................................           --        52,529
  Due from stockholders.....................................    1,300,000            --
  Inventories...............................................      701,243       573,444
  Other current assets......................................       21,221        93,910
                                                              -----------   -----------
    Total current assets....................................    3,582,289     2,285,853
                                                              -----------   -----------
PROPERTY AND EQUIPMENT:
  Land......................................................           --       335,138
  Buildings.................................................           --     1,483,238
  Equipment and fixtures....................................    1,871,639     1,773,619
  Trucks....................................................      994,292       940,471
  Leasehold improvements....................................      628,867       625,751
                                                              -----------   -----------
                                                                3,494,798     5,158,217
  Less-Accumulated depreciation.............................   (2,533,131)   (3,141,249)
                                                              -----------   -----------
    Net property and equipment..............................      961,667     2,016,968
                                                              -----------   -----------
OTHER ASSETS................................................      253,095       150,334
                                                              -----------   -----------
    Total assets............................................  $ 4,797,051   $ 4,453,155
                                                              ===========   ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 1,600,000   $   102,804
  Payable to Internet Services, L.P.........................           --        41,894
  Accounts payable and accrued expenses.....................      578,263       411,983
  Accrued payroll and payroll taxes.........................      413,471       439,642
  Accrued corporate taxes...................................      128,242        21,867
                                                              -----------   -----------
    Total current liabilities...............................    2,719,976     1,018,190
                                                              -----------   -----------
LONG-TERM LIABILITIES:
  Deferred gain on sale of assets...........................      563,596            --
  Long-term debt, less current maturities...................           --       250,648
                                                              -----------   -----------
    Total long-term liabilities.............................      563,596       250,648
                                                              -----------   -----------
    Total liabilities.......................................    3,283,572     1,268,838
                                                              -----------   -----------
STOCKHOLDERS' EQUITY:
  Common stock, voting $1 par value; authorized 100,000
    shares; issued and outstanding 11,979 in 1998 and 11,458
    in 1997.................................................       11,979        11,458
  Common stock, nonvoting class A, no par value; authorized
    500,000 shares; issued and outstanding 94,879 in 1998
    and 89,617 in 1997......................................      361,418       198,414
  Common stock, nonvoting class B, no par value; authorized
    250,000 shares; no shares issued and outstanding........           --            --
  Additional paid-in capital................................       31,734        13,383
  Retained earnings.........................................    1,108,348     2,961,062
                                                              -----------   -----------
    Total stockholders' equity..............................    1,513,479     3,184,317
                                                              -----------   -----------
    Total liabilities and stockholders' equity..............  $ 4,797,051   $ 4,453,155
                                                              ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                              STATEMENTS OF INCOME

                                                                 FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
REVENUE:
  Product sales (net of discounts of $283,797 for 1998 and
     $256,096 for 1997).....................................  $13,566,055   $12,913,231
  Service and other revenue.................................    2,474,907     2,480,346
                                                              -----------   -----------
     Total revenue..........................................   16,040,962    15,393,577
                                                              -----------   -----------
OPERATING COSTS AND EXPENSES:
  Cost of product sales.....................................    4,025,921     4,016,121
  Operating expenses........................................    9,101,597     8,549,153
  Selling, general and administrative.......................    2,123,149     1,690,255
                                                              -----------   -----------
     Total operating expenses...............................   15,250,667    14,255,529
                                                              -----------   -----------
     Operating income.......................................      790,295     1,138,048
                                                              -----------   -----------
INTEREST INCOME (EXPENSE):
  Interest income...........................................       42,248        35,183
  Interest expense..........................................      (13,669)      (50,843)
                                                              -----------   -----------
     Net interest income (expense)..........................       28,579       (15,660)
                                                              -----------   -----------
GAIN ON SALE OF PROPERTY AND EQUIPMENT......................      106,490        37,387
(LOSS) INCOME FROM EQUITY INVESTMENT IN LIMITED
  PARTNERSHIP...............................................      (16,598)       26,157
                                                              -----------   -----------
     Net income.............................................  $   908,766   $ 1,185,932
                                                              ===========   ===========
PRO FORMA:
     Net income.............................................  $   908,766
     Pro forma income tax provision (Note 13)...............      368,050
                                                              -----------
     Pro forma net income...................................  $   540,716
                                                              ===========

The accompanying notes are an integral part of these financial statements.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK
                                  -------------------
                                            NONVOTING     ADDITIONAL       RETAINED
                                  VOTING     CLASS A    PAID-IN CAPITAL    EARNINGS        TOTAL
                                  -------   ---------   ---------------   -----------   -----------
Balance at October 1, 1996......  $11,276   $139,629        $ 7,408       $ 2,323,541   $ 2,481,854
Proceeds from issuance of 182
  shares voting common stock....      182         --          5,975                --         6,157
Proceeds from issuance of 2,172
  shares nonvoting class A
  common stock..................       --     58,785             --                --        58,785
Net income......................       --         --             --         1,185,932     1,185,932
Distribution to stockholders....       --         --             --          (548,411)     (548,411)
                                  -------   --------        -------       -----------   -----------
Balance at September 30, 1997...   11,458    198,414         13,383         2,961,062     3,184,317
Proceeds from issuance of 521
  shares voting common stock....      521         --         18,351                --        18,872
Proceeds from issuance of 5,262
  shares nonvoting class A
  common stock..................       --    163,004             --                --       163,004
Net income......................       --         --             --           908,766       908,766
Distribution to stockholders....       --         --             --        (2,761,480)   (2,761,480)
                                  -------   --------        -------       -----------   -----------
Balance at September 30, 1998...  $11,979   $361,418        $31,734       $ 1,108,348   $ 1,513,479
                                  =======   ========        =======       ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEAR ENDED
                                                                    SEPTEMBER 30
                                                              ------------------------
                                                                 1998          1997
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   908,766   $1,185,932
  Adjustments to reconcile net income to net cash provided
     by operating activities-
     Depreciation and amortization..........................      436,643      405,890
     Deferred compensation expense..........................           --       19,824
     Gain on sale of property and equipment.................     (106,490)     (37,387)
     Loss on disposal of property and equipment.............       24,700           --
     Change in accrual for loss on sublease.................           --      (32,234)
     Loss (income) from equity investment in limited
      partnership...........................................       16,598      (26,157)
     (Increase) decrease in-
       Trade receivables....................................      (24,376)      84,133
       Inventories..........................................     (127,799)     (36,175)
       Other assets.........................................       46,283       30,571
  Increase (decrease) in-
       Accounts payable and accrued expenses................      246,484      (49,970)
                                                              -----------   ----------
          Net cash provided by operating activities.........    1,420,809    1,544,427
                                                              -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Contributions to equity investment........................      (30,852)          --
  Proceeds from sale of property and equipment..............    1,664,755       25,825
  Purchases of property and equipment.......................     (357,512)    (305,232)
  Acquisition of customer lists and covenants...............     (105,300)     (44,000)
                                                              -----------   ----------
          Net cash provided by (used in) investing
             activities.....................................    1,171,091     (323,407)
                                                              -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease (increase) in due from officers..................       52,529      (48,389)
  Proceeds from short-term borrowings.......................    1,455,302       41,894
  Proceeds from issuance of common stock....................      181,876       64,942
  Principal payments on long-term debt......................     (250,648)    (402,804)
  Distribution to stockholders..............................   (4,061,480)    (568,411)
                                                              -----------   ----------
          Net cash used in financing activities.............   (2,622,421)    (912,768)
                                                              -----------   ----------
NET (DECREASE) INCREASE IN CASH.............................      (30,521)     308,252
CASH, BEGINNING OF YEAR.....................................      797,128      488,876
                                                              -----------   ----------
CASH, END OF YEAR...........................................  $   766,607   $  797,128
                                                              ===========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments for interest................................  $     8,342   $   50,843
                                                              ===========   ==========

The accompanying notes are an integral part of these financial statements.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

1. BACKGROUND

NATURE OF BUSINESS

     Flower Franchising, Inc. (the "Company") is engaged in the retail sale of flowers and flower arrangements. The Company operates 14 locations in the Central Pennsylvania market under the name Royer's Flowers. The Company also operates the sale of flowers within 21 grocery stores in the Central Pennsylvania market. The Company grants credit to customers, substantially all of whom are Central Pennsylvania local residents and businesses. The Company is a closely-held subchapter "S" corporation, the stock of which is held by five related individuals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated generally on an average cost method. Cost is determined by the first-in, first-out method for substantially all inventories.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are being depreciated principally on a straight-line basis over the estimated useful lives of the assets which generally range from 10 to 19 years for buildings and leasehold improvements and 3 to 10 years for machinery and equipment. Depreciation expense was $397,550 and $385,402 for the fiscal years ending September 30, 1998 and 1997, respectively.

OTHER ASSETS

     Loan origination fees, customer lists, and non-compete agreements are included in the accompanying balance sheets as other assets. Loan origination fees are being amortized over the term of the loan, customer lists are being amortized over a maximum of 19 months, and noncompete agreements are being amortized over three years, the life of the agreements.

ADVERTISING

     The Company expenses advertising costs as they are incurred. Advertising expense for the year ended September 30, 1998 and 1997 was $721,698 and $503,355, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. The Company maintains cash balances at one financial institution located in Lebanon, Pennsylvania. These accounts are insured by the Federal Depository Insurance Corporation up to $100,000. At September 30, 1998 and 1997, the Company's uninsured cash balances are $746,730 and $911,156, respectively. The Company believes no

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

significant concentration of credit risk exists with respect to these cash balances. In addition, historically, the Company has not experienced significant losses with respect to its receivables.

REVENUE RECOGNITION

     Revenue is recognized at the time of sale. Sales returns, which are not significant, are recorded in the period of return.

SERVICE AND OTHER INCOME

     Service and other income includes rebates and commissions received for orders placed through FTD and TeleFlora, delivery services and telephone charges.

INCOME TAXES

     Since October 1, 1991, the Company, with the consent of its stockholders, elected to be taxed under sections of federal and Pennsylvania income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the Company's items of income, deduction, loss and credits. Therefore, these statements do not include any provision for corporate income taxes.

USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

3. DUE FROM OFFICERS AND STOCKHOLDERS

     The Company had a receivable of $50,000 due on demand from its officers as of September 30, 1997. Interest accrued at a rate of 6.07% per annum. At September 30, 1997, accrued interest was $2,529. This receivable was collected during fiscal year 1998.

     The Company has a receivable of $1,300,000 due from five of its stockholders as of September 30, 1998. This receivable relates to an advance on the working capital adjustment during fiscal year 1998 related to the sale of the Company (see Note 14). This receivable was paid in December 1998.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. OTHER ASSETS

     Other assets at September 30, 1998 and 1997 were comprised of the following:

                                                                1998       1997
                                                              --------   --------
Loan origination fees, net of accumulated amortization of
  $5,134 in 1998 and $17,262 in 1997........................  $     --   $  5,134
Customer lists and noncompete agreements, net of
  amortization of $33,958 in 1998 and $7,566 in 1997........   107,079     36,434
Required federal income tax deposit.........................   105,605     82,609
Investment in limited partnership...........................    40,411     26,157
                                                              --------   --------
                                                              $253,095   $150,334
                                                              ========   ========

5. LINE OF CREDIT AND LONG-TERM DEBT

     The Company has an approved unsecured line of credit with Lebanon Valley National Bank in the amount of $500,000 at September 30, 1998 and 1997. During fiscal 1998 and 1997, interest was charged at the bank's prime rate less .5% and the bank's prime rate, respectively. At September 30, 1998 and 1997, there was no amount outstanding on this line of credit.

     Long-term debt at September 30, 1998 and 1997 was composed of the following:

                                                                 1998        1997
                                                              ----------   --------
Note payable to Lebanon Valley Farmers Bank, due 30 days
  from date of settlement at a variable interest rate of one month Libor rate, plus 240 basis points. The borrowing is
  secured by first lien security interest in all business
  assets except titled vehicles.............................  $1,600,000   $     --

Mortgage payable to Lebanon Valley National Bank, due in
  monthly principal installments of $8,567 plus interest
  adjusted to the Bank's prime rate, not to exceed 8%; until
  March 2001. The borrowing is secured by the Company's
  land, buildings, and improvements, and personal
  property..................................................          --    353,452
                                                              ----------   --------
Subtotal....................................................   1,600,000    353,452
Less -- Current maturities..................................   1,600,000    102,804
                                                              ----------   --------
Long-term portion...........................................  $       --   $250,648
                                                              ==========   ========

     The proceeds from the $1,600,000 note payable were used to distribute the retained earnings of the Company to stockholders prior to the sale of the Company to Gerald Stevens, Inc. (see Note 14). This note was paid off on October 1, 1998 in connection with the sale.

6. RETIREMENT PLAN

     Effective January 1, 1994, the Company adopted a defined contribution plan covering substantially all employees completing one year of service. Matching employer contributions are discretionary and are set annually by the Company. Employee contributions are withheld from payroll through a 401(k) deduction. For the years ended September 30, 1998 and 1997, the Company's matching percentage was

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3%, and the expense was $87,957 and $90,682, respectively. The defined contribution plan was terminated in September 1998 due to the pending sale of the Company.

7. DEFERRED COMPENSATION ARRANGEMENT

     In February 1994, the Company established an incentive (Phantom Stock) plan to provide deferred compensation to certain key employees who contribute to the success of the Company. Deferred compensation is based on the growth of sales and net profits of Flower Franchising, Inc. The amount charged to expense for the years ended September 30, 1998 and 1997 was $33,365 and $19,824, respectively. The Phantom Stock plan was fully paid out and terminated during fiscal 1998 in preparation for the sale to Gerald Stevens, Inc.

8. STOCK OPTIONS

     The Company granted options to purchase shares of voting common stock and nonvoting class A common stock to certain officers under a Stock Option Plan approved by the Board of Directors. The options were granted at the estimated market value of the underlying shares on the date of grant. Activity in this plan is summarized below:

                                                     VOTING               NONVOTING CLASS A
                                             -----------------------   ------------------------
                                             NO. OF       PRICE        NO. OF        PRICE
                                             SHARES     PER SHARE      SHARES      PER SHARE
                                             ------   --------------   ------   ---------------
Outstanding at October 1, 1996.............    265    $20.10-$23.860    2,172   $        27.065
  Granted..................................    208    $       36.854    2,492   $        29.483
  Exercised................................   (182)   $       33.831   (2,172)  $        27.065
                                              ----                     ------
Outstanding at September 30, 1997..........    291    $20.10-$36.854    2,492   $        29.483
  Granted..................................    230    $       40.403    2,770   $        32.322
  Exercised................................   (521)   $20.10-$40.403   (5,262)  $29.483-$32.322
                                              ----    --------------   ------
Outstanding at September 30, 1998..........     --                         --

     The voting common stock options expire in the years 2002 and 2003. The nonvoting class A options were granted in April of the respective year and expired on October 1 of the following year. In connection with the sale to Gerald Stevens, Inc., all stock options were exercised as of September 30, 1998.

9. ACQUISITIONS

     The Company purchased the assets of two flower shops during both fiscal 1998 and 1997. The aggregate purchase prices were $184,300 and $44,000 during fiscal 1998 and 1997, respectively, for certain assets, licenses and noncompete agreements.

10. LEASE COMMITMENTS

     The Company leases certain facilities from related parties and from unrelated lessors. All leases are operating leases. Total rent paid to related parties for the years ended September 30, 1998 and 1997 was $480,689 and $531,037, respectively. During the years ended September 30, 1998 and 1997, rentals under all lease obligations were $794,220 and $801,533, respectively. Certain of these leases contain renewal

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

options or provide for escalations above required minimum lease payments based upon the movement of the consumer price index.

     Minimum lease payments under these lease obligations at September 30, 1998 are as follows:

                                                          UNRELATED    RELATED
                                                            PARTY       PARTY        TOTAL
                                                          ---------   ----------   ----------
1999....................................................  $ 32,640    $  651,157   $  683,797
2000....................................................    32,640       652,887      685,527
2001....................................................    26,222       652,887      679,109
2002....................................................    18,636       654,790      673,426
2003....................................................    18,636       645,268      663,904
Thereafter..............................................   125,017     2,715,271    2,840,288
                                                          --------    ----------   ----------
                                                          $253,791    $5,972,260   $6,226,051
                                                          ========    ==========   ==========

11. RELATED PARTY TRANSACTION

     On September 17, 1998, the Company entered into a sale-leaseback transaction of land and buildings of six of its properties to two stockholders of the Company. The total sale price was $1,646,048 resulting in a gain of $91,889 and a deferred gain of $563,596. The leases have a term of five years with an aggregate annual rental of $137,100. The deferred gain will be amortized straight line over the lease term. In connection with the sale, a built-in gains tax was incurred in the amount of $109,801.

     In September 1998 the Company cancelled the Chairman's non-compete/consulting agreement, in connection with the sale.

12. INVESTMENT IN LIMITED PARTNERSHIP

     The Company has a 99% limited partnership interest in Internet Services, L.P. ("Internet"). The Company accounts for this investment by the equity method of accounting. Internet is in the business of managing, operating, selling and disposing of an information management business offering access to a computer based network for the retail sale and delivery of flowers. The Company contributed certain tangible and intangible personal property to Internet, which was fully depreciated in the Company's balance sheet. Partnership net income or loss is allocated to the partners of Internet in accordance with the provisions of the Partnership Agreement. During fiscal years 1998 and 1997, the Company recognized a $16,598 loss and $26,157 profit, respectively, from this investment. The Company contributed $25,000 to Internet during fiscal 1998 and has a net receivable due of $5,852, which is included in the investment. There were no distributions of cash to the Company. The Company had a payable due to Internet for $41,894, at September 30, 1997, which includes principal and accrued interest.

13. SUBSEQUENT EVENT

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the stockholders received an aggregate of $7.8 million through a combination of cash and stock of the Purchaser.

                            FLOWER FRANCHISING, INC.
                              T/A ROYER'S FLOWERS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Since the Purchaser is a C Corporation for Federal and state income tax purposes, the Company also became taxable as a C Corporation effective October 1, 1998. Accordingly, the accompanying statement of operations for the year ended September 30, 1998 presents a pro forma income tax provision and pro forma net income as they would have been reported had the Company been subject to Federal and state income taxes. The pro forma effective income tax rate of 40.5% exceeds the Federal statutory rate due to the impact of state income taxes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Boesen the Florist, Inc.
Des Moines, Iowa

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Boesen the Florist, Inc. (the "Company") at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

June 29, 1998
Miami, Florida

                            BOESEN THE FLORIST, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................   $   40,972     $       --
  Accounts receivable, net of allowance for uncollectible
     accounts of $111,700 and $26,700, respectively.........      408,176        192,629
  Inventories...............................................      177,702        329,972
  Prepaid expenses..........................................       30,446         11,863
  Other current assets......................................       24,703         20,196
                                                               ----------     ----------
     Total current assets...................................      681,999        554,660
Cash surrender value of life insurance......................      161,602             --
Deferred taxes..............................................      137,493        158,346
Property and equipment, net.................................      558,151        524,521
Intangible assets...........................................        3,996             --
                                                               ----------     ----------
     Total assets...........................................   $1,543,241     $1,237,527
                                                               ==========     ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................   $       --     $    5,107
  Accounts payable..........................................      260,154        289,392
  Accrued expenses..........................................      289,624        113,634
  Current portion of long-term debt.........................       83,909         83,162
                                                               ----------     ----------
     Total current liabilities..............................      633,687        491,295
Long-term debt, net of current portion......................      183,466        107,479
Accrued pension cost........................................      185,942        195,158
                                                               ----------     ----------
     Total liabilities......................................    1,003,095        793,932
                                                               ----------     ----------
Stockholders' equity:
  Common stock, $100 par value, 2,000 shares authorized, 192
     shares issued and outstanding..........................       19,200         19,200
  Retained earnings.........................................      520,946        424,395
                                                               ----------     ----------
     Total stockholders' equity.............................      540,146        443,595
                                                               ----------     ----------
     Total liabilities and stockholders' equity.............   $1,543,241     $1,237,527
                                                               ==========     ==========

The accompanying notes are an integral part of these financial statements.

                            BOESEN THE FLORIST, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................   $4,700,595     $3,485,753      $3,682,628
Other operating revenue............................      566,937        377,473         332,234
                                                      ----------     ----------      ----------
                                                       5,267,532      3,863,226       4,014,862
                                                      ----------     ----------      ----------
Costs and other charges:
  Costs of products sold...........................    2,022,440      1,474,964       1,584,927
  Operating expenses...............................    2,207,699      1,635,107       1,704,441
  Selling, general and administrative expenses.....      648,815        503,959         882,201
                                                      ----------     ----------      ----------
                                                       4,878,954      3,614,030       4,171,569
                                                      ----------     ----------      ----------
  Income (loss) from operations....................      388,578        249,196        (156,707)
                                                      ----------     ----------      ----------
Other income (expense):
  Interest expense, net............................      (37,680)       (27,124)        (13,398)
                                                      ----------     ----------      ----------
  Income (loss) before income taxes................      350,898        222,072        (170,105)
  Provision (benefit) for income taxes.............      153,628         97,712         (73,554)
                                                      ----------     ----------      ----------
Net income (loss)..................................   $  197,270     $  124,360      $  (96,551)
                                                      ==========     ==========      ==========

The accompanying notes are an integral part of these financial statements.

                            BOESEN THE FLORIST, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    NUMBER OF
                                                    SHARES OF
                                                     COMMON     COMMON    RETAINED
                                                      STOCK      STOCK    EARNINGS    TOTAL
                                                    ---------   -------   --------   --------
Balance as of December 31, 1996...................     192      $19,200   $323,676   $342,876
Net income........................................      --          --     197,270    197,270
                                                       ---      -------   --------   --------
Balance as of December 31, 1997...................     192       19,200    520,946    540,146
Net loss (unaudited)..............................      --           --    (96,551)   (96,551)
                                                       ---      -------   --------   --------
Balance as of September 30, 1998
  (unaudited).....................................     192      $19,200   $424,395   $443,595
                                                       ===      =======   ========   ========

The accompanying notes are an integral part of these financial statements.

                            BOESEN THE FLORIST, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................   $ 197,270       $ 124,360       $ (96,551)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization.................      57,269          52,128          49,941
     Increase in allowance for uncollectible
       accounts....................................      20,278          20,009          40,357
     Increase in deferred income taxes.............     (17,467)        (41,016)        (20,853)
  Changes in operating assets and liabilities:
     Accounts receivable...........................     (54,654)        107,379         175,190
     Inventories...................................     (64,728)        (37,694)       (152,270)
     Prepaid expenses..............................      (8,243)         14,071          18,583
     Other current assets..........................     (13,150)        (49,681)          4,507
     Accounts payable..............................      (2,784)         30,408          29,238
     Accrued expenses..............................     105,430         (12,476)       (175,990)
     Accrued pension cost..........................      25,108          19,867           9,216
     Cash surrender value of life insurance........          --              --         161,602
                                                      ---------       ---------       ---------
       Net cash provided by operating activities...     244,329         227,355          42,970
                                                      ---------       ---------       ---------
Cash flows from investing activities:
  Purchase of property and equipment...............     (70,788)        (70,373)        (12,315)
  (Increase) decrease in cash surrender value of
     life insurance................................      (4,892)         (4,349)             --
                                                      ---------       ---------       ---------
       Net cash used in investing activities.......     (75,680)        (74,722)        (12,315)
                                                      ---------       ---------       ---------
Cash flows from financing activities:
  (Decrease) increase in bank overdraft............     (51,630)        (51,630)          5,107
  Repayments of long-term debt.....................     (76,047)        (56,324)        (76,734)
                                                      ---------       ---------       ---------
       Net cash used in financing activities.......    (127,677)       (107,954         (71,627)
                                                      ---------       ---------       ---------
Net increase (decrease) in cash and cash
  equivalents......................................      40,972          44,679         (40,972)
Cash and cash equivalents at beginning of period...          --              --          40,972
                                                      ---------       ---------       ---------
Cash and cash equivalents at end of period.........   $  40,972       $  44,679       $      --
                                                      =========       =========       =========
Supplemental disclosure of cash flows information:
  Cash paid for interest...........................   $  42,728       $  33,060       $  15,758
                                                      =========       =========       =========
  Cash paid for income taxes.......................   $  32,887       $  16,239       $  21,018
                                                      =========       =========       =========

The accompanying notes are an integral part of these financial statements.

                            BOESEN THE FLORIST, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Boesen the Florist, Inc. (the "Company") sells plants, flowers and related items to a diverse customer base throughout the Des Moines, Iowa metropolitan area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates consist primarily of the estimated useful lives of property and equipment and allowance for doubtful accounts. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenue when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventory consists of cut flowers, plants, arrangements and wrapping supplies.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed principally using accelerated methods. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

                            BOESEN THE FLORIST, INC.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. Historically, the Company has not experienced significant losses with respect to its receivables.

OTHER OPERATING REVENUE

     Other operating revenue includes rebates and commissions received for orders placed through FTD, delivery services and service charges.

INCOME TAXES

     The Company accounts for income taxes under the assets and liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the time periods in which the differences are expected to affect taxable income. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

PENSION PLAN

     The Company has a noncontributory defined benefit pension plan covering substantially all of its full-time employees. Benefits are based upon a percentage of average compensation multiplied by years of service. The Company's funding policy is to make the minimum, annual contributions required by applicable regulations. Plan assets consist of an annuity contract. There are no significant non-benefit liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

     Management is currently evaluating the requirements of SFAS No. 130, No. 131 and No. 132 and their applicability to the Company.

                            BOESEN THE FLORIST, INC.

3. BUY-SELL AGREEMENT

     The Company entered into an agreement with each of its stockholders requiring the purchase of stock upon the death, disability, termination of employment, bankruptcy of a stockholder or the bankruptcy of the Company. The present agreed upon price is $3,100 per share which may be changed from time to time. The payment terms are dependent upon which event triggers the operation of the arrangement.

4. DISCRETIONARY BONUSES

     The Company pays discretionary bonuses to its officers. The amounts of these bonuses charged to selling, general and administrative expenses were $201,778, $201,778 and $475,592 for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998, respectively.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DEPRECIABLE
                                                         LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                      (IN YEARS)        1997           1998
                                                      -----------   ------------   -------------
                                                                                    (UNAUDITED)
Land................................................                 $  111,214     $  111,214
Building and improvements...........................     10-39          937,398        942,288
Equipment...........................................       5-7          151,638        151,638
Other equipment.....................................         5          137,661        137,661
Vehicles............................................         5           91,605         88,472
                                                                     ----------     ----------
                                                                      1,429,516      1,431,273
Less: accumulated depreciation......................                   (871,365)      (906,752)
                                                                     ----------     ----------
                                                                     $  558,151     $  524,521
                                                                     ==========     ==========

                            BOESEN THE FLORIST, INC.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
Notes Payable to a bank, monthly installments of $5,037 of
  principal and interest at Prime rate plus 1.25%, due May
  2000, collateralized by all real estate and all personal
  property. The note also contains certain restrictions on
  dividends, stockholder compensation, and capital
  expenditures..............................................    $127,587       $ 87,911
Notes Payable to a bank, monthly installments of $3,123 of
  principal and interest at a variable rate of 3.0% above
  the four week average of the three year United States
  Treasury Note, due November 2001, collateralized by all
  real estate and all personal property, and personally
  guaranteed by the stockholders. The note also contains
  certain restrictions on dividends, stockholder
  compensation, and capital expenditures....................     123,026        102,730
Note payable to a bank, monthly installments of $331 of
  principal and interest at 11.19%, due October 2000,
  collateralized by the underlying asset....................       9,356             --
Note payable to a bank, monthly installments of $383 of
  principal and interest at 9.0%, due September 1999,
  collateralized by the underlying asset....................       7,406             --
                                                                --------       --------
                                                                 267,375        190,641
  Less: current portion of long-term debt...................     (83,909)       (83,162)
                                                                --------       --------
                                                                $183,466       $107,479
                                                                ========       ========

     Future maturities of long-term debt are as follows:

                  YEAR ENDING DECEMBER 31:
                  ------------------------
1998........................................................  $ 83,909
1999........................................................    91,483
2000........................................................    60,516
2001........................................................    31,467
                                                              --------
Total.......................................................  $267,375
                                                              ========

7. REVOLVING LINE OF CREDIT AND LETTERS OF CREDIT

     The Company has a revolving line of credit (the "Revolver") that allows for borrowings of up to $150,000 at December 31, 1997 and September 30, 1998. Advances under this Revolver bear interest at one percent over the bank's prime rate (9.5% and 9.25% at December 31, 1997 and September 30, 1998, respectively). Interest is payable monthly and the principal balance is due on demand. No amounts were outstanding at December 31, 1997 or at September 30, 1998. The Revolver is collateralized by all assets of the Company and is guaranteed by the Company's stockholders.

                            BOESEN THE FLORIST, INC.

     The Company has entered into a letter of credit agreement (the "Letter of Credit") which secures the payment of certain amounts due to a former stockholder. The Letter of Credit totaled approximately $196,000 and $171,000 at December 31, 1997 and September 30, 1998, respectively. Any amounts drawn on the Letter of Credit bears interest at 2.0% above the bank's prime rate and are payable in monthly installments over the remaining term of the agreement. The Letter of Credit will expire on May 23, 2002, and is collateralized by all assets of the Company and is guaranteed by the Company's stockholders.

     This agreement contain certain restrictions on dividends, stockholder compensation and capital expenditures.

8. PROVISION FOR INCOME TAXES

     The components of the provision for income taxes consisted of the following:

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Current:
  Federal...................................................    $122,118
  State.....................................................      48,977
                                                                --------
                                                                 171,095
                                                                --------
Deferred:
  Federal...................................................     (12,467)
  State.....................................................      (5,000)
                                                                --------
                                                                 (17,467)
                                                                --------
                                                                $153,628
                                                                ========

     Deferred tax assets and liabilities are comprised of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Deferred tax assets:
Accrued pension cost........................................    $ 77,947
Allowance for uncollectible accounts........................      46,825
Depreciation................................................       1,554
Intangible assets...........................................      11,167
                                                                --------
Deferred income tax asset, net..............................    $137,493
                                                                ========

9. LEASE COMMITMENTS

     The Company leases two store facilities under separate lease agreements. These agreements expire in October 1998 and December 1999 and require the Company to pay the property taxes. The lease expiring in October 1998 provides for a lien on all personal property at the store location and was renewed subsequent to December 31, 1997 for an additional five years with the annual rent being adjusted for the increase in the cost of living. The lease expiring in December 1999 has an option to renew for one

                            BOESEN THE FLORIST, INC.

additional five year period with the annual rent being adjusted for increases in the cost of living. In addition, the Company leases one store facility on a month-to-month basis at the rate of $700 per month.

     Rent expense for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $43,000, $31,000 and $33,000, respectively.

     Minimum future lease commitments under these operating leases at December 31, 1997 are as follows:

1998........................................................  $ 34,312
1999........................................................    34,312
2000........................................................    20,240
2001........................................................    20,240
2002........................................................    20,240
Thereafter..................................................    18,553
                                                              --------
  Total minimum lease payments..............................  $147,897
                                                              ========

10. COMMITMENTS

     The Company has agreed to purchase two shares of its stock for $3,100 per share, including interest at 6%, payable in monthly installments. Final payment will be due on December 1, 2002.

11. FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

     The Company is a guarantor on three notes payable by the current stockholders of the Company to the previous principal stockholder of the Company. These notes aggregated to $370,465 and $315,854 at December 31, 1997 and September 30, 1998, respectively, and are payable in monthly installments, including interest at 6%, with the final payments due December 1, 2002. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial guarantees is represented by the contractual amount of those instruments. The Company did not require collateral or other security for these financial guarantees.

12. DEFINED BENEFIT PENSION PLAN

     Net pension cost for the Company's defined benefit pension plan consisted of the following:

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Service cost................................................   $  37,251
Interest cost on the projected benefit obligation...........      58,698
Actual return on plan assets................................     (89,479)
Net amortization of transition liability and net loss.......      22,780
                                                               ---------
  Net periodic pension cost.................................   $  29,250
                                                               =========

                            BOESEN THE FLORIST, INC.

     At December 31, 1997, the plan funded status and amounts recognized in the accompanying balance sheet consisted of the following:

Actuarial present value of benefit obligation:
  Vested benefits...........................................  $(605,775)
                                                              =========
  Accumulated benefits......................................  $(638,506)
                                                              =========
  Projected benefits........................................  $(870,999)
  Plan assets at fair value.................................    945,970
                                                              ---------
  Projected benefit obligation less than (in excess of) plan
     assets.................................................     74,971
                                                              ---------
  Unrecognized net gain.....................................   (276,122)
  Unrecognized prior service cost...........................      4,667
  Unrecognized transition obligation........................     10,542
                                                              ---------
     Accrued pension cost, included on balance sheet........  $(185,942)
                                                              =========

     At December 31, 1997, the assumptions used by the Company in the determination of pension plan information consisted of the following:

Discount rate...............................................  7.25%
Rate of increase in compensation levels.....................   5.6%
Expected long-term rate of return on plan assets............   8.0%

13. SUBSEQUENT EVENT (UNAUDITED)

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received an aggregate of $5.2 million through a combination of cash and stock of the Purchaser.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Maple Lee Flowers, Inc.
Worthington, Ohio

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Maple Lee Flowers, Inc. (the "Company") at December 31, 1997 and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

June 26, 1998
Miami, Florida

                            MAPLE LEE FLOWERS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................   $   94,884     $   44,083
  Trade accounts receivable, net of allowance for
     uncollectible accounts of $6,506 as of September 30,
     1998...................................................      490,227        320,302
  Receivable from related party.............................      177,436        236,181
  Other receivables.........................................       23,312             --
  Inventories...............................................      296,843        442,095
  Other current assets......................................       21,773         39,194
                                                               ----------     ----------
     Total current assets...................................    1,104,475      1,081,855
Property and equipment, net.................................      420,133        304,095
Cash surrender value of life insurance policies.............      146,142             --
Other assets................................................       59,449          1,100
                                                               ----------     ----------
     Total assets...........................................   $1,730,199     $1,387,050
                                                               ==========     ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  199,174     $  237,933
  Accrued expenses..........................................      165,313        201,915
                                                               ----------     ----------
     Total current liabilities..............................      364,487        439,848
Other long-term liabilities.................................          656             --
                                                               ----------     ----------
     Total liabilities......................................      365,143        439,848
                                                               ----------     ----------
Stockholders' equity:
  Common stock, no par value, 3,150 shares authorized,
     issued and outstanding.................................       15,000         15,000
  Retained earnings.........................................    1,350,056        932,202
                                                               ----------     ----------
     Total stockholders' equity.............................    1,365,056        947,202
                                                               ----------     ----------
     Total liabilities and stockholders' equity.............   $1,730,199     $1,387,050
                                                               ==========     ==========

The accompanying notes are an integral part of these financial statements.

                            MAPLE LEE FLOWERS, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................   $5,200,784     $3,729,022      $3,797,333
Other operating revenue............................      398,767        253,382         273,228
                                                      ----------     ----------      ----------
                                                       5,599,551      3,982,404       4,070,561
                                                      ----------     ----------      ----------
Costs and other charges:
  Costs of products sold...........................    1,960,022      1,363,733       1,364,073
  Operating expenses...............................    1,395,283      1,943,929       2,206,052
  Selling, general and administrative expenses.....    1,700,180        196,364         195,978
                                                      ----------     ----------      ----------
                                                       5,055,485      3,504,026       3,766,103
                                                      ----------     ----------      ----------
  Income from operations...........................      544,066        478,378         304,458
                                                      ----------     ----------      ----------
Other income (expense):
  Interest expense, net............................       (2,834)        (1,960)           (190)
  Other, net.......................................       40,950         41,551          35,777
                                                      ----------     ----------      ----------
                                                          38,116         39,591          35,587
                                                      ----------     ----------      ----------
Net income.........................................   $  582,182     $  517,969      $  340,045
                                                      ==========     ==========      ==========
Pro forma data (unaudited) (Note 8):
  Net income before pro forma income taxes.........   $  582,182     $  517,969      $  340,045
  Pro forma provision for income taxes relating to
     S corporation.................................      197,982        176,109         115,615
                                                      ----------     ----------      ----------
  Pro forma net income.............................   $  384,200     $  341,860      $  224,430
                                                      ==========     ==========      ==========

The accompanying notes are an integral part of these financial statements.

                            MAPLE LEE FLOWERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 NUMBER OF
                                                 SHARES OF
                                                  COMMON     COMMON     RETAINED
                                                   STOCK      STOCK     EARNINGS      TOTAL
                                                 ---------   -------   ----------   ----------
Balance as of December 31, 1996................    3,150     $15,000   $1,058,830   $1,073,830
Net income.....................................       --         --       582,182      582,182
Distributions..................................       --         --      (290,956)    (290,956)
                                                   -----     -------   ----------   ----------
Balance as of December 31, 1997................    3,150      15,000    1,350,056    1,365,056
Net income (unaudited).........................       --          --      340,045      340,045
Distributions (unaudited)......................       --          --     (757,899)    (757,899)
                                                   -----     -------   ----------   ----------
Balance as of September 30, 1998 (unaudited)...    3,150     $15,000   $  932,202   $  947,202
                                                   =====     =======   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            MAPLE LEE FLOWERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................   $ 582,182       $ 517,969       $ 340,045
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation..................................     181,423         149,889         113,417
     Allowance for uncollectible accounts..........                                       6,506
  Changes in operating assets and liabilities:
     Trade accounts receivable.....................      (8,610)        160,577         163,419
     Receivable from related party.................    (122,684)        (84,948)        (58,745)
     Other receivables.............................      21,252          15,823          23,312
     Inventories...................................     (23,090)       (138,478)       (145,252)
     Other current and non-current assets..........     (15,067)       (122,860)         21,667
     Accounts payable..............................     (35,686)       (118,784)         38,759
     Accrued expenses..............................     (50,326)       (146,612)         36,602
     Other long-term liabilities...................      (9,070)             --            (656)
                                                      ---------       ---------       ---------
       Net cash provided by operating activities...     520,324         232,576         539,074
                                                      ---------       ---------       ---------
Cash flows from investing activities:
  Proceeds from sale of property and equipment.....          --              --          26,884
  Purchase of property and equipment...............     (30,613)        (16,762)        (24,263)
  Increase in cash surrender value of life
     insurance.....................................     (28,157)        (28,157)        (23,296)
                                                      ---------       ---------       ---------
       Net cash used in investing activities.......     (58,770)        (44,919)        (20,675)
                                                      ---------       ---------       ---------
Cash flows from financing activities:
  Distributions to stockholders....................    (290,956)        (80,000)       (569,200)
  Proceeds from revolving line of credit...........     125,000          25,000              --
  Repayments of revolving line of credit...........    (225,000)       (125,000)             --
                                                      ---------       ---------       ---------
       Net cash used in financing activities.......    (390,956)       (180,000)       (569,200)
                                                      ---------       ---------       ---------
Net increase (decrease) in cash and cash
  equivalents......................................      70,598           7,657         (50,801)
Cash and cash equivalents at beginning of period...      24,286          24,286          94,884
                                                      ---------       ---------       ---------
Cash and cash equivalents at end of period.........   $  94,884       $  31,943       $  44,083
                                                      =========       =========       =========
Supplemental disclosure of cash flows information:
  Cash paid for interest...........................   $   2,834       $   1,960       $   1,064
                                                      =========       =========       =========
Supplemental disclosure of non-cash investing and
  financing activities:
  Distributions for other assets...................   $      --       $      --       $  19,261
                                                      =========       =========       =========
  Distributions for cash surrender value of life
     insurance.....................................   $      --       $      --       $ 169,438
                                                      =========       =========       =========

The accompanying notes are an integral part of these financial statements.

                            MAPLE LEE FLOWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Maple Lee Flowers, Inc. (the "Company") is a retail flower and gift shop and a grower of blooming flowers and plants, servicing the central Ohio region.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates consist primarily of the estimated useful lives of property and equipment and allowance for doubtful accounts. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenue when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventory consists of cut flowers, blooming and foliage plants and hard goods.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed principally using accelerated methods. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

                            MAPLE LEE FLOWERS, INC.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. Historically, the Company has not experienced significant losses with respect to its receivables.

OTHER OPERATING REVENUE

     Other operating revenue includes rebates and commissions received for orders placed through FTD, delivery services and service charges.

INCOME TAXES

     The Company is a Subchapter S Corporation as defined by the Internal Revenue Code. Under Subchapter S provisions, the Company generally does not pay federal or state income taxes on its taxable income. Under these provisions, taxable income of the Company is reflected by the stockholders on their personal tax returns. Accordingly, the accompanying financial statements do not reflect a provision for income taxes.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

     Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and No. 132 and their applicability to the Company.

                            MAPLE LEE FLOWERS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                         DEPRECIABLE
                                                            LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                         (IN YEARS)        1997           1998
                                                         -----------   ------------   -------------
                                                                                       (UNAUDITED)
Building and improvements..............................   5 - 19       $ 1,790,963     $ 1,790,963
Office Equipment.......................................   5 - 7            442,877         467,137
Vehicles...............................................     5               66,075          21,472
                                                                       -----------     -----------
                                                                         2,299,915       2,279,572
Less: accumulated depreciation.........................                 (1,879,782)     (1,975,477)
                                                                       -----------     -----------
                                                                       $   420,133     $   304,095
                                                                       ===========     ===========

4. REVOLVING LINE OF CREDIT

     The Company had a revolving line of credit that expired in February 1998 (the "Revolver") that allowed for borrowings of up to $400,000 at December 31, 1997. Advances under this Revolver bore interest at the bank's prime rate. Interest was payable monthly and the principal balance was due on demand. There were no outstanding borrowings on the Revolver at December 31, 1997. The Revolver was personally guaranteed by one of the stockholders of the Company and was collateralized by substantially all the assets of the Company.

5. LEASE COMMITMENTS

     The Company leases vehicles under operating leases. Minimum future lease commitments under the operating leases at December 31, 1997, are as follows:

1998........................................................  $ 57,879
1999........................................................    32,456
2000........................................................    23,144
2001........................................................    10,241
2002........................................................     3,445
                                                              --------
  Total minimum lease payments                                $127,165
                                                              ========

     Rent expense for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $82,000, $61,414 and $63,067, respectively.

6. PROFIT SHARING PLAN

     The Company has established a defined contribution plan for all employees who have completed 6 months of service prior to the start of the plan year, 1,000 hours of service, and are at least 18 years of age. Contributions are determined, at management's discretion, based upon gross compensation paid to participants. The employees' vested percentage is based on years of service; 100% vesting occurs after 7 years of service based upon the initial date of participation. The Company recorded an expense in the amount of $111,000, $82,946 and $64,682 for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998, respectively.

                            MAPLE LEE FLOWERS, INC.

7. RELATED PARTY TRANSACTIONS

     The Company sells blooming and foliage plants to Maple Lee Farm 'n' Garden Center, Ltd. (the "Garden Center"). The Garden Center is owned in part by stockholders of the Company. During the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, the Company recorded approximately $107,000, $97,739 and $102,334, respectively, of sales to the Garden Center. At December 31, 1997 and September 30, 1998, the Company has accounts receivable from the Garden Center related to these sales of $177,436 and $236,181, respectively.

     The Company leases office space from family members of one of its stockholders. Rental expense for these leases totaled approximately $240,000, $177,750 and $200,550 for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998, respectively.

8. SUBSEQUENT EVENT (UNAUDITED)

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received an aggregate of $4.3 million through a combination of cash and stock of the Purchaser.

     The Purchaser is a C corporation. As such, the accompanying statements of operations include a pro forma provision for income taxes of $197,982, $176,109 and $115,615 for the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of Maple Lee Farm 'n' Garden Center, Ltd.
Delaware, Ohio

     In our opinion, the accompanying balance sheet and the related statements of operations, members' equity and of cash flows present fairly, in all material respects, the financial position of Maple Lee Farms 'n' Garden Center, Ltd. (the "Company") at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

June 26, 1998
Miami, Florida

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.
                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................    $ 29,723       $  3,974
  Accounts receivable.......................................      13,843          3,515
  Inventories...............................................      96,801        130,303
  Other current assets......................................       1,100          4,479
                                                                --------       --------
     Total current assets...................................     141,467        142,271
Property and equipment, net.................................      37,832         40,914
Other assets................................................       4,240          3,262
                                                                --------       --------
     Total assets...........................................    $183,539       $186,447
                                                                ========       ========

                             LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $ 10,226       $ 41,681
  Payables to related party.................................     177,436        236,181
  Accrued expenses..........................................       5,875         24,072
  Current portion of long-term debt.........................       8,491          9,091
  Revolving line of credit..................................     100,000             --
                                                                --------       --------
     Total current liabilities..............................     302,028        311,025
Long-term debt, net of current portion......................      23,753         16,871
                                                                --------       --------
     Total liabilities......................................     325,781        327,896
                                                                --------       --------
Members' equity:
  Paid in capital...........................................      30,000         30,000
  Accumulated deficit.......................................    (172,242)      (171,449)
                                                                --------       --------
     Total members' equity..................................    (142,242)      (141,449)
                                                                --------       --------
     Total liabilities and members' equity..................    $183,539       $186,447
                                                                ========       ========

The accompanying notes are an integral part of these financial statements.

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................    $565,707       $442,310        $586,917
                                                       --------       --------        --------
Costs and other charges:
  Costs of products sold...........................     314,624        232,104         289,642
  Operating expenses...............................     239,645        181,925         220,611
  Selling general and administrative expenses......      73,053         50,303          71,878
                                                       --------       --------        --------
                                                        627,322        464,332         582,131
                                                       --------       --------        --------
  (Loss) income from operations....................     (61,615)       (22,022)          4,786
                                                       --------       --------        --------
Other income (expense):
  Interest expense, net............................     (11,943)        (8,946)         (6,444)
  Other, net.......................................         668            333           2,451
                                                       --------       --------        --------
                                                        (11,275)        (8,613)         (3,993)
                                                       --------       --------        --------
Net (loss) income..................................    $(72,890)      $(30,635)       $    793
                                                       ========       ========        ========
Pro forma data (unaudited) (Note 8):
  (Loss) income before pro forma income taxes......    $(72,890)      $(30,635)       $    793
  Pro forma (benefit) provision for income taxes
     relating to limited liability corporation.....     (13,223)        (4,595)            119
                                                       --------       --------        --------
  Pro forma net (loss) income......................    $(59,667)      $(26,040)       $    674
                                                       ========       ========        ========

The accompanying notes are an integral part of these financial statements.

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

                         STATEMENTS OF MEMBERS' EQUITY

                                                           PAID-IN   ACCUMULATED
                                                           CAPITAL     DEFICIT       TOTAL
                                                           -------   -----------   ---------
Balances as of December 31, 1996.........................  $30,000    $ (99,352)   $ (69,352)
Net loss.................................................       --      (72,890)     (72,890)
                                                           -------    ---------    ---------
Balance as of December 31, 1997..........................   30,000     (172,242)    (142,242)
Net income (unaudited)...................................       --          793          793
                                                           -------    ---------    ---------
Balance as of September 30, 1998
  (unaudited)............................................  $30,000    $(171,449)   $(141,449)
                                                           =======    =========    =========

The accompanying notes are an integral part of these financial statements.

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................    $(72,890)      $(30,635)       $     793
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
       Depreciation................................      16,419         12,821           11,067
  Changes in operating assets and liabilities:
     Accounts receivable...........................      (7,760)           (58)          10,328
     Inventories...................................     (36,923)       (65,363)         (33,502)
     Other assets..................................         204         (4,145)          (3,379)
     Accounts payable..............................         670         10,192           31,449
     Payables to related party.....................     122,684         84,948           58,751
     Accrued expenses..............................       3,312            768           18,197
                                                       --------       --------        ---------
       Net cash provided by operating activities...      25,716          8,528           93,704
                                                       --------       --------        ---------
Cash flows from investing activities:
  Proceeds from sale of property and equipment.....          --             --            3,266
  Purchase of property and equipment...............     (11,358)       (11,358)         (16,437)
                                                       --------       --------        ---------
       Net cash used in investing activities.......     (11,358)       (11,358)         (13,171)
                                                       --------       --------        ---------
Cash flows from financing activities:
  Contributions from members.......................          --             --               --
  Proceeds from revolving line of credit...........          --             --               --
  Repayments of long-term debt.....................      (7,707)        (5,711)        (106,282)
  Proceeds from long-term debt.....................          --             --               --
                                                       --------       --------        ---------
       Net cash used in financing activities.......      (7,707)        (5,711)        (106,282)
                                                       --------       --------        ---------
Net increase (decrease) in cash and cash
  equivalents......................................       6,651         (8,541)         (25,749)
Cash and cash equivalents at beginning of period...      23,072         23,072           29,723
                                                       --------       --------        ---------
Cash and cash equivalents at end of period.........    $ 29,723       $ 14,531        $   3,974
                                                       ========       ========        =========
Supplemental disclosure of cash flows information:
  Cash paid for interest...........................    $ 11,943       $  8,946        $   6,444
                                                       ========       ========        =========

The accompanying notes are an integral part of these financial statements.

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Maple Lee Farm 'n' Garden Center, Ltd. (the "Company"), was established in 1996 in response to the growing interest in plants and gardening. The Company is engaged primarily in the sale of plants and complementing garden giftware and greeting cards in the central Ohio region.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates consist primarily of the estimated useful lives of property and equipment and allowance for doubtful accounts. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenue when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventory mainly consists of cut flowers, blooming and foliage plants, and hard goods.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed principally using accelerated methods. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. Historically, the Company has not experienced significant losses with respect to its receivables.

INCOME TAXES

     The Company is a Limited Liability Corporation. Under provisions for Limited Liability Corporations, the Company generally does not pay federal or state income taxes on its taxable income. The members are liable for such income taxes on their respective share of the Company's taxable income. Accordingly, the accompanying financial statements do not reflect a provision for income taxes.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

     Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and No. 132 and their applicability to the Company.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DEPRECIABLE
                                                         LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                      (IN YEARS)        1997           1998
                                                      -----------   ------------   -------------
                                                                                    (UNAUDITED)
Building and improvements...........................     7-15         $ 38,992       $ 44,496
Office equipment....................................      5-7           21,722         26,251
                                                                      --------       --------
                                                                        60,714         70,747
Less: accumulated depreciation......................                   (22,882)       (29,833)
                                                                      --------       --------
                                                                      $ 37,832       $ 40,914
                                                                      ========       ========

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
Note payable to a bank, monthly installments of $916
  including principal and interest at 8.75%, due May 2001,
  collateralized by Company assets..........................    $32,244         $25,962
                                                                -------         -------
                                                                 32,244          25,962
Less: current portion of long-term debt.....................     (8,491)         (9,091)
                                                                -------         -------
                                                                $23,753         $16,871
                                                                =======         =======

     Annual maturities of long-term debt at December 31, 1997, are as follows:

1998........................................................  $ 8,491
1999........................................................    9,265
2000........................................................   10,109
2001........................................................    4,379
                                                              -------
                                                              $32,244
                                                              =======

5. REVOLVING CREDIT LOAN

     The Company has a revolving line of credit (the "Revolver"), that allows for borrowings of up to $100,000. The Revolver is collateralized by substantially all the assets of the Company. The interest rate on the Revolver as of December 31, 1997 and September 30, 1998 was 8.5%. Outstanding borrowings of $100,000 at December 31, 1997, are due on demand.

6. PROFIT SHARING PLAN

     The Company has established a defined contribution plan for all employees who have completed 6 months of service prior to the start of the plan year, 1,000 hours of service, and are at least 18 years of age. Contributions are determined, at management's discretion, based upon gross compensation paid to participants. The employees' vested percentage is based on years of service; 100% vesting occurs after 7 years of service based upon the initial date of participation. Contributions of approximately $2,000, $900 and $1,440 were made by the Company during the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, respectively.

7. RELATED PARTY TRANSACTIONS

     The Company buys blooming and foliage plants from Maple Lee Flowers Inc. ("Maple Lee"). Maple Lee is owned in part by members of the Company. Included in cost of sales in the statement of operations for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 are purchases from Maple Lee of approximately $107,000, $97,739, and $102,334, respectively. At December 31, 1997 and at September 30, 1998, the Company has accounts payable to Maple Lee related to these purchases of $177,436 and $236,181, respectively.

     The Company leases office space from family members of one of its members. Rental expense for these leases totaled approximately $65,000, $48,600, and $50,400 for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998, respectively.

                     MAPLE LEE FARM 'N' GARDEN CENTER, LTD.

8. SUBSEQUENT EVENT (UNAUDITED)

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received $400,000 of cash from the Purchaser.

     The Purchaser is a C corporation. As such, the accompanying statements of operations include a pro forma provision (benefit) for income taxes of $(13,223), $(4,595) and $119 for the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Dr. Delphinium Designs, Inc.
Dallas, Texas

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Dr. Delphinium Designs, Inc. (the "Company") at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

June 29, 1998
Miami, Florida

                          DR. DELPHINIUM DESIGNS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $145,113       $ 87,936
  Accounts receivable.......................................     115,565         68,008
  Inventories...............................................      17,562         41,956
  Investments...............................................      57,237             --
  Prepaid and other current assets..........................          --         53,560
                                                                --------       --------
     Total current assets...................................     335,477        251,460
Property and equipment, net.................................     328,968        275,068
Other assets................................................      56,305         18,722
                                                                --------       --------
     Total assets...........................................    $720,750       $545,250
                                                                ========       ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $188,893       $ 81,280
  Accrued expenses..........................................      52,090         92,046
  Current portion of long-term capital leases...............      31,419         33,902
  Current portion of long-term debt.........................       7,388             --
  Dividends payable.........................................       4,320             --
  Income taxes payable......................................      12,500         69,590
                                                                --------       --------
     Total current liabilities..............................     296,610        276,818
Long-term capital leases....................................      85,894         59,751
Long-term debt..............................................          --             --
                                                                --------       --------
     Total liabilities......................................     382,504        336,569
                                                                --------       --------
Stockholders' equity:
  Common stock, no par value, 1,000,000 shares authorized,
     1,000 shares issued and outstanding....................       1,000          1,000
  Unrealized holding gain on investments....................       4,550             --
  Retained earnings.........................................     332,696        207,681
                                                                --------       --------
     Total stockholders' equity.............................     338,246        208,681
                                                                --------       --------
     Total liabilities and stockholders' equity.............    $720,750       $545,250
                                                                ========       ========

The accompanying notes are an integral part of these financial statements.

                          DR. DELPHINIUM DESIGNS, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................   $2,976,883     $2,161,217      $2,476,543
Other operating revenue............................      163,950        116,855         147,103
                                                      ----------     ----------      ----------
                                                       3,140,833      2,278,072       2,623,646
                                                      ----------     ----------      ----------
Costs and other charges:
  Costs of products sold...........................    1,085,005        780,342         824,068
  Operating expenses...............................    1,302,062        950,049       1,078,455
  Selling, general and administrative expenses.....      485,016        361,009         450,772
                                                      ----------     ----------      ----------
                                                       2,872,083      2,091,400       2,353,295
                                                      ----------     ----------      ----------
  Income from operations...........................      268,750        186,672         270,351
                                                      ----------     ----------      ----------
Other income (expense):
  Interest expense, net............................      (23,839)       (27,721)         (4,439)
                                                      ----------     ----------      ----------
  Income before income taxes.......................      244,911        158,951         265,912
  Provision for income taxes.......................       91,640         58,158         109,590
                                                      ----------     ----------      ----------
Net income.........................................   $  153,271     $  100,793      $  156,322
                                                      ==========     ==========      ==========

The accompanying notes are an integral part of these financial statements.

                          DR. DELPHINIUM DESIGNS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       NUMBER OF            UNREALIZED
                                       SHARES OF              HOLDING
                                        COMMON     COMMON     GAIN ON     RETAINED
                                         STOCK     STOCK    INVESTMENTS   EARNINGS      TOTAL
                                       ---------   ------   -----------   ---------   ---------
Balance as of December 31, 1996......    1,000     $1,000     $ 2,358     $ 274,999   $ 278,357
Net income...........................       --        --           --       153,271     153,271
Unrealized holding gain on
  investments........................       --        --        2,192            --       2,192
Distributions........................       --        --           --       (95,574)    (95,574)
                                         -----     ------     -------     ---------   ---------
Balance as of December 31, 1997......    1,000     1,000        4,550       332,696     338,246
Net income (unaudited)...............       --        --           --       156,322     156,322
Unrealized holding gain on
  investments (unaudited)............       --        --       (4,550)           --      (4,550)
Distributions (unaudited)............       --        --           --      (281,337)   (281,337)
                                         -----     ------     -------     ---------   ---------
Balance as of September 30, 1998
  (unaudited)........................    1,000     $1,000     $    --     $ 207,681   $ 208,681
                                         =====     ======     =======     =========   =========

The accompanying notes are an integral part of these financial statements.

                          DR. DELPHINIUM DESIGNS, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................    $153,271       $ 100,793       $156,322
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation..................................      69,234          50,161         82,782
     Bad debt expense..............................          --              --          7,965
  Changes in operating assets and liabilities:
     Accounts receivable...........................     (20,522)         19,893         39,592
     Inventories...................................       3,947         (14,667)       (24,394)
     Prepaid and other current assets..............          --              --        (53,560)
     Other assets..................................      28,831           9,343         37,583
     Accounts payable..............................      (5,864)        (84,402)      (107,613)
     Accrued expenses..............................     (14,400)         (6,439)        39,956
     Income taxes payable..........................      (3,044)          2,614         57,090
                                                       --------       ---------       --------
       Net cash provided by operating activities...     211,453          77,296        235,723
                                                       --------       ---------       --------
Cash flows from investing activities:
  Purchase of property and equipment...............     (25,060)        (13,287)       (28,882)
  (Purchase of) Proceeds from investments..........      (1,319)         (1,319)        52,687
                                                       --------       ---------       --------
       Net cash (used in) provided by investing
         activities................................     (26,379)        (14,606)        23,805
                                                       --------       ---------       --------
Cash flows from financing activities:
  Distributions to stockholders....................     (91,254)        (60,697)      (285,657)
  Repayments of long-term debt.....................     (26,205)        (22,007)        (7,388)
  Repayments of long-term capital leases...........     (31,187)        (28,145)       (23,660)
                                                       --------       ---------       --------
       Net cash used in financing activities.......    (148,646)       (110,849)      (316,705)
                                                       --------       ---------       --------
Net increase in cash and cash equivalents..........      36,428         (48,159)       (57,177)
Cash and cash equivalents at beginning of period...     108,685         108,685        145,113
                                                       --------       ---------       --------
Cash and cash equivalents at end of period.........    $145,113       $  60,526       $ 87,936
                                                       ========       =========       ========
Supplemental disclosure of cash flows information:
  Cash paid for interest...........................    $ 26,683       $  20,000       $ 13,918
                                                       ========       =========       ========
  Cash paid for income taxes.......................    $ 73,702       $  55,544       $ 52,500
                                                       ========       =========       ========
Supplemental disclosure of non-cash investing and
  financing activities:
  Dividend declared and not paid...................    $  4,320       $   4,320       $     --
                                                       ========       =========       ========
  Lease assets additions and related obligations...    $148,500       $ 148,500       $     --
                                                       ========       =========       ========

  During 1997, the Company transferred two vehicles with a net book value of $141,000 to a stockholder of the Company in exchange for a note receivable of $49,000 and the assumption of the related notes payable of $92,000.

The accompanying notes are an integral part of these financial statements.

                          DR. DELPHINIUM DESIGNS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Dr. Delphinium Designs, Inc. ("the Company") was incorporated on October 4, 1989 and operates as a retailer of cut-flowers and plants selling principally to the community of Dallas, Texas and surrounding suburbs.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates consist primarily of the estimated useful lives of property and equipment and allowance for doubtful accounts. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenue when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventories consist of cut flowers and hard goods.

INVESTMENT SECURITIES

     The Company owns investment securities which are classified as available for sale. Investment securities available for sale are recorded at fair value. Unrealized holding gains and losses on securities available for sale are included as a separate component of stockholders' equity in the balance sheet until these gains or losses are realized. The cost of investment securities sold is determined by the specific identification method. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in operations.

                          DR. DELPHINIUM DESIGNS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed principally using accelerated methods. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. Historically, the Company has not experienced significant losses with respect to its receivables.

OTHER OPERATING REVENUE

     Other operating revenue includes delivery services and service charges.

INCOME TAXES

     The Company accounts for income taxes under the assets and liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the time periods in which the differences are expected to affect taxable income. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

                          DR. DELPHINIUM DESIGNS, INC.

     Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and No. 132 and their applicability to the Company.

RECLASSIFICATIONS

     Certain items in the 1997 financial statements have been reclassified to conform to the 1998 presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DEPRECIABLE
                                                         LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                      (IN YEARS)        1997           1998
                                                      -----------   ------------   -------------
                                                                                    (UNAUDITED)
Building and improvements...........................    20           $ 221,860       $ 232,785
Computer equipment..................................    5-7            121,821         133,330
Furniture and fixtures..............................     7              34,589          26,971
Vehicles............................................     5             290,407         228,328
                                                                     ---------       ---------
                                                                       668,677         621,414
Less: accumulated depreciation......................                  (339,709)       (346,346)
                                                                     ---------       ---------
                                                                     $ 328,968       $ 275,068
                                                                     =========       =========

4. REVOLVING LINE OF CREDIT

     The Company had a revolving line of credit (the "Revolver") which allowed for borrowings of up to $28,500. Advances under this Revolver bore interest at 10.5%. Interest was payable monthly and the principal balance was due on demand. The Revolver expired in July 1998 and was not renewed. There were no outstanding borrowings at December 31, 1997. The Revolver was personally guaranteed by one of the stockholders of the Company and was uncollateralized.

5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
Note payable to a bank, monthly installments of $434
  including principal and interest at 7%, due May 1999,
  collateralized by the underlying asset....................    $ 7,388           $--
                                                                -------           ---
                                                                  7,388            --
  Less: current portion of long-term debt...................     (7,388)           --
                                                                -------           ---
                                                                $    --           $--
                                                                =======           ===

                          DR. DELPHINIUM DESIGNS, INC.

6. LONG-TERM CAPITAL LEASES

     During 1997, the Company entered into two capital leases for five delivery vans. The capital lease agreements are between the Company and a stockholder of the Company. Minimum future lease commitments under these obligations are as follows:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
1998........................................................    $ 42,000       $ 10,500
1999........................................................      42,000         42,000
2000........................................................      42,000         42,000
2001........................................................      13,468         13,468
                                                                --------       --------
Total minimum lease payments................................     139,468        107,968
Less: amount representing interest..........................     (22,155)       (14,315)
                                                                --------       --------
Present value of net minimum lease payments.................     117,313         93,653
Less: current portion of long-term capital leases...........     (31,419)       (33,902)
                                                                --------       --------
                                                                $ 85,894       $ 59,751
                                                                ========       ========

7. PROVISION FOR INCOME TAXES

     The components of the provision for income taxes consisted of the following:

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Current:
  Federal...................................................    $80,486
  State.....................................................     11,154
                                                                -------
                                                                 91,640
                                                                -------
Deferred:
  Federal...................................................         --
  State.....................................................         --
                                                                -------
                                                                     --
                                                                -------
                                                                $91,640
                                                                =======

                          DR. DELPHINIUM DESIGNS, INC.

8. LEASE COMMITMENTS

     The Company leases office space under an operating lease. Minimum future lease commitments under this operating lease at December 31, 1997 are as follows:

1998........................................................  $ 84,000
1999........................................................    84,000
2000........................................................    84,000
2001........................................................    84,000
2002........................................................    84,000
                                                              --------
  Total minimum lease payments..............................  $420,000
                                                              ========

     Rent expense for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $102,000, $94,000 and $103,000, respectively.

9. RELATED PARTY TRANSACTIONS

     During 1997, the Company sold a recreational vehicle to an officer of the Company for $95,641. The recreational vehicle had been acquired by the Company during 1996.

10. SUBSEQUENT EVENT (UNAUDITED)

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received an aggregate of $3.1 million through a combination of cash and stock of the Purchaser.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Arizona Wholesale Floral Co.
dba Cactus Flower Florists:

We have audited the accompanying balance sheet of Arizona Wholesale Floral Co. dba Cactus Flower Florists (an Arizona corporation) as of August 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arizona Wholesale Floral Co. dba Cactus Flower Florists as of August 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  December 16, 1998.

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                                 BALANCE SHEET
                                AUGUST 31, 1998

                                ASSETS
CURRENT ASSETS:
  Cash......................................................  $  17,282
  Accounts receivable, net of allowance for doubtful
     accounts of $6,914.....................................     50,967
  Inventories...............................................    267,010
  Prepaid and other current assets..........................     15,912
                                                              ---------
     Total current assets...................................    351,171
PROPERTY AND EQUIPMENT, net.................................    156,411
OTHER ASSETS, net...........................................     14,478
                                                              ---------
     Total assets...........................................  $ 522,060
                                                              =========
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $  70,184
  Current portion of capital lease obligation...............      8,609
  Accounts payable..........................................    426,867
  Accrued expenses..........................................    125,301
                                                              ---------
     Total current liabilities..............................    630,961
CAPITAL LEASE OBLIGATION, less current portion..............     23,326
                                                              ---------
     Total liabilities......................................    654,287
                                                              ---------
STOCKHOLDERS' DEFICIT:
  Voting Class A common stock, $1 par value; 500,000 shares
     authorized, 2,500 shares issued and outstanding........      2,500
  Nonvoting Class B common stock, $1 par value; 500,000
     shares authorized, 2,500 shares issued and
     outstanding............................................      2,500
  Additional paid-in capital................................    226,469
  Accumulated deficit.......................................   (363,696)
                                                              ---------
     Total stockholders' deficit............................   (132,227)
                                                              ---------
     Total liabilities and stockholders' deficit............  $ 522,060
                                                              =========

The accompanying notes are an integral part of these financial statements.

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                            STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 1998

REVENUE:
  Product sales.............................................  $3,971,601
  Service and other revenue.................................     825,388
                                                              ----------
                                                               4,796,989
OPERATING COSTS AND EXPENSES:
  Cost of product sales.....................................   1,410,589
  Operating expenses........................................   2,291,715
  Selling, general and administrative expenses..............     968,127
                                                              ----------
     Operating income.......................................   4,670,431
                                                              ----------
OPERATING INCOME............................................     126,558
INTEREST EXPENSE............................................     (19,737)
INTEREST INCOME.............................................       1,006
                                                              ----------
     Net income before pro forma income taxes...............     107,827
PRO FORMA INCOME TAX PROVISION (NOTE 9).....................      43,066
                                                              ----------
     Pro forma net income after tax.........................  $   64,761
                                                              ==========

The accompanying notes are an integral part of these financial statements.

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                                AUGUST 31, 1998

                                           COMMON STOCK
                                        -------------------   ADDITIONAL
                                        VOTING    NONVOTING    PAID-IN     ACCUMULATED
                                        CLASS A    CLASS B     CAPITAL       DEFICIT       TOTAL
                                        -------   ---------   ----------   -----------   ---------
BALANCE, August 31, 1997..............  $ 5,000    $   --      $226,469     $(405,176)   $(173,707)
  Conversion of common stock into
     voting and nonvoting classes.....   (2,500)    2,500            --            --           --
  Net income..........................       --        --            --       107,827      107,827
  Distributions to stockholders.......       --        --            --       (66,347)     (66,347)
                                        -------    ------      --------     ---------    ---------
BALANCE, August 31, 1998..............  $ 2,500    $2,500      $226,469     $(363,696)   $(132,227)
                                        =======    ======      ========     =========    =========

The accompanying notes are an integral part of these financial statements.

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                            STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED AUGUST 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 107,827
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................     61,657
     (Increase) decrease in:
       Accounts receivable, net.............................     26,020
       Inventories..........................................   (131,706)
       Other current assets.................................    (12,145)
     Increase (decrease) in:
       Accounts payable.....................................     76,622
       Accrued expenses.....................................     34,039
                                                              ---------
          Net cash provided by operating activities.........    162,314
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (35,680)
  Acquisition of customer lists.............................    (18,023)
                                                              ---------
          Net cash used in investing activities.............    (53,703)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......................    (45,060)
  Distribution to stockholders..............................    (66,347)
                                                              ---------
          Net cash used in financing activities.............   (111,407)
                                                              ---------
NET DECREASE IN CASH........................................     (2,796)
CASH, beginning of year.....................................     20,078
                                                              ---------
CASH, end of year...........................................  $  17,282
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH INFORMATION:
  Cash payments for interest................................  $  19,737
                                                              =========

The accompanying notes are an integral part of these financial statements.

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 1998

1. BACKGROUND

NATURE OF BUSINESS

     Arizona Wholesale Floral Co. (the Company) is engaged in the retail sale of flowers and flower arrangements. The Company operates four locations in the Phoenix area under the name Cactus Flower Florists. The Company grants credit to customers, substantially all of whom are Phoenix residents and businesses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue is recognized at the time of sale. Sales returns, which are not significant, are recorded in the period of return.

INVENTORIES

     The Company values inventories, which consist of merchandise held for resale, on an average cost basis. Cost is determined by utilizing the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Maintenance and repairs are charged against income as incurred. Expenditures for major renewals, replacements and betterments, which extend the assets' useful life, are capitalized.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment held under capital lease..........................  5 years
Delivery vehicles...........................................  5 years

     Property and equipment consisted of the following as of August 31, 1998:

Equipment held under capital lease..........................  $ 44,919
Delivery vehicles...........................................   253,465
                                                              --------
                                                               298,384
Less -- accumulated depreciation............................   141,973
                                                              --------
                                                              $156,411
                                                              ========

OTHER ASSETS

     Acquired customer lists are included in the accompanying balance sheet as other assets and are amortized over five years (see Note 5).

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SERVICE AND OTHER REVENUE

     Service and other revenue includes rebates and commissions received for orders placed through FTD and TeleFlora, delivery services and telephone charges. Revenue is recognized at the time the related sale or service occurs.

ADVERTISING

     The Company expenses advertising costs as they are incurred. Advertising expense for the year ended August 31, 1998 was $262,995.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade and other receivables. The Company has not experienced significant losses with respect to its receivables.

INCOME TAXES

     The Company, with the consent of its stockholders, has elected to be recognized as an S corporation under the appropriate federal and state tax codes. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. As a result, the recognition of current and deferred income taxes is not needed in the accompanying financial statements. See Note 9 for further discussion.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. LONG-TERM DEBT AND CAPITAL LEASE

     Long-term debt consisted of the following at August 31, 1998:

Term loan payable to a bank in 35 monthly installments of
  approximately $649, plus interest at a rate of 9.5%.......  $13,977
Various financing agreements with GMAC with interest payable at varying rates. Payment terms are for three to five
  years.....................................................   56,207
                                                              -------
Current portion of long-term debt...........................  $70,184
                                                              =======

     In October 1998, the Company retired all outstanding debt. Accordingly, the debt is classified as current in the accompanying balance sheet.

     The Company also leases certain telephone equipment under a capital lease agreement expiring November 2001. The capital lease agreement provides for repayment over five years with monthly principal and interest payments of approximately $1,045.

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum payments for the capital lease are as follows at August 31, 1998:

FISCAL YEAR
-----------
1999........................................................  $12,539
2000........................................................   12,539
2001........................................................   12,539
2002........................................................    3,135
                                                              -------
Total minimum lease payments................................   40,752
Less -- amount representing interest........................    8,817
                                                              -------
                                                               31,935
Less -- current maturity....................................    8,609
                                                              -------
Long-term obligation........................................  $23,326
                                                              =======

4. RETIREMENT PLAN

     Effective February 1, 1998, the Company adopted a defined contribution retirement plan (the Plan) covering all employees age 18 and over who have been employed for at least one year with 1,000 hours of service. The Company may make a matching contribution to each participant based on the participant's elective deferrals in a percentage set by the Company prior to the end of each Plan year. Employee contributions are limited to a maximum of 15% of the employee's gross compensation. Plan participant's interest in employer matching contributions vest over a period of four years. Subsequent to year end, the Company terminated the Plan and fully vested all participants with account balances in the Plan effective September 12, 1998. Prior to the Plan's termination but subsequent to August 31, 1998, the Company made a discretionary contribution of $11,065.

5. ACQUISITIONS

     In September 1997, the shareholders of the Company purchased all of the stock of a flower shop for approximately $18,000 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired based upon the fair value at the date of acquisition. Substantially all of the assets acquired consist of the acquired flower shop's customer list. As such, the entire purchase price has been allocated to the customer list. The asset is included in other assets, presented net of accumulated amortization of $3,605.

6. LEASE COMMITMENTS

     The Company leases certain facilities, equipment and vehicles from related and unrelated parties. Future minimum lease payments under these operating leases are as follows for the years ending August 31:

1999........................................................  $102,377
2000........................................................    63,137
                                                              --------
                                                              $165,514
                                                              ========

     Rental expense for the year ended August 31, 1998, consists of $225,765 to unrelated parties and $87,300 to related parties (see Note 8).

                          ARIZONA WHOLESALE FLORAL CO.
                           dba CACTUS FLOWER FLORISTS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. STOCKHOLDERS' EQUITY

     Effective August 1, 1998, the Company amended its Articles of Incorporation and converted its common stock into two classes. Each existing issued share of common stock was exchanged for one-half (1/2) share of Class A voting common stock (Class A Common) and one-half (1/2) share of Class B nonvoting common stock (Class B Common). No additional common stock was issued in the conversion. Each share of Class A Common entitles the holder to one vote. With the exception of the varying voting privileges, the rights of Class A Common and Class B Common are identical. Any dividends paid or distributed by the Company shall be paid or distributed ratably to the holders of Class A Common and Class B Common.

     In the event of any liquidation, dissolution or winding up of the Company (Liquidation Event), whether voluntary or involuntary, after payments of the debts and other liabilities of the Company, the holders of Class A Common and Class B Common are entitled to share ratably in the remaining assets of the Company.

8. RELATED PARTIES

     The Company leases certain facilities from S&F Investment Company, an entity under common ownership, on a month-to-month basis. S&F Investment Company is also a partner in Bell Scottsdale LLC, a joint venture to construct a retail complex. The Company intends to lease space from the building being constructed by Bell Scottsdale LLC once complete.

9. SUBSEQUENT EVENT

     Subsequent to August 31, 1998, the stockholders of the Company (the Stockholders) entered into an agreement with an unrelated party (the Purchaser) to sell all of the assets and liabilities of the Company. In consideration, the Stockholders received an aggregate of $3 million through a combination of cash and stock of the Purchaser.

     The Purchaser is a C corporation. As such, the accompanying statement of operations includes a pro forma income tax provision of $43,066 to reflect the Company's income tax expense at an effective rate of 39.9% (federal tax and state tax, net of federal benefit) for the year.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
A.G.A. Flowers, Inc.:

We have audited the accompanying balance sheet of A.G.A. Flowers, Inc. (a Florida corporation) as of December 31, 1997, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A.G.A. Flowers, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  September 25, 1998.

                              A.G.A. FLOWERS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (including a pledged certificate of deposit of $17,716 in 1997 and $10,198 (unaudited)
     in 1998)...............................................   $  361,507     $  337,419
  Accounts receivable, net of allowance for uncollectible
     accounts of $341,650 in 1997 and $381,978 (unaudited)
     in 1998................................................    1,059,664        664,334
  Other receivables.........................................       84,518         14,354
  Inventories...............................................       26,844         15,973
  Prepaid expenses..........................................       82,662         65,534
  Deferred income taxes.....................................       60,000         60,000
                                                               ----------     ----------
     Total current assets...................................    1,675,195      1,157,614
PROPERTY AND EQUIPMENT, net.................................       81,492         94,247
OTHER ASSETS................................................       11,170         11,170
                                                               ----------     ----------
     Total assets...........................................   $1,767,857     $1,263,031
                                                               ==========     ==========
                           LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable, including amounts due to related parties
     of $260,530 in 1997 and $124,600 (unaudited) in 1998...   $  573,202     $  367,162
Accrued expenses............................................      190,686        198,173
Income taxes payable........................................       40,000         95,955
Current portion of long-term debt...........................      360,000             --
                                                               ----------     ----------
     Total current liabilities..............................    1,163,888        661,290
                                                               ----------     ----------
LONG-TERM DEBT, less current portion........................       45,000             --
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDER'S EQUITY:
  Common stock, $1 par value, 10,000 shares authorized, 800
     shares issued and outstanding in 1997 and 1998
     (unaudited)............................................          800            800
  Additional paid-in capital................................      699,000        699,000
  Accumulated deficit.......................................     (140,831)       (98,059)
                                                               ----------     ----------
     Total shareholder's equity.............................      558,969        601,741
                                                               ----------     ----------
     Total liabilities and shareholder's equity.............   $1,767,857     $1,263,031
                                                               ==========     ==========

The accompanying notes to financial statements are an integral part of these balance sheets.

                              A.G.A. FLOWERS, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                        FOR THE NINE MONTHS
                                                       FOR THE YEAR            ENDED
                                                          ENDED            SEPTEMBER 30,
                                                       DECEMBER 31,   -----------------------
                                                           1997          1997         1998
                                                       ------------   ----------   ----------
                                                                            (UNAUDITED)
SALES, net...........................................  $10,425,302    $7,988,495   $8,499,141
COST OF SALES........................................    7,903,146     6,060,395    6,480,223
                                                       -----------    ----------   ----------
     Gross profit....................................    2,522,156     1,928,100    2,018,918
                                                       -----------    ----------   ----------
OPERATING EXPENSES:
  General and administrative.........................    1,118,432       817,556      792,672
  Selling............................................      500,010       384,198      466,586
  Warehouse and shipping.............................      394,488       298,274      309,984
  Depreciation and amortization......................       27,176        22,035       17,163
                                                       -----------    ----------   ----------
     Total operating expenses........................    2,040,106     1,522,063    1,586,405
                                                       -----------    ----------   ----------
INCOME FROM OPERATIONS...............................      482,050       406,037      432,513
                                                       -----------    ----------   ----------
OTHER INCOME (EXPENSE):
  Interest income....................................       36,104        34,011        9,350
  Interest expense...................................      (45,926)      (35,683)     (16,707)
                                                       -----------    ----------   ----------
     Total other income (expense)....................       (9,822)       (1,672)      (7,357)
                                                       -----------    ----------   ----------
     Income before provision for income taxes........      472,228       404,365      425,156
PROVISION FOR INCOME TAXES...........................      101,600        88,000      145,000
                                                       -----------    ----------   ----------
     Net income......................................      370,628       316,365      280,156
     Cash dividends..................................           --            --     (237,384)
ACCUMULATED DEFICIT, beginning of year...............     (511,459)     (511,459)    (140,831)
                                                       -----------    ----------   ----------
ACCUMULATED DEFICIT, end of year.....................  $  (140,831)   $ (195,094)  $  (98,059)
                                                       ===========    ==========   ==========

The accompanying notes to financial statements are an integral part of these statements.

                              A.G.A. FLOWERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         FOR THE NINE MONTHS
                                                          FOR THE YEAR          ENDED
                                                             ENDED          SEPTEMBER 30,
                                                          DECEMBER 31,   -------------------
                                                              1997         1997       1998
                                                          ------------   --------   --------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................    $370,628     $316,365   $280,156
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization......................      27,176       22,035     17,163
     Provision (benefit) for deferred taxes.............      21,600       37,300    (13,700)
     Provision for uncollectible accounts...............     180,306      137,911     84,309
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable.......    (213,256)     (53,848)   311,021
       (Increase) decrease in other receivables.........     (26,133)     (15,034)    70,164
       (Increase) decrease in inventories...............         (54)      18,914     10,871
       (Increase) decrease in prepaid expenses..........     (55,879)     (46,464)    17,128
       Decrease in other assets.........................          40           --         --
       Increase (decrease) in accounts payable..........      88,012      (93,846)  (206,040)
       Increase in accrued expenses.....................       2,562       10,627      7,487
       Increase in income taxes payable.................      40,000       30,700     69,655
                                                            --------     --------   --------
          Net cash provided by operating activities.....     435,002      364,660    648,214
                                                            --------     --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.................     (19,450)     (11,003)   (29,918)
                                                            --------     --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt..................    (710,000)    (545,000)  (405,000)
  Draws on revolving loan agreement.....................     410,000      310,000         --
  Cash dividends........................................          --           --   (237,384)
                                                            --------     --------   --------
          Net cash used in financing activities.........    (300,000)    (235,000)  (642,384)
                                                            --------     --------   --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS......................................     115,552      118,657    (24,088)
CASH AND CASH EQUIVALENTS, beginning of period..........     245,955      245,955    361,507
                                                            --------     --------   --------
CASH AND CASH EQUIVALENTS, end of period................    $361,507     $364,612   $337,419
                                                            ========     ========   ========
SUPPLEMENTAL DISCLOSURES:
  Interest paid.........................................    $ 48,959     $ 41,872   $ 18,702
                                                            ========     ========   ========
  Income taxes paid.....................................    $ 40,000     $ 20,000   $ 59,100
                                                            ========     ========   ========

The accompanying notes to financial statements are an integral part of these statements.

                              A.G.A. FLOWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
             (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO THE
          NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 ARE UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

     A.G.A. Flowers, Inc., (the "Company"), was organized in 1991 and is engaged in the import and wholesale distribution of fresh cut flowers from Colombia and Ecuador to wholesalers located principally on the eastern seaboard of the United States and Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited interim financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1998, and the results of its operations and cash flows for the nine months ended September 30, 1997 and 1998. The results of operations and cash flows for the nine months ended September 30, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ended December 31, 1998.

b. CASH AND CASH EQUIVALENTS

     Cash equivalents include investments with original maturities of three months or less.

c. REVENUE RECOGNITION

     Nearly all inventories are received on a consignment basis. As the inventories are sold, the Company remits a certain percentage of the sale price, less certain costs, to the vendor. At that time, revenue and the related costs are recognized.

d. INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out method ("FIFO") and consist primarily of fresh cut flowers.

e. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization and are depreciated using the straight-line method over the following estimated useful lives:

Office furniture and equipment..............................   5 years
Warehouse fixtures and coolers..............................  10 years
Vehicle.....................................................   3 years
Leasehold improvements......................................   5 years

f. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates.

                              A.G.A. FLOWERS, INC.

g. INCOME TAXES

     The Company accounts for income taxes under the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities.

h. FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company places its temporary cash investments with financial institutions of high quality. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1997 and September 30, 1998, the Company's uninsured cash balances totaled $196,282 and $172,805, respectively. In the opinion of management, concentrations of credit risk with respect to trade account receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas.

     Management believes the carrying amount of cash and cash equivalents, accounts receivable, accounts payable and debt approximate fair value at December 31, 1997 and September 30, 1998.

i. RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," requires an entity to report comprehensive income and its components for fiscal years beginning after December 15, 1997. The Company believes SFAS No. 130 does not have a material effect on the information already disclosed in the Company's financial statements as comprehensive income is equal to net income or loss.

     Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software development or acquisition.

     SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires the immediate expensing of current start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. The Company has no capitalized start-up costs as of December 31, 1997 or September 30, 1998.

                              A.G.A. FLOWERS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Office furniture and equipment..............................   $ 310,703       $ 337,208
Warehouse fixtures and coolers..............................     167,195         169,800
Leasehold improvements......................................     100,720         101,528
Vehicle.....................................................       9,545           9,545
                                                               ---------       ---------
                                                                 588,163         618,081
Less -- accumulated depreciation and amortization...........    (506,671)       (523,834)
                                                               ---------       ---------
                                                               $  81,492       $  94,247
                                                               =========       =========

4. RELATED PARTIES

     The Company makes substantial purchases from two suppliers which are related to it through common ownership and control. Management believes that these purchases are made in the regular course of business and on terms similar to those offered by unrelated suppliers. Purchases from these related suppliers totaled $2,831,000, $1,774,038 and $1,679,797 for the periods ended December 31, 1997 and September 30, 1997 and 1998, respectively. These suppliers were owed $260,530 and $124,600 as of December 31, 1997 and September 30, 1998,
respectively. Beginning October 1997, the president's salary was paid by these suppliers.

     In May 1998, one of the suppliers borrowed $200,000 under a loan agreement with the Company. Interest was payable monthly at 7.87% and the principal was due on demand. The supplier paid off the loan in September 1998.

     At December 31, 1997 and September 30, 1998, the Company had a receivable of $63,379 and $-0-, respectively, from another supplier under common ownership.

5. BANK DEBT

     At December 31, 1997, the Company had a $105,000 loan outstanding to a bank, payable in quarterly installments of $15,000 plus interest at the rate of 1.75% over the bank's prime rate (8.5% at December 31, 1997). The loan was collateralized by substantially all of the Company's assets and had an original maturity of July 1, 1999. As of September 1998, the Company had paid-off the outstanding balance.

     The Company also has a revolving loan agreement in the principal amount of $600,000 with the same bank. Advances ($300,000 at December 31, 1997 and $-0- at September 30, 1998) against this facility are based on a percentage of qualified accounts receivable. This loan bears interest at the rate of 1.75% over the bank's prime rate (8.5% at December 31, 1997). The agreement is collateralized by the Company's accounts receivable and matures on July 1, 1999. Principal payments are determined on a monthly basis based on the level of eligible accounts receivable.

     At December 31, 1997 and September 30, 1998, the Company had an unused $10,000 letter of credit which is maintained as security for performance under the Company's lease agreement. The letter of credit is collateralized by a pledged certificate of deposit.

                              A.G.A. FLOWERS, INC.

     At December 31, 1997, the Company had another unused $25,000 letter of credit which serves as collateral on bonds, issued by an insurance company, for import duties.

6. INCOME TAXES

     The provision for income taxes reflected in the accompanying financial statements consists of the following:

                                                                          FOR THE NINE MONTHS
                                                           FOR THE YEAR          ENDED
                                                              ENDED          SEPTEMBER 30,
                                                           DECEMBER 31,   --------------------
                                                               1997         1997       1998
                                                           ------------   --------   ---------
Current income tax expense...............................    $ 80,000     $50,700    $158,700
Deferred income tax provision (benefit):
  Allowance for uncollectible accounts...................     (32,400)     (7,800)    (13,700)
  Depreciation...........................................       4,000      (4,900)         --
  Utilization of net operating losses....................      50,000      50,000          --
                                                             --------     -------    --------
     Provision for income taxes..........................    $101,600     $88,000    $145,000
                                                             ========     =======    ========

     The current income tax expense for the year ended December 31, 1997 and the period ended September 30, 1997 does not recompute at the statutory rate primarily due to the utilization of available loss carryforwards totaling $147,000. No additional Federal income tax loss carryforwards are available for periods after December 31, 1997.

     At December 31, 1997 and September 30, 1998, the Company had net deferred tax assets of approximately $70,000, resulting primarily from the allowance for uncollectible accounts, tax/book basis differences of property and equipment and expenses recorded for financial reporting purposes.

7. COMMITMENTS AND CONTINGENCIES

     The Company occupies warehouse and office space under a two-year lease which expired in August 1998. In July 1998, the Company signed an addendum to the lease which extended the lease until August 2001. The lease agreement, as amended, provides for minimum annual rental payments as follows:

1998........................................................  $128,069
1999........................................................   131,460
2000........................................................   136,712
2001........................................................    87,540
                                                              --------
                                                              $483,781
                                                              ========

     As a result of an investigation concerning the alleged dumping of flowers in the U.S. market by foreign growers, the U.S. Department of Commerce began assessing importers a duty based on the import value of certain flowers from certain growers. The Company currently estimates and remits the estimated assessment based on the most current information available. During 1997, $37,177 was estimated as the assessment and charged to operations. The final assessment for the years 1991 through 1997 is subject to determination by the U.S. Department of Commerce and may result in additional charges or refunds.

                              A.G.A. FLOWERS, INC.

8. 401(k) PLAN

     In 1998, the Company started a 401(k) plan (the "Plan") which covers substantially all employees. The Plan allows for discretionary employer contributions. Employer contributions for the nine months ended September 30, 1998 were $11,830.

9. STOCK OPTION

     In October 1995, the president of the Company was granted an option to purchase 20% of the Company's common stock for $50,834, the fair value of the common stock at December 31, 1995. Pursuant to the grant, the book value of the Company at December 31, 1995 approximated its fair value on that date. The option expires on December 31, 2000.

10. SALE OF COMPANY

     On September 22, 1998, the Company entered into an agreement to be purchased by an unaffiliated entity for $2.9 million. Prior to the purchase, the president's option to purchase 20% of the Company's stock was terminated.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Eastern Floral & Gift Shop, Inc.

We have audited the accompanying consolidated balance sheet of Eastern Floral & Gift Shop, Inc. and subsidiary (a Michigan Corporation) as of September 30, 1998, and the related statements of income, shareholders' investment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Floral & Gift Shop, Inc. and subsidiary as of September 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Grand Rapids, Michigan,
  February 25, 1999.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998

ASSETS
CURRENT ASSETS:
  Cash......................................................  $  161,259
  Accounts receivable, less allowance for doubtful accounts
     of $10,350.............................................     502,828
  Inventories, less reserve of $15,700......................     671,508
  Prepaid expenses..........................................      15,573
  Deferred tax asset........................................     182,000
                                                              ----------
          Total Current Assets..............................   1,533,168
                                                              ----------
PROPERTY, PLANT AND EQUIPMENT:
  Office equipment..........................................     173,562
  Store fixtures............................................     202,257
  Leasehold improvements....................................     855,855
                                                              ----------
                                                               1,231,674
  Less -- Accumulated depreciation..........................    (842,236)
                                                              ----------
                                                                 389,438
                                                              ----------
OTHER ASSETS:
  Cash surrender value of life insurance, net of related
     policy loans of $229,809, face value $2,740,441........     527,276
  Other.....................................................       1,775
                                                              ----------
                                                                 529,051
                                                              ----------
                                                              $2,451,657
                                                              ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  462,766
  Accrued expenses and taxes:
     Compensation and payroll taxes.........................     195,098
     Income taxes...........................................      91,906
     Deferred compensation..................................     500,000
     Other..................................................     108,075
                                                              ----------
          Total Current Liabilities.........................   1,357,845
                                                              ----------
STOCKHOLDERS' EQUITY:
  Common stock, par value $1 per share:
     Authorized 50,000 shares issued and outstanding 46,207
      shares................................................      46,207
  Retained earnings.........................................   1,047,605
                                                              ----------
          Total Stockholders' Equity........................   1,093,812
                                                              ----------
                                                              $2,451,657
                                                              ==========

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

SALES:
  Product sales.............................................  $6,355,883
  Service and other.........................................     476,642
                                                              ----------
          Total sales.......................................   6,832,525
COST OF GOODS SOLD..........................................   2,559,557
                                                              ----------
  Gross profit..............................................   4,272,968
                                                              ----------
OPERATING EXPENSE:
  Compensation..............................................   3,133,342
  Other.....................................................     657,908
  Selling, general and administrative.......................     214,269
                                                              ----------
          Total operating expenses..........................   4,005,519
                                                              ----------
  Operating income..........................................     267,449
                                                              ----------
OTHER INCOME (EXPENSE):
  Forgiveness of deferred compensation......................     169,700
  Interest expense..........................................     (57,439)
  Equity interest in partnership............................     (37,092)
  Other income..............................................      20,717
                                                              ----------
                                                                  95,886
                                                              ----------
EARNINGS BEFORE PROVISION FOR INCOME TAXES..................     363,335
PROVISION FOR INCOME TAXES..................................    (110,500)
                                                              ----------
NET INCOME..................................................  $  252,835
                                                              ==========

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

                                                                                         TOTAL
                                                              COMMON     RETAINED    STOCKHOLDER'S
                                                               STOCK     EARNINGS       EQUITY
                                                              -------   ----------   -------------
BALANCE, September 30, 1997.................................  $46,207   $  794,770    $  840,977
NET INCOME..................................................       --      252,835       252,835
                                                              -------   ----------    ----------
BALANCE, September 30, 1998.................................  $46,207   $1,047,605    $1,093,812
                                                              =======   ==========    ==========

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   252,835
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Forgiveness of deferred compensation...................     (169,700)
     Depreciation...........................................       64,132
     Deferred income taxes..................................       41,298
  Changes in operating assets and liabilities:
     Accounts receivable....................................       71,724
     Inventories............................................      (32,847)
     Prepaid expenses.......................................       (1,295)
     Accounts payable.......................................      (78,900)
     Accrued expenses and taxes.............................       92,395
     Other non-current......................................      (25,231)
                                                              -----------
          Net cash provided by operating activities.........      214,411
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loss from sale of property, plant & equipment.............       (1,198)
  Additions to property, plant & equipment..................      (37,289)
  Liquidation of partnership................................      334,592
  Notes receivable..........................................       34,600
                                                              -----------
          Net cash provided by investing activities.........      330,705
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of debt..........................................   (3,475,684)
  Issuance of debt..........................................    2,966,000
                                                              -----------
          Net cash used by financing activities.............     (509,684)
                                                              -----------
INCREASE IN CASH............................................       35,432
CASH, beginning of the period...............................      125,827
                                                              -----------
CASH, end of the period.....................................  $   161,259
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................       57,317
     Income taxes...........................................        8,340

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

     Eastern Floral & Gift Shop, Inc. ("the Company") was incorporated in 1965 and currently operates out of three locations in West Michigan. The Company's principal business activity is retail sales of floral arrangements and gifts. The Company grants credit to both corporate and personal customers in the normal course of business, substantially all of whom are located in the West Michigan area.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of its wholly owned subsidiary, Eastern Floral & Gift Shop of Holland, Inc. which was acquired on March 1, 1995. All material intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost as determined at the date of acquisition. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Useful lives for property, plant and equipment are as follows:

DESCRIPTION                                                      1998
-----------                                                   ----------
Office equipment............................................  3-10 years
Store fixtures..............................................  5-10 years
Leasehold improvements......................................  5-20 years

INVENTORY

     Inventory is valued at lower of cost or market, with cost determined on a first-in, first-out basis.

(3) PROFIT-SHARING PLAN

     The Company maintains a defined contribution profit-sharing plan which covers substantially all employees. Contributions are made at the sole discretion of the Board of Directors. In order to be eligible to participate, an employee must be twenty-one years of age and have completed one year of service with the Company. Contributions by the Company to the Plan totaled $42,800 for the year ended September 30, 1998.

(4) 401(k) PLAN

     The Company maintains a contributory employee's investment plan also known as a 401(k) Plan which covers substantially all employees. An employee must be twenty-one years of age and have completed one year of service in order to be eligible to participate in the Plan. Contributions to the Plan

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY by the Company are made at the sole discretion of the Board of Directors. Matching contributions by the Company to the Plan totaled $12,284 for the year ended September 30, 1998.

(5) NOTES PAYABLE

     Under a line of credit agreement with a bank, the Company has available borrowings limited to $550,000 of which there were no outstanding borrowings at September 30, 1998. Interest under this agreement is at the bank's prime rate which was 8.5% at September 30, 1998. The agreement is secured by accounts receivable, inventory and equipment.

(6) DEFERRED COMPENSATION PLAN

     The Company has entered into a deferred compensation and salary continuation agreement with a key employee calling for ten annual payments of $66,200 beginning at the retirement or death of the employee and subject to increases in the Consumer Price Index. The shareholder has reached retirement age, and increases to the deferred liability reflect changes in the Consumer Price Index.

     The liability has been accrued each year using the present value method. The associated deferred interest portion of this liability has been calculated using an interest rate of four percent. The Company has purchased life insurance policies which it intends to use to finance this liability.

     In November 1998, the majority shareholder was paid $500,000 in full settlement of the deferred compensation plan. Payment was made by transfer of certain life insurance policies to the majority shareholder. The effect of this transaction is the recognition of a gain of $169,700 included in other income at September 30, 1998.

(7) OPERATING LEASES

     At September 30, 1998, the Company is obligated under long-term operating leases for certain buildings and equipment which contain provisions for renewal options.

     The Company leases certain delivery equipment from a partnership which is controlled by the majority shareholder. The lessee is obligated under annual operating leases to pay all insurance, fees, and maintenance expenses. Rental expense under this lease amounted to $163,407 for the year ended September 30, 1998. Also, see related party transactions.

     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 30, 1998.

1999........................................................  $86,953
2000........................................................   74,194
2001........................................................   50,359
2002........................................................   43,084
2003........................................................   43,084
Thereafter..................................................  213,501

     Total minimum lease payments do not include contingent rentals that may be paid under two retail store leases. Contingent rentals are based on a percentage of gross sales, as defined, in excess of specified amounts.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

     The following is a schedule of rental expense under all operating leases for the year ended September 30, 1998:

                                                                1998
                                                              --------
Minimum rentals.............................................  $260,538
Contingent rentals..........................................    40,819
                                                              --------
          Total.............................................  $301,357
                                                              ========

(8) INCOME TAXES

     The provision for income taxes includes amounts for deferred income taxes resulting from items (principally deferred compensation) reported for income tax purposes in a period different from that for financial statement purposes.

     The provision for federal income taxes consists of the following:

                                                                1998
                                                              --------
Currently payable...........................................  $ 69,100
Deferred....................................................    41,400
                                                              --------
                                                              $110,500
                                                              ========

     The following table represents a reconciliation of income taxes at the United States statutory rate with the effective tax rate as follows:

                                                                1998
                                                              --------
Provision for income taxes at federal statutory rates.......  $123,600
Non-taxable cash surrender value increases..................   (14,000)
Other.......................................................       900
                                                              --------
          Total.............................................  $110,500
                                                              ========

     The tax effects and types of temporary differences that give rise to significant components of the deferred tax asset at September 30, 1998 are presented below:

                                                                1998
                                                              --------
Deferred Tax Asset:
  Deferred compensation.....................................  $160,000
  Other.....................................................    24,000
                                                              --------
          Total.............................................   184,000
                                                              --------
Deferred Tax Liabilities:
  Other.....................................................    (2,000)
                                                              --------
          Total.............................................  $182,000
                                                              ========

(9) RELATED PARTY TRANSACTIONS

     The Company's majority shareholder also owns a controlling interest in a partnership from which the Company leases certain delivery equipment as outlined in Note 7. Prices are comparable to those that would be paid to third parties.

                EASTERN FLORAL & GIFT SHOP, INC. AND SUBSIDIARY

(10) SUBSEQUENT EVENTS

     In October 1998, the shareholders of the Company sold all of the Company's outstanding shares to Gerald Stevens, Inc. for approximately $2.9 million. Gerald Stevens, Inc. is a holding company of several retail floral companies.

     Since Gerald Stevens is a C Corporation for Federal and state income tax purposes, the accompanying statements of operations present a pro forma income tax provision and pro forma net income as they would have been reported had the Company been subject to Federal and state income taxes. The pro forma effective income tax rate of 40% exceeds the Federal statutory rate due to the impact of state income taxes.

     In November 1998, the Company transferred certain life insurance policies to employees covered by those policies, net of related notes payable. Other life insurance policies were cashed out, the proceeds of which were paid to the employees covered under those policies, net of related notes payable. (See Note 6 for additional description). These transactions will result in a tax liability of approximately $95,000 in the period subsequent to September 30, 1998. Accordingly, this liability has not been recorded as of September 30, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Martina's Flowers & Gifts, Inc.
Dallas, Texas

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Martina's Flowers & Gifts, Inc. (the "Company") at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
December 23, 1998
Miami, Florida

                        MARTINA'S FLOWERS & GIFTS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Accounts receivable.......................................   $   89,777     $   87,278
  Due from officer..........................................       58,454             --
  Inventories...............................................       99,040        141,957
  Other current assets......................................        2,461          2,455
                                                               ----------     ----------
     Total current assets...................................      249,732        231,690
Property and equipment, net.................................      146,618        133,956
                                                               ----------     ----------
     Total assets...........................................   $  396,350     $  365,646
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Bank overdraft............................................   $   26,546     $   36,859
  Accounts payable..........................................      137,824        124,739
  Accrued expenses..........................................      152,477         79,578
  Due to officer............................................           --        110,610
  Revolving line of credit..................................       45,000         44,574
  Current portion of long-term debt.........................       60,145         60,145
                                                               ----------     ----------
     Total current liabilities..............................      421,992        456,505
Long-term debt, net of current portion......................      770,576        720,343
                                                               ----------     ----------
     Total liabilities......................................    1,192,568      1,176,848
                                                               ----------     ----------
Commitments (Note 7)
Stockholders' deficit:
  Common stock, no par value, 10,000 shares authorized;
     1,000 shares issued....................................        1,000          1,000
  Retained deficit..........................................     (177,218)      (192,202)
                                                               ----------     ----------
                                                                 (176,218)      (191,202)
                                                               ----------     ----------
  Less: Treasury stock, at cost, 660 shares in 1997 and
     1998...................................................     (620,000)      (620,000)
                                                               ----------     ----------
     Total stockholders' deficit............................     (796,218)      (811,202)
                                                               ----------     ----------
     Total liabilities and stockholders' deficit............   $  396,350     $  365,646
                                                               ==========     ==========

The accompanying notes are an integral part of these financial statements.

                        MARTINA'S FLOWERS & GIFTS, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................   $1,673,325     $1,157,140      $1,146,468
Other operating revenue............................      186,231        136,707         130,159
                                                      ----------     ----------      ----------
                                                       1,859,556      1,293,847       1,276,627
                                                      ----------     ----------      ----------
Costs and other charges:
  Costs of products sold...........................      800,476        523,701         567,700
  Operating expenses...............................      666,584        513,917         449,846
  Selling, general and administrative expenses.....      226,900        142,731         201,824
                                                      ----------     ----------      ----------
                                                       1,693,960      1,180,349       1,219,370
                                                      ----------     ----------      ----------
  Income from operations...........................      165,596        113,498          57,257
                                                      ----------     ----------      ----------
Other income (expense):
  Interest expense, net............................      (74,805)       (78,279)        (74,676)
  Other............................................        7,743          6,128           2,435
                                                      ----------     ----------      ----------
                                                         (67,062)       (72,151)        (72,241)
                                                      ----------     ----------      ----------
Net income (loss)..................................   $   98,534     $   41,347      $  (14,984)
                                                      ==========     ==========      ==========

The accompanying notes are an integral part of these financial statements.

                        MARTINA'S FLOWERS & GIFTS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                 COST OF
                             SHARES OF COMMON STOCK              COMMON
                            ------------------------   COMMON   STOCK IN    RETAINED
                             ISSUED     IN TREASURY    STOCK    TREASURY     DEFICIT      TOTAL
                            --------   -------------   ------   ---------   ---------   ---------
Balance as of December 31,
  1996....................   1,000              (660)  $1,000   $(620,000)  $(256,803)  $(875,803)
Net income................      --                --       --          --      98,534      98,534
Distributions.............      --                --       --          --     (18,949)    (18,949)
                             -----     -------------   ------   ---------   ---------   ---------
Balance as of December 31,
  1997....................   1,000              (660)   1,000    (620,000)   (177,218)   (796,218)
Net loss (unaudited)......      --                --       --          --     (14,984)    (14,984)
                             -----     -------------   ------   ---------   ---------   ---------
Balance as of September
  30, 1998 (unaudited)....   1,000              (660)  $1,000   $(620,000)  $(192,202)  $(811,202)
                             =====     =============   ======   =========   =========   =========

The accompanying notes are an integral part of these financial statements.

                        MARTINA'S FLOWERS & GIFTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................    $ 98,534       $  41,347       $ (14,984)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation..................................      24,812           4,418          12,662
  Changes in operating assets and liabilities:
     Accounts receivable...........................      28,799           7,280           2,499
     Inventories...................................     (16,450)        (41,578)        (42,917)
     Other current assets..........................       4,429              --               6
     Accounts payable..............................      16,955          29,258         (13,085)
     Accrued expenses..............................     (58,641)        (28,497)        (72,899)
                                                       --------       ---------       ---------
       Net cash provided by (used in) operating
          activities...............................      98,438          12,228        (128,718)
                                                       --------       ---------       ---------
Cash flows from investing activities:
  Purchase of property and equipment...............     (20,043)         (3,101)             --
                                                       --------       ---------       ---------
       Net cash used in investing activities.......     (20,043)         (3,101)             --
                                                       --------       ---------       ---------
Cash flows from financing activities:
  (Decrease) increase in bank overdraft............     (19,876)         37,855          10,313
  Distributions to stockholders....................     (18,949)        (26,794)             --
  (Payments to) proceeds from officer, net.........     (58,454)        106,393         169,064
  Repayments of long-term debt.....................     (26,116)       (126,581)        (50,233)
  Proceeds from revolving line of credit, net......      45,000              --            (426)
                                                       --------       ---------       ---------
       Net cash (used in) provided by financing
          activities...............................     (78,395)         (9,127)        128,718
                                                       --------       ---------       ---------
Net change in cash and cash equivalents............          --              --              --
Cash and cash equivalents at beginning of period...          --              --              --
                                                       --------       ---------       ---------
Cash and cash equivalents at end of period.........    $     --       $      --       $      --
                                                       ========       =========       =========
Supplemental disclosure of cash flows information:
     Cash paid for interest........................    $ 93,807       $  83,477       $  85,471
                                                       ========       =========       =========

Supplemental disclosure of non-cash investing and financing activities:

     During 1997, approximately $134,000 of a note receivable and note payable to the same related party were cancelled in a non-cash transaction.

The accompanying notes are an integral part of these financial statements.

                        MARTINA'S FLOWERS & GIFTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Martina's Flowers & Gifts, Inc. ("the Company") was incorporated under the laws of the state of Georgia in July 1979. The Company is located in Augusta, Georgia and sells fresh flowers, giftware and silk arrangements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates consist primarily of the estimated useful lives of property and equipment. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenue when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventories consist of cut flowers and hard goods.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed principally using accelerated methods. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

                        MARTINA'S FLOWERS & GIFTS, INC.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. Historically, the Company has not experienced significant losses with respect to its receivables.

OTHER OPERATING REVENUE

     Other operating revenue includes delivery services and service charges.

INCOME TAXES

     The Company accounts for income taxes under the assets and liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the time periods in which the differences are expected to affect taxable income. A valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

     Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and No. 132 and their applicability to the Company.

                        MARTINA'S FLOWERS & GIFTS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DEPRECIABLE
                                                         LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                      (IN YEARS)        1997           1998
                                                      -----------   ------------   -------------
                                                                                    (UNAUDITED)
Building and improvements...........................  7 - 31.5       $  71,729       $  71,729
Computer equipment..................................      5             44,723          44,723
Furniture and fixtures..............................   5 - 10           72,984          72,984
Vehicles............................................    3 - 7          184,497         184,497
                                                                     ---------       ---------
                                                                       373,933         373,933
Less: accumulated depreciation......................                  (227,315)       (239,977)
                                                                     ---------       ---------
                                                                     $ 146,618       $ 133,956
                                                                     =========       =========

4. REVOLVING LINE OF CREDIT

     The Company has a revolving line of credit (the "Revolver") that allows for borrowings of up to $45,000. Advances under this Revolver bear interest at two percent above the bank's prime rate (10.5% and 10.25% at December 31, 1997 and September 30, 1998, respectively). Interest is payable monthly and the principal balance is due September 1998, subject to annual renewals. The Revolver is collateralized by substantially all of the assets of the Company.

5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
Note payable to stockholder, monthly installments of $5,000
  including principal and interest at 7.5% annually, due
  August 2007, non-collateralized...........................    $454,561       $424,559
Note payable to stockholder, monthly installments of $2,880
  including principal and interest at 7.75% annually, due
  September 2012, non-collateralized........................     302,507        295,522
Other.......................................................      73,653         60,407
                                                                --------       --------
                                                                 830,721        780,488
  Less: current portion of long-term debt...................     (60,145)       (60,145)
                                                                --------       --------
                                                                $770,576       $720,343
                                                                ========       ========

                        MARTINA'S FLOWERS & GIFTS, INC.

     Future maturities of long-term debt at December 31, 1997, are as follows:

1998........................................................  $ 60,145
1999........................................................    63,718
2000........................................................    58,558
2001........................................................    58,298
2002........................................................    57,132
Thereafter..................................................   532,870
                                                              --------
                                                              $830,721
                                                              ========

6. INCOME TAXES

     Income taxes have not been provided for in the accompanying financial statements due to net operating loss carryforwards available to the Company. At December 31, 1997, the Company had remaining unutilized net operating loss carryforwards of approximately $117,000 for federal and state income tax purposes. The losses are available for a fifteen year period and will begin to expire beginning in 2007. The net deferred tax asset of approximately $39,000 has been fully reserved for by an offsetting valuation allowance in the same amount.

7. LEASE COMMITMENTS

     The Company leases office space under an operating lease. Minimum future lease commitments under this operating lease at December 31, 1997 are as follows:

1998........................................................  $ 58,000
1999........................................................    60,000
2000........................................................    61,000
2001........................................................    63,000
2002........................................................    32,000
                                                              --------
  Total minimum lease payments..............................  $274,000
                                                              ========

     Rent expense for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $59,000, $51,000 and $43,000, respectively.

8. SUBSEQUENT EVENT

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received an aggregate of $1.9 million through a combination of cash and stock of the Purchaser.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Norton Group, Inc. and Subsidiaries
Ypsilanti, Michigan

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Norton Group, Inc. and Subsidiaries (the "Company") at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

December 23, 1998
Miami, Florida

                      NORTON GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash......................................................    $ 76,449       $ 64,999
  Accounts receivable, net of allowance for uncollectible
     accounts of $2,000 for 1997 and 1998...................      64,932         23,282
  Inventories...............................................     299,026        329,530
  Investments...............................................      82,115             --
  Prepaid expenses..........................................      12,177             --
  Refundable federal income tax.............................       7,300             --
  Current maturities of notes receivable....................      26,642             --
                                                                --------       --------
     Total current assets...................................     568,641        417,811
                                                                --------       --------
Property and equipment, net.................................      74,396        109,844
Notes receivable, less current maturities...................     137,269             --
Goodwill, net of accumulated amortization of $3,888 and
  $4,343, respectively......................................      20,349         19,894
Cash surrender value of life insurance......................      21,008             --
Other.......................................................       1,863          4,532
                                                                --------       --------
     Total assets...........................................    $823,526       $552,081
                                                                ========       ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $141,095       $103,415
  Income taxes payable......................................      34,055         50,044
  Current portion of long-term debt.........................      23,266          6,241
  Revolving line of credit..................................       8,443          3,339
                                                                --------       --------
     Total current liabilities..............................     206,859        163,039
Long-term debt, net of current portion......................     253,917         27,154
Deferred income taxes.......................................      25,800          3,500
                                                                --------       --------
     Total liabilities......................................     486,576        193,693
                                                                --------       --------
Stockholders' equity:
  Common stock, $1 par value, 50,000 shares authorized, 100
     shares issued and outstanding..........................         100            100
  Stock subscription receivable.............................        (100)            --
  Additional paid-in capital................................      10,000         10,000
  Unrealized holding gain on investments....................       7,014             --
  Retained earnings.........................................     319,936        348,288
                                                                --------       --------
                                                                 336,950        358,388
                                                                --------       --------
                                                                $823,526       $552,081
                                                                ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                      NORTON GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................   $1,936,934     $1,293,363      $1,507,187
Other operating revenue............................      227,675        182,711         225,145
                                                      ----------     ----------      ----------
                                                       2,164,609      1,476,074       1,732,332
                                                      ----------     ----------      ----------
Costs and other charges:
  Cost of products sold............................      736,437        516,628         618,224
  Operating expenses...............................    1,064,426        749,666         861,961
  Selling, general and administrative expenses.....      253,140        191,073         219,450
                                                      ----------     ----------      ----------
                                                       2,054,003      1,457,367       1,699,635
                                                      ----------     ----------      ----------
  Income from operations...........................      110,606         18,707          32,697
                                                      ----------     ----------      ----------
Other income (expense):
  Interest expense, net............................       (1,408)        (1,862)         (3,210)
  Other............................................       22,903         13,739          22,065
                                                      ----------     ----------      ----------
                                                          21,495         11,877          18,855
                                                      ----------     ----------      ----------
  Income before income taxes.......................      132,101         30,584          51,552
  Provision for income taxes.......................       16,300          3,700          23,200
                                                      ----------     ----------      ----------
  Net income.......................................   $  115,801     $   26,884      $   28,352
                                                      ==========     ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                      NORTON GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       NUMBER OF                                        UNREALIZED
                       SHARES OF               STOCK       ADDITIONAL     HOLDING
                        COMMON     COMMON   SUBSCRIPTION    PAID-IN       GAIN ON     RETAINED
                         STOCK     STOCK     RECEIVABLE     CAPITAL     INVESTMENTS   EARNINGS    TOTAL
                       ---------   ------   ------------   ----------   -----------   --------   --------
Balance as of
  December 31,
  1996...............        100   $  100      $(100)       $10,000       $    --     $204,135   $214,135
Net income...........         --       --         --             --            --      115,801    115,801
Unrealized holding
  gain on
  investments........         --       --         --             --         7,014           --      7,014
                       ---------   ------      -----        -------       -------     --------   --------
Balance as of
  December 31,
  1997...............        100      100       (100)        10,000         7,014      319,936    336,950
Net income
  (unaudited)........         --       --         --             --            --       28,352     28,352
Capital contribution
  (unaudited)........         --       --        100             --            --           --        100
Unrealized holding
  gain on investments
  (unaudited)........         --       --         --             --        (7,014)          --     (7,014)
                       ---------   ------      -----        -------       -------     --------   --------
Balance as of
  September 30, 1998
  (unaudited)........        100   $  100      $  --        $10,000       $    --     $348,288   $358,388
                       =========   ======      =====        =======       =======     ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                      NORTON GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         FOR THE        FOR THE NINE MONTHS ENDED
                                                        YEAR ENDED    -----------------------------
                                                       DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                           1997           1997            1998
                                                       ------------   -------------   -------------
                                                                       (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income.........................................    $115,801        $26,884        $ 28,352
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................      11,793          9,301           9,957
     (Loss) gain on sale of property and equipment...       3,528             --          (2,500)
     Gain on sale of investments.....................          --             --          (6,634)
     Deferred income taxes...........................       7,600          8,600         (22,300)
     Loss from assets transferred to and liabilities
       assumed from officer..........................          --             --          28,219
Changes in operating assets and liabilities:
     Accounts receivable.............................        (517)        24,696          41,650
     Inventories.....................................     (48,673)       (59,147)        (30,504)
     Prepaid expenses................................     (12,177)            --          12,177
     Refundable federal income tax...................      (4,660)         2,640           7,300
     Other assets....................................          --        (11,932)         (2,669)
     Accounts payable................................      10,529         26,683         (37,680)
     Income taxes payable............................      18,037          8,719          15,989
                                                         --------        -------        --------
       Net cash provided by operating activities.....     101,261         36,444          41,357
                                                         --------        -------        --------
Cash flows from investing activities:
  Purchases of property and equipment, net...........     (19,395)       (15,528)        (42,450)
  Cash surrender value of life insurance.............      (5,245)        (5,245)             --
  Purchases of investments, net......................     (30,852)        (9,378)             --
  Proceeds from notes receivable.....................      23,849         15,597          14,867
                                                         --------        -------        --------
       Net cash used in investing activities.........     (31,643)       (14,554)        (27,583)
                                                         --------        -------        --------
Cash flows from financing activities:
  Repayments of short-term debt......................     (15,000)       (15,000)             --
  Repayments of long-term debt.......................     (20,126)        (4,344)        (20,220)
  Capital contribution...............................          --             --             100
  Borrowings under revolving line of credit, net.....       8,443             --          (5,104)
                                                         --------        -------        --------
       Net cash used in financing activities.........     (26,683)       (19,344)        (25,224)
                                                         --------        -------        --------
Net increase (decrease) in cash and cash
  equivalents........................................      42,935          2,546         (11,450)
Cash and cash equivalents at beginning of period.....      33,514         33,514          76,449
                                                         --------        -------        --------
Cash and cash equivalents at end of period...........    $ 76,449        $36,060        $ 64,999
                                                         ========        =======        ========
Supplemental disclosure of cash flows information:
     Cash paid for interest..........................    $ 25,876        $19,347        $ 18,123
                                                         ========        =======        ========
     Cash paid for income taxes......................    $     --        $    --        $ 41,200
                                                         ========        =======        ========
     Non-cash unrealized holding gain on
       investments...................................    $  7,014        $12,521        $ (7,014)
                                                         ========        =======        ========

The accompanying notes are an integral part of these consolidated financial statements.

                      NORTON GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Norton Group, Inc. and Subsidiaries (the "Company") is a retailer in the business of selling floral arrangements, plants and gift items. The Company's four stores are located in Michigan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of Norton Group, Inc. and its subsidiaries Norton and Son, Inc. and Durant's Floral Company. All significant intercompany transactions have been eliminated.

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates consist primarily of the estimated useful lives of property and equipment and allowance for uncollectible accounts. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenues when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventory consists of cut flowers, plants and gift items.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful live of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major

                      NORTON GROUP, INC. AND SUBSIDIARIES
improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

INVESTMENTS

     The Company owns investment securities which are classified as available for sale. Investment securities available for sale are recorded at fair value. Unrealized holding gains and losses on securities available for sale are included as a separate component of stockholders' equity in the balance sheet until these gains or losses are realized. The cost of investment securities sold is determined by the specific identification method. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in operations

INCOME TAXES

     The Company accounts for income taxes under the assets and liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the time periods in which the differences are expected to affect taxable income. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

GOODWILL

     Goodwill resulted from the acquisition of Durant's Flowers, Inc. on August 1, 1991 and is being amortized on a straight-line basis over a period of 40 years.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

     Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and No. 132 and their applicability to the Company.

                      NORTON GROUP, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                       DEPRECIABLE
                                                          LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                       (IN YEARS)        1997           1998
                                                       -----------   ------------   -------------
                                                                                     (UNAUDITED)
Furniture and fixtures...............................    5 - 17        $180,268       $193,294
Leasehold improvements...............................        31          51,120         83,044
                                                                       --------       --------
                                                                        231,388        276,338
Less: accumulated depreciation.......................                  (156,992)      (166,494)
                                                                       --------       --------
                                                                       $ 74,396       $109,844
                                                                       ========       ========

4. NOTES RECEIVABLE

     Notes receivable, including amounts receivable within one year, consists of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Land contract receivable from Norton Development Co., an
  affiliated company, 11% annual interest, monthly payments
  including interest of $1,812..............................    $ 82,034
Land contract receivable from Norton Development Co., an
  affiliated company, 11% annual interest, monthly payments
  including interest of $1,801..............................      81,877
                                                                --------
                                                                 163,911
Less: current maturities....................................     (26,642)
                                                                --------
                                                                $137,269
                                                                ========

     During 1998, the notes receivable were canceled in a non-cash transaction (see Note 10).

5. INVESTMENTS

     At December 31, 1997 and September 30, 1998, substantially all of the Company's investments were classified as available for sale. The difference between the cost and fair market value of those securities is shown as a separate component of stockholders' equity.

     The amortized cost and fair values of investment securities at December 31, 1997 were as follows:

                                                                 GROSS        GROSS
                                                               UNREALIZED   UNREALIZED   MARKET
                                                      COST       GAINS        LOSSES      VALUE
                                                     -------   ----------   ----------   -------
Mutual funds.......................................  $69,146     $7,014        $--       $76,160
FTD stock..........................................    5,955         --         --         5,955
                                                     -------     ------        ---       -------
                                                     $75,101     $7,014        $--       $82,115
                                                     =======     ======        ===       =======

     At December 31, 1997, the Company maintained an equity investment in the Floral Transworld Delivery (FTD) organization of $5,955 in order to participate in that system.

                      NORTON GROUP, INC. AND SUBSIDIARIES

     During 1998, the investments were distributed to a stockholder of the Company in a non-cash transaction (see Note 10).

6. REVOLVING LINE OF CREDIT

     The Company has a revolving line of credit (the "Revolver") that allows for borrowings of up to $50,000. Advances under this Revolver bear interest at two percent over the bank's prime rate (10.5% and 10.25% at December 31, 1997 and September 30, 1998, respectively). Interest is payable monthly and the principal balance is due on demand. The Revolver expires in January 1999 and is subject to annual renewals. There were outstanding borrowings of $8,443 and $3,339 at December 31, 1997 and September 30, 1998, respectively.

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
Note payable to WCD Flowers, Inc., 9.5% annual interest,
  monthly payments of $3,133 including interest, secured by
  personal guaranty of officer. Matures October 1, 2006.....    $225,374     $          --
Note payable to Norton Development Co., an affiliated
  company, 7% annual interest, monthly payments of $612
  including interest, unsecured. Matures September 26,
  2004......................................................      51,809            33,395
                                                                --------     -------------
                                                                 277,183            33,395
Less: current portion of long-term debt.....................     (23,266)           (6,241)
                                                                --------     -------------
                                                                $253,917     $      27,154
                                                                ========     =============

     During 1998, the note payable to WCD Flowers, Inc. was assumed by a stockholder of the Company in a non-cash transaction (see Note 10).

     Future maturities of long-term debt are as follows:

1998........................................................  $ 23,266
1999........................................................    25,406
2000........................................................    27,747
2001........................................................    30,975
2002........................................................    33,413
Thereafter..................................................   136,376
                                                              --------
                                                              $277,183
                                                              ========

                      NORTON GROUP, INC. AND SUBSIDIARIES

8. PROVISION FOR INCOME TAXES

     The components of the provision for income taxes consisted of the following:

                                                                FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Current:
  Federal...................................................    $ 8,700
                                                                -------
Deferred:
  Federal...................................................      7,600
                                                                -------
                                                                $16,300
                                                                =======

     At December 31, 1997, the significant components of the net deferred tax liability were as follows:

Deferred tax liabilities:
  Depreciation..............................................  $ 4,300
  Installment sale income...................................   21,500
                                                              -------
  Deferred tax liability....................................  $25,800
                                                              =======

     During 1997, the Company utilized net operating loss carryforwards of approximately $45,000.

9. LEASE COMMITMENTS

     The Company leases office space and store facilities under separate operating lease agreements (see Note 10). Minimum future lease commitments under these operating leases at December 31, 1997 are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998........................................................  $115,000
1999........................................................    81,000
2000........................................................    81,000
2001........................................................    81,000
2002........................................................    81,000
Thereafter..................................................   155,000
                                                              --------
  Total minimum lease payments..............................  $594,000
                                                              ========

     Rent expense for the year ended December 30, 1997 and the nine-month periods ended September 30, 1997 and 1998 was approximately $128,000, $96,000 and $98,000, respectively.

10. RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, Norton and Son, Inc. rented its facilities from Norton Development Company, an affiliated partnership. Total rent expense for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $57,000, $43,000 and $44,000, respectively.

                      NORTON GROUP, INC. AND SUBSIDIARIES

     During the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, Norton and Son, Inc. charged Norton Development Company for management, accounting and computer services. The total amount charged for these services during the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998 was approximately $14,000, $9,000 and $7,000, respectively.

     During 1998, the Company distributed certain assets to a stockholder of the Company and the stockholder assumed a note payable, as presented in the following table:

Assets distributed:
  Notes receivable..........................................  $149,044
  Investments...............................................    81,735
  Cash surrender value of life insurance....................    21,008
                                                              --------
                                                               251,787
Liabilities assumed:
  Note payable..............................................   223,568
                                                              --------
                                                              $ 28,219
                                                              ========

     The excess of $28,219 is presented as a component of selling, general and administrative expenses in the accompanying statement of operations for the nine-month period ended September 30, 1998.

11. SUBSEQUENT EVENT

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received an aggregate of $1.6 million through a combination of cash and stock of the Purchaser.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Jennie's Flower Shop, Inc.
Tampa, Florida

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Jennie's Flower Shop, Inc. (the "Company") at December 31, 1997, and the results its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

December 23, 1998
Miami, Florida

                           JENNIE'S FLOWER SHOP, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $     --       $  8,429
  Accounts receivable, net of allowance for uncollectible
     accounts of $44,987 and $39,587, respectively..........     248,833        163,351
  Inventories...............................................     119,809        117,454
  Investments...............................................     214,407         49,114
  Other current assets......................................      38,459             --
                                                                --------       --------
     Total current assets...................................     621,508        338,348
Cash surrender value of life insurance......................      79,374             --
Property and equipment, net.................................     234,460        240,463
Other assets................................................       2,903            713
                                                                --------       --------
     Total assets...........................................    $938,245       $579,524
                                                                ========       ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................    $137,291       $     --
  Accounts payable..........................................     137,978        142,822
  Accrued expenses..........................................      51,105         33,126
  Notes payable to stockholders.............................     137,572             --
  Revolving line of credit..................................     151,702        161,523
  Current portion of long-term debt.........................      42,483         13,142
                                                                --------       --------
     Total current liabilities..............................     658,131        350,613
Long-term debt, net of current portion......................      27,451         32,315
Deferred taxes..............................................          --            800
                                                                --------       --------
     Total liabilities......................................     685,582        383,728
                                                                --------       --------
Stockholders' equity:
  Common stock, $1 par value, 7,000 shares authorized, 100
     shares issued and outstanding..........................         100            100
  Additional paid-in capital................................      25,032         25,032
  Unrealized holding gain on investments....................      47,193         12,140
  Retained earnings.........................................     180,338        158,524
                                                                --------       --------
     Total stockholders' equity.............................     252,663        195,796
                                                                --------       --------
     Total liabilities and stockholders' equity.............    $938,245       $579,524
                                                                ========       ========

The accompanying notes are an integral part of these financial statements.

                           JENNIE'S FLOWER SHOP, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE        FOR THE NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997           1997            1998
                                                     ------------   -------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
Net sales..........................................   $3,703,212     $2,743,058      $2,737,056
Other operating revenue............................      443,696        485,598         463,061
                                                      ----------     ----------      ----------
                                                       4,146,908      3,228,656       3,200,117
                                                      ----------     ----------      ----------
Costs and other charges:
  Costs of products sold...........................    1,485,069      1,107,800       1,034,718
  Operating expenses...............................    1,805,403      1,789,642       1,726,995
  Selling, general and administrative expenses.....    1,004,435        461,315         484,813
                                                      ----------     ----------      ----------
                                                       4,294,907      3,358,757       3,246,526
                                                      ----------     ----------      ----------
  Loss from operations.............................     (147,999)      (130,101)        (46,409)
                                                      ----------     ----------      ----------
Other income (expense):
  Interest expense, net............................      (11,556)        (8,487)        (31,744)
  Other income, net................................      140,485         70,343          71,274
                                                      ----------     ----------      ----------
                                                         128,929         61,856          39,530
                                                      ----------     ----------      ----------
  Loss before income taxes.........................      (19,070)       (68,245)         (6,879)
  Provision for income taxes.......................       17,645         12,244          14,935
                                                      ----------     ----------      ----------
Net loss...........................................   $  (36,715)    $  (80,489)     $  (21,814)
                                                      ==========     ==========      ==========

The accompanying notes are an integral part of these financial statements.

                           JENNIE'S FLOWER SHOP, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             NUMBER OF                           UNREALIZED
                             SHARES OF            ADDITIONAL   HOLDING (LOSS)
                              COMMON     COMMON    PAID-IN        GAIN ON       RETAINED
                               STOCK     STOCK     CAPITAL      INVESTMENTS     EARNINGS    TOTAL
                             ---------   ------   ----------   --------------   --------   --------
Balance as of December 31,
  1996.....................     100       $100     $25,032        $ (4,514)     $217,053   $237,671
Net loss...................      --         --          --              --       (36,715)   (36,715)
Unrealized holding gain on
  investments..............      --         --          --          51,707            --     51,707
                                ---       ----     -------        --------      --------   --------
Balance as of December 31,
  1997.....................     100        100      25,032          47,193       180,338    252,663
Net loss (unaudited).......      --         --          --              --       (21,814)   (21,814)
Unrealized holding loss on
  investments
  (unaudited)..............      --         --          --         (35,053)           --    (35,053)
                                ---       ----     -------        --------      --------   --------
Balance as of September 30,
  1998 (unaudited).........     100       $100     $25,032        $ 12,140      $158,524   $195,796
                                ===       ====     =======        ========      ========   ========

The accompanying notes are an integral part of these financial statements.

                           JENNIE'S FLOWER SHOP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE        FOR THE NINE MONTHS ENDED
                                                               YEAR ENDED    -----------------------------
                                                              DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1997           1997            1998
                                                              ------------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................    $(36,715)      $(80,489)       $(21,814)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation............................................      28,926         17,374          25,032
    Increase (decrease) in allowance for uncollectible
      accounts..............................................      19,000         19,000          (5,400)
    Loss on disposal of property and equipment..............      12,559             --           9,275
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      77,004         87,014          90,882
    Inventories.............................................      (9,916)        (5,370)          2,355
    Other assets............................................        (344)        44,465          40,649
    Accounts payable........................................     (10,660)          (802)          4,844
    Accrued expenses........................................       8,401         74,282         (21,843)
    Income taxes payable....................................          --         (2,677)          3,864
                                                                --------       --------        --------
      Net cash provided by operating activities.............      88,255        152,797         127,844
                                                                --------       --------        --------
Cash flows from investing activities:
  Purchase of property and equipment........................     (92,081)       (29,866)        (40,310)
  Proceeds from sale of investments.........................     397,310             --         130,240
  Purchases of investments..................................    (366,640)       (51,713)             --
  Increase in cash surrender value of life insurance........     (72,578)            --          79,374
                                                                --------       --------        --------
      Net cash used in (provided by) investing activities...    (133,989)       (81,579)        169,304
                                                                --------       --------        --------
Cash flows from financing activities:
  (Decrease) increase in bank overdraft.....................     (70,321)       (46,080)       (137,291)
  Borrowings from stockholders..............................     137,572             --        (137,572)
  Repayments of revolving line of credit, net...............     (10,000)       (43,109)        (34,849)
  Proceeds from short-term debt.............................          --          9,443          16,029
  Proceeds from long-term debt..............................      37,050          8,528           4,164
  Repayments of long-term debt..............................     (48,567)            --              --
  Increase in deferred taxes................................          --             --             800
                                                                --------       --------        --------
      Net cash provided by (used in) financing activities...      45,734        (71,218)       (288,719)
                                                                --------       --------        --------
Net increase in cash and cash equivalents...................          --             --           8,429
Cash and cash equivalents at beginning of period............          --             --              --
                                                                --------       --------        --------
Cash and cash equivalents at end of period..................    $     --       $     --        $  8,429
                                                                ========       ========        ========
Supplemental disclosure of cash flows information:
      Cash paid for interest................................    $ 19,034       $ 17,320        $ 33,488
                                                                ========       ========        ========
      Cash paid for income taxes............................    $ 37,684       $     --        $     --
                                                                ========       ========        ========
      Non-cash unrealized holding gain (loss) on
         investments........................................    $ 51,707       $   (681)       $(35,053)
                                                                ========       ========        ========

The accompanying notes are an integral part of these financial statements.

                           JENNIE'S FLOWER SHOP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Jennie's Flower Shop, Inc. (the "Company") was incorporated in the state of Florida in 1978. The Company is a retail flower and gift shop and a grower of blooming flowers and plants servicing the Tampa, Florida region.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates consist primarily of the estimated useful lives of property and equipment and allowance for doubtful accounts. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The financial statements and all related footnote information for the nine-month periods ended September 30, 1997 and 1998, respectively, are unaudited and reflect all normal and recurring adjustments which are in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

REVENUE RECOGNITION

     The Company recognizes revenue when inventory is shipped.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventory consists of cut flowers, blooming and foliage plants and hard goods.

INVESTMENTS

     The Company owns investment securities which are classified as available for sale. Investment securities available for sale are recorded at fair value. Unrealized holding gains and losses on securities available for sale are included as a separate component of stockholders' equity in the balance sheet until these gains or losses are realized. The cost of investment securities sold is determined by the specific identification method. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in operations.

                           JENNIE'S FLOWER SHOP, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. Historically, the Company has not experienced significant losses with respect to its receivables.

OTHER OPERATING REVENUE

     Other operating revenue includes rebates and commissions received for orders placed through FTD, delivery services and service charges.

INCOME TAXES

     The Company accounts for income taxes under the assets and liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the time periods in which the differences are expected to affect taxable income. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates

                           JENNIE'S FLOWER SHOP, INC.

certain disclosures that are no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

     Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and No. 132 and their applicability to the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                      DEPRECIABLE
                                                         LIVES      DECEMBER 31,   SEPTEMBER 30,
                                                      (IN YEARS)        1997           1998
                                                      -----------   ------------   -------------
                                                                                    (UNAUDITED)
Leasehold improvements..............................    5 - 20       $ 153,672       $ 152,387
Furniture and fixtures..............................         7          43,526          47,569
Computer equipment..................................         5          52,085          51,512
Vehicles............................................         5         105,292         128,452
                                                                     ---------       ---------
                                                                       354,575         379,920
Less: accumulated depreciation                                        (120,115)       (139,457)
                                                                     ---------       ---------
                                                                     $ 234,460       $ 240,463
                                                                     =========       =========

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------   --------------
                                                                              (UNAUDITED)
Note payable to a bank, monthly installments of $4,712 of
  principal and interest at 10.13%, due August 1998,
  collateralized by Company assets..........................    $ 34,056        $     --
Note payable to a bank, monthly installments of $433 of
  principal and interest at 7.25%, due October 2001,
  collateralized by the underlying asset....................      17,021          13,587
Note payable to a bank, monthly installments of $463 of
  principal and interest at 7.75%, due July 2001,
  collateralized by the underlying asset....................      18,857          14,329
Note payable to a bank, monthly installments of $450 of
  principal and interest at 7.75%, due July 2002,
  collateralized by the underlying asset....................          --          17,541
                                                                --------        --------
                                                                  69,934          45,457
     Less: current portion of long-term debt................     (42,483)        (13,142)
                                                                --------        --------
                                                                $ 27,451        $ 32,315
                                                                ========        ========

                           JENNIE'S FLOWER SHOP, INC.

     Future maturities of long-term debt are as follows:

YEAR ENDING DECEMBER 31:
------------------------
       1998........................................................  $42,483
       1999........................................................    9,154
       2000........................................................    9,827
       2001........................................................    8,470
                                                                     -------
         Total.....................................................  $69,934
                                                                     =======

5. REVOLVING LINE OF CREDIT

     The Company has a revolving line of credit (the "Revolver") that allows for borrowings of up to $175,000 at December 31, 1997 and September 30, 1998. Advances under this Revolver bear interest at one percent over the bank's prime rate (9.5% and 9.25% at December 31, 1997 and September 30, 1998, respectively). Interest is payable quarterly and the principal balance is due on demand. There were outstanding borrowings of $151,702 and $116,853 at December 31, 1997 and September 30, 1998, respectively. The Revolver is collateralized by substantially all the assets of the Company.

6. NOTES PAYABLE TO STOCKHOLDERS

     During 1997, the Company borrowed $137,572 from two of its stockholders. The notes bear interest at 7.5%. Principal and accrued interest are payable on demand.

7. LEASE COMMITMENTS

     The Company leases office space and office equipment under operating leases. Minimum future lease commitments under these operating leases at December 31, 1997, are as follows:

1998........................................................  $43,000
1999........................................................   37,000
2000........................................................   19,000
                                                              -------
Total minimum lease payments................................  $99,000
                                                              =======

     Rent expense, including rent on the related party lease (see Note 9), for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $193,000, $142,000 and $128,000, respectively.

8. INCOME TAXES

     The provision for income taxes in the accompanying financial statements differs from the statutory rates due to certain permanent differences primarily related to the non-deductability of certain officers life insurance premiums for income tax purposes.

9. EMPLOYEE BENEFITS

     The Company has established a qualified 401(k) plan covering substantially all employees. Contributions made by employees are matched at the Company's discretion, and the Company has the option of making additional contributions. Contributions of approximately $4,400, $3,300 and $4,500

                           JENNIE'S FLOWER SHOP, INC.

were made by the Company during the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998, respectively.

10. RELATED PARTY TRANSACTIONS

     The Company purchases inventory from a corporation related through common ownership and provides labor, materials, and supplies to this corporation. Purchases from this related party totaled approximately $749,000, $584,000 and $604,000 for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998, respectively. Charges for labor, materials, and supplies to this related party totaled approximately $112,000, $35,000 and $13,000 for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998, respectively.

     The Company leases its premises from one of the stockholders of the Company and from a corporation related through common ownership on a month-to-month basis. Rent expense related to these leases for the year ended December 31, 1997 and for the nine-month periods ended September 30, 1997 and 1998 was approximately $152,000, $114,000 and $114,000, respectively.

11. SUBSEQUENT EVENT

     On October 1, 1998, the stockholders of the Company (the "Stockholders") sold the stock of the Company to an unrelated third party (the "Purchaser"). In consideration for the stock, the Stockholders received an aggregate of $3.6 million through a combination of cash and stock of the Purchaser.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
J.J. Fallon Company, Inc.

We have audited the accompanying balance sheet of J.J. Fallon Company, Inc. d/b/a Fallon's Creative Flowers (a North Carolina corporation) as of June 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J.J. Fallon Company, Inc. d/b/a Fallon's Creative Flowers as of June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
  January 22, 1999.

                           J.J. FALLON COMPANY, INC.

                                 BALANCE SHEETS

                                                              JUNE 30,   SEPTEMBER 30,
                                                                1998         1998
                                                              --------   -------------
                                                                          (UNAUDITED)
                           ASSETS
Current assets:
  Cash......................................................  $180,049     $ 30,192
  Accounts receivable, net of allowance for doubtful
     accounts of $14,000....................................   153,434      182,206
  Inventories...............................................   234,868      269,650
  Prepaid and other current assets..........................    11,685        2,689
                                                              --------     --------
          Total current assets..............................   580,036      484,737
                                                              --------     --------
  Property and equipment --
     Furniture and fixtures.................................   116,478      116,478
     Equipment and machinery................................   245,842      253,386
     Vehicles...............................................   122,442      132,192
     Leasehold improvements.................................   310,961      318,608
                                                              --------     --------
                                                               795,723      820,664
  Less -- Accumulated depreciation..........................  (674,323)    (693,224)
                                                              --------     --------
                                                               121,400      127,440
                                                              --------     --------
Intangible assets, net of accumulated amortization of
  $19,900...................................................    43,427       42,476
Deferred tax benefit........................................    27,310       31,839
                                                              --------     --------
          Total assets......................................  $772,173     $686,492
                                                              ========     ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $456,341     $413,145
  Accounts payable..........................................    43,229       28,518
  Accrued expenses..........................................    33,629       43,504
  Income taxes payable......................................    35,782        9,091
                                                              --------     --------
          Total current liabilities.........................   568,981      494,258
                                                              --------     --------
Long-term debt..............................................     2,535           --
                                                              --------     --------
          Total liabilities.................................   571,516      494,258
                                                              --------     --------
Stockholders' equity:
  Preferred stock, $1 par; 400,000 shares authorized,
     300,000 shares issued and outstanding..................   300,000      300,000
  Common stock, $1 par value; 400,000 shares authorized, 78
     shares issued and outstanding..........................        78           78
  Accumulated deficit.......................................   (99,421)    (107,844)
                                                              --------     --------
          Total stockholders' equity........................   200,657      192,234
                                                              --------     --------
                                                              $772,173     $686,492
                                                              ========     ========

The accompanying notes to financial statements are an integral part of these balance sheets.

                           J.J. FALLON COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                     FOR THE THREE       FOR THE THREE
                                                   FOR THE YEAR      MONTHS ENDED        MONTHS ENDED
                                                       ENDED         SEPTEMBER 30,       SEPTEMBER 30,
                                                   JUNE 30, 1998         1998                1997
                                                   -------------   -----------------   -----------------
                                                                      (UNAUDITED)         (UNAUDITED)
Revenue:
  Product sales..................................   $2,489,406        $  561,147          $  519,236
  Service and other revenue......................      674,398           134,211             153,884
                                                    ----------        ----------          ----------
                                                     3,163,804           695,358             673,120
                                                    ----------        ----------          ----------
Operating costs and expenses:
  Cost of product sales..........................    1,109,288           236,453             225,735
  Operating expenses.............................    1,018,755           348,937             309,586
  General and administrative expenses............      736,991           116,460              87,255
                                                    ----------        ----------          ----------
          Operating expenses.....................    2,865,034           701,850             622,576
                                                    ----------        ----------          ----------
Operating income (loss)..........................      298,770            (6,492)             50,544
Interest and other expenses......................      (45,775)           (6,460)             (8,869)
Other income.....................................          806                --                  --
                                                    ----------        ----------          ----------
Income (loss) before income taxes................      253,801           (12,952)             41,675
Income taxes.....................................       88,745            (4,529)             14,572
                                                    ----------        ----------          ----------
          Net income (loss)......................   $  165,056        $   (8,423)         $   27,103
                                                    ==========        ==========          ==========

The accompanying notes to financial statements are an integral part of these statements.

                           J.J. FALLON COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED JUNE 30, 1998 AND
                   THE THREE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                 ACCUMULATED
                                                COMMON STOCK   PREFERRED STOCK     DEFICIT      TOTAL
                                                ------------   ---------------   -----------   --------
Balance, June 30, 1997........................      $78           $300,000        $(264,477)   $ 35,601
     Net income...............................        0                  0          165,056     165,056
                                                    ---           --------        ---------    --------
Balance, June 30, 1998........................       78            300,000          (99,421)    200,657
     Net loss (unaudited).....................        0                  0           (8,423)     (8,423)
                                                    ---           --------        ---------    --------
Balance, September 30, 1998 (unaudited).......      $78           $300,000        $(107,844)   $192,234
                                                    ===           ========        =========    ========

The accompanying notes to financial statements are an integral part of these statements.

                           J.J. FALLON COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     FOR THE THREE       FOR THE THREE
                                                   FOR THE YEAR      MONTHS ENDED        MONTHS ENDED
                                                       ENDED         SEPTEMBER 30,       SEPTEMBER 30,
                                                   JUNE 30, 1998         1998                1997
                                                   -------------   -----------------   -----------------
                                                                      (UNAUDITED)         (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................    $165,056          $ (8,423)           $ 27,103
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization...............      48,006            19,852              19,851
     (Benefit) provisions for deferred taxes.....          --            (4,529)             14,572
     (Increase) decrease in:
       Accounts receivable, net..................       9,554           (28,772)               (281)
       Inventories...............................     (53,368)          (34,782)            (30,536)
       Prepaid and other current assets..........      (1,487)            8,996              (3,224)
       Deferred tax provision....................      50,798                --                  --
     Increase (decrease) in:
       Accounts payable..........................    (102,836)          (14,711)             13,438
       Accrued expenses..........................       8,803           (16,816)            (45,913)
       Income taxes payable......................      24,520                --                  --
                                                     --------          --------            --------
               Net cash provided by (used in)
                 operating activities............     149,046           (79,185)             (4,990)
                                                     --------          --------            --------
Cash flows from investing activities -- Purchases
  of property and equipment......................     (19,216)          (24,941)            (39,821)
                                                     --------          --------            --------
Cash flows from financing activities -- Principal
  payments on long-term debt.....................     (74,931)          (45,731)            (13,927)
                                                     --------          --------            --------
Net increase in cash.............................      54,899          (149,857)            (58,738)
Cash, beginning of period........................     125,150           180,049             125,151
                                                     --------          --------            --------
Cash, end of period..............................    $180,049          $ 30,192            $ 66,413
                                                     ========          ========            ========
Supplemental disclosures of cash information:
  Cash payments for interest.....................    $ 43,689          $  6,360            $  8,869
                                                     ========          ========            ========
  Cash payments for taxes........................    $ 13,427          $ 41,835            $      0
                                                     ========          ========            ========

The accompanying notes to financial statements are an integral part of these statements.

                           J.J. FALLON COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
      (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO THE THREE MONTHS
                    ENDED SEPTEMBER 30, 1998 ARE UNAUDITED)

1. BACKGROUND:

NATURE OF BUSINESS

     J.J. Fallon Company, Inc. (the Company) is a C Corporation incorporated in the state of North Carolina. The Company is engaged in the retail sale of flowers, flower arrangements, and gifts, operating four locations in the Raleigh area under the name Fallon's Creative Flowers. The Company grants credit to corporate and personal customers in the normal course of business, substantially all of whom are located in North Carolina.

ACQUISITION OF COMPANY

     In October, 1998, the stockholders of the Company sold all the Company's outstanding shares to Gerald Stevens, Inc. for approximately $1.9 million less debt of approximately $448,000 and redemption of preferred stock of $300,000. Gerald Stevens, Inc. is a holding company of several retail floral companies located throughout the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited interim financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1998, and the statements of its operations and cash flows for the three months ended September 30, 1998. The results of operations and cash flows for the three months ended September 30, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for fiscal year 1999.

REVENUE RECOGNITION

     Revenue is recognized at the time of sale. Sales returns, which are not significant, are recorded in the period of return.

     Service and other revenue includes rebates and commissions received for orders placed through FTD and AFS, delivery services and rental charges. Revenue is recognized at the time the related sale or service occurs.

INVENTORIES

     The Company values inventories, which consist of merchandise held for resale, on an average cost basis. Cost is determined by utilizing the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Maintenance and repairs are charged against income as incurred. Expenditures for major renewals, replacements and betterments, which extend the assets' useful life, are capitalized.

                           J.J. FALLON COMPANY, INC.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and Fixtures......................................  5 to 7 years
Equipment and Machinery.....................................  5 to 7 years
Vehicles....................................................  3 to 5 years
Leasehold Improvements......................................  5 to 10 years

     Depreciation of office equipment is recorded as general and administrative expense. All other depreciation is recorded as operating expense.

INTANGIBLE ASSETS

     Goodwill is included in the accompanying balance sheet as other assets and is amortized on a straight-line basis over 17 years.

ADVERTISING

     The Company expenses advertising costs as they are incurred. Advertising expense for the year ended June 30, 1998 was $118,982.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade and other receivables. No single customer comprises more than 10% of revenues. The Company has not experienced significant losses with respect to its receivables.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. RECENT ACCOUNTING PRONOUNCEMENTS:

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" (SFAS No. 130) which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

                           J.J. FALLON COMPANY, INC.

4. LONG-TERM DEBT:

     Long-term debt consists of the following at June 30, 1998:

Note payable to preferred stockholder, payable in 111
  monthly installments of $2,500 plus 7% fixed interest.....  $262,147
Notes payable to a bank, payable in monthly installments of
  $4,500 with renewal provisions at two year increments and
  variable interest at prime plus 2%. This note is
  collateralized by the Company's assets....................   186,485
Vehicle loans with a bank with interest payable at varying
  rates.
  Remaining payment terms are between one and two years.....    10,244
                                                              --------
Total long-term debt........................................   458,876
Current portion of long-term debt...........................   456,341
                                                              --------
Non-current portion of long-term debt.......................  $  2,535
                                                              ========
The current portion of long-term debt includes all balances
  paid in full in connection with the subsequent acquisition by Gerald Stevens, Inc. (Note 1)

5. STOCKHOLDERS' EQUITY:

     Preferred stock is convertible upon demand to common stock at a ratio of one preferred share to one common share.

6. LEASE COMMITMENTS:

     The Company leases its retail stores and warehouses under operating leases. Future minimum lease payments under these leases are as follows for the years ending June 30:

1999........................................................  $ 93,334
2000........................................................    87,155
2001........................................................    62,950
2002........................................................    24,000
2003........................................................    18,000
                                                              --------
                                                              $285,439
                                                              ========

     Rental expense for the year ended June 30, 1998 was $119,901.

7. INCOME TAXES:

     The provision for income taxes includes amounts for deferred income taxes, resulting primarily from utilization of a net operating loss carryforward and fixed asset depreciation reported for income tax purposes in a period different from that for financial statement purposes.

     The provision for income taxes consists of the following for the year ended June 30, 1998:

                                                    CURRENT   DEFERRED    TOTAL
                                                    -------   --------   -------
State.............................................  $14,810   $ 3,595    $18,405
Federal...........................................   23,137    47,203     70,340
                                                    -------   -------    -------
                                                    $37,947   $50,798    $88,745
                                                    =======   =======    =======

                           J.J. FALLON COMPANY, INC.

     The following represents a reconciliation of federal income taxes at the United States statutory rate with the effective rate as follows for the year ended June 30, 1998:

Provision for income taxes at federal statutory rate........  $86,292
Impact of net operating loss carryforward...................  (11,747)
Deduction for state tax expense.............................   (6,258)
Other.......................................................    2,053
                                                              -------
                                                              $70,340
                                                              =======

8. SUBSEQUENT EVENTS:

     In December, 1998, the Company entered into a purchase agreement to acquire a florist in Durham, North Carolina under the name Flowers in Woodcroft. In accordance with the terms of the agreement, the Company purchased the assets and tradename Flowers in Woodcroft for $210,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Phoebe Floral, Inc.:

We have audited the accompanying balance sheet of Phoebe Floral, Inc. (a Pennsylvania Corporation) as of September 30, 1998, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoebe Floral, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Lancaster, Pa.,
  February 26, 1999.

                              PHOEBE FLORAL, INC.

                                 BALANCE SHEETS

                                                                 AS OF            AS OF
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1998
                                                              ------------    -------------
                                                              (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  355,161      $  541,771
  Trade receivables, less allowance for doubtful accounts of
    $19,000.................................................      470,603         240,386
  Inventories...............................................      180,000         226,846
  Note receivable from shareholder..........................       85,000              --
  Other current assets......................................       27,096          28,422
                                                               ----------      ----------
         Total current assets...............................    1,117,860       1,037,425
                                                               ----------      ----------
PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................      286,561         271,301
  Furniture and fixtures....................................      244,483         236,890
  Leasehold improvements....................................      495,552         487,167
                                                               ----------      ----------
                                                                1,026,596         995,358
  Less -- Accumulated depreciation..........................     (838,904)       (826,253)
                                                               ----------      ----------
    Net property and equipment..............................      187,692         169,105
                                                               ----------      ----------
OTHER ASSETS................................................       25,526          25,503
                                                               ----------      ----------
    Total assets............................................   $1,331,078      $1,232,033
                                                               ==========      ==========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $    7,788      $   13,149
  Accounts payable and accrued expenses.....................      168,440         138,295
  Accrued payroll and payroll taxes.........................       49,846         122,446
  Accrued corporate taxes...................................       41,265          24,017
  Customer deposits.........................................       22,500          16,855
  Dividends payable.........................................           --          55,000
  Other current liabilities.................................       11,626           9,294
                                                               ----------      ----------
    Total current liabilities...............................      301,465         379,056
                                                               ----------      ----------
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities...................       73,477          73,477
  Deferred gain on sale of assets...........................        6,317           6,695
                                                               ----------      ----------
    Total long-term liabilities.............................       79,794          80,172
                                                               ----------      ----------
    Total liabilities.......................................      381,259         459,228
                                                               ----------      ----------
STOCKHOLDERS' EQUITY:
  Common stock, voting $10 par value; authorized 10,000
    shares; 8,200 shares issued and 2,930 shares
    outstanding.............................................       82,000          82,000
  Common stock, nonvoting, $1 par value; authorized 10,000
    shares; issued and outstanding 600 shares...............          600             600
  Additional paid-in capital................................       59,712          59,712
  Retained earnings.........................................      955,067         778,053
                                                               ----------      ----------
                                                                1,097,379         920,365
Less cost of common stock held in treasury, 5,270 shares....     (147,560)       (147,560)
                                                               ----------      ----------
    Total stockholders' equity..............................      949,819         772,805
                                                               ----------      ----------
    Total liabilities and stockholders' equity..............   $1,331,078      $1,232,033
                                                               ==========      ==========

The accompanying notes are an integral part of these financial statements.

                              PHOEBE FLORAL, INC.

                              STATEMENTS OF INCOME

                                                          FOR THE THREE   FOR THE THREE
                                                             MONTHS          MONTHS       FOR THE YEAR
                                                              ENDED           ENDED           ENDED
                                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                              1998            1997            1998
                                                          -------------   -------------   -------------
                                                           (UNAUDITED)     (UNAUDITED)
REVENUE:
  Product sales (net of discounts of $44,049
     (unaudited), $45,195 (unaudited) and $158,451 for
     the three-months ended December 31, 1998 and 1997
     and the year ended September 30, 1998,
     respectively)......................................   $1,022,072      $1,076,076      $3,749,791
  Service and other revenue.............................      181,288         160,793         427,183
                                                           ----------      ----------      ----------
     Total revenue......................................    1,203,360       1,236,869       4,176,974
                                                           ----------      ----------      ----------
OPERATING COSTS AND EXPENSES:
  Cost of product sales.................................      626,758         622,842       2,422,482
  Operating expenses....................................      326,344         330,843       1,279,552
  Selling, general and administrative...................       78,567          80,145         290,791
                                                           ----------      ----------      ----------
     Total operating expenses...........................    1,031,669       1,033,830       3,992,825
                                                           ----------      ----------      ----------
  Operating income......................................      171,691         203,039         184,149
                                                           ----------      ----------      ----------
  Interest income.......................................        6,293           5,376          25,936
  Interest expense......................................       (2,013)         (2,047)         (8,770)
  Other income..........................................        1,043              --          40,652
                                                           ----------      ----------      ----------
     Net income.........................................   $  177,014      $  206,368      $  241,967
                                                           ==========      ==========      ==========
PRO FORMA:
  Net income............................................   $  177,014      $  206,368      $  241,967
  Pro forma income tax provision (Note 10)..............       71,691          83,579          97,997
                                                           ----------      ----------      ----------
  Pro forma net income..................................   $  105,323      $  122,789      $  143,970
                                                           ==========      ==========      ==========

The accompanying notes are an integral part of these financial statements.

                              PHOEBE FLORAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                     COMMON STOCK
                                  -------------------   TREASURY      ADDITIONAL      RETAINED
                                  VOTING    NONVOTING     STOCK     PAID-IN CAPITAL   EARNINGS    TOTAL
                                  -------   ---------   ---------   ---------------   --------   --------
Balance at October 1, 1997......  $88,000     $ --      $(147,560)      $54,312       $656,086   $650,838
Exchange of 600 shares of voting
  shares into nonvoting
  shares........................   (6,000)     600             --         5,400             --         --
Net income......................       --       --             --            --        241,967    241,967
Distribution to stockholders....       --       --             --            --       (120,000)  (120,000)
                                  -------     ----      ---------       -------       --------   --------
Balance at September 30, 1998...   82,000      600       (147,560)       59,712        778,053    772,805
Net income (Unaudited)..........       --       --             --            --        177,014    177,014
                                  -------     ----      ---------       -------       --------   --------
Balance at December 31, 1998
  (Unaudited)...................  $82,000     $600      $(147,560)      $59,712       $955,067   $949,819
                                  =======     ====      =========       =======       ========   ========

The accompanying notes are an integral part of these financial statements.

                              PHOEBE FLORAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                          FOR THE THREE   FOR THE THREE
                                                             MONTHS          MONTHS       FOR THE YEAR
                                                              ENDED           ENDED           ENDED
                                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                              1998            1997            1998
                                                          -------------   -------------   -------------
                                                           (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................    $177,014        $206,368        $241,967
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation.......................................      12,651          22,464          72,882
     Gain on sale of property and equipment.............          --              --         (32,828)
     Amortization of deferred gain on sale of property
       and equipment....................................        (378)             --            (880)
     (Increase) decrease in --
       Trade receivables................................    (230,217)       (270,076)        (37,136)
       Inventories......................................      46,846          50,836          (6,010)
       Notes receivable to officer......................     (85,000)             --              --
       Other assets.....................................       1,303              --          (9,914)
     Increase (decrease) in --
       Accounts payable and accrued expenses............     (25,207)          8,413         (42,997)
       Customer deposits................................       5,645          (3,056)         (8,701)
       Other current liabilities........................       2,332          (7,825)          1,185
                                                            --------        --------        --------
          Net cash provided by operating activities.....     (95,011)          7,124         177,568
                                                            --------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of property and equipment.......          --              --         105,509
     Purchases of property and equipment................     (31,238)         (2,715)        (10,433)
                                                            --------        --------        --------
          Net cash provided by investing activities.....     (31,238)         (2,715)         95,076
                                                            --------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on long-term debt...............      (5,361)         (7,312)        (25,158)
     Dividends to stockholders..........................     (55,000)             --         (65,000)
                                                            --------        --------        --------
          Net cash used in financing activities.........     (60,361)         (7,312)        (90,158)
                                                            --------        --------        --------
NET INCREASE IN CASH....................................    (186,610)         (2,903)        182,486
CASH, BEGINNING OF PERIOD...............................     541,771         359,285         359,285
                                                            --------        --------        --------
CASH, END OF PERIOD.....................................    $355,161        $356,382        $541,771
                                                            ========        ========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash payments for interest.........................    $  2,013        $  2,047        $  7,870
                                                            ========        ========        ========

The accompanying notes are an integral part of these financial statements.

                              PHOEBE FLORAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

1. BACKGROUND:

NATURE OF BUSINESS

     Phoebe Floral, Inc. (the "Company") is engaged in the retail sale of flowers and flower arrangements. The Company operates one location in Allentown, Pennsylvania. The Company grants credit to customers, substantially all of whom are Lehigh Valley area residents and businesses. The Company is a closely-held subchapter "S" corporation, the stock of which is held by three individuals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated generally on an average cost method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are being depreciated principally on a straight-line basis over the estimated useful lives of the assets which generally range from 10 to 15 years for leasehold improvements and 3 to 10 years for machinery and equipment and 5 to 7 years for furniture and fixtures. Maintenance and repairs are charged to expense as incurred. Depreciation expense was $72,882 for the fiscal year ended September 30, 1998.

ADVERTISING

     The Company expenses advertising costs as they are incurred. Advertising expense for the year ended September 30, 1998 was $94,433.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, trade and other receivables. The Company maintains cash balances at two financial institutions located in Allentown, Pennsylvania. These accounts are insured by the Federal Depository Insurance Corporation up to $100,000. At September 30, 1998, the Company's uninsured cash balances are $335,201. The Company believes no significant concentration of credit risk exists with respect to these cash balances. In addition, historically, the Company has not experienced significant losses with respect to its receivables.

REVENUE RECOGNITION

     Revenue is recognized at the time of sale. Sales returns, which are not significant, are recorded in the period of return.

                              PHOEBE FLORAL, INC.

SERVICE AND OTHER REVENUE

     Service and other revenue includes rebates and commissions received for orders placed through AFS, FTD and TeleFlora, delivery services and telephone charges.

INCOME TAXES

     Since October 1, 1991, the Company, with the consent of its stockholders, elected to be taxed under sections of federal and Pennsylvania income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the Company's items of income, deduction, loss and credits. Therefore, these statements do not include any provision for corporate income taxes.

USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

3. OTHER ASSETS:

     Other assets at September 30, 1998 was comprised of the following:

                                                               1998
                                                              -------
Security deposit............................................  $10,000
Fiscal year tax deposit.....................................   12,391
Investment in limited partnership...........................    1,600
Other investments...........................................    1,512
                                                              -------
                                                              $25,503
                                                              =======

     The Company owns 50 units of a limited partnership, which has an adjusted market value of $1,600.

4. LONG-TERM DEBT:

     Long-term debt at September 30, 1998 was comprised of the following:

Note payable, other -- 10%; payable in monthly installments
  of $500, including interest through September 1999. A
  final payment of principal of $56,778 with interest is due
  October 1999..............................................  $57,084
Note Payable, Bank -- 7.0%; payable in monthly installments
  of $833, plus interest through February 1999. This note is collateralized by a first lien on accounts receivable,
  inventory, furniture, fixtures and equipment..............    3,333
Notes payable, other -- weighted average interest rate of
  8.51%, payable in monthly installments through November
  2001. Certain automobiles are pledged as collateral for
  these notes...............................................   26,209
                                                              -------
          Total long-term debt..............................   86,626
Less -- Current portion.....................................  (13,149)
                                                              -------
Long-term portion...........................................  $73,477
                                                              =======

                              PHOEBE FLORAL, INC.

     Maturities of long-term debt are as follows:

1999........................................................  $13,149
2000........................................................   66,445
2001........................................................    6,436
2002........................................................      596
                                                              -------
                                                              $86,626
                                                              =======

     The Company has a revolving line of credit available in the amount of $100,000. There were no outstanding borrowings at September 30, 1998. This line of credit matures annually on January 30th. Interest under this line of credit is to be charged monthly at the national (floating) prime rate (8.5% at September 30, 1998). This line of credit is collateralized by a first lien on the accounts receivable, inventory, furniture, fixtures and equipment.

5. RETIREMENT PLAN:

     The Company amended its profit sharing plan on May 26, 1994 in order to convert the plan to a 401(k) plan. The plan covers substantially all employees with more than one year of service. Contributions to the plan are based on a 50% match of the employee's contributions, up to 6% of the employee's compensation. It is the Company's policy to match the employee's contributions each month. The Company recorded expense under this plan of $20,368 for the fiscal year ended September 30, 1998.

6. TREASURY STOCK:

     The Company has 5,270 shares of treasury stock as of September 30, 1998. The treasury stock is recorded at cost.

7. PROPERTY DISPOSITION:

     During the fiscal year ended September 30, 1998, the Company entered into a sale-leaseback transaction of land and buildings to an unaffiliated third party. The total selling price was $105,509 resulting in a gain of $33,708 and a deferred gain of $7,575. The lease has a term of five years with an aggregate annual rental of $1,800. The recognized gain is included in other income in the accompanying statement of income. The deferred gain will be amortized straight line over the lease term.

8. LEASE COMMITMENTS:

     The Company leases certain facilities and autos from related parties and from unrelated lessors. All leases are operating leases. Total rent paid to related parties for the fiscal year ended September 30, 1998 was $126,600. During the fiscal year ended September 30, 1998 rent expense under all lease obligations was $145,183. The related party lease provides for escalations above required minimum lease payments based upon the movement of the consumer price index.

                              PHOEBE FLORAL, INC.

     Minimum lease payments under these lease obligations at September 30, 1998 are as follows:

                                                  UNRELATED   RELATED
                                                    PARTY      PARTY      TOTAL
                                                  ---------   --------   --------
1999............................................   $16,468    $128,420   $144,888
2000............................................     6,352     128,420    134,772
2001............................................     1,800          --      1,800
2002............................................     1,800          --      1,800
2003............................................       450          --        450
                                                   -------    --------   --------
                                                   $26,870    $256,840   $283,710
                                                   =======    ========   ========

9. RELATED PARTY TRANSACTIONS:

     During the fiscal year ended September 30, 1998, a former division of the Company was incorporated. The newly incorporated entity, Treehouse Wholesale, Inc. ("Treehouse"), purchases flowers and gifts from vendors and resells them to Phoebe Floral, Inc. The Company and Treehouse have 83% common ownership. Purchases from Treehouse for the fiscal year ended September 30, 1998 were $158,253. The Company has a payable of $1,893 due to Treehouse as of September 30, 1998, which is included in accounts payable and accrued expenses in the accompanying balance sheet.

10. SUBSEQUENT EVENT:

     On January 5, 1999, the stockholders of the Company (the "Stockholders") entered into a letter of intent to sell the business to an unrelated third party (the "Purchaser"). In consideration for the sale, the Stockholders will receive a combination of cash and stock of the Purchaser.

     Since the Purchaser is a C Corporation for Federal and state income tax purposes, the operations of the Company will also become taxable as a C Corporation effective at the date of purchase. Accordingly, the accompanying statement of income for the fiscal year ended September 30, 1998 presents an unaudited pro forma income tax provision and pro forma net income as they would have been reported had the Company been subject to Federal and state income taxes. The pro forma effective income tax rate of 40.5% exceeds the Federal statutory rate due to the impact of state income taxes.

11. NOTE RECEIVABLE FROM SHAREHOLDER (UNAUDITED)

     As of December 31, 1998, a note receivable with an interest rate of 8% was due from a shareholder of the Company. This note was paid off January 29, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mr. Cory Holbrook:

We have audited the accompanying balance sheet of National Flora (a proprietorship) as of December 31, 1998 and the related statements of income and proprietor's capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Flora as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Portland, Oregon,
  February 9, 1999

                                 NATIONAL FLORA

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                           ASSETS
CURRENT ASSETS:
  Cash......................................................  $      100
  Accounts receivable.......................................   1,515,188
  Prepaid expenses..........................................      11,667
                                                              ----------
          Total current assets..............................   1,526,955
PROPERTY, PLANT AND EQUIPMENT:
  Furniture and equipment...................................     291,747
  Accumulated depreciation..................................    (168,536)
                                                              ----------
                                                                 123,211
OTHER ASSETS................................................      32,053
                                                              ----------
                                                              $1,682,219
                                                              ==========
            LIABILITIES AND PROPRIETOR'S CAPITAL
CURRENT LIABILITIES:
  Bank overdraft............................................  $   98,993
  Accounts payable..........................................   2,272,667
  Accrued liabilities.......................................   1,860,863
                                                              ----------
          Total current liabilities.........................   4,232,523
PROPRIETOR'S DEFICIT........................................  (2,550,304)
                                                              ----------
                                                              $1,682,219
                                                              ==========

The accompanying notes are an integral part of this balance sheet.

                                 NATIONAL FLORA

                  STATEMENT OF INCOME AND PROPRIETOR'S CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1998

NET REVENUES................................................  $10,060,226
OPERATING EXPENSES:
  Advertising...............................................    3,851,843
  General and administrative................................    3,098,863
  Depreciation..............................................       65,060
                                                              -----------
                                                                7,015,766
                                                              -----------
INCOME FROM OPERATIONS......................................    3,044,460
OTHER INCOME (EXPENSE):
  Gain from disposition of assets...........................      416,517
  Interest expense..........................................      (54,038)
  Interest income...........................................       11,432
                                                              -----------
                                                                  373,911
                                                              -----------
NET INCOME..................................................    3,418,371
PROPRIETOR'S DEFICIT, beginning of year.....................   (1,765,788)
WITHDRAWALS.................................................   (4,202,887)
                                                              -----------
PROPRIETOR'S DEFICIT, end of year...........................  $(2,550,304)
                                                              ===========
PRO FORMA PRESENTATION OF PROVISION FOR INCOME TAXES:
  NET INCOME................................................  $ 3,418,371
  PRO FORMA PROVISION FOR INCOME TAXES......................    1,367,348
                                                              -----------
  PRO FORMA NET INCOME AFTER INCOME TAXES...................  $ 2,051,023
                                                              ===========

The accompanying notes are an integral part of this statement.

                                 NATIONAL FLORA

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $3,418,371
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation...........................................      65,060
     Gain on disposition of assets..........................    (416,517)
  Changes in --
     Accounts receivable....................................    (332,682)
     Prepaid and other assets...............................     (32,079)
     Accounts payable and other accrued liabilities.........     668,854
                                                              ----------
          Net cash provided by operating activities.........   3,371,007
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of the building........................   1,352,893
  Purchases of property and equipment.......................     (89,485)
                                                              ----------
          Net cash provided by investing activities.........   1,263,408
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft............................................      98,993
  Repayments of notes payable...............................    (640,702)
  Withdrawals...............................................  (4,202,887)
                                                              ----------
          Net cash used in financing activities.............  (4,744,596)
                                                              ----------
NET DECREASE IN CASH........................................    (110,181)
CASH, beginning of year.....................................     110,281
                                                              ----------
CASH, end of year...........................................  $      100
                                                              ==========
SUPPLEMENTAL DISCLOSURE OF CASH EXPENDITURES FOR THE YEAR
  ENDED DECEMBER 31, 1998:
     Interest paid..........................................  $   58,808
                                                              ==========

The accompanying notes are an integral part of this statement.

                                 NATIONAL FLORA

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF OPERATIONS

     National Flora (the Company or Proprietorship), a sole proprietorship, is primarily a marketing organization. The Company offers customers located primarily in the United States the opportunity to place flowers-by-wire orders directly with the Company through a toll free number. A typical flowers-by-wire transaction processed by the Company occurs as follows: (1) a customer orders flowers through a toll free number; (2) customer information is collected by the Company; (3) transaction information is submitted to a clearing house used by the Company; (4) delivery information is submitted to a sending florist selected by the Company; (5) the clearing house collects the floral fees, deducts a transaction fee, and allocates the remaining funds to the Company and the sending florist.

REVENUE RECOGNITION

     The financial statements of the Company are presented in accordance with generally accepted accounting principles. Revenues earned by the Company and associated direct costs are recorded when flowers are delivered by the sending florist.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated over their useful lives using either the double declining balance method or the straight-line method. Estimated useful lives range from three to fifteen years.

     Maintenance and repairs are charged to expense as incurred. Expenditures, which improve or extend the life of existing property and equipment, are capitalized.

INCOME TAXES

     The financial statements do not include a provision for income taxes because the Proprietorship does not incur federal or state income taxes. Instead, income from the Proprietorship and the proprietor's income and expenses from other sources are included in the proprietor's individual federal income tax return, and are taxed based on his personal tax strategies.

USE OF ESTIMATES

     Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and related disclosures to prepare these financial statements in conformity with the accrual basis of accounting. Actual results may differ from those estimates.

ADVERTISING

     The Company expenses advertising costs, which consist primarily of Yellow Page advertisements, at the time the advertisements are first displayed.

2. LEASE COMMITMENTS:

     During 1998, the Company leased furniture and equipment under noncancelable operating leases ranging in length from three to five years.

                                 NATIONAL FLORA

     In 1998, the Company sold its land and building and began leasing the property from the new owners under an operating lease agreement. The lease agreement calls for monthly payments of $11,667 over a term of 60 months. The agreement includes an option to renew for another 60 months with monthly payments of $14,000.

     In 1998, the Company signed an operating lease agreement to lease computer equipment. The lease agreement calls for monthly payments of $4,496 over a term of 36 months.

     Rental expense with respect to operating leases was $100,023 for the year ended December 31, 1998.

     Minimum lease payments required by operating lease agreements are as follows:

Year ending December 31,
  1999......................................................  $234,138
  2000......................................................   227,279
  2001......................................................   166,977
  2002......................................................   140,000
  2003......................................................   116,667
                                                              --------
                                                              $885,061
                                                              ========

3. CONTINGENCIES:

     The Company has been sued for breach of contract and related torts arising out of a clearinghouse contract entered into between the Company and the plaintiff. The plaintiff is also seeking a judgment as to the ownership of certain software licensed to the Company through a wholly owned subsidiary of the plaintiff.

     The Company has filed a cross-complaint for breach of contract arising out of the Company's repudiation of a written agreement amending the clearinghouse contract. The Company is also seeking declaratory relief on the software license issue. This matter is currently set for trial on March 29, 1999.

     The plaintiff is seeking approximately $400,000 in alleged damages, costs and attorneys fees. The Company is seeking a comparable amount in its cross-complaint. Management believes that the resolution of this lawsuit will not materially affect the financial position or results of operations of the Company.

     From time to time, the Company is party to various other contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.

4. SUBSEQUENT EVENTS:

     On January 11, 1999, the proprietor signed a nonbinding letter of intent to sell all of the assets of the Company to Gerald Stevens, Inc. (the "Purchaser"). The Purchaser is a C corporation. As such, the accompanying statement of operations includes a pro forma income tax provision of $1,367,348 to reflect the Company's income tax expense at an effective rate of 40% (federal tax and state tax, net of federal benefit) for the year.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of The Exotic Gardens, Inc. and Kuhn Flowers, Inc.

     We have audited the accompanying combined balance sheets of The Exotic Gardens, Inc. and Kuhn Flowers, Inc. as of September 30, 1998 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Exotic Gardens, Inc. and Kuhn Flowers, Inc. as of September 30, 1998 and 1997, and the combined results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

ADAIR, FULLER, WITCHER & MALCOM, P.A.
Certified Public Accountants
Fort Lauderdale, Florida

  February 17, 1999

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                            COMBINED BALANCE SHEETS

                                                                                SEPTEMBER 30,
                                                            DECEMBER 31,   -----------------------
                                                                1998          1998         1997
                                                            ------------   ----------   ----------
                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...............................   $  908,055    $  659,779   $  154,786
  Accounts receivable less allowance for doubtful accounts
     of $293,872, $267,431 and $174,498...................      812,283       560,567      624,658
  Inventories.............................................      343,152       343,152      336,599
  Prepaid and other current assets........................       50,052        66,682       32,220
                                                             ----------    ----------   ----------
          TOTAL CURRENT ASSETS............................    2,113,542     1,630,180    1,148,263
PROPERTY AND EQUIPMENT, NET -- Note C.....................    2,220,421     2,259,407    2,497,664
OTHER ASSETS
  Intangible assets, net..................................      228,076       232,059      219,379
  Other assets............................................       71,728        71,728       76,777
                                                             ----------    ----------   ----------
          TOTAL OTHER ASSETS..............................      299,804       303,787      296,156
                                                             ----------    ----------   ----------

            TOTAL ASSETS..................................   $4,633,767    $4,193,374   $3,942,083
                                                             ==========    ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable........................................   $  744,307    $  486,101   $  467,206
  Accrued expenses........................................      401,075       303,291      286,196
  Deferred income.........................................            0             0       20,833
  Notes payable -- Note D.................................    2,416,671     2,486,671    2,543,099
  Current obligations under capital leases................        7,543        10,546       17,075
                                                             ----------    ----------   ----------
          TOTAL CURRENT LIABILITIES.......................    3,569,596     3,286,609    3,334,409
LONG-TERM DEBT
  Obligations under capital leases........................            0             0       10,546
                                                             ----------    ----------   ----------
          TOTAL LIABILITIES...............................    3,569,596     3,286,609    3,344,955
COMMITMENTS AND CONTINGENCIES -- Notes G and H
STOCKHOLDERS' EQUITY
  Common stock - Note F...................................          900           900          900
  Additional paid-in capital..............................    5,218,941     5,218,941    5,093,941
  Accumulated deficit.....................................   (4,155,670)   (4,313,076)  (4,497,713)
                                                             ----------    ----------   ----------
          TOTAL STOCKHOLDERS' EQUITY......................    1,064,171       906,765      597,128
                                                             ----------    ----------   ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......   $4,633,767    $4,193,374   $3,942,083
                                                             ==========    ==========   ==========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED             YEARS ENDED
                                                     DECEMBER 31,               SEPTEMBER 30,
                                                -----------------------   -------------------------
                                                   1998         1997         1998          1997
                                                ----------   ----------   -----------   -----------
                                                      (UNAUDITED)
REVENUE
  Product sales...............................  $2,468,695   $2,451,715   $ 8,919,635   $ 8,798,680
  Service and other revenue...................     654,073      660,512     2,266,914     2,096,283
                                                ----------   ----------   -----------   -----------
          TOTAL REVENUE.......................   3,122,768    3,112,227    11,186,549    10,894,963
OPERATING COSTS AND EXPENSES
  Cost of product sales.......................   1,038,926    1,095,266     4,001,562     3,777,734
  Operating expenses..........................   1,589,038    1,463,288     5,399,964     5,457,685
  Selling, general, and administrative
     expenses.................................     311,818      451,204     1,482,972     1,531,471
                                                ----------   ----------   -----------   -----------
          TOTAL OPERATING
            COST AND EXPENSES.................   2,939,782    3,009,758    10,884,498    10,766,890
                                                ----------   ----------   -----------   -----------
          OPERATING INCOME....................     182,986      102,469       302,051       128,073
OTHER INCOME (EXPENSE)
  Interest expense............................     (38,935)     (51,593)     (209,027)     (261,540)
  Interest income.............................           0          700         2,967         3,955
  Other income (expense), net.................      13,355       16,647       213,646       107,970
                                                ----------   ----------   -----------   -----------
          TOTAL OTHER
            INCOME (EXPENSE)..................     (25,580)     (34,246)        7,586      (149,615)
                                                ----------   ----------   -----------   -----------
          NET INCOME (LOSS)...................     157,406   $   68,223       309,637   $   (21,542)
                                                             ==========                 ===========
PRO FORMA INCOME TAX PROVISION................  $   62,962                    123,855
                                                ----------                -----------
PRO FORMA NET INCOME AFTER INCOME TAX.........  $   94,444                $   185,782
                                                ==========                ===========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           ADDITIONAL                     TOTAL
                                                  COMMON    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                                  STOCK     CAPITAL      (DEFICIT)       EQUITY
                                                  ------   ----------   -----------   -------------
Balance, September 30, 1996.....................   $900    $4,643,941   $(4,026,171)   $  618,670
Net (loss) for the year ended September 30,
  1997..........................................      0             0       (21,542)      (21,542)
Dividend to Stockholders........................      0             0      (450,000)     (450,000)
Capital contributed by Stockholders.............      0       450,000             0       450,000
                                                   ----    ----------   -----------    ----------
Balance, September 30, 1997.....................    900     5,093,941    (4,497,713)      597,128
Net income for the year ended September 30,
  1998..........................................      0             0       309,637       309,637
Dividend to Stockholders........................      0             0      (125,000)     (125,000)
Capital contributed by Stockholders.............      0       125,000             0       125,000
                                                   ----    ----------   -----------    ----------
Balance, September 30, 1998.....................    900     5,218,941    (4,313,076)      906,765
                                                   ----    ----------   -----------    ----------
Net income for the three months ended December
  31, 1998 (Unaudited)..........................      0             0       157,406       157,406
                                                   ----    ----------   -----------    ----------
Balance, December 31, 1998 (Unaudited)..........   $900    $5,218,941   $(4,155,670)   $1,064,171
                                                   ====    ==========   ===========    ==========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED          YEARS ENDED
                                                         DECEMBER 31,            SEPTEMBER 30,
                                                    -----------------------   --------------------
                                                       1998         1997        1998       1997
                                                    -----------   ---------   --------   ---------
                                                          (UNAUDITED)
OPERATING ACTIVITIES
  Net (loss)......................................   $157,406     $  68,223   $309,637   $( 21,542)
  Adjustments to reconcile net (loss) to net cash
   provided by (used in) operating activities:
     Depreciation and amortization................     42,969        43,948    209,553     232,826
     (Gain) Loss on disposal of assets............          0             0     (2,859)     27,675
     Disposal of obsolete assets..................          0             0     58,400           0
     Provision for doubtful accounts..............     26,441        43,205     92,933     102,559
     Changes in operating assets and liabilities:
       Accounts receivable........................   (278,157)     (479,658)   (28,842)    (41,295)
       Merchandise inventory......................          0            10     (6,553)    121,373
       Prepaid expenses and other current
          assets..................................     16,630      ( 20,609)   (34,462)     39,662
       Deposits and other assets..................          0         3,871    (16,618)     16,798
       Accounts payable...........................    258,206       270,703     18,895     (29,878)
       Accrued expenses...........................     97,784        (9,156)    (3,738)   (130,709)
                                                     --------     ---------   --------   ---------
          NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES............................    321,279       (79,463)   596,346     317,469

INVESTING ACTIVITIES
  Proceeds from sale of assets....................          0             0     13,205     701,743
  Purchase of property and equipment..............          0        (9,100)   (31,055)    (41,196)
                                                     --------     ---------   --------   ---------
          NET CASH PROVIDED BY (USED IN) INVESTING
            ACTIVITIES............................          0        (9,100)   (17,850)    660,547
                                                     --------     ---------   --------   ---------

FINANCING ACTIVITIES
  Principal payments on notes payable.............    (70,000)      (21,428)   (56,428)   (936,883)
  Dividends paid to stockholders..................                            (125,000)   (450,000)
  Contributions received from stockholders........                             125,000     450,000
  Repayment of capital lease obligation...........     (3,003)       (5,083)   (17,075)    (15,887)
  Repayment of stockholder loan...................          0             0          0     (18,608)
                                                     --------     ---------   --------   ---------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES......................................    (73,003)      (26,511)   (73,503)   (971,378)
                                                     --------     ---------   --------   ---------
NET INCREASE (DECREASE) IN CASH...................    248,276      (115,074)   504,993       6,638
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................    248,276      (115,074)   504,993       6,638
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD.............................    659,779       154,786    154,786     148,148
                                                     --------     ---------   --------   ---------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD...................................   $908,055     $  39,712   $659,779   $ 154,786
                                                     ========     =========   ========   =========
Supplemental Disclosure of Cash Flow Information
  Interest Paid...................................   $ 45,300     $  51,593   $209,457   $ 271,674
                                                     ========     =========   ========   =========
Supplemental Disclosure of Non-Cash Investing and
  Financing Activities
  Prorata share of losses from an investment in a
     real estate limited partnership..............   $      0     $       0   $  2,351   $   1,310
                                                     ========     =========   ========   =========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION RELATED TO THE THREE MONTHS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED)
                               SEPTEMBER 30, 1998

A. NATURE OF BUSINESS

     The accompanying combined financial statements include the accounts of The Exotic Gardens, Inc. ("Exotic") and Kuhn Flowers, Inc. ("Kuhn") both of which are Florida corporations. Exotic was formed in 1990 to acquire and operate a retail florist that has been operating in the State of Florida since 1927. The shareholders of Exotic also own Kuhn, another retail florist that has been operating in the State of Florida since 1947. Consequently, Exotic and Kuhn are affiliated by common ownership.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The Companies maintain most of their cash balances at a large national financial institution located in Jacksonville, Florida. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998, and September 30, 1998 and 1997, the Companies had cash balances of approximately $861,795 and $513,826 and $25,014, respectively, in excess of this insured amount.

  Allowance for Doubtful Accounts

     The Companies provide an allowance for doubtful accounts based upon their estimate of the accounts receivable that may be uncollectible.

  Merchandise Inventory

     Merchandise inventory is valued at the lower of average cost or market.

  Property and Equipment

       Property and equipment is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the improvements or the term of the related leases. The estimated useful lives of property and equipment are as follows:

Buildings and improvements..................................  5-39
Machinery and equipment.....................................   5-7
Furniture and fixtures......................................   5-7
Autos and trucks............................................     5
Leasehold improvements......................................   3-5
Capitalized Software........................................     5

  Investments

     Other assets include a real estate limited partnership investment of Exotic that is accounted for on the equity method whereby the initial cost is increased or decreased by Exotic's prorata share of the partnerships' income or loss, capital contributions or distributions.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

  Intangible Assets

     Intangible assets consist principally of goodwill that represents the excess of the cost over the fair market value of net assets acquired by Kuhn prior to March 23, 1990, that is being amortized on the straight-line method over forty (40) years. In August 1998, Kuhn acquired certain intangible assets valued at $25,000 in connection with the purchase of a store in Jacksonville, Florida. These assets are being amortized on the straight-line method over five
(5) years. In 1995, Kuhn acquired a covenant not to compete for $10,000 in connection with the acquisition of one of its stores. The covenant is being amortized on the straight-line method over three (3) years.

  Income Taxes

     The Companies and their shareholders have elected for the Companies to be treated as S Corporations for income tax purposes. Under this election, all profits and losses are directly attributable to the shareholders with no resulting tax effect to the corporation, and shareholder distributions are reductions of retained earnings. Accordingly, there is no income tax provision recorded in the accompanying financial statements.

     The accompanying combined statements of operations for the year ended September 30, 1998 and the three months ended December 31, 1998 include pro forma income tax provisions of $123,855 and $62,962, respectively to reflect the Companies' income tax expense at an effective rate of 40% (federal tax and state tax, net of federal benefit) for the period.

  Advertising Costs

     Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expense was $181,371 and $266,354 for the three months ended December 31, 1998, and 1997, respectively, and $633,404 and $983,152 for the years ended September 30, 1998, and 1997, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     The Companies have reclassified certain 1997 amounts to conform to the 1998 presentation. These reclassifications have no effect on net income.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

C. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998, and September 30, 1998 and 1997, consist of the following:

                                                                        SEPTEMBER 30,
                                                    DECEMBER 31,   -----------------------
                                                        1998          1998         1997
                                                    ------------   ----------   ----------
                                                    (UNAUDITED)
Land..............................................   $  598,714    $  598,714   $  636,714
Buildings.........................................    1,995,536     1,995,536    1,997,927
Equipment.........................................      638,723       638,723      625,100
Autos and trucks..................................      197,740       197,740      248,910
Furniture and fixtures............................      134,438       134,438      167,138
Leasehold improvements............................      419,260       419,260      415,803
Capitalized software..............................       10,484        10,484       10,484
                                                     ----------    ----------   ----------
Total property and equipment......................    3,994,895     3,994,895    4,102,076
Less accumulated depreciation.....................    1,774,474     1,735,488    1,604,412
                                                     ----------    ----------   ----------
Property and equipment, net.......................   $2,220,421    $2,259,407   $2,497,664
                                                     ==========    ==========   ==========

D. NOTES PAYABLE

     Notes payable as of December 31, 1998, and September 30, 1998 and 1997, consist of the following:

                                                                                SEPTEMBER 30,
                                                            DECEMBER 31,   -----------------------
                                                                1998          1998         1997
                                                            ------------   ----------   ----------
                                                            (UNAUDITED)
Mortgage note payable -- trust, interest at prime rate
  less .375% (7.375% and 7.875% and 8.125% at December 31,
  1998, and September 30, 1998 and 1997, respectively)
  interest payable quarterly, collateralized by land and
  building with a book value of $2,026,794 and guaranteed
  by the stockholders. Renewable every year at the option
  of the lender...........................................   $2,416,671    $2,416,671   $2,416,671
$250,000 line of credit, interest at prime rate (8.125%
  and 8.50% at September 30, 1998 and 1997, respectively)
  payable monthly, collateralized by equipment and other
  personal property and guaranteed by the stockholders.
  The note is due and payable on demand...................            0        70,000      126,428
                                                             ----------    ----------   ----------
          Total notes payable -- all current..............   $2,416,671    $2,486,671   $2,543,099
                                                             ==========    ==========   ==========

     Mortgage note payable -- trust, represents an amount due to the trust that sold Exotic to the current shareholders. The trust is related but not controlled by Exotic's stockholders. Exotic incurred interest expense of $38,935, $51,593, $209,027 and $261,540 to the trust during the three months ended December 31, 1998 and 1997, and the years ended September 30, 1998 and 1997, respectively. The note is renewable every year at the option of the lender and is therefore reported as a current liability in the accompanying financial statements.

     The agreement with the trust has certain restrictions. The principal restrictions relate to payment of dividends, not issuing additional stock, limitation on investments, loans and borrowings, and limitation on salaries of the stockholders. Management believes that Exotic is in compliance with the covenants.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

E. RELATED PARTY TRANSACTIONS

     During the three months ended December 31, 1998 and 1997, and the years ended September 30, 1998 and 1997, the Companies purchased $45,774, $30,462, $214,008 and $187,444 of insurance, respectively, from a company related by common ownership. During part of the year ended September 30, 1997, Exotic leased part of the space of one of its retail florist locations to a company partially owned by one of the stockholders. The location was sold in May 1997.

F. STOCKHOLDERS' EQUITY

     Exotic has 500 authorized shares of $1 par value common stock of which 400 shares are issued and outstanding. Kuhn has 7,500 shares of $1 par value common stock of which 500 shares are issued and outstanding.

G. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Exotic has entered into various operating leases for vehicles, one of its stores and a warehouse. Kuhn has entered into various operating leases for vehicles and for its stores in Western Jacksonville, Ponte Vedra and St. Augustine. The store lease for Exotic expired and is currently being renewed on a month-to-month basis. The warehouse lease grants Exotic the right to renew the lease on the same terms and conditions for an additional five-year term.

     The following is a schedule of noncancelable future minimum lease payments required under the operating leases that expire in more than twelve months:

1999........................................................  $230,042
2000........................................................   164,576
2001........................................................    67,123
2002........................................................    51,940
2003........................................................    35,192
                                                              --------
                                                              $548,873
                                                              ========

     Rental expense for all operating leases in effect was $111,019 and $106,679 for the three months ended December 31, 1998 and 1997, respectively, and $361,115 and $332,981 for the years ended September 30, 1998 and 1997, respectively.

  Sale of Orlando Store

     Kuhn sold its Orlando store in November 1996. The sale included related receivables, fixtures and furnishings, and inventory, but does not include the land and building. A gain of $28,983 was recorded on the disposition of the assets. In connection with the sale, Kuhn agreed not to compete within a twenty-five mile area of the store for a period of five years. This covenant, valued at $25,000, has been recorded as deferred income and is being recognized on a straight-line basis over five years. In connection with the sale, the acquirer also executed an agreement to pay Kuhn $40,000 plus interest at 7%. The acquirer has not made any payments and management is currently investigating what actions should be taken. However, they are confident that the entire balance will be repaid. The outstanding balance of this loan is $45,347, $44,480 and $42,380 as of December 31, 1998, and September 30, 1998 and 1997, respectively.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

     Management has separately listed the real estate for sale. Based on the listing price and management's expected selling price, less related selling expenses, the carrying amount of the land and building has been reduced by providing a valuation allowance of $150,000. This allowance was recorded by charging $50,000 against income from operations in 1998 and $100,000 in 1995.

  Litigation

     In 1991, the trustee of a trust controlled by previous stockholders of the old Exotic Gardens, Inc. filed an action against Exotic and its secretary treasurer alleging various matters regarding Exotic converting certain funds belonging to the Trust when Exotic exercised collateral assignments in 1990 of two insurance policies it held on the lives of the settlor of the Trust. Exotic and the secretary treasurer prevailed at trial in 1995. In 1998 the matter was settled and Exotic received $140,000. Such amount was offset substantially by the payment of legal costs and other expenses.

     Exotic has sued a company for violation of Exotic's statutory trademark and common law protections. The defendant filed various counterclaims against Exotic, which have been subsequently dismissed. Settlement negotiations have been unsuccessful. Exotic's suit is currently set for trial and is expected to be tried in the second quarter of 1999. It is premature to ascertain the likelihood of success or reasonably estimate Exotic's potential recovery. However, any amounts ultimately awarded will be credited to earnings in the year received.

H. SUBSEQUENT EVENT

     The shareholders have held preliminary discussions regarding the potential sale of certain assets of the companies. However, as of the date of these financial statements no terms have been finalized.

     Since the proposed purchaser is a C Corporation for Federal and state income tax purposes, the accompanying statements of operations present a pro forma income tax provision and pro forma net income as they would have been reported had the Company been subject to Federal and state income taxes. The pro forma effective income tax rate of 40% exceeds the Federal statutory rate due to the impact of state income taxes.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 9, 1998 (this "Agreement"), by and among FLORAFAX INTERNATIONAL, INC., a Delaware corporation ("Red Cannon"), RED CANNON ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Red Cannon ("Mergersub"), and GERALD STEVENS, INC., a Delaware corporation (the "Company").
                                  WITNESSETH:

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), the parties desire to enter into a business combination transaction pursuant to which Mergersub will be merged with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, has unanimously adopted resolutions approving the Merger, this Agreement and the transactions contemplated by this Agreement, and has unanimously determined to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company;

     WHEREAS, the Board of Directors of Red Cannon has determined that the Merger is fair to, and in the best interests of, Red Cannon and its stockholders, and has unanimously adopted resolutions approving the Merger, this Agreement and the transactions contemplated by this Agreement, and has unanimously determined to recommend approval of the issuance of shares of common stock, par value $0.01 per share, of Red Cannon ("Red Cannon Common Stock") pursuant to the Merger by the stockholders of Red Cannon;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests business combination.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.3), Mergersub shall be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation") and thereby becoming a wholly-owned subsidiary of Red Cannon, and the separate corporate existence of Mergersub shall cease.

     Section 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place at a date and time determined by the parties as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions precedent set forth in Article VIII at the offices of Akerman, Senterfitt & Eidson, P.A., 450 E. Las Olas Boulevard, Fort Lauderdale, Florida, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 1.3. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

     Section 1.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all property, rights, privileges, powers and franchises of the Company and Mergersub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Mergersub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation thereafter, unless and until amended in accordance with their terms and as provided by law, provided, however, that the name of the Surviving Corporation shall be changed to "GSI, Inc."

     Section 1.6. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be Steven R. Berrard, Thomas C. Byrne, Gerald R. Geddis and Andrew W. Williams, and the officers of the Surviving Corporation shall be the persons who are the officers of the Company immediately prior to the Effective Time, each to hold a directorship or office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors have been duly elected and qualified.

     Section 1.7. Certificate of Incorporation of Red Cannon. At the Effective Time, subject to the approval of Red Cannon stockholders, the Certificate of Incorporation of Red Cannon shall be amended to change the name of Red Cannon to "Gerald Stevens, Inc." and to increase the amount of authorized shares of Red Cannon Common Stock to 250,000,000 shares. Red Cannon shall file a Certificate of Amendment with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law.

     Section 1.8. By-Laws of Red Cannon. At the Effective Time, the By-Laws of Red Cannon in effect as of the date hereof shall remain as the By-Laws of Red Cannon, except for such amendments as the Company may approve of.

     Section 1.9. Directors and Officers of Red Cannon. At the Effective Time, the directors and officers of Red Cannon, other than Andrew W. Williams in his capacity as a director, shall be removed without cause and Steven R. Berrard, Thomas C. Byrne, Gerald R. Geddis and Kenneth Royer shall be appointed to the Board of Directors of Red Cannon. Should the Board of Directors of Red Cannon be expanded to seven or more members within one year following the Effective Time, Andrew W. Williams shall have the right to nominate one of such additional directors, who shall be reasonably acceptable to the other directors. Subject to the Company's approval, prior to the Effective Time, one or more additional directors may be nominated for election or appointment to the Board of Directors of Red Cannon, as necessary, to comply with applicable law or regulations of The Nasdaq Small Cap Market ("Nasdaq"). The officers of the Company immediately prior to the Effective Time shall become the officers of Red Cannon at the Effective Time, and James H. West shall become the President of the Red

Cannon Division of Red Cannon. Each shall hold a directorship and/or office in accordance with the Certificate of Incorporation and By-Laws of Red Cannon, as amended, until their respective successors have been duly elected and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Mergersub or the stockholders of the Company or Mergersub:

          (a) Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and (ii) shares of Company Common Stock for which dissenter's rights of appraisal are duly asserted and perfected in accordance with Delaware Law) shall be converted, subject to
     Section 2.2(d), into the right to receive a number of shares of common stock, par value $0.01 per share, of Red Cannon ("Red Cannon Common Stock") equal to the Exchange Ratio (as defined below); provided, however, that if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Red Cannon Common Stock shall have been changed or reclassified into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. Nothing stated in the immediately preceding sentence shall be construed as providing the holders of Company Common Stock or the holders of Red Cannon Common Stock any preemptive or antidilutive rights other than in the case of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares occurring between the date of this Agreement and the Effective Time. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior thereto shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.2, certificates evidencing such number of whole shares of Red Cannon Common Stock into which such Company Common Stock was converted in accordance with the Exchange Ratio and any cash in lieu of fractional shares of Red Cannon Common Stock paid in consideration therefor pursuant to Section 2.2(d). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

          (b) Each share of Company Common Stock (if any) held in the treasury of the Company, owned by Red Cannon, or owned by any direct or indirect wholly-owned subsidiary of Red Cannon or of the Company, immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock of Mergersub issued and outstanding at the Effective Time shall be converted into one share of the common stock, $0.01 par value per share, of the Surviving Corporation.

     For purposes of this Section 2.1, the following terms shall have the meanings set forth below:

     "Average Trading Price" means the average daily closing sales price of a share of Red Cannon Common Stock as quoted on Nasdaq, for the 45 consecutive trading days immediately preceding the

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third trading day (including such third trading day) prior to the Red Cannon
Meeting (as defined in Section 6.3). For purposes of this Agreement, reference shall be made to The Wall Street Journal to determine such quotations, or such other authoritative source as mutually agreed by Red Cannon and the Company.

     "Exchange Ratio" means (A) 1.25 if the Average Trading Price is less than $5.00, (B) 1.30 if the Average Trading Price is greater than or equal to $5.00 but less than $6.50, and (C) 1.35 if the Average Trading Price is greater than or equal to $6.50.

     Section 2.2.  Exchange of Certificates.

          (a) Exchange Agent. At the Effective Time, Red Cannon shall deposit, or shall cause to be deposited, with a transfer agent or other bank or trust company as may be designated by Red Cannon, subject to the reasonable approval of the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates evidencing the shares of Red Cannon Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment in lieu of fractional shares of Red Cannon Common Stock pursuant to Section 2.2(d) (such certificates for shares of Red Cannon Common Stock, together with any dividends or distributions to which such holders may be entitled with respect thereto pursuant to Section 2.2(c), and cash in lieu of fractional shares of Red Cannon Common Stock being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Red Cannon Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund to holders of shares of Company Common Stock. Except as contemplated by Section 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Red Cannon. Red Cannon shall pay all expenses and fees of the Exchange Agent.

          (b) Exchange Procedures. Red Cannon shall instruct the Exchange Agent to mail, within five (5) business days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Red Cannon may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Red Cannon Common Stock and cash (if any). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Red Cannon Common Stock that such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (C) cash in lieu of fractional shares of Red Cannon Common Stock to which such holder is entitled pursuant to Section 2.2(d) (the shares of Red Cannon Common Stock, and the dividends, distributions and cash described in clauses (A),
     (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration with respect thereto may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company

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

     Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or by the transferee requesting such payment paying to the Exchange Agent any such transfer tax. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration with respect thereto.

          (c) Distributions with Respect to Unexchanged Shares of Red Cannon Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Red Cannon Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Red Cannon Common Stock represented thereby and no cash payment in lieu of fractional shares of Red Cannon Common Stock shall be paid to any such holder pursuant to
     Section 2.2(d), until the holder of such Certificate shall surrender such Certificate. Upon such surrender, there shall be paid to the person or entity (hereinafter, any person or entity being referred to as a "Person") in whose name the certificates representing the shares of Red Cannon Common Stock into which such Certificates were converted and registered, all dividends and other distributions payable in respect of such Red Cannon Common Stock on a date after, and in respect of a record date after, the Effective Time.

          (d) Fractional Shares. No fraction of a share of Red Cannon Common Stock shall be issued in the Merger and any such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a stockholder of Red Cannon. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.2 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing sales price of Red Cannon Common Stock as quoted on Nasdaq on the date of the Effective Time (or, if shares of Red Cannon Common Stock are not quoted on Nasdaq on the Effective Time, the first date of trading of such Red Cannon Common Stock on Nasdaq after the Effective
     Time) by (ii) the fractional interest to which such holder would otherwise be entitled based on the applicable Exchange Ratio (after taking into account all shares of Company Common Stock then held of record by such holder).

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six
     (6) months after the Effective Time shall be delivered to Red Cannon, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Red Cannon for the Merger Consideration to which they are entitled pursuant to this
     Article II.

          (f) No Liability. None of Red Cannon, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Red Cannon Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Withholding Rights. Red Cannon or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Red Cannon or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Red Cannon or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Red Cannon or the Exchange Agent.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of record thereof claiming such Certificate to be lost,

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

     stolen or destroyed and, if required by Red Cannon the posting by such Person of a bond in such reasonable amount as Red Cannon may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Red Cannon Common Stock, any cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Red Cannon Common Stock deliverable in respect thereof, pursuant to this Agreement.

     Section 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further recordation of transfers of shares of the Company Common Stock thereafter on the stock transfer books of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Red Cannon in accordance with
Section 2.2(b) shall be converted into the Merger Consideration.

     Section 2.4. Stock Options. At the Effective Time, the Company's obligations with respect to each outstanding Company Stock Option (as defined in Section 3.3) to purchase shares of Company Common Stock, as amended in the manner described in the following sentence, shall be assumed by Red Cannon. The Company Stock Options so assumed by Red Cannon shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Company Stock Options were issued and any other agreements evidencing such options, as in effect immediately prior to the Effective Time, except that from and after the Effective Time each such Company Stock Option shall be exercisable for that number of whole shares of Red Cannon Common Stock equal to the product of the number of shares of Company Common Stock covered by such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Red Cannon Common Stock, with an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of the requirements of Section 421 of the Code, the option price, the number of shares purchasable pursuant thereto and the terms and conditions of exercise thereof shall be determined in order to comply with Section 424(a) of the Code. Red Cannon shall (i) reserve for issuance the number of shares of Red Cannon Common Stock that will become issuable upon the exercise of such Company Stock Options pursuant to this Section 2.4, (ii) promptly after the Effective Time issue to each holder of an outstanding Company Stock Option a document evidencing the assumption by Red Cannon of the Company's obligations with respect thereto under this Section 2.4, and (iii) promptly after the Effective Time, prepare and file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Red Cannon Common Stock subject to such Company Stock Options and maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding and cause such shares to be approved for quotation on Nasdaq. Nothing in this Agreement shall accelerate the exercisability or affect the schedule of vesting with respect to the Company Stock Options or, except as set forth on Schedule 4.2, the Red Cannon Stock Options (as defined in Section 4.2).

     Section 2.5. Dissenters' Rights. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Company stockholder who has not approved of the Merger by written consent or by vote at the Company Special Meeting (as defined in Section 5.2) and, with respect to which, appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into a right to receive Red Cannon Common Stock in accordance with
Section 2.1 hereof. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law;

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

provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish its entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn its demand for appraisal of such Dissenting Shares or lost its right to appraisal and payment for its Dissenting Shares under Section 262 of Delaware Law, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall be treated as if such Share had been converted, as of the Effective Time, into a right to receive, subject to the provisions of Section 2.1 and 2.2 hereof, the Merger Consideration with respect thereto, without interest thereon.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Red Cannon that:

     Section 3.1. Organization and Good Standing. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Company Material Adverse Effect (as defined in Section 8.3(b)). The Company has delivered to Red Cannon complete and correct copies of its Certificate of Incorporation and By-Laws and the certificates of incorporation and by-laws (or similar organizational documents) of its subsidiaries, in each case as amended to the date hereof.

     Section 3.2. Subsidiaries. Schedule 3.2 lists each subsidiary of the Company, together with its jurisdiction of incorporation or organization. Except as set forth on Schedule 3.2, all the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or by another subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries set forth on Schedule 3.2, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     Section 3.3. Capital Structure. The authorized capital stock of the Company consists of forty million (40,000,000) shares of Company Common Stock. At the close of business on December 7, 1998, (i) 18,536,038 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 514,500 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options ("Company Stock Options") granted pursuant to the Company Stock Option Plan and
(iv) approximately 3,500,000 shares of Company Common Stock were reserved for issuance upon the closing of certain acquisitions of floral and gift businesses in accordance with Schedule 5.1. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. A list of the stockholders of the Company as of the date of this Agreement is set forth on
Schedule 3.3(a). A list of the names of the holders of all outstanding Company Stock Options, with the respective amounts of shares, exercise prices, vesting dates and expiration dates thereof, as of the date of this Agreement is set forth on Schedule 3.3(b), and a copy of the Company Stock Option Plan is attached thereto. All outstanding shares of capital stock of the Company are, and all shares which

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

may be issued pursuant to the Company Stock Options will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, there are no outstanding contractual obligations which require or will require or obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

     Section 3.4. Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, subject to approval of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' generally and general equitable principles. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by the Company does not, and performance of the Company's obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (a) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable charter or organizational documents of any of its subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license to which the Company or any of its subsidiaries is a party or by which their respective properties or assets are bound, or (c) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (b) and clause (c), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Authority"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company, except for: (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to

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

do business; (iii) the consents set forth on Schedule 3.4; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 3.5. Information Supplied; Financial Statements. None of the information supplied or to be supplied by the Company specifically for inclusion in (i) the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by Red Cannon in connection with the issuance of Red Cannon Common Stock in the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary or make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the joint proxy statement to be filed with the SEC (as amended or supplemented from time to time, the "Proxy Statement") relating to (a) the approval by the stockholders of Red Cannon at the Red Cannon Meeting (as defined in Section 6.3) of (1) the issuance of Red Cannon Common Stock pursuant to the Merger and the other transactions contemplated by this Agreement, (2) the amendment to the Certificate of Incorporation of Red Cannon as contemplated by Section 1.7 of this Agreement,
(3) the election of new directors to the Board of Directors of Red Cannon as contemplated by Section 1.9 of this Agreement, and (4) the ratification of the appointment of Arthur Andersen, LLP as independent auditors for Red Cannon, and
(b) the approval by the stockholders of the Company at the Company Special Meeting (as defined in Section 5.2) of the Merger and the other transactions contemplated by this Agreement, will, at the date such Proxy Statement is first mailed to the stockholders of Red Cannon and the Company, and at the time of the Red Cannon Meeting and the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company in this Section 3.5 with respect to statements made or incorporated by reference in the Registration Statement or in the Proxy Statement based on information supplied by Red Cannon or Mergersub specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The financial statements of each of the businesses acquired by the Company underlying the pro forma financial statements set forth on Schedule 3.5, and included therein, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated therein) and fairly present, in all material respects taken as a whole for all of the acquired businesses, the results of operations of each of such acquired businesses for the indicated periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     Section 3.6.  Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.6, since September 30, 1998, the Company has conducted its business only in the ordinary course, and there has not been: (i) any material adverse change in the business, assets, results of operations, customer and employee relations, or business prospects of the Company and its subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under existing employment agreements; (v) any granting by the Company or any of its subsidiaries to any officer of any increase in severance or termination pay; (vi) an entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any officer; (vii) any

                                       A-9
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damage, destruction or loss, whether or not covered by insurance, that has had or is likely to have a Company Material Adverse Effect; (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or (ix) any adoption or amendment in any material respect by the Company or any of its subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries (each, a "Company Benefit Plan" and, collectively, "Company Benefit Plans").

     Section 3.7. Litigation. There is no suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries challenging the acquisition by Red Cannon or Mergersub of any shares of the Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger, or that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its subsidiaries having, or which could reasonably be expected to have, any such Company Material Adverse Effect.

     Section 3.8. Compliance with Laws; Permits. The Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Authority applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which, individually or in the aggregate, would not have a Company Material Adverse Effect. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement, or consummation of the transactions contemplated hereby, provided that the consents or filings referred to in Section 3.4 are obtained or made prior to the Closing.

     Section 3.9. Environmental Matters. Except as set forth in Schedule 3.9 or as would not have a Company Material Adverse Effect:

          (a) The Company and its subsidiaries is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law.

          (b) Neither the Company nor its subsidiaries has any basis to expect any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities from which the Company or its subsidiaries conducts its businesses, of any actual or potential violation or failure to comply with any environmental law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of such facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or its subsidiaries has had an interest, or with respect to any property or facility at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or its subsidiaries, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

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          (c) There are no pending or, to the knowledge of the Company, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any environmental law, with respect to or affecting any of the facilities of the Company or its subsidiaries or any other properties and assets (whether real, personal, or mixed) in which the Company or its subsidiaries has or had an interest.

          (d) The Company or its subsidiaries has no basis to expect, nor has the Company or its subsidiaries received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to hazardous activity, hazardous materials, or any alleged, actual, or potential violation or failure to comply with any environmental law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities of the Company or its subsidiaries or any other properties or assets (whether real, personal, or mixed) in which the Company or its subsidiaries had an interest, or with respect to any property or facility to which hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or its subsidiaries, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (e) To the knowledge of the Company, there are no hazardous materials present on or in the environment at any of the facilities of the Company or its subsidiaries or at any geologically or hydrologically adjoining property, including any hazardous materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such facilities or such adjoining property, or incorporated into any structure therein or thereon.

          (f) Neither the Company nor its subsidiaries has permitted or conducted, or is aware of, any hazardous activity conducted at facilities of the Company or its subsidiaries or any other properties or assets (whether real, personal, or mixed) in which the Company or its subsidiaries has or had an interest except in full compliance with all applicable environmental laws.

     Section 3.10.  Benefit Plan Compliance.

          (a) Schedule 3.10 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, or required to be contributed to, by, or with respect to which there is any accrued, contingent, secondary or other liability of, the Company or any of its subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Company Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of any Company Commonly Controlled Entity. The Company will make available to Red Cannon true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, and (iv) where applicable, each trust agreement and group annuity contract relating to any Company Benefit Plan. To the Company's knowledge, each Company Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a Company Material Adverse Effect.

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          (b) All Company Pension Plans have been the subject of determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, except where there would not reasonably be a Company Material Adverse Effect.

          (c) Except as set forth on Schedule 3.10, no Company Pension Plan is subject to Title IV of ERISA or Section 412 of the Code.

          (d) No Company Benefit Plan is a "multiemployer plan" as defined in
     Section 4001(a)(3) of ERISA.

          (e) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) each such Company Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code, and (iii) no such Company Benefit Plan provides post-termination employment benefits, except as otherwise required by Section 4980B of the Code.

          (f) No employee, director or independent contractor of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Company Benefit Plan, including, without limitation, the Company Stock Option Plan, as a result of the transactions contemplated by this Agreement.

          (g) Except as set forth on Schedule 3.10, neither the Company or any of its subsidiaries nor any Person acting on behalf of the Company or any of its subsidiaries has, in contemplation of any corporate transaction involving Red Cannon, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any of its subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Company Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Company Benefit Plans will be continued for any period of time, or (iv) any plans or arrangements provided by Red Cannon or Mergersub will be made available to such employees.

     Section 3.11. Taxes. As used in this Section 3.11, "Taxes" shall include all federal, state, local and foreign income, property, sales, payroll, employee withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto. The Company and each of its subsidiaries, and each affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries is or has been a member (an "Affiliated Company Group"), has filed timely all material tax returns and reports required to be filed by the Company, its subsidiaries or any Affiliated Company Group (or requests for extensions have been filed timely), each such tax return is true and correct in all material respects and has been prepared in material compliance with all applicable laws and regulations, and the Company and each of its subsidiaries has paid (or the Company or any Affiliated Company Group has paid on their behalf) all Taxes required to be paid by it and them in accordance with such tax returns. The financial statements to be supplied by the Company to be contained in the Registration Statement will reflect an adequate reserve for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 3.11, as of the date hereof, no material deficiency or proposed adjustment which has not been settled or otherwise

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

resolved for any Taxes has been asserted or assessed by any taxing authority against the Company or any of its subsidiaries or any Affiliated Company Group. Except as set forth on Schedule 3.11, the Company and each of its subsidiaries has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority. None of the assets or properties of the Company or any of its subsidiaries is subject to any material tax lien except for Taxes not yet due and payable. Except as set forth on Schedule 3.11, neither the Company nor any of its subsidiaries is a party to or bound by any material tax allocation or tax sharing agreement and has no current or potential material obligation to indemnify any other Person with respect to Taxes, and is not otherwise obligated to make payments of Taxes with respect to the activities of any other Person. Since January 1, 1994, no material claim has been made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries do not file tax returns that the Company or any such subsidiary is or may be subject to Taxes assessed by such jurisdiction. As of the date hereof, the federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined or audited by the Internal Revenue Service for all years through December 31, 1994, and the Company has not received notice of any proposed tax audit. True, correct and complete copies of all federal and state income tax returns filed by or with respect to the Company and each of its subsidiaries for the past three years have been made available to Red Cannon.

     Section 3.12. No Excess Parachute Payments. Neither the Company nor any of its affiliates has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law).

     Section 3.13.  Contracts.

          (a) Schedule 3.13 sets forth as of the date hereof (x) a list of all material written and oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or such subsidiary or any of their respective assets is bound and (y) the following types of written and oral arrangements (all such written or oral agreements, arrangements or commitments as are required to be set forth on
     Schedule 3.13, collectively the "Designated Contracts"), which schedule further identifies each of the Designated Contracts which contain change of control provisions:

             (i) each partnership, joint venture or similar agreement of the Company or any of its subsidiaries with another Person;

             (ii) each contract or agreement under which the Company or any of its subsidiaries have created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than two hundred fifty thousand dollars ($250,000) in principal amount or under which the Company or any of its subsidiaries have imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible securing indebtedness in excess of two hundred fifty thousand dollars ($250,000);

             (iii) each contract or agreement to which the Company or any of its subsidiaries is a party which involves an obligation or commitment to pay or be paid an amount in excess of one million dollars ($1,000,000) per year;

             (iv) each contract or agreement which involves or contributes to the Company or any of its subsidiaries aggregate annual remuneration which is expected to exceed 5% of the Company's and its subsidiaries' pro forma projected consolidated annual revenue for the twelve months ending December 31, 1998;

             (v) each contract or agreement relating to employment or consulting which provides for annual compensation in excess of one hundred thousand dollars ($100,000) and each

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

        severance, termination, confidentiality, non-competition or indemnification agreement or arrangement with any of the directors, officers, consultants or employees of the Company or any of its subsidiaries;

             (vi) each contract or agreement to which the Company or any of its subsidiaries or affiliates is a party limiting, in any material respect, the right of the Company or any of its subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or affiliates at or after the Effective Time (a) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its subsidiaries or affiliates prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or affiliates after the Effective Time or (b) to solicit any customer or client;

             (vii) all contracts or agreements between the Company or any of its subsidiaries, and any Person controlling, controlled by or under common control with the Company;

             (viii) all other contracts or agreements which are material to the Company and its subsidiaries taken as a whole, or the conduct of their respective business, other than those made in the ordinary course of business or those which are terminable by the Company or any of its subsidiaries upon no greater than sixty (60) days prior notice and without penalty or other adverse consequence.

          (b) All the Designated Contracts are valid, subsisting, in full force and effect, binding upon the Company or one of its subsidiaries in accordance with their terms, and to the knowledge of the Company binding upon the other parties thereto in accordance with their terms. The Company and its subsidiaries have paid in full or accrued all amounts now due from them under the Designated Contracts and have satisfied in full or provided for all of their liabilities and obligations under the Designated Contracts which are presently required to be satisfied or provided for, and are not (with or without notice or lapse of time or both) in default in any material respect under any of the Designated Contracts nor to the knowledge of the Company is any other party to any such Designated Contract (with or without notice or lapse of time or both) in default in any material respect thereunder, except for any defaults that could not be reasonably expected to have a Company Material Adverse Effect.

     Section 3.14. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving the Merger and other transactions contemplated by this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and other transactions contemplated by this Agreement.

     Section 3.15.  Real Estate.

          (a) The Company and each of its subsidiaries does not own any real property or any interest therein except as set forth on Schedule 3.15(a) (the "Owned Properties"), which Schedule sets forth the location of the Owned Properties. With respect to each such parcel of Owned Property, except as set forth on Schedule 3.15(a): (i) the Company has good and marketable title to the parcel of Owned Property, free and clear of any Lien other than (y) Liens for real estate taxes not yet due and payable, or
     (z) recorded easements, covenants, encumbrances and other restrictions which do not materially impair the current use or occupancy of the property subject thereto, and any matters that would be disclosed by an accurate and current survey of each of the other parcels of the Owned Properties which would not materially impair the current use or occupancy of the property so surveyed; (ii) there are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties materially affecting adversely the current use, occupancy or value thereof; (iii) the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately, and the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) for which any permits or licenses necessary to the use thereof have not been obtained; (iv) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein; and (v) there are no parties (other than the Company and its subsidiaries) in possession of the parcels of Owned Property except pursuant to written leases entered into by the Company or a subsidiary thereof with respect thereto in the capacity as landlord.

          (b) Schedule 3.15(b) sets forth a list of all material leases, licenses or similar agreements to which the Company or its subsidiaries is a party, which are for the use or occupancy of real estate owned by a third party and which are material to the operations or the business of the Company and its subsidiaries taken as a whole ("Leases")(copies of which have previously been furnished to Red Cannon), in each case, setting forth
     (A) the lessor and lessee thereof, and (B) the street address of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and neither the Company or its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default or material breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases, except for breaches or defaults which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.16. Good Title to, Condition and Adequacy of Assets. Except as set forth on Schedule 3.16, the Company and its subsidiaries have good title to all of their respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company and its subsidiaries in the manner in which and to the extent to which such business is currently being conducted. All vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures constituting part of the Assets and which are used by or located on the premises of the Company or its subsidiaries, and which are currently in use or necessary for the business and operations of the Company or its subsidiaries, are in operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Assets" means all of the properties and assets owned by the Company and its subsidiaries as of the date hereof, whether personal or mixed, tangible or intangible, wherever located.

     Section 3.17. Labor and Employment Matters. Schedule 3.17 sets forth the name, address, and social security number of each of the executive officers of the Company and its subsidiaries. The current rate of compensation of each of the executive officers of the Company and its subsidiaries has been previously provided to Red Cannon. Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or any of its subsidiaries. As of the date hereof, the Company is not aware that any officer, key employee or group of employees has any plans to terminate his or their employment with the Company or any of its subsidiaries as a result of the Merger or otherwise.

     Section 3.18. Insurance. Schedule 3.18 sets forth a list of all insurance policies maintained as of the date hereof by the Company and its subsidiaries. There are valid and enforceable policies of insurance covering the respective properties, assets and businesses of the Company and its subsidiaries against risks of the nature normally insured against by entities in the same or similar lines of business and in coverage amounts typically and reasonably carried by such entities. Such policies are in full force and effect, and all premiums due thereon have been paid. None of such policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has not failed to give, in a timely manner, any notice required under any of such policies to preserve its material rights thereunder.

     Section 3.19. Related Party Transactions. Except as set forth on Schedule 3.19, none of the officers or directors of the Company, and no Person owning of record or beneficially more than 5% of the Company Common Stock, or any members of their immediate families, has been a party to any transaction, or series of similar transactions, with the Company or any of its subsidiaries, in which the amount involved exceeds sixty thousand dollars ($60,000) per annum, and in which any such Persons had or will have a direct or indirect material interest.

     Section 3.20. Names; Prior Acquisitions. All names under which the Company and its subsidiaries do business as of the date hereof are specified on
Schedule 3.20. Except as set forth on Schedule 3.20, neither the Company nor any of its subsidiaries has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past year.

     Section 3.21. State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the Delaware Law, to the extent, if any, such provisions of such Section 203 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. Less than 500 residents of the State of Florida are employees of the Company and its subsidiaries, so as to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 607.0903 of the Florida Business Corporation Act, to the extent, if any, such provisions of such
Section 607.0903 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

     Section 3.22. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except that the Company has retained Allen & Company as a financial advisor. A true and correct copy of the Company's retainer agreement with Allen & Company has been delivered to Red Cannon.

     Section 3.23. Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Red Cannon or any of its affiliates) would prevent Red Cannon from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 3.24. Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Red Cannon or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

     Section 3.25. Ownership of Company Common Stock. As of the date hereof, except for the voting proxies granted to Red Cannon as described in Section 5.6 and the persons listed on Schedule 3.25, no person nor any of the Company's affiliates or associates (as such terms are defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding providing for the acquisition, holding, voting or disposition of, in each case, shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company which in the aggregate represent 10% or more of the outstanding shares of the Company Common Stock after giving effect to the conversion, exercise or exchange of all such securities beneficially owned by the Company and its affiliates and associates which are convertible into or exercisable or exchangeable for capital stock of the Company.

     Section 3.26. Year 2000 Compliance. The software and hardware operated by the Company and its subsidiaries (but not necessarily those operated or provided by vendors) are capable of providing or are being tested, and, if necessary, will be adapted or replaced to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof, except for the failure to have such capability which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF RED CANNON

     Red Cannon hereby represents and warrants to the Company that:

     Section 4.1. Organization and Good Standing. Each of Red Cannon and its subsidiaries, including Mergersub, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Red Cannon and its subsidiaries, including Mergersub, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Red Cannon Material Adverse Effect (as defined in
Section 8.2(b)). Red Cannon has delivered to the Company complete and correct copies of the Certificate of Incorporation and ByLaws of Red Cannon and its subsidiaries, including Mergersub, in each case as amended to the date hereof. Mergersub is controlled by Red Cannon within the meaning of Section 368(a)(2)(E) of the Code.

     Section 4.2. Capital Structure. The authorized capital stock of Red Cannon consists 70,000,000 shares of Red Cannon Common Stock and 600,000 shares of preferred stock, par value $10.00 per share ("Red Cannon Preferred Stock"). At the close of business on December 7, 1998, (i) 8,003,602 shares of Red Cannon Common Stock were issued and outstanding, (ii) 519,975 shares of Red Cannon Common Stock were held by Red Cannon in its treasury, (iii) 936,500 shares of Red Cannon Common Stock were reserved for issuance upon the exercise of outstanding stock options ("Red Cannon Stock Options") granted pursuant to Red Cannon's various stock option plans and otherwise, (iv) 348,706 shares of Common Stock were reserved for issuance upon the exercise of outstanding and vested warrants, and (v) no shares of Red Cannon Preferred Stock were issued or outstanding. A list of the names of the holders of all outstanding Red Cannon Stock Options and of all outstanding warrants to purchase shares of Red Cannon Common Stock, with the respective amounts of shares, exercise prices, vesting dates, acceleration provisions and expiration dates thereof, as of the date of this Agreement is set forth on Schedule 4.2, and copies of all of Red Cannon's Stock Option Plans are attached thereto. All outstanding shares of capital stock of Red Cannon are, and all shares which may be issued pursuant to outstanding options and warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Red Cannon having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Red Cannon may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Red Cannon or any of its subsidiaries is a party or by which any of them is bound, obligating Red Cannon or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Red Cannon or of any of its subsidiaries, or obligating Red Cannon or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations which require or will require or obligate Red Cannon or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Red Cannon or any of its subsidiaries.

     Section 4.3. Authority; Noncontravention. Red Cannon and Mergersub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Red Cannon and Mergersub have been duly authorized by all necessary corporate action on the part of Red Cannon and Mergersub, respectively. This Agreement has been duly executed and delivered by Red Cannon and Mergersub and constitutes a valid and binding obligation of Red Cannon and Mergersub, enforceable against Red Cannon and Mergersub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general equitable principles. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Red Cannon or any of its subsidiaries under, any provision of (a) the Certificate of Incorporation or By-laws of Red Cannon or any provision of the comparable charter or organizational documents of any of its subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Red Cannon or any of its subsidiaries or their respective properties or assets, or (c) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree to which Red Cannon or any of its subsidiaries is a party or by which their respective properties or assets are bound, other than, in the case of clause (b) and clause (c), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Red Cannon Material Adverse Effect, (y) impair in any material respect the ability of Red Cannon or Mergersub to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Red Cannon or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by Red Cannon or Mergersub, except for: (i) the filing of a premerger notification and report form by Red Cannon under the HSR Act; (ii) the filing with the SEC of the Registration Statement, the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iv) the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware; and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Red Cannon Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.4. SEC Documents and Financial Statements. Red Cannon has filed all required reports, schedules, forms, statements and other documents with the SEC on a timely basis since September 1, 1996 (the "Red Cannon SEC Documents"). As of their respective dates, the Red Cannon SEC Documents complied as to form in all material respects with the requirements of Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Red Cannon SEC Documents, and none of the Red Cannon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Red Cannon SEC Document has been revised or superseded by a later- filed Red Cannon SEC Document, filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, none of the Red Cannon SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Red Cannon included in the Red Cannon SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows as at the dates and for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Except as set forth in the financial statements of Red Cannon included in the Red Cannon SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since August 31, 1998, neither Red Cannon nor any of its subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Red Cannon and its consolidated subsidiaries or in the notes thereto or that has had or is reasonably likely to have a Red Cannon Material Adverse Effect.

     Section 4.5. Information Supplied. None of the information supplied or to be supplied by Red Cannon specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date such Proxy Statement is first mailed to the stockholders of the Company and Red Cannon, and at the time of the Red Cannon Meeting (as defined in Section 6.3) and the Company Special Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Red Cannon in this Section
4.5 with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

     Section 4.6. Absence of Certain Changes or Events. Except as disclosed in the Red Cannon SEC Documents filed and publicly available prior to the date of this Agreement, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in such Red Cannon SEC Documents, Red Cannon has conducted its business only in the ordinary course, and there has not been: (i) any material adverse change in the business, results of operations, or business prospects of Red Cannon and its subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Red Cannon's capital stock; (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any insurance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) any granting by Red Cannon or any of its subsidiaries to any officer of Red Cannon or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under existing employment agreements; (v) any granting by Red Cannon or any of its subsidiaries to any officer of any increase in

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severance or termination pay; (vi) an entry by Red Cannon or any of its subsidiaries into any employment, severance or termination agreement with any officer; (vii) any damage, destruction or loss, whether or not covered by insurance, that has had or is likely to have a Red Cannon Material Adverse Effect; (viii) any change in accounting methods, principles or practices by Red Cannon materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or (ix) except as set forth on Schedule 4.6, any adoption or amendment in any material respect by Red Cannon or any of its subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding in each case maintained or contributed to, or required to be maintained or contributed to, by Red Cannon or its subsidiaries for the benefit of any current or former employee, officer or director of Red Cannon or any of its subsidiaries (each, a "Red Cannon Benefit Plan" and, collectively, "Red Cannon Benefit Plans").

     Section 4.7. Litigation. Except as disclosed in the Red Cannon SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to Red Cannon's knowledge, threatened against Red Cannon or any of its subsidiaries challenging the acquisition by Red Cannon or Mergersub of any shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger, or that, individually or in the aggregate, could reasonably be expected to have a Red Cannon Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Red Cannon or any of its subsidiaries having, or which could reasonably by expected to have, a Red Cannon Material Adverse Effect.

     Section 4.8. Compliance With Laws. Except as disclosed in the Red Cannon SEC Documents filed and publicly available prior to the date of this Agreement, Red Cannon and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Authority applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a Red Cannon Material Adverse Effect. Each of Red Cannon and its subsidiaries has in effect all Permits, necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which, individually or in the aggregate, would not have a Red Cannon Material Adverse Effect. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

     Section 4.9. Environmental Matters. Except as set forth in Schedule 4.9 or as would not have a Red Cannon Material Adverse Effect:

          (a) Red Cannon and its subsidiaries is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law.

          (b) Neither Red Cannon nor its subsidiaries has any basis to expect any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities from which Red Cannon or its subsidiaries conducts its businesses, of any actual or potential violation or failure to comply with any environmental law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of such facilities or any other properties or assets (whether real, personal, or mixed) in which Red Cannon or its subsidiaries has had an interest, or with respect to any property or facility at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by Red Cannon or its subsidiaries, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

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

          (c) There are no pending or, to the knowledge of Red Cannon, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any environmental law, with respect to or affecting any of the facilities of Red Cannon or its subsidiaries or any other properties and assets (whether real, personal, or mixed) in which Red Cannon or its subsidiaries has or had an interest.

          (d) Red Cannon or its subsidiaries has no basis to expect, nor has Red Cannon or its subsidiaries received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to hazardous activity, hazardous materials, or any alleged, actual, or potential violation or failure to comply with any environmental law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities of Red Cannon or its subsidiaries or any other properties or assets (whether real, personal, or mixed) in which Red Cannon or its subsidiaries had an interest, or with respect to any property or facility to which hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by Red Cannon or its subsidiaries, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (e) To the knowledge of Red Cannon, there are no hazardous materials present on or in the environment at any of the facilities of Red Cannon or its subsidiaries or at any geologically or hydrologically adjoining property, including any hazardous materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such facilities or such adjoining property, or incorporated into any structure therein or thereon.

          (f) Neither Red Cannon or its subsidiaries has permitted or conducted, or is aware of, any hazardous activity conducted at facilities of Red Cannon or its subsidiaries or any other properties or assets (whether real, personal, or mixed) in which Red Cannon or its subsidiaries has or had an interest except in full compliance with all applicable environmental laws.

Section 4.10.  Benefit Plan Compliance.

          (a) Schedule 4.10 contains a list and brief description of all "employee pension benefit plans" as defined in Section 3(2) of ERISA (sometimes referred to herein as "Red Cannon Pension Plans"), "employee welfare benefit plans" as defined in Section 3(1) of ERISA and all other Red Cannon Benefit Plans maintained, or contributed to, or required to be contributed to, by, or with respect to which there is any accrued, contingent, secondary or other liability of, Red Cannon or any of its subsidiaries or any other Person that, together with Red Cannon, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (Red Cannon and each such other Person, a "Red Cannon Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of any Red Cannon Commonly Controlled Entity. Red Cannon has delivered or made available to the Company true, complete and correct copies of (i) each Red Cannon Benefit Plan (or, in the case of any unwritten Red Cannon Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Red Cannon Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Red Cannon Benefit Plan for which such summary plan description is required, and (iv) where applicable, each trust agreement and group annuity contract relating to any Red Cannon Benefit Plan. To the knowledge of Red Cannon, each Red Cannon Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a Red Cannon Material Adverse Effect.

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

          (b) All Red Cannon Pension Plans have been the subject of determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Red Cannon Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Red Cannon Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, except where there would not reasonably be a Red Cannon Material Adverse Effect.

          (c) Except as set forth on Schedule 4.10, no Red Cannon Pension Plan is subject to Title IV of ERISA or Section 412 of the Code.

          (d) No Red Cannon Benefit Plan is a "multiemployer plan" as defined in
     Section 4001(a)(3) of ERISA.

          (e) With respect to any Red Cannon Benefit Plan that is an employee welfare benefit plan, (i) no such Red Cannon Benefit Plan is funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) each such Red Cannon Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code, and (iii) no such Red Cannon Benefit Plan provides post-termination employment benefits, except as otherwise required by Section 4980B of the Code.

          (f) Except with respect to the certain of Red Cannon Stock Options as indicated on Schedule 4.2 and severance benefits as indicated on Schedule 4.10, no employee, director or independent contractor of Red Cannon or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Red Cannon Benefit Plan as a result of the transactions contemplated by this Agreement.

          (g) Except as set forth on Schedule 4.10, neither Red Cannon or any of its subsidiaries nor any Person acting on behalf of Red Cannon or any of its subsidiaries has, in contemplation of any corporate transaction involving Red Cannon, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of Red Cannon or of any of its subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Red Cannon Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Red Cannon Benefit Plans will be continued for any period of time, or (iv) any plans or arrangements provided by Red Cannon or Mergersub will be made available to such employees.

     Section 4.11. Taxes. As used in this Section 4.11, "Taxes" shall include all federal, state, local and foreign income, property, sales, payroll, employee withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto. Red Cannon and each of its subsidiaries, and each affiliated, consolidated, combined or unitary group of which Red Cannon or any of its subsidiaries is or has been a member (an "Affiliated Red Cannon Group"), has filed timely all material tax returns and reports required to be filed by Red Cannon, its subsidiaries or any Affiliated Red Cannon Group (or requests for extensions have been filed timely), each such tax return is true and correct in all material respects and has been prepared in material compliance with all applicable laws and regulations, and Red Cannon and each of its subsidiaries has paid (or Red Cannon or an Affiliated Red Cannon Group has paid on their behalf) all Taxes required to be paid by it and them in accordance with such tax returns. The most recent financial statements supplied by Red Cannon to be contained in the Registration Statement reflect an adequate

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

reserve for all material Taxes payable by Red Cannon and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 4.11, as of the date hereof, no material deficiency or proposed adjustment which has not been settled or otherwise resolved for any Taxes has been asserted or assessed by any taxing authority against Red Cannon or any of its subsidiaries or any Affiliated Red Cannon Group. Except as set forth on Schedule 4.11, Red Cannon and each of its subsidiaries has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority. None of the assets or properties of Red Cannon or any of its subsidiaries is subject to any material tax lien except for Taxes not yet due and payable. Except as set forth on Schedule 4.11, neither Red Cannon nor any of its subsidiaries is a party to or bound by any material tax allocation or tax sharing agreement and has no current or potential material obligation to indemnify any other Person with respect to Taxes, and is not otherwise obligated to make payments of Taxes with respect to the activities of any other Person. Since January 1, 1998, no material claim has been made by a taxing authority in a jurisdiction where Red Cannon or any of its subsidiaries do not file tax returns that Red Cannon or any such subsidiary is or may be subject to Taxes assessed by such jurisdiction. As of the date hereof, the federal income tax returns of Red Cannon and each of its subsidiaries consolidated in such returns have been examined or audited by the Internal Revenue Service for all years through August 31, 1995, and Red Cannon has not received notice of any proposed tax audit. True, correct and complete copies of all federal and state income tax returns filed by or with respect to Red Cannon and each of its subsidiaries for the past three years have been made available to Red Cannon.

     Section 4.12. No Excess Parachute Payments. Neither Red Cannon nor any of its affiliates has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law).

     Section 4.13. Contracts. Neither Red Cannon nor any of its subsidiaries is a party to or bound by, and neither they nor their properties are subject to, any contracts, agreements or arrangements required to be disclosed in its most recently filed Form 10-K, 10-Q or 8-K under the Exchange Act which has not been filed as an exhibit to one or more of the Red Cannon SEC Documents filed and publicly available prior to the date of this Agreement ("Red Cannon Designated Contracts"). Red Cannon and its subsidiaries have satisfied in full or provided for all of their liabilities and obligations under the Red Cannon Designated Contracts which are presently required to be satisfied or provided for, and are not (with or without notice or lapse of time or both) in default in any material respect under any of the Red Cannon Designated Contracts nor to the knowledge of Red Cannon is any other party to any such Red Cannon Designated Contract (with or without notice or lapse of time or both) in default in any material respect thereunder, except for any defaults that could not reasonably be expected to have a Red Cannon Material Adverse Effect.

     Section 4.14. Voting Requirements. The affirmative vote of the holders of a majority of the total shares of Red Cannon Common Stock represented in person or by proxy and entitled to vote at the Red Cannon Meeting is required for approval of each of (i) the issuance of Red Cannon Common Stock pursuant to this Agreement, (ii) the election of new directors to the Board of Directors of Red Cannon as contemplated by Section 1.9 of this Agreement, and (iii) the ratification of the appointment of new independent auditors for Red Cannon as contemplated by Section 6.3 of this Agreement. The affirmative vote of the holders of a majority of the shares of Red Cannon Common Stock outstanding and entitled to vote at the Red Cannon Meeting is required to approve the amendment to the Certificate of Incorporation of Red Cannon as contemplated by Section 1.7 of this Agreement. Except as set forth in this Section 4.14, there are no other votes of the holders of any class or series of Red Cannon's capital stock necessary to approve the transactions contemplated by this Agreement under Delaware Law and the rules of Nasdaq.

     Section 4.15.  Real Estate.

          (a) The Company and each of its subsidiaries does not own any real property or any interest therein except as set forth on Schedule 4.15(a) (the "Owned Properties"), which Schedule sets forth the location of the Owned Properties. With respect to each such parcel of Owned Property, except as set forth on Schedule 4.15(a): (i) Red Cannon has good and marketable title to the parcel of Owned Property, free and clear of any Lien other than (y) Liens for real estate taxes not yet due and payable, or
     (z) recorded easements, covenants, encumbrances and other restrictions which do not materially impair the current use or occupancy of the property subject thereto, and any matters that would be disclosed by an accurate and current survey of each of the other parcels of the Owned Properties which would not materially impair the current use or occupancy of the property so surveyed; (ii) there are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties materially affecting adversely the current use, occupancy or value thereof; (iii) the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately, and the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) for which any permits or licenses necessary to the use thereof have not been obtained; (iv) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein; and
     (v) there are no parties (other than Red Cannon and its subsidiaries) in possession of the parcels of Owned Property except pursuant to written leases entered into by Red Cannon or a subsidiary thereof with respect thereto in the capacity as landlord.

          (b) Schedule 4.15(b) sets forth a list of all material leases, licenses or similar agreements to which Red Cannon or its subsidiaries is a party, which are for the use or occupancy of real estate owned by a third party and which are material to the operations or the business of Red Cannon and its subsidiaries taken as a whole ("Leases")(copies of which have previously been furnished to Red Cannon), in each case, setting forth
     (A) the lessor and lessee thereof, and (B) the street address of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and neither Red Cannon or its subsidiaries nor, to the knowledge of Red Cannon, any other party thereto is in material default or material breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases, except for breaches or defaults which in the aggregate could not reasonably be expected to have a Red Cannon Material Adverse Effect.

     Section 4.16. Good Title to, Condition and Adequacy of Assets. Except as set forth on Schedule 4.16, Red Cannon and its subsidiaries have good title to all of their respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of Red Cannon and its subsidiaries in the manner in which and to the extent to which such business is currently being conducted. All vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures constituting part of the Assets and which are used by or located on the premises of Red Cannon or its subsidiaries, and which are currently in use or necessary for the business and operations of Red Cannon or its subsidiaries, are in operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Assets" means all of the properties and assets owned by Red Cannon and its subsidiaries as of the date hereof, whether personal or mixed, tangible or intangible, wherever located.

     Section 4.17. Labor and Employment Matters. Schedule 4.17 sets forth the name, address, and social security number of each of the officers and key employees of Red Cannon and its subsidiaries. The current rate of compensation of each of the officers and key employees of Red Cannon and its subsidiaries has been previously provided to the Company. Neither Red Cannon nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of Red Cannon or any of its subsidiaries. As of the date hereof, except in accordance with Section 1.9 hereof, Red Cannon is not aware that any officer, key employee or group of employees has any plans to terminate his or their employment with Red Cannon or any of its subsidiaries as a result of the Merger or otherwise.

     Section 4.18. Insurance. Schedule 4.18 sets forth a list of all insurance policies maintained as of the date hereof by Red Cannon and its subsidiaries. There are valid and enforceable policies of insurance covering the respective properties, assets and businesses of Red Cannon and its subsidiaries against risks of the nature normally insured against by entities in the same or similar lines of business and in coverage amounts typically and reasonably carried by such entities. Such policies are in full force and effect, and all premiums due thereon have been paid. None of such policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Red Cannon has not failed to give, in a timely manner, any notice required under any of such policies to preserve its material rights thereunder.

     Section 4.19. Related Party Transactions. Except as set forth on Schedule 4.19, none of the officers or directors of Red Cannon or any of its subsidiaries, and no Person owning of record or beneficially more than 5% of Red Cannon Common Stock, or any members of their immediate families, has been a party to any transaction, or series of similar transactions, with Red Cannon or any of its subsidiaries, in which the amount involved exceeds sixty thousand dollars ($60,000) per annum, and in which any such Persons had or will have a direct or indirect material interest.

     Section 4.20. Names; Prior Acquisitions. All names under which Red Cannon and its subsidiaries do business as of the date hereof are specified on Schedule
4.20. Except as set forth on Schedule 4.20, neither Red Cannon nor any of its subsidiaries has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past year.

     Section 4.21. State Takeover Statutes. The Board of Directors of Red Cannon has approved stock issuance pursuant to this Agreement and the Red Cannon Voting Agreement (as defined in Section 6.7), and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the Delaware Law, to the extent, if any, such provisions of Section 203 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. Less than 500 residents of the State of Florida are employees of Red Cannon and its subsidiaries, so as to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 607.0903 of the Florida Business Corporation Act, to the extent, if any, such provisions of such Section 607.0903 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

     Section 4.22. Brokers. No broker, investment banker, financial advisory or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Red Cannon, except that Red Cannon has retained ABN AMRO as a financial advisor. A true and correct copy of Red Cannon's retainer agreement with ABN AMRO has been delivered to the Company.

     Section 4.23. Accounting Matters. Neither Red Cannon nor any of its affiliates has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Red Cannon from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 4.24. Tax Matters. Neither Red Cannon nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

     Section 4.25. Ownership of Red Cannon Common Stock. As of the date hereof, except for the voting proxies granted to the Company as described in
Section 6.7 and the persons listed on Schedule 4.25, no person nor any of Red Cannon's affiliates or associates (as such terms are defined under the Exchange
Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding providing for the acquisition, holding, voting or disposition of, in each case, shares of capital stock of Red Cannon or any securities convertible into or exercisable or exchangeable for capital stock of Red Cannon, which in the aggregate represent 10% or more of the outstanding shares of Red Cannon Common Stock after giving effect to the conversion, exercise or exchange of all such securities beneficially owned by Red Cannon and its affiliates and associates which are convertible into or exercisable or exchangeable for capital stock of Red Cannon.

     Section 4.26. Interim Operations of Mergersub. Mergersub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 4.27. Year 2000 Compliance. The software and hardware operated by Red Cannon and its subsidiaries (but not necessarily that operated or provided by vendors) are capable of providing or are being tested, and, if necessary, will be adapted or replaced to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof, except for the failure to have such capability which would not, individually or in the aggregate, be reasonably likely to have a Red Cannon Material Adverse Effect.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     Section 5.1. Conduct of Business of the Company. Except as may be agreed to in writing by Red Cannon, from the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries to, (i) use its and their best efforts to conduct its and their operations according to its and their ordinary and usual course of business, consistent with past practice, it being understood that the Company is evaluating all aspects of the operations of the businesses of the Company and its subsidiaries and it is agreed that the Company shall have the right, in its sole discretion, to make changes to such operations, (ii) use its and their best efforts to preserve intact its and their business organization, (iii) keep or cause to be kept in full force and effect all of its and their material rights, contracts and agreements, (iv) maintain all of its and their property in good operating condition and repair, (v) use its and their best efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with any of them, consistent with the Company's past practices, and (vi) maintain continuously insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement. Subject to the exercise of the applicable fiduciary duties of the Board of Directors of the Company as set forth in Section 5.2, the Company and its subsidiaries shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the obligations of the Company or Red Cannon to consummate the Merger set forth in Article VIII not being satisfied. Without limiting the generality of the foregoing and except as provided above, the Company shall not, and shall not permit any of its subsidiaries to:

          (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional employee or other options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any options or rights to purchase, or any securities convertible into, shares of stock of any class; provided that the Company shall be entitled to (i) grant options to purchase Company Common Stock to new employees, and make annual grants of options to purchase Company Common Stock under the Company Stock Option Plan to its directors, officers, and employees, for an aggregate of no more than 700,000 shares of Company Common Stock, and (ii) issue up to 5,000,000 shares of Company Common Stock in the aggregate for the acquisition of businesses in the floral and gift industry in accordance with Schedule 5.1;

          (b) split, combine or reclassify any shares of its or any of its subsidiaries' capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to its stockholders whether or not in respect of its capital stock; or redeem, purchase or otherwise acquire any shares of, or rights to acquire shares of, its or any of its subsidiaries' capital stock;

          (c) amend its charter or by-laws;

          (d) voluntarily sell, transfer, surrender, abandon or dispose of any of its material assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices;

          (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisitions of stock or assets) any interest in any corporation, partnership or other business organization, or make any investment in any such entity either by purchase of securities, contributions of capital or transfer of property, except that the Company may pursue and complete acquisitions as set forth on Schedule 5.1;

          (f) grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except (i) pursuant to the Company's credit facilities with NationsBank (or its successors), and (ii) liens for taxes not currently due;

          (g) create, incur or assume any indebtedness for borrowed money (contingent or otherwise), in an amount exceeding two hundred fifty thousand dollars ($250,000), except borrowings under the Company's credit facilities with NationsBank (or its successors), as may be amended to increase such facilities from $20 million to $40 million, to the extent such borrowings, not to exceed $40 million in the aggregate including existing borrowings, are for general working capital purposes in the ordinary course of business or for the acquisition of businesses in the floral and gift industry in accordance with Schedule 5.1;

          (h) grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any Company Benefit Plan or otherwise), other than merit increases to employees of the Company or its subsidiaries who are not directors or officers of the Company, in the ordinary course of business and consistent with past practices;

          (i) alter the manner of keeping the Company's books, accounts or records, or change in any manner the accounting practices therein reflected, except that books, accounts, records and accounting practices of subsidiaries and acquired businesses may be changed to conform to the Company's standards and practices;

          (j) except as otherwise provided herein (including as set forth on Schedule 5.1), enter into any material commitment, transaction or agreement, other than in the ordinary course of business consistent with past practices and other than commitments, transactions or agreements that are terminable by the Company without cost or penalty on no more than 60 days prior notice;

          (k) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of the Company or any affiliate of its subsidiaries;

          (l) modify any provision of any Company Benefit Plan (except that new Company Benefit Plans are being adopted as set forth on Schedule 3.10), any stock option plans of the Company or the terms of any stock options granted thereunder;

          (m) modify any of the Designated Contracts of the Company;

          (n) enter into any agreement or transaction with any Person controlling, controlled by or under common control with the Company; or

          (o) agree, whether in writing or otherwise, to do any of the foregoing.

     Section 5.2. Approval by the Company's Stockholders. The Company shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the date of this Agreement, for the purpose of voting upon the Merger and this Agreement (the "Company Special Meeting"). Subject to the exercise of its applicable fiduciary duties under Delaware Law to the stockholders of the Company, the Board of Directors of the Company (i) shall recommend that the Company's stockholders approve and adopt this Agreement and the Merger, and include such recommendation in the Proxy Statement, provided that the Board of Directors shall not be obligated to make such recommendation if the Company shall have received an offer for a Competing Transaction that the Board of Directors determines in good faith is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement, and (ii) shall use its reasonable best efforts to solicit from stockholders of the Company votes in favor of such proposal. Nothing in this Agreement or otherwise shall relieve the Company of its obligation to hold a meeting and submit approval of this Agreement and the Merger to its stockholders at such meeting in accordance with
Section 251 of Delaware Law.

     Section 5.3. Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their representatives, officers, directors, employees, auditors and agents to, afford the representatives, officers, employees and agents of Red Cannon reasonable access at all reasonable times to its representatives, officers, employees, agents, properties, offices, and other facilities and to all books and records, and shall furnish Red Cannon with all financial, operating and other data and information Red Cannon, through its representatives, officers, employees or agents, may reasonably request. Red Cannon shall hold, and will cause its directors, officers, employees, agents, advisors (including attorneys, auditors, and representatives) to hold in confidence, all documents and information concerning the Company and its subsidiaries furnished to Red Cannon in connection with the transactions contemplated in this Agreement, to the extent required by, and in accordance with, the provisions of that certain confidentiality letter agreement previously entered into by and between Red Cannon and the Company (the "Confidentiality Agreement").

     Section 5.4.  Affiliate Letters.

          (a) Schedule 5.4 sets forth a list of names and addresses of those Persons who may be deemed "affiliates" of the Company within the meaning of Rule 145 under the Securities Act ("Rule 145"), including all officers and directors of the Company (each an "Affiliate"). The Company shall provide Red Cannon such information and documents as Red Cannon shall reasonably request for purposes of reviewing the accuracy and completeness of such list. There shall be added to such list the names and addresses of any other Person who becomes an Affiliate of the Company at any time after the date hereof up to and including the time of the Company Special Meeting or who Red Cannon reasonably identifies (by written notice to the Company) as being a Person who may be deemed to be an Affiliate of the Company. The Company shall deliver or cause to be delivered to Red Cannon, concurrent herewith, from each of the Affiliates identified on Schedule 5.4 (as the same may be supplemented as aforesaid), a letter in the form of Exhibit A hereto which shall contain (i) a representation that on the date hereof, such Affiliate has no plan or intention to sell, exchange or otherwise dispose of the Red Cannon Common Stock received by it pursuant to the Merger, (ii) a covenant that such Affiliate shall not sell or otherwise dispose of any shares of Red Cannon Common Stock issued to it in the Merger until such time as final results of operations of Red Cannon covering at least thirty (30) days of combined operations of Red Cannon and the Company have been published and (iii) a covenant that such Affiliate will not sell or otherwise dispose of any shares of Red Cannon Common Stock issued to it in the Merger, except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or another exemption from registration under the Securities Act.

          (b) Red Cannon shall be entitled to place appropriate legends on the certificates evidencing the Red Cannon Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Red Cannon Common Stock, to the effect that the shares of the Red Cannon Common Stock received or to be received by such Affiliates pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Red Cannon Common Stock, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or another exemption from registration under the Securities Act and, in any event, only after financial results covering at least 30 days of combined operations of Red Cannon and the Company after the Effective Time shall have been published. The foregoing restrictions on the transferability of the Red Cannon Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of Red Cannon Common Stock received or to be received by such Affiliates pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of the Red Cannon Common Stock whether or not such Affiliate has exchanged the certificates previously evidencing such Affiliate's shares of the Company Common Stock for certificates evidencing the shares of Red Cannon Common Stock into which such shares of the Company Common Stock were converted. The Proxy Statement and the Registration Statement shall disclose the foregoing in a reasonably prominent manner.

     Section 5.5. Letter of Company's Accountants. The Company shall cause to be delivered to Red Cannon a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before (a) the date on which the Proxy Statement is filed with the SEC, (b) the date on which the Proxy Statement is mailed to the stockholders of Red Cannon, (c) the date of the Red Cannon Meeting (as defined in Section 6.3), and (d) the Effective Time, and addressed to Red Cannon in form and substance reasonably satisfactory to Red Cannon and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Red Cannon's efforts to obtain such letter, if requested by Arthur Andersen LLP, Red Cannon shall provide a representation letter to Arthur Andersen LLP complying with SAS 72 (as amended), if then required.

     Section 5.6. Company Voting Agreement. On the date hereof, the Persons listed on Appendix A to Exhibit B attached hereto (collectively, the "Company Principal Stockholders") shall execute and deliver to Red Cannon a voting agreement and proxy in the form of Exhibit B hereto (the "Company Voting Agreement"). To the extent that the Company issues any additional shares of Company Common Stock, the Company agrees to obtain a voting agreement and proxy in the form of Exhibit B hereto from additional holders of Company Common Stock so that Red Cannon holds voting proxies with respect to at least 50% of the issued and outstanding shares of Company Common Stock at all times until the Effective Time or the termination of this Agreement, if earlier.

                                   ARTICLE VI

                     COVENANTS OF RED CANNON AND MERGERSUB

     Section 6.1. Conduct of Business of Red Cannon. Except as may be agreed to in writing by the Company, from the date hereof to the Effective Time, Red Cannon shall, and shall cause its subsidiaries to, (i) use its and their best efforts to conduct its and their operations according to its and their ordinary and usual course of business, consistent with past practice, (ii) use its and their best efforts to preserve intact its and their business organization, (iii) keep or cause to be kept in full force and effect all of its and their material rights, contracts and agreements, (iv) maintain all of its and their property in good operating condition and repair, (v) use its and their best efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with any of them, consistent with Red Cannon's past practices, and (vi) maintain continuously insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement. Subject to the exercise of the applicable fiduciary duties of the Board of Directors of Red Cannon as set forth in Section 6.2, Red Cannon and its subsidiaries shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the obligations of the Company or Red Cannon to consummate the Merger set forth in Article VIII not being satisfied. Without limiting the generality of the foregoing and except as provided above, Red Cannon shall not, and shall not permit any of its subsidiaries to:

          (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional employee or other options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any options or rights to acquire, or any securities convertible into, shares of stock of any class; provided that Red Cannon shall be entitled to issue shares of Red Cannon Common Stock upon exercise of Red Cannon Stock Options or warrants against payment therefor in accordance with their terms;

          (b) split, combine or reclassify any shares of its or any of its subsidiaries' capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to its stockholders whether or not in respect of its capital stock; or redeem, purchase or otherwise acquire any shares of, or rights to acquire shares of, its or any of its subsidiaries' capital stock;

          (c) amend its charter or by-laws;

          (d) voluntarily sell, transfer, surrender, abandon or dispose of any of its material assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices;

          (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisitions of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment in any entity either by purchase of securities, contributions of capital or transfer of property, or make any loans or advances to any Person;

          (f) grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due;

          (g) create, incur or assume any indebtedness for borrowed money (contingent or otherwise), in an amount exceeding one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate;

          (h) make or commit to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than as set forth on the capital expenditure budget provided by Red Cannon to the Company, a copy of which is attached as Schedule 6.1;

          (i) grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any Benefit Plan or otherwise), other than merit increases to employees of Red Cannon or its subsidiaries who are not directors or officers of the Red Cannon, in the ordinary course of business and consistent with past practices;

          (j) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

          (k) enter into any material commitment, transaction or agreement, other than in the ordinary course of business consistent with past practices and other than commitments, transactions or agreements that are terminable by Red Cannon without cost or penalty on no more than 60 days prior notice;

          (l) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of Red Cannon or any affiliate of its subsidiaries;

          (m) modify any provision of any Red Cannon Benefit Plan, any stock option plans of Red Cannon or the terms of any stock options granted thereunder, including taking any action with respect to stock options otherwise permitted under Section 9 of the Management Incentive Stock Plan or Section 6 of the 1996 Nonemployee Directors' Stock Option Plan;

          (n) modify any of the Designated Contracts of Red Cannon;

          (o) enter into any agreement or transaction with any Person controlling, controlled by or under common control with Red Cannon; or

          (p) agree, whether in writing or otherwise, to do any of the foregoing.

     Section 6.2. Compliance with Nasdaq and SEC Requirements. From the date hereof to the Effective Time, Red Cannon shall comply in all material respects with all applicable requirements of Nasdaq and the SEC with respect to the filing of information and reports.

     Section 6.3. Approval By Red Cannon's Stockholders. Red Cannon shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the date of this Agreement, for the purpose of voting upon (1) the stock issuance pursuant to the Merger and the other transactions contemplated by this Agreement, (2) the Certificate of Amendment to Red Cannon's Certificate of Incorporation contemplated by this Agreement, (3) the election of new directors to the Board of Directors of Red Cannon pursuant to this Agreement, and (4) the ratification of the appointment of Arthur Andersen LLP as independent auditors for Red Cannon (the "Red Cannon Meeting"). Subject to the exercise of its applicable fiduciary duties under Delaware Law to the stockholders of Red Cannon, the Board of Directors of Red Cannon (i) shall recommend that Red Cannon's stockholders approve each of such proposals, and include such recommendations in the Proxy Statement, provided that the Board of Directors shall not be obligated to make such recommendations if Red Cannon shall have received an offer for a Competing Transaction that the Board of Directors determines in good faith is more favorable to the stockholders of Red Cannon from a financial point of view than the transactions contemplated by this Agreement, and (ii) shall use its reasonable best efforts to solicit from stockholders of Red Cannon votes in favor of approving such proposals. Nothing in this Agreement or otherwise shall relieve Red Cannon of its obligation to hold a meeting and submit approval of the stock issuance pursuant to the

Merger and the other transactions contemplated by this Agreement to its stockholders at such meeting in accordance with Section 251 of Delaware Law.

     Section 6.4. Access to Information. From the date of this Agreement to the Effective Time, Red Cannon shall, and shall cause its subsidiaries and its and their representatives, officers, directors, employees, auditors and agents to, afford the representatives, officers, employees and agents of the Company reasonable access at all reasonable times to its representatives, officers, employees, agents, properties, offices, and other facilities and to all books and records, and shall furnish the Company with all financial, operating and other data and information the Company, through its representatives, officers, employees or agents, may reasonably request. The Company shall hold, and will cause its directors, officers, employees, agents, advisors (including attorneys, auditors, and representatives) to hold in confidence, all documents and information concerning Red Cannon and its subsidiaries furnished to the Company in connection with the transactions contemplated in this Agreement, to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

     Section 6.5.  Affiliate Letters.

          (a) Schedule 6.5 sets forth a list of names and addresses of those Persons who may be deemed "affiliates" of Red Cannon within the meaning of Rule 145 under the Securities Act ("Rule 145"), including the Red Cannon Principal Stockholders (as defined in Section 6.7) and all officers and directors of Red Cannon (each an "Affiliate"). Red Cannon shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing the accuracy and completeness of such list. There shall be added to such list the names and addresses of any other Person who becomes an Affiliate of Red Cannon at any time after the date hereof up to and including the time of Red Cannon Meeting or who the Company reasonably identifies (by written notice to Red Cannon) as being a Person who may be deemed to be an Affiliate of Red Cannon. Red Cannon shall deliver or cause to be delivered to the Company, concurrent herewith, from each of the Affiliates identified on Schedule 6.5 (as the same may be supplemented as aforesaid), a letter in the form of Exhibit C hereto, which shall contain (i) a representation that on the date hereof, such Affiliate had no plan or intention to sell, exchange or otherwise dispose of any Red Cannon Common Stock owned by it as of the date hereof, (ii) a covenant that such Affiliate shall not sell or otherwise dispose of any shares of Red Cannon Common Stock until such time as final results of operations of Red Cannon covering at least thirty (30) days of combined operations of Red Cannon and the Company have been published and (iii) a covenant that such Affiliate will not sell or otherwise dispose of any shares of Red Cannon Common Stock issued to it in the Merger, except pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration under the Securities Act.

          (b) Red Cannon shall be entitled to place appropriate legends on the certificates evidencing the Red Cannon Common Stock owned by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Red Cannon Common Stock, to the effect that the shares of the Red Cannon Common Stock owned by such Affiliates may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Red Cannon Common Stock, pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from registration under the Securities Act and, in any event, only after financial results covering at least 30 days of combined operations of Red Cannon and the Company after the Effective Time shall have been published. The foregoing restrictions on the transferability of the Red Cannon Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of Red Cannon Common Stock owned by such Affiliates and to all purported reductions in the interest in or risks relating to such shares of the Red Cannon Common Stock. The Proxy Statement and the Registration Statement shall disclose the foregoing in a reasonably prominent manner.

     Section 6.6. Employment Agreements; Covenant Not to Compete. On the date hereof, Andrew W. Williams shall execute and deliver to the Company a covenant not to compete and non-disclosure agreement in the form of Exhibit C hereto (the "Covenant Letter"). Each of the Company, on the one hand, and James W. West, James Pagano, Kelly McMakin, Peggy O'Neil, David Rogers and Beverly Bishop, separately on the other hand, shall have executed and delivered to each other an employment agreement substantially in the form of Exhibit D hereto (the "Employment Agreements").

     Section 6.7. Red Cannon Voting Agreement. On the date hereof, the Persons listed on Appendix A to Exhibit E hereto (collectively, the "Red Cannon Principal Stockholders") shall execute and deliver to the Company a voting agreement and voting proxy in the form of Exhibit E hereto (the "Red Cannon Voting Agreement," and together with the Company Voting Agreement, the "Voting Agreements"). The Persons executing the Red Cannon Voting Agreement beneficially own, in the aggregate, over 50% of the issued and outstanding shares of Red Cannon Common Stock.

     Section 6.8. Letter of Red Cannon's Accountants. Red Cannon shall cause to be delivered to the Company a letter of Ernst & Young LLP, Red Cannon's independent public accountants, dated a date within two business days before (a) the date on which the Proxy Statement is filed with the SEC, (b) the date on which the Proxy Statement is mailed to the stockholders of Red Cannon and the Company, (c) the date of the Red Cannon Meeting, and (d) the Effective Time, and addressed to the Company in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Ernst & Young LLP, Red Cannon shall provide a representation letter to Ernst & Young LLP complying with SAS 72 (as amended), if then required.

                                  ARTICLE VII

               COVENANTS OF THE COMPANY, RED CANNON AND MERGERSUB

     Section 7.1. Legal Conditions to Merger. Each of the Company, Red Cannon and Mergersub, shall use its best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger, this Agreement and the transactions contemplated hereby. Such actions shall include, without limitation, filing or causing to be filed under the HSR Act a premerger notification and report form, with respect to the transactions contemplated hereby, furnishing all additional information required under the HSR Act and in connection with approvals of or filings with any Governmental Authority. Each of the Company, Red Cannon and Mergersub promptly shall cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with such transactions. Each of the Company, Red Cannon and Mergersub shall, and shall cause each of its subsidiaries to, use its best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party, required to be obtained or made by the Company, Red Cannon or any of their subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. In connection with the filings under the HSR Act, each party shall request early termination of the HSR waiting period.

     Section 7.2.  Preparation of Proxy Statement and Registration Statement.

          (a) Red Cannon and the Company promptly shall prepare and file with the SEC the Proxy Statement, and Red Cannon promptly shall prepare and file with the SEC the Registration Statement. Each party shall provide the other party and such other party's counsel and auditors with reasonable opportunity to review and comment upon the Registration Statement, including all amendments thereto and all supplements to the Proxy Statement contained therein and constituting a part thereof, prior to the filing thereof with the SEC and/or the distribution thereof to the

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

     stockholders of either party, and shall make all reasonable changes thereto requested by such other party, counsel or auditors. The parties agree that the Registration Statement shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, and the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Each of Red Cannon and the Company shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing consistent with a desired Effective Time of on or prior to February 28, 1999; provided, that the failure of the Effective Time to have occurred on or prior to February 28, 1999 shall not be considered a breach of this Agreement or grounds for termination of this Agreement. Red Cannon shall advise the Company (promptly after it receives notice thereof) of the time when the Registration Statement has become effective, of any supplement or amendment that has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Red Cannon Common Stock for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or for additional information. Promptly after the Registration Statement has been declared effective, Red Cannon and the Company shall use all reasonable efforts to mail the Proxy Statement to their respective stockholders.

          (b) Red Cannon shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals in connection with the issuance of Red Cannon Common Stock in the Merger, except that Red Cannon shall not be required to execute or file any general consent to service of process in any jurisdiction in which it is not qualified to transact business or to register as a dealer in any jurisdiction in which it is not qualified to transact business or to register as a dealer in any jurisdiction.

          (c) If at any time prior to the Effective Time any event relating to Red Cannon or any of its subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement, Red Cannon promptly shall so inform the Company and shall furnish all necessary information to the Company relating to such event. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company promptly shall so inform Red Cannon and shall furnish all necessary information to Red Cannon relating to such event.

     Section 7.3. Best Efforts. Upon the terms and subject to the conditions of this Agreement (including, without limitation, the provisions of Sections 5.2, 6.3 and 7.10 relating to the exercise of the applicable fiduciary duties of the Board of Directors of the Company or Red Cannon, as applicable), each of the parties to this Agreement shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and shall use its best efforts to obtain all necessary waivers, consents and approvals, including the actions described in Sections 7.1 and 7.2 above.

     Section 7.4. Notification of Certain Matters. The Company shall give prompt notice to Red Cannon and Red Cannon shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would, in the reasonable judgment of their respective management, be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or
(ii) any condition set forth herein to be unsatisfied in any material respect at any time from the date of this Agreement to the Effective Time, and (b) any material failure of the Company, Red Cannon or Mergersub, as the case may be, or any officer, director, employee or

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agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.5. Brokers. Each of the Company and Red Cannon represents that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement (except as set forth in Sections 3.22 and 4.22), and each of the Company and Red Cannon shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party.

     Section 7.6. Public Announcements. Neither the Company nor Red Cannon shall issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents or customers, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be withheld unreasonably), provided that the Company or Red Cannon may make any disclosure or announcement which, in the opinion of its counsel, it is obligated to make pursuant to applicable law or regulations of Nasdaq, in which case the party desiring to make the disclosure shall reasonably consult with the other party prior to making such disclosure or announcement.

     Section 7.7. Tax and Accounting Treatment. Until the Effective Time, the Company and Red Cannon each shall, and from and after the Effective Time Red Cannon shall, use its best efforts to qualify the Merger, and shall use best efforts not to take any action to cause the Merger not to qualify, as a reorganization within the meaning of Section 368(a) of the Code. From and after the Effective Time, (a) Red Cannon shall cause the Surviving Corporation to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business within the meaning of the Treasury regulation Section 1.368-1(d), and (b) Red Cannon and Mergersub shall, and Red Cannon shall cause the Surviving Corporation to, treat the Merger as a "reorganization" within the meaning of Section 368(a) of the Code and shall file such information with their income tax returns as may be required by Treasury regulation Section 1.368-3 or other applicable law. Until the Effective Time, each of the Company and Red Cannon, and from and after the Effective Time Red Cannon and their respective subsidiaries and other Affiliates over which they exercise control, shall not knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

     Section 7.8.  Indemnification of Officers and Directors.

          (a) Red Cannon shall indemnify, defend and hold harmless each Person who is now, or who becomes prior to the Effective Time, an officer or director of Red Cannon or the Company (the "Indemnified Parties") against
     (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be withheld unreasonably) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Red Cannon or the Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated by this Agreement, in each case to the full extent provided under the Certificate of Incorporation and By-laws of the Company as in effect as of the date hereof or permitted under Delaware Law, as applicable, to indemnify directors and officers. As of the date hereof, neither Red Cannon nor the Company has knowledge, after due inquiry of its

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

     respective directors and executive officers, of any pending or threatened claims, actions or other matters which reasonably could give rise to Indemnified Liabilities.

          (b) The Certificate of Incorporation and the By-laws of Red Cannon and the Surviving Corporation shall contain the provisions with respect to indemnification substantially the same as set forth in the Company's Certificate of Incorporation and By-laws on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Red Cannon or the Company, unless such modification is required by law.

          (c) The provisions of this Section 7.8 are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and executors after the Effective Time.

     Section 7.9. Further Assurances. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Company, Red Cannon, Mergersub and the Surviving Corporation shall take such necessary action.

     Section 7.10.  No Solicitations.  From the date hereof until the earlier of
(a) the Effective Time, or (b) the date that this Agreement shall terminate in accordance with its terms (the "Non-Solicitation Period"), neither of the Company nor Red Cannon shall, and each such party shall cause its subsidiaries not to, permit any of its representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Competing Transaction. Any violation of the restrictions set forth in the preceding sentence by an officer or director of either the Company or Red Cannon or any investment banker, attorney or other representative of such party, whether such person is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Section 7.10. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Competing Transaction. During the Non- Solicitation Period, Red Cannon shall notify the Company, and the Company shall notify Red Cannon, orally and confirmed in writing, of any inquiries, offers or proposals relating to a Competing Transaction (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall give the other five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Notwithstanding anything in this Section 7.10 to the contrary, in the event of an unsolicited Competing Transaction, unless the respective approvals of Red Cannon's Stockholders and the Company's Stockholders have both been obtained, Red Cannon or the Company, as the case may be, may participate in discussions or negotiations with, furnish information to, and afford access to its properties, books and records and that of its subsidiaries, to any person in connection with a possible Competing Transaction by such person (provided such person is bona fide and financially capable) with respect to either the Company or Red Cannon if the Board of Directors of the Company or Red Cannon, as the case may be, after weighing the advice of its counsel and financial advisor, determines in good faith that taking such action is reasonably likely to lead to a definitive written offer or proposal with respect to a Competing Transaction by or with such other person that would be more favorable than the Merger to such party's stockholders from a financial point of view. As used in this Section 7.10, "Competing Transaction" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party or any of its material subsidiaries, or any proposal or offer to acquire in any manner controlling equity interest in, or substantially all of the assets of, any party or any of its material subsidiaries, other than (i) pursuant to transactions contemplated by this Agreement, (ii) any transaction by or involving the Company which is permitted pursuant to Section 5.1 (and Schedule 5.1).

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

     Section 8.1. Conditions to Obligations of the Company, Red Cannon and Mergersub. The obligations of the Company, Red Cannon and Mergersub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions:

          (a) Stockholder Approvals. The Merger and the other transactions contemplated by this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Special Meeting. The stock issuance pursuant to the Merger, the Certificate of Amendment, the election of directors and the other transactions contemplated by this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Red Cannon Common Stock entitled to vote at the Red Cannon Meeting.

          (b) Approvals of Governmental Authorities and Other Persons. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination of any notice and waiting period imposed by, any Governmental Authority or any other Person upon the consummation of the transactions contemplated by this Agreement, the failure of which to obtain could reasonably be expected to have a Company Material Adverse Effect or a Red Cannon Material Adverse Effect, shall have been filed or obtained or shall have occurred. All of such authorizations, consents, orders or approvals shall have been obtained without the imposition of any conditions which would require the divestiture of any of the Company's or Red Cannon's assets or would otherwise materially adversely affect Red Cannon's ability to operate the businesses of the Company and its subsidiaries following the Effective Time.

          (c) Registration Statement. The Registration Statement shall have been declared effective, and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened.

          (d) No Order or Injunction. The consummation of the Merger shall not be precluded, enjoined, prohibited or materially restricted by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and no litigation, arbitration, or other proceeding initiated by any Governmental Authority shall be pending which seeks to enjoin prohibit or materially restrict the consummation of the Merger.

          (e) Pooling Letters. The Company shall have received a letter from its auditors, addressed to the Company, dated the date the Proxy Statement is first mailed to the stockholders of the Company and confirmed in writing as of the Effective Time, and Red Cannon shall have received a letter from its auditors, addressed to Red Cannon, dated the date the Proxy Statement is first mailed to the stockholders of Red Cannon and confirmed in writing as of the Effective Time, stating that the Merger shall qualify as a pooling of interests business combination under applicable accounting and SEC rules, and the SEC shall not have objected to such treatment.

          (f) Accountants Letters. The Company and Red Cannon shall have received the letters described in Sections 5.5 and 6.8 above.

          (g) Nasdaq. The shares of Red Cannon Common Stock included in the Merger Consideration shall have been duly approved for quotation on Nasdaq, subject to official notice of issuance.

          (h) Average Trading Price of Red Cannon Common Stock. The average daily closing sales price of a share of Red Cannon Common Stock as quoted on Nasdaq for the 20 consecutive trading days immediately preceding the third trading day (including such third trading day) prior to the Effective Time, shall be greater than or equal to $4.00.

          (i) Dissenting Shares. Less than 10% of the issued and outstanding shares of Company Common Stock shall have duly demanded and perfected dissenters' rights of appraisal in accordance with Section 2.5 of this Agreement and Section 262 of Delaware Law.

          (j) Blue Sky Laws. Red Cannon shall have received all state securities or "Blue Sky" permits and other authorizations, if any, necessary to issue the shares of Red Cannon Common Stock pursuant to the Merger.

     Section 8.2. Conditions to Obligations of the Company. Except as otherwise provided below, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

          (a) Performance of Obligations of Red Cannon and Mergersub. Red Cannon and Mergersub shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of each of Red Cannon and Mergersub by an executive officer of each such company to such effect.

          (b) Representations and Warranties; Change in Condition. The representations and warranties of Red Cannon and Mergersub set forth in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Time, with the same force and effect as through such representations and warranties had been made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of each of Red Cannon and Mergersub by an executive officer of each such company to such effect. Since the date hereof, no event or condition shall have occurred (or shall be discovered) that could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Red Cannon and its subsidiaries, taken as a whole (a "Red Cannon Material Adverse Effect").

          (c) Corporate Action.  The Company shall have received from Red Cannon
     (i) copies of the certificates of incorporation and by-laws of Red Cannon and Mergersub, (ii) copies of resolutions of Red Cannon's and Mergersub's Boards of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of each of Red Cannon and Mergersub by the corporate secretary of each such company, and (iii) a certificate of good standing from the Secretary of State of the State of Delaware for each of Red Cannon and Mergersub (dated as of a date not more than 10 days prior to the Closing).

          (d) Opinion of Counsel. The Company shall have received an opinion of counsel to Red Cannon and Mergersub, dated the Effective Time, substantially in the form of Exhibit G.

     Section 8.3. Conditions to Obligations of Red Cannon and Mergersub. The obligations of Red Cannon and Mergersub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Red Cannon and Mergersub:

          (a) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Company at or prior to the Effective Time, and Red Cannon and Mergersub shall have received a certificate of the Company, signed by the chief executive officer and the chief financial officer of the Company, to such effect.

          (b) Representations and Warranties; Change in Condition. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the date hereof and at and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, and Red Cannon and Mergersub shall have received a certificate of the Company, signed by the chief executive officer and the chief financial officer of the Company, to such effect. Since the date hereof, no event or condition shall have occurred (or shall be discovered) that could reasonably be expected to have a material adverse effect on the business, assets, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect").

          (c) Corporate Action. Red Cannon and Mergersub shall have received from the Company (i) copies of the certificates of incorporation and bylaws of the Company and each of its subsidiaries, (ii) copies of resolutions of the Company's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of the Company by its corporate secretary, and (iii) a certificate of good standing from the Secretary of State of the State of Delaware for the Company (dated as of a date not more than 10 days prior to the Closing).

          (d) Businesses Acquired by the Company. As of the Effective Time, the Company shall have Annualized Adjusted EBITDA of at least $11 million (it being acknowledged and agreed by Red Cannon that the Company had at least $8.3 million of Annualized Adjusted EBITDA as of December 8, 1998). For purposes of this Agreement, the following terms shall have the meanings set forth below:

             "Addbacks" shall mean, with respect to each floral business acquired by the Company, all expenses incurred by such floral business during the applicable accounting period(s) preceding such acquisition, which expenses would not have been incurred by the Company if the Company owned such business during such period, including, without limitation, dividends, distributions, excess owner's compensation, extraordinary fringe benefits and perquisites provided to owners and other employees, and other non-recurring revenue and expenses, in all cases as evidenced by the Company's records.

             "Annualized Adjusted EBITDA" shall mean, as of any date, the Company's consolidated net income for the 12-month period immediately preceding such date before (x) interest, taxes, depreciation and amortization expenses paid or accrued during such period, and (y) plus (or minus) all Addbacks related to such period; provided that (I) all businesses acquired by the Company during such 12-month period shall be treated as having been acquired by the Company as of the first day of such 12-month period, and (II) other pro forma adjustments shall be made to such net income consistent with the pro forma adjustments described in the Company's Private Placement Memorandum dated September 1998.

          (e) Opinion of Counsel. Red Cannon and Mergersub shall have received an opinion of counsel to the Company, dated the Effective Time, substantially in the form of Exhibit H.

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

                                   ARTICLE IX

                                  TERMINATION

     Section 9.1. Termination. This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time after the occurrence of any of the following events, but prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company);

          (a) by mutual written consent of Red Cannon and the Company;

          (b) by either Red Cannon or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealing;

          (c) by either Red Cannon or the Company, if the Merger has not been consummated by March 31, 1999 (such date, or such later date mutually agreed to in writing by the parties, hereto referred to as the "End Date") (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); provided, however, that if the reason the Merger has not been consummated by March 31, 1999 is due to any of the conditions in Sections 8.1(a), 8.1(b), 8.1(c), or 8.1(d) not having been satisfied as of March 31, 1999, then the End Date shall be automatically extended, without further action of the parties, to May 31, 1999; further provided, that if the reason the Merger has not been consummated by March 31, 1999 is due to the condition in Section 8.1(e) not having been satisfied as of March 31, 1999, then the parties agree to negotiate in good faith to agree on such terms and conditions as may permit the Merger and the other transactions contemplated by this Agreement to be closed and treated for accounting purposes as a purchase transaction as opposed to a pooling of interests, and the End Date shall be automatically extended, without further action of the parties, to May 31, 1999;

          (d) by Red Cannon, if any of the representations and warranties of the Company in this Agreement are not true and correct in all material respects and could not reasonably be expected to become true and correct prior to the End Date, or if the Company breaches in any material respects any covenant of the Company contained in this Agreement and such breach could not reasonably be expected to be cured prior to the End Date; or

          (e) by the Company, if any of the representations and warranties of Red Cannon in this Agreement are not true and correct in all material respects and could not reasonably be expected to become true and correct prior to the End Date, or if Red Cannon breaches in any material respect any covenant of Red Cannon contained in this Agreement and such breach could not reasonably be expected to be cured prior to the End Date.

     Section 9.2. Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1, this Agreement shall terminate and become void and of no force and effect, the Merger shall be abandoned without further action by any of the parties to this Agreement, and no party to this Agreement shall have any liability or further obligation under this Agreement, except for the agreements contained in Sections 3.22 and 4.22 (Brokers), 7.10 (No Solicitation), 10.3 (Fees and Expenses) and 10.8 (Governing Law); provided that any termination of this Agreement pursuant to Sections 9.1(d) or 9.1(e) of this Agreement shall not relieve any party from any liability for the breach of any material representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach, and further provided, that if Red Cannon terminates this Agreement pursuant to
Section 9.1(d), then Red Cannon shall be entitled to recover its reasonable attorney's fees and costs incurred in any action brought by Red Cannon against the Company to recover its damages caused by such breach, or if the Company terminates this Agreement pursuant to Section 9.1(e), then the Company shall be entitled to recover its reasonable attorney's fees and costs incurred in any action brought by the Company against Red Cannon to recover its damages caused by such breach. Upon termination of this Agreement, each party shall return all documents and other materials of any other party which constitute confidential or proprietary information or trade secrets, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and will otherwise continue to abide by the terms of the Confidentiality Agreement.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     Section 10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the Company, on the one hand, and Red Cannon and Mergersub, on the other hand, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the adoption of this Agreement by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form the consideration to be delivered to the stockholders of the Company as contemplated by Article II of this Agreement.

     Section 10.2. Waiver of Compliance; Consents. Any failure of the Company, or of Red Cannon or Mergersub, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Red Cannon or Mergersub, or by the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.2.

     Section 10.3. Fees and Expenses. Except as otherwise provided in this Agreement or by law, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, except that Red Cannon and the Company shall share equally (i) the expenses payable in connection with printing and mailing the Registration Statement and the Proxy Statement and all SEC filing fees relating to the transactions contemplated herein, and (ii) all HSR Act filing fees payable with respect to the Merger and other transactions contemplated by this Agreement.

     Section 10.4. No Third-Party Beneficiaries. Except as provided in Section 7.8, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed or is intended to give to any Person, other than the parties hereto, any legal or equitable rights hereunder.

     Section 10.5.  Reliance on and Survival of Representations and
Warranties. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations and warranties of the other parties contained in this Agreement or in any other documents or certificates delivered in connection herewith. Each representation and warranty contained in this Agreement is independent of each other representation and warranty. None of the representation, warranties, or covenants in this Agreement or in any Schedule, certificate, or other document delivered pursuant to this Agreement shall survive beyond the Effective Time, except for the agreements in Article I (The Merger), Article II (Conversion of Securities; Exchange of Certificates),
Section 7.7 (Tax Treatment), Section 7.8 (Indemnification of Officers and Directors), Section 7.9 (Further Assurances), and Section 10.8 (Governing Law), and for those set forth in the Affiliate letters required under Sections 5.4 and 6.5, the Covenant Letter, the Employment Agreements and the Voting Agreements.

     Section 10.6. Notices. All notice and other communications required or permitted hereunder shall be in writing and shall be deemed duly given if delivered by hand, faxed (provided a confirmation is sent by guaranteed overnight delivery), guaranteed overnight delivery or mailed, first class certified mail with postage prepaid, to the parties at the following addresses, or such other addresses as such party shall furnish to the other in writing:

        (a) If to Red Cannon or Mergersub to:
        Florafax International, Inc.
        8075 20th Street
        Vero Beach, FL 32966
        Attn: James West
        Fax: (561) 234-4044

        with a copy to:

        Andrews & Kurth L.L.P.
        1701 Pennsylvania Ave. N.W., Suite 200
        Washington, D.C. 20008
        Attn: James A. Blalock III, Esq.
        Fax: (202) 662-2739

        (b) If to the Company to:

        GERALD STEVENS, INC.
        One Financial Plaza, Suite 1100
        110 East Broward Blvd.
        Fort Lauderdale, FL 33394
        Attn: Adam D. Phillips
        Fax: (954) 713-1175

        with a copy to:

        Akerman, Senterfitt & Eidson, P.A.
        One Southeast Third Avenue
        28th Floor
        Miami, Florida 33131
        Attn: Jonathan L. Awner, Esq.
        Fax: (305) 374-5095

     Section 10.7. Assignment. This Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties to this Agreement, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise.

     Section 10.8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State.

     Section 10.9. Headings. The table of contents and the article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     Section 10.10. Entire Agreement. This Agreement (which term as used throughout includes the Exhibits and Schedules hereto) and the other documents and certificates contemplated herein embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter, except for the Confidentiality Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

     Section 10.11. Severability. Wherever possible, each provision or portion of any provisions of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 10.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement on the date set forth above.

                                          FLORAFAX INTERNATIONAL, INC., a
                                          Delaware corporation

                                          By:    /s/ ANDREW W. WILLIAMS
                                            ------------------------------------
                                              Name: ANDREW W. WILLIAMS
                                              Title: CHIEF EXECUTIVE OFFICER

                                          RED CANNON ACQUISITION CORP., a
                                          Delaware corporation

                                          By:    /s/ ANDREW W. WILLIAMS
                                            ------------------------------------
                                              Name: ANDREW W. WILLIAMS
                                              Title: CHIEF EXECUTIVE OFFICER

                                          GERALD STEVENS, INC., a Delaware
                                          corporation

                                          By:     /s/ GERALD R. GEDDIS
                                            ------------------------------------
                                              Name: GERALD R. GEDDIS
                                              Title: CHIEF EXECUTIVE OFFICER

                                                                       ANNEX A-1

                                AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 is made as of April 9, 1999 to that certain Agreement and Plan of Merger dated as of December 9, 1998 by and among Florafax International, Inc., Red Cannon Acquisition Corp., and Gerald Stevens, Inc. All defined terms used herein shall have the same meanings given such terms in the Agreement.

     1. Waiver of Certain Conditions by the Company. The Company agrees to waive the condition to closing set forth in Section 8.2(b) of the Agreement to the extent that the following representations and warranties of Red Cannon and Mergersub as set forth in the Agreement shall not be true and correct in all material respects as of the Effective Time, and the Company agrees to accept a certificate pursuant to Section 8.2(b) at the Effective Time which qualifies the following representations and warranties to the extent provided below:

     (a) With respect to the representation and warranty in Section 4.3 of the Agreement, Red Cannon and Mergersub will not be filing a premerger notification and report form under the HSR Act as the parties have determined that the transactions contemplated by the Agreement are not required to be approved under the HSR Act;

     (b) With respect to the representation and warranty in Section 4.4 of the Agreement, (i) the financial statements of Red Cannon included in the Red Cannon SEC Documents have been amended to change the manner of accounting for Red Cannon's acquisition of Marketing Projects, Inc.,
          (ii) Red Cannon's Forms 10-KSB/A and 10-QSB/A as filed with the SEC on April 8, 1999 reflect such changes, and (iii) the representations and warranties set forth in Section 4.4 of the Agreement are true and correct in all material respects as to such amended filings; and

     (c) With respect to the representation and warranty in Section 4.22 of the Agreement, Red Cannon has amended its retainer agreement with ABN AMRO as of March 12, 1999, and a true and correct copy of the amended retainer agreement with ABN AMRO has been delivered to the Company.

The Company agrees that the none of the matters specified above constitutes a violation of or non-compliance with Sections 6.1, 7.1, 7.3 or 7.4 of the Agreement, and the Company agrees to accept a certificate pursuant to Section 8.2(a) of the Agreement at or prior to the Effective Time which reflects the foregoing matters to the extent such matters may constitute a violation of or non-compliance with any covenant of Red Cannon and Mergersub in the Agreement.

     2. Satisfaction of Certain Conditions by the Company. Red Cannon and Mergersub agree that the condition to closing set forth in Section 8.3(a) has not been violated by reason of the Company's acquisitions since the date of the Agreement, all of which Red Cannon and Mergersub agree (i) either have been made in accordance with Section 5.1(e) and Schedule 5.1 of the Agreement or have been made with Red Cannon and Mergersub having waived compliance with Section 5.1(e) and Schedule 5.1 of the Agreement, and (ii) do not violate Sections 7.1, 7.3 or
7.4 of the Agreement. All of the Company's acquisitions since the date of the Agreement are listed on Schedule 2 hereto.

     3. Waiver of Certain Conditions by Red Cannon and Mergersub. Red Cannon and Mergersub agree to waive the condition to closing set forth in Section 8.3(b) of the Agreement to the extent that the following representations and warranties of the Company as set forth in the Agreement shall not be true and correct in all material respects as of the Effective Time, and Red Cannon and Mergersub agree to

                                      A-1-1
accept a certificate pursuant to Section 8.3(b) at the Effective Time which qualifies the following representations and warranties to the extent provided below:

     (a)  With respect to the representations and warranties in Sections 3.2 and
          3.20 of the Agreement, the Company has acquired several additional subsidiaries, as reflected in the amended Proxy Statement, and the Company will list those subsidiaries on a revised Schedule 3.2, and list the fictitious and other names of such subsidiaries on a revised
          Schedule 3.20, to be attached to the certificate;

     (b) With respect to the representation and warranty in Section 3.3 of the Agreement, the Company will update its stockholder and option holder lists on revised Schedules 3.3(a) and 3.3(b) to be attached to the certificate;

     (c) With respect to the representation and warranty in Section 3.4 of the Agreement, the Company will not be filing a premerger notification and report form under the HSR Act as the transactions contemplated by the Agreement are not required to be approved under the HSR Act;

     (d) With respect to the representations and warranties in Sections 3.6(vi) and 3.17 of the Agreement, the Company has hired Steven J. Nevill as Senior Vice President and Chief Information Officer, and will update its list of executive officers on revised Schedule 3.17 to be attached to the certificate;

     (e) With respect to the representation and warranty in Section 3.13(a) of the Agreement, the Company has entered into an advertising and marketing agreement with Yahoo!, and will add that agreement as a Designated Contract on revised Schedule 3.13 to be attached to the certificate;

     (f) With respect to the representation and warranty in Section 3.15 of the Agreement, the Company will update its lists of real property owned and leased on revised Schedules 3.15(a) and 3.15(b) to be attached to the certificate; and

     (g) With respect to the representation and warranty in Section 3.18 of the Agreement, the Company will update its lists of insurance on revised
          Schedule 3.18 to be attached to the Agreement.

Red Cannon and Mergersub further agree that the none of the matters specified above constitutes a violation of or non-compliance with Sections 5.1, 7.1, 7.3 or 7.4 of the Agreement, and Red Cannon and Mergersub agree to accept a certificate pursuant to Section 8.3(a) of the Agreement at or prior to the Effective Time which reflects the foregoing matters to the extent such matters may constitute a violation of or non-compliance with any covenant of the Company in the Agreement.

     4. Amendment of Certain Representations, Agreements and Covenants. Red Cannon, Mergersub and the Company agree that Sections 3.5, 4.5, 5.2, 6.3 and 7.2 of the Agreement are deemed to be amended and revised so that the Proxy Statement will not be a joint proxy statement and will only be a proxy statement for the annual meeting of stockholders of Red Cannon, and agree that the Company will be holding a special meeting of its stockholders to approve the Merger Agreement but the Company's Board of Directors will not be soliciting proxies for such special meeting. In addition, Red Cannon, Mergersub and the Company agree that Section 6.3 of the Agreement is amended so that the proposal described in the Agreement which relates to the ratification of the appointment of Arthur Andersen, LLP as independent auditors for Red Cannon will not be included in the Proxy Statement, provided that the Board of Directors of Red Cannon shall appoint Arthur Andersen, LLP as its independent auditors subject to completion of the Merger and the Proxy Statement will reflect that. The parties further agree that the reference to February 28, 1999 in Section 7.2(a) of the Agreement is amended to refer to April 15, 1999. Finally, the phrase "A[a]t the Effective Time," in the first and fourth sentences of

                                      A-1-2

Section 1.9 is replaced with "A[a]s of the close of business on the day of the Effective Time," in both sentences.

     5. Miscellaneous. This Amendment No. 1 to the Agreement is entered into by the parties pursuant to Section 10.1 of the Agreement. Nothing contained herein shall be construed as or shall operate as a waiver of, or estoppel with respect to, any other condition contained in Article VIII of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Amendment No. 1 to the Agreement on the date first set forth above.

                                        FLORAFAX INTERNATIONAL, INC.,
                                        a Delaware corporation

                                        By:      /s/ ANDREW W. WILLIAMS
                                           -------------------------------------
                                            Andrew W. Williams, Chief Executive
                                            Officer

                                        RED CANNON ACQUISITION CORP.,
                                        a Delaware corporation

                                        By:      /s/ ANDREW W. WILLIAMS
                                           -------------------------------------
                                            Andrew W. Williams, President

                                        GERALD STEVENS, INC.,
                                        a Delaware corporation

                                        By:       /s/ ADAM D. PHILLIPS
                                           -------------------------------------
                                            Adam D. Phillips, Senior Vice
                                            President

                                      A-1-3

                                                                         ANNEX B

ABN AMRO

                                                      ABN AMRO Incorporated
                                                      208 South LaSalle Street
                                                      Chicago, Illinois
                                                      60604-1003
                                                      (312) 855-7600

December 9, 1998

Board of Directors
Florafax International, Inc.
5075 20th Street
Vero Beach, FL 32966

Members of the Board:

     We understand that Florafax International, Inc. ("Florafax" or the "Company"), Gerald Stevens, Inc. ("Gerald Stevens") and Red Cannon Acquisition Corp., a wholly-owned subsidiary of Florafax ("Mergersub"), propose to enter into an Agreement and Plan of Merger to be dated December 9, 1998 (the "Agreement") pursuant to which Gerald Stevens will be merged with and into Mergersub in a transaction (the "Merger") in which each issued and outstanding share of common stock of Gerald Stevens ("Gerald Stevens Common Stock") will be converted into the right to receive shares of common stock of Florafax, $0.01 par value per share ("Florafax Common Stock"), in the applicable ratio (the "Exchange Ratio") as follows: (i) if the average daily closing sales price of a share of Florafax Common Stock on the NASDAQ Small Cap System ("Nasdaq"), as reported in The Wall Street Journal, for the 45 consecutive trading days immediately preceding the third day (including such third trading day) prior to the Florafax Stockholder Meeting, as defined in the Agreement ("Average Trading Price") is less than $5.00, the Exchange Ratio shall be equal to 1.25, (ii) if the Average Trading Price is greater than or equal to $5.00 but less than $6.50, the Exchange Ratio shall be 1.30, and (iii) if the Average Trading Price is greater than or equal to $6.50, the Exchange Ratio shall be 1.35. If the Average Trading Price is less than $4.00, either party shall have the right to terminate the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio determining the number of shares to be issued to the holders of Gerald Stevens Common Stock in the Merger is fair to Florafax stockholders from a financial point of view.

     In connection with this opinion we have:

     (i)   reviewed the Agreement and certain related documents;

     (ii) held discussions with certain senior officers and directors of Florafax and certain senior officers of Gerald Stevens concerning the businesses, operations and prospects of Florafax and Gerald Stevens;

     (iii) examined certain publicly available information and other data for Florafax which were provided to or otherwise discussed with us by the management of Florafax;

     (iv) examined certain financial information, including limited historical information, and other data for Gerald Stevens which were provided to or otherwise discussed with us by the management of Gerald Stevens;

                                                        Florafax International,
                                                        Inc.
                                                        Page 2

     (v) reviewed the financial terms of the Merger as set forth in the Agreement in relation to: (a) current and historical market prices and trading volumes of Florafax Common Stock; (b) the respective companies' financial and other operating data; and (c) the capitalization and financial condition of Florafax and Gerald Stevens;

     (vi) considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Florafax and Gerald Stevens;

     (vii) reviewed Gerald Stevens plans for and certain documents relating to planned acquisitions of certain other parties (collectively, the "Early Acquisitions");

     (viii) reviewed and discussed with senior management of the Company and Gerald Stevens the projected operating results, the strategic rationale for the Merger and certain sensitivity analyses relating to the operations of Gerald Stevens, Florafax, and the combined entity; and

     (ix) interviewed the management of Florafax regarding the reasonableness of such projections and analyses.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In particular, we have assumed that the Early Acquisitions are consummated as contemplated and we have relied upon the estimates of management of the Company and their concurrence with Gerald Stevens as to operating performance and balance sheet projections resulting from the Merger and Early Acquisitions. In addition, we have not assumed any responsibility for making an independent evaluation or appraisal of the assets and liabilities of Florafax and Gerald Stevens or any of their respective subsidiaries. With respect to the financial projections of Florafax and Gerald Stevens, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Florafax and Gerald Stevens, respectively, as to the future financial performance of Florafax. We have assumed that the Merger will be consummated in accordance with the terms of the Agreement including among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Other than as specifically stated herein, we express no opinion regarding the terms of the Agreement or any other agreements contemplated by this transaction. We are not expressing any opinion as to what the value of Florafax Common Stock actually will be at closing pursuant to the Merger or the price at which Florafax Common Stock will trade subsequent to the Merger.

     In connection with our engagement, we assisted the Company in reviewing and responding to certain other indications of interest; however, we have not been authorized by the Company or the Board of Director to solicit, nor have we solicited, third party indications of interest for all or any part of the Company.

     ABN AMRO, Incorporated ("AAI"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offering of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of Florafax in connection with this transaction and will receive a fee for our services, including rendering this opinion. A significant portion of the fees to be received by AAI is contingent upon the consummation of the Merger. In the ordinary course of our business, AAI and its affiliates may actively trade securities of Florafax for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                                                        Florafax International,
                                                        Inc.
                                                        Page 3

     It is understood that this letter is for the benefit and use of the Board of Directors of Florafax in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used, in its entirety, as part of any proxy statement/prospectus relating to the Merger. This letter does not address Florafax's underlying business decision to enter into the Merger or other business strategies being considered by the Company's Board of Directors or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the stockholders of Florafax.

                                            Sincerely,
                                            /s/ ABN AMRO INCORPORATED

                                            ABN AMRO Incorporated

                                                                         ANNEX C

                                    FORM OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                          FLORAFAX INTERNATIONAL, INC.

     We, the Chief Executive Officer and the Secretary of Florafax International, Inc. (the "Corporation"), do hereby certify under the seal of said Corporation as follows:

          1: The name of the Corporation is Florafax International, Inc. and the original name under which the Corporation was formed is Spotts Florafax Corporation.

          2: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State, State of Delaware, on October 29, 1970.

          3: This Certificate of Amendment was duly adopted in accordance
     Section 242 of the Delaware General Corporation Law.

          4: Article I and Article IV of the Certificate of Incorporation are amended to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is GERALD STEVENS, INC.

                                   ARTICLE IV

     The total number of shares which this Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share, and Six hundred Thousand (600,000) shares of Preferred Stock, par value $10.00 per share.

     The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

          (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series form the share of all other series;

          (b) The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

          (c) The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

          (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

          (e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

          (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

          (g) Any other relative rights, preferences and limitations of that series.

     IN WITNESS WHEREOF, we have signed this Certificate of Amendment and caused
the corporate seal of the Corporation to be hereunto affixed this      day of
          , 1999.

                                          --------------------------------------
                                          Gerald R. Geddis
                                          Chief Executive Officer

(SEAL)
ATTEST:

-----------------------------------
Adam D. Phillips, Secretary

                                                                       ANNEX D-1

                                 United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM 10-KSB
(MARK ONE)
[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934
    [FEE REQUIRED]

                   For the fiscal year ended August 31, 1998

                                       or

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934
    [NO FEE REQUIRED]

        For the transition period from                to

                         Commission File Number 0-5531

                          FLORAFAX INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

               DELAWARE                            41-0719035
     (State or other jurisdiction        (I.R.S. Employer Identification
                                                      No.)
   of incorporation or organization)

    8075 20TH STREET, VERO BEACH, FLORIDA                   32966
  (Address of principal executive offices)               (Zip Code)

                    Issuer's telephone number (561) 563-0263

      Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:
                         Common Stock par value of $.01
                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO_

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

     State issuers' revenues for its most recent fiscal year $13,391,000.

     On October 7, 1998, the aggregate market value of the Common Stock based upon the average bid and asked prices as reported by the NASD held by nonaffiliates was approximately $13,416,000, based upon the assumption that only officers, directors and 10% shareholders are affiliates.

     As of October 7, 1998, 7,929,223 common shares were outstanding.

                      Documents Incorporated by Reference

     Portions of the Company's definitive proxy statement relating to the 1998 annual meeting of shareholders are incorporated by reference into Part III of this form 10-KSB.

     Transitional Small Business Disclosure Format (Check One):   Yes [__];   No
[ X ]

                                      D-1-1

                          FLORAFAX INTERNATIONAL, INC.

                                     INDEX

                                                                          PAGE
                                                                          ----
                                     Reference
                                       PART I
Item 1      Description of Business.....................................    3
Item 2      Description of Property.....................................    5
Item 3      Legal Proceedings...........................................    5
Item 4      Submission of Matters to a Vote of Security Holders.........    5

                                      PART II
Item 5      Market for Common Equity and Related Stockholder Matters....    6
Item 6      Management's Discussion and Analysis of Financial Condition
            and Plan of Operation and Selected Financial Data...........    6
Item 7      Financial Statements:
            Report of Independent Certified Public Accountants..........   13
            Consolidated Balance Sheets.................................   14
            Consolidated Statements of Income...........................   16
            Consolidated Statements of Changes in Stockholders Equity...   17
            Consolidated Statements of Cash Flows.......................   18
            Notes to Consolidated Financial Statements..................   19
Item 8      Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure....................................   29

                                      PART III
Item 9      Directors, Executive Officers, Promoters and Control
            Persons; Compliance with Section 16(a) of the Exchange
            Act.........................................................   29
Item 10     Executive Compensation......................................   30
Item 11     Security Ownership of Certain Beneficial Owners and
            Management..................................................   32
Item 12     Certain Relationships and Related Transactions..............   34

                                      PART IV
Item 13     Exhibits and Reports on Form 8-K............................   36

                                      D-1-2

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

     Florafax International, Inc. is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. The Company is also engaged in the business of credit and charge card processing for third parties.

     As used herein, the terms "Florafax" and "Company" mean Florafax International, Inc. (the Registrant), its divisions and subsidiaries, unless the context requires otherwise.

     All forecasts and projections in this document are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, and are based on management's current expectations of the Company's near term results, based on current information available and pertaining to the Company. Actual results may differ materially from those projected in the forward-looking statements.

FLOWERS-BY-WIRE

     The Company operates a flowers-by-wire business which enables Florafax member florists (independent owners) to send and deliver floral orders throughout the United States. Floral orders between florists are transacted primarily by telephone or by the Company's order allocation system. Flowers-by-wire is the Company's primary business segment, accounting for 91% of net revenues in 1998 and 90% in 1997.

     The Company's order allocation system has the ability to distribute orders ratably to Florafax member florists. Once an order is taken, the system analyzes the area to ascertain which member florists will deliver to that location. The system then determines which florist should receive that order based on certain criteria. The most important of the distribution criteria is that all member florists receive a fair number of orders. Once the system determines which florist is to receive the order, it is sent via facsimile or telephone. Management believes that the Company's order allocation system is presently the only system in the industry that is capable of distributing orders fairly to member florists.

     Traditionally, floral orders originated with one florist and were then filled by another florist. However, during the past several years the Company has been generating a significant portion of floral orders through its wholly owned subsidiary, The Flower Club. The Flower Club has arrangements with numerous nationally recognized companies which allow The Flower Club to generate orders by marketing directly to the customers of these companies. To order through the Flower Club, the consumer dials a toll free number and places the order at one of the Company's order entry locations. These orders are then transmitted to member florists via the order allocation system.

     Florists, and their advertisements, are listed in the "Florafax Directory," which is published and distributed several times a year. The Company produces the "Florafax Directory," brochures, and sales and promotional materials for use by the Company and its member florists.

     The Company's flowers-by-wire business is dependent upon an adequate base of member florists. The Company recruits member florists principally through advertisement and direct solicitation. A florist applying to become a Florafax member is evaluated to determine his or her ability to operate in accordance with the Company's rules and regulations, to provide a quality product and to comply with the credit policies established by the Company. Member florists are eligible to receive orders from, and send orders to, any other member or directly to Florafax order entry locations.

     When a member florist places a floral order, he or she selects another florist from the Florafax Directory near the desired point of delivery and contacts the selected florist by use of the telephone or fax machine. In the event a florist cannot find a fulfilling florist in the area they wish to send an order, they can call the Company's order entry department and the Company will place the order. The sending florist is paid by the customer for the purchase and the receiving (or fulfilling) florist is responsible for designing and delivering the flowers to the recipient, and will be paid by Florafax. The Company is capable of placing floral orders virtually anywhere in the world.

                                      D-1-3

     Member florists are on a "reporting plan" under which the sending florist, who collects the price of the flowers from the customer, normally pays the Company 80% of the sales price and the Company generally pays the receiving florist 71% of the sales price, retaining 9% for its processing services. Under this "reporting plan" the Company is normally not aware of the transaction until the receiving florist reports the order. Accordingly, accounting recognition of the revenue on floral shop to floral shop transactions does not occur until the order is reported to the Company. Included in floral order processing are revenues generated by The Flower Club. Revenues and associated costs related to floral orders generated by The Flower Club are recorded in the month that the order was filled, as the revenue process is complete and the Company has the information needed to record the transaction.

     The flowers-by-wire business is seasonal in that its member florists send a much higher volume of orders during Thanksgiving, Christmas, Valentine's Day, Easter and Mother's Day. In response to this seasonality and to generate additional business for its member florists, the Company formed The Flower Club to generate additional orders by pursuing relationships with nationally recognized corporations. The Company engages in joint marketing campaigns with these corporations not only during holidays, but also during nonseasonal periods in an effort to provide member florists with orders during slow periods of the year. Management expects to continue to generate a significant number of the Company's orders through The Flower Club.

     Historically, the corporate relationships involving The Flower Club have been established and serviced by an independent marketing firm. However, the Company believes that it can achieve greater growth by operating their own marketing department. Accordingly, during 1998 the Company acquired the operations of the independent marketing firm and now manages its own primary marketing functions internally. For further discussion on this acquisition please refer to Management's Discussion and Analysis or Plan of Operation contained in this document.

     During 1997, the Company developed and began marketing a new product called Talking Bouquet. Talking Bouquets allow the sender of a flower arrangement to record a personal voice greeting to be retrieved by the recipient of the flower arrangement. In addition, the Company had formed a marketing alliance with a firm in the gift basket industry. This alliance allows the Company to offer products other than flowers to The Flower Club customers as well as member florists. Gift baskets are distributed through member florists and also by direct shipment to the consumer.

CREDIT AND CHARGE CARD PROCESSING

     Through its wholly-owned subsidiary, Credit Card Management System, Inc.
(CCMS), the Company makes available to its members an electronic credit card and charge card processing system, FloraCash. FloraCash automatically provides authorization codes for each transaction and captures all the transaction data electronically, which can allow florists and non floral merchants to receive frequent, automatic deposits directly to their bank accounts. FloraCash terminals and optional printers are sold or leased by the Company at competitive rates.

HISTORY

     Florafax was incorporated under the laws of Delaware in 1970 as the successor to Spotts International, Inc., a company engaged in the premium promotion business. In 1970, Florafax acquired a flowers-by-wire business, Florafax Delivery, Inc., which had been incorporated in Arkansas since 1961.

     In April 1992, the Company incorporated Credit Card Management System, Inc., an Oklahoma corporation formed to provide credit card processing services to both floral and nonfloral businesses.

     In March 1994, the Company incorporated The Flower Club, Inc. to generate additional orders for its member florists.

EMPLOYEES

     As of August 31, 1998, the Company had approximately 194 employees of which 98 are full time. Virtually all of the Company's employees support the flowers-by-wire business to some extent.
                                      D-1-4

COMPETITION

     The flowers-by-wire industry is principally comprised of five companies. Because many florists subscribe to more than one flowers-by-wire service, competition is intense. Usage can be affected by the quality and cost of services offered by each company, promotional programs, industry reputation and traditional patterns of usage employed by the sending florist. The Company believes that its flowers-by-wire service is competitive in the industry.

     The direct marketing to consumers of flowers and gift baskets has become intense. There are several other nationally recognized firms that compete with the company for the consumer direct market. Several of these are larger than the Company including firms such as Florists Transworld Delivery (FTD) and 800 Flowers.

     In the credit card industry there are many banks and other companies which process credit and charge card transactions on behalf of their business clients. Most of these companies have greater revenues and process more transactions than the Company. In addition, some of the Company's flowers-by-wire industry competitors provide credit card processing services to their members. The selection of one credit card processor over another can be affected by a variety of factors including price, services offered and the capability of providing specialized functions to accommodate the particular credit card processing requirements of certain businesses. The Company believes that its credit card processing services are competitive in the retail and wholesale floral industry in particular and in the general credit card processing industry as a whole.

ITEM 2. DESCRIPTION OF PROPERTY

     During 1998, the Company purchased an office building and land in Vero Beach, Florida for $672,500 which had previously been leased by the Company. During 1997, the Company added an additional 8,000 square feet to the Vero Beach facility at a cost of $480,000, bringing the total square footage of corporate headquarters to approximately 16,000. The Company used working capital to finance both of these transactions. The Company's administration, accounting, finance, credit, marketing, and customer service departments all reside at the Vero Beach facility. In addition, the new portion of the building houses a modern order center capable of accommodating up to 150 telephone sales representatives.

     The Company's Tulsa facilities are leased under a five year operating lease agreement expiring September 1, 2002. The lease agreement requires monthly payments of $3,338 plus utilities. The Tulsa facility maintains all computer operations, programming and data management operations. In addition, the facility is capable of accommodating up to 125 telephone sales representatives.

ITEM 3. LEGAL PROCEEDINGS

     During 1997, the Company received a $1,041,000 court award related to a dispute that arose in 1990 with GTE/Market Resources, Inc. There were no conditions attached to the award and accordingly, the amount was included in other income for the fiscal year ended August 31, 1997.

     The Company is from time to time subject to pending claims and lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such claims and lawsuits will not have a materially adverse affect on the Company's operations or consolidated financial position. There are no material legal proceedings to which any director, officer or affiliate of the Company, or any owner of record or beneficiary of more than 5% of the Company's outstanding capital stock, is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of stockholders of the Company in the fourth quarter of fiscal 1998.

                                      D-1-5

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Florafax Common Stock started trading on the National Association of Securities Dealers, Inc. (NASD) SmallCap Market, with a symbol of FIIF on May 30, 1997. Prior to that date, the stock was traded in the "Over the Counter" or "Pink Sheet" market. The number of registered shareholders of Common Stock at October 7, 1998 was 1,198 based on information furnished by the Company's transfer agent. In addition, the Company believes that, at October 7, 1998, there were an additional 500 to 1,000 holders of Common Stock who held in "street" or "nominee" name, based on the prior year number of proxies and annual reports requested by brokers, dealers, banks and voting trustees of which the Company is aware.

     The table below sets forth by quarter for its fiscal years ended August 31, 1998 and 1997, the high and low bid prices for the Florafax Common Stock as reported by the NASD. The quotations for the first three quarters of 1997 are based on the Over the Counter market quotations which reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

                                                              BID PRICES
                                                              -----------
                                                              HIGH    LOW
                                                              ----    ---
1998:
  First quarter.............................................   $6 1/8 $3 1/4
  Second quarter............................................    6 3/8  5 1/16
  Third quarter.............................................    6 1/4  5
  Fourth quarter............................................    6      4 5/16
1997:
  First quarter.............................................   $2 13/16 $1 15/16
  Second quarter............................................    3 7/16  2 3/8
  Third quarter.............................................    3 3/8  2 7/16
  Fourth quarter............................................    4 1/8  3 1/8

     On October 7, 1998, the closing bid quotation of Florafax Common Stock as reported by published financial sources was $4.75.

     Florafax has never paid dividends on its Common Stock. Payment of dividends on its Common Stock in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

     As of August 31, 1998, the Company has working capital surplus of $1,443,000. Additionally, the Company's operating activities have contributed operating cash of $2,596,000 and $3,091,000 during 1998 and 1997, respectively. During 1998, the Company had three events which used the cash flows from operations, as discussed below.

     First, during 1998, the Company acquired substantially all the assets of Marketing Projects, Inc. ("MPI"), a California corporation in a transaction accounted for using the purchase method. The purchase price was $3,670,000, including expenses, which was funded with a $2,500,000 borrowing from First Union National Bank, under a $5,000,000 borrowing base agreement, and cash on hand. The purchase resulted in the recording of $3,770,000 in goodwill, which is being amortized over 20 years. In addition to the purchase price, the Company may pay up to $125,000 in each of the subsequent eight fiscal quarters, contingent upon the performance of the business acquired. For the quarter ended August 31, 1998 the business acquired performed at a level sufficient to require the Company to pay to MPI the first $125,000 installment of the contingent payments which amount is included in the goodwill number above. In conjunction with the MPI acquisition,

                                      D-1-6
the Company paid $100,000 for a two-year noncompete agreement with the principal employees of MPI. The acquisition will allow the Company to perform its primary marketing activities internally, and is expected to improve operating margins in future years.

     Second, capital expenditures for the purchase of the corporate offices and other operational equipment (totaling $1,318,000) were paid for from operating cash.

     Third, during the third quarter of 1997 the Company began repurchasing shares of it's common stock under a Board approved plan that was announced in 1997. During 1998, the Company purchased $178,000 of it's stock under this plan. As of August 31, 1998, the Company has 519,975 shares of it's own common stock held as treasury shares at a cost of $1,616,000.

     During 1998, the Company entered into a credit agreement with First Union National Bank, which provides for borrowings of up to $5,000,000, subject to certain terms and conditions which the Company is in compliance with. The facility bears interest at 8 1/2% and will remain in force until February 16, 2000. No principal payments are due until the end of the period at which time any principal amounts outstanding will convert to a 36-month fully amortizing loan based on level principal payments plus interest. In addition to the business purchase noted above, the Company plans to use the facility from time to time for operating activities and strategic business acquisitions as considered necessary. Other events involving the Company's indebtedness are discussed below.

     First, during the first quarter of 1997 the Company retired $333,000 of long-term debt bearing interest at 10%, thereby substantially reducing interest expense in 1997. Management believes that this 10% interest rate was well in excess of the short-term rates the Company would be able to obtain if it chose to hold and invest this cash.

     Second, while the Company's loan agreement does not call for principal payments until the year 2000, the Company made principal payments of $482,000 and approximately $1,000,000 during the last quarter of 1998 and the first month of 1999, respectively. It is anticipated that the Company will fully retire this note in 1999.

     Operating cash flow historically has been generated primarily from processing floral orders and charge card transactions for the Company's member florists, as well as collecting dues, fees and directory advertising from the members. Floral order processing may require settlement with the fulfilling florist before collection of funds from the sending florist. The terms of the Company's receivables are 30 days, which management believes are consistent within the industry. Charge card processing, however, generally allows the Company to collect funds from the charge card issuer prior to settlement with the member florist. Since in both types of transactions the Company is collecting and settling funds, the timing of these cash flows has a significant impact on the Company's liquidity.

     During 1998 and 1997, cash flows benefited significantly from orders generated by The Flower Club. All Flower Club orders are paid for by credit cards, which allows the Company to receive a significant portion of the money from these orders within days after processing the transaction.

     In 1998 and 1997 the Company incurred significant capital expenditures for facilities and related equipment necessary to handle the growth of the Company. While the Company is expected to incur additional capital expenditures in the upcoming year, these expenditures are expected to be less than the 1998 and 1997 amounts.

RESULTS OF OPERATIONS

  GENERAL COMMENTS

     1998 revenues and operating income reached ten year record highs. 1998 revenues are up over the prior year in every major category. 1997 revenues were also up over the prior year in every major category.

                                      D-1-7

  NET REVENUES

     Net revenues from member dues and fees during 1998 increased by 16% from 1997, compared to a 19% increase from 1996 to 1997. During 1998, the Company continued to experience an increase in its dues-paying floral members. Dues-paying members at August 31, 1998 totaled approximately 5,200 compared to 4,850 at August 31, 1997, and 4,300 at August 31, 1996. Management believes that the increased number of orders the Company is providing to its members has assisted the Company in retaining its member florists as well as adding new members.

     Floral order processing revenue has continued to grow, increasing by 17% from 1997 to 1998 and by 10% from 1996 to 1997. The increase is due primarily to orders generated by The Flower Club. The Flower Club has established joint marketing campaigns with numerous nationally recognized companies which allows The Flower Club to market directly to the customers of these companies. In addition to the growth of Flower Club revenues, during 1998 the Company also experienced an increase in it's florist shop to shop orders, Talking Bouquet revenues and gift basket revenues.

     Directory fees and advertising revenues experienced a slight increase (5%) during 1998 due to moderate increases in both advertising and directory fees. During 1997 directory fees and advertising increased by 10%, which was primarily attributable to an increase in advertising revenues.

     Net revenues from charge card processing increased by 13% during 1998 compared to an increase of 17% during 1997. The increase in both 1998 and 1997 is attributable to an increase in dollar volumes processed. During 1998, gross dollars processed were $392,000,000 compared to $318,000,000 in 1997. The credit card processing industry continues to be extremely competitive with increasing costs from card issuers and demands by larger customers for lower discount rates. The Company continues to adjust the pricing of it's products to remain competitive in the market. The Company's response to the increased competition could lead to lower margins in the upcoming year.

     The Company also earns revenue from the sale and lease of credit card terminals and printers. Sale and lease revenues amounted to $256,000 in 1998 and $232,000 in 1997.

  EXPENSES

     General and administrative expenses increased by 12% in 1998 and 9% in 1997, when compared to the preceding years.

     For 1998 the two primary components of the increase were in salaries and wages, and telephone expense. Salaries and wages experienced and increased due to an increase in phone operators needed to handle the increased Flower Club volume, as well as general wage increases necessary to remain competitive in the job market. Telephone expense increased primarily due to the increase in Flower Club volume. Management is currently negotiating with several national long distance carriers in hopes of obtaining reduced long distance rates. If negotiations are successful the Company may not experience an increase in telephone expense in the upcoming year.

     The main component of the 1997 increase was in salaries and wages, which increased due to an increase in phone operators needed to handle the increased Flower Club volume, as well as general wage increases necessary to remain competitive in the job market. In addition to greater labor costs there was also an increase in building rent necessary to accommodate the additional telephone operators. Conversely, the Company negotiated a new telephone contract with its long distance carrier thereby reducing telephone expense in 1997.

     Selling, advertising and promotion expense increased by 23% during 1998. The increase was comprised of two main components. First, the Company established its own marketing department to interface with current Flower Club partners, as well as prospect for new partners. Second, the Company experimented with new ideas and campaigns during 1998, some of which were successful and some of which were not. This caused a significant increase in the cost of flyers. Campaigns which were not successful have been abandoned. However, the Company intends to continue attempting new ideas and programs in an effort to increase revenues. Conversely, the Company experienced a decline in commissions paid to an independent marketing firm which

                                      D-1-8
had been the Company's primary source of marketing until the third quarter of 1998, at which time the Company acquired the primary operations of this firm, thereby eliminating the commissions. As a result of this acquisition, the Company may experience a decline in selling expenses in the upcoming year. See Management's Discussion and Analysis of Plan of Operation for a more detailed discussion of this acquisition.

     Selling, advertising and promotion expenses increased by 22% during 1997. The primary cause for this increase is the marketing expenses associated with generating and maintaining The Flower Club order volume. The Flower Club expenses included in selling expenses are commissions paid to an outside marketing firm whose responsibilities include attracting and maintaining new clients, printing costs for marketing pieces provided to The Flower Club members which assist them when ordering through The Flower Club, and certain promotional floral arrangements. In addition to Flower Club related expense increases, in 1997 the Company also incurred increased costs in sales salaries and commissions. The Company has hired a Marketing Director as well as additional sales persons, in an effort to continue the growth in revenues experienced over the past few years.

     Depreciation and amortization have increased during 1998 compared to 1997. During 1997 and 1998, the Company expanded it's facilities as well as purchased new computer and telephone equipment, thereby causing an increase in depreciation. In addition, the acquisition of Marketing Projects, Inc. (see note 13 to the consolidated financial statements) caused the Company to record a significant amount of goodwill, as well as a noncompete agreement. The amortization of these intangible assets increased amortization expense in 1998, and is expected to increase amortization expense in future periods.

  OTHER INCOME (EXPENSE)

     Interest expense for 1998 resulted from the note associated with the acquisition of MPI. Interest expense for 1997 was virtually eliminated, as the Company had total debt in 1997 of only $80,000 for the majority of the year.

     Other income for 1997 consisted of litigation proceeds (see Note 4 to the consolidated financial statements), which were offset by a charge to earnings for the unamortized balance of a consulting agreement, and a charge to earnings for a certain contingency reserve.

  INCOME TAXES

     During 1997, the Company recorded a net income tax benefit of $519,000, consisting of a deferred income tax benefit of $637,000 and a current income tax expense of $118,000. The valuation allowance at August 31, 1997 consists primarily of general business credits that may expire prior to the Company's ability to utilize them. As of August 31, 1997, the Company has available net operating loss carryforwards of $2,949,000, which expire in the year 2012.

     During 1998, the Company recorded a net income tax expense of $536,000, consisting of a deferred income tax expense of $522,000 and a current income tax expense of $14,000. The deferred income tax expense in 1998 included the effects of a reduction of $131,000 in the valuation allowance related to certain business and other credits which the Company determined would be used to offset future tax expense. At August 31, 1998, the remaining valuation allowance of $250,000 consists primarily of certain capital losses that do not meet the requirements for recognition as an asset. As of August 31, 1998, the Company has available net operating loss carryforwards of $2,752,000 which expire in the year 2013.

     FASB 109 requires deferred tax assets related to net operating loss carryforwards to be allocated between current and noncurrent based upon the reversal date of the temporary differences. It was not anticipated that the majority of the net operating losses would be used to offset income in 1998; therefore, the carryforwards were classified as noncurrent at August 31, 1997. As of August 31, 1998, the Company expects to recognize sufficient income in 1999 to afford utilization of the majority of net operating loss carryforwards thereby resulting in a current classification.

                                      D-1-9

RECENT PRONOUNCEMENTS

  EARNINGS PER SHARE

     In February 1997, the FASB issued Statement No. 128, Earnings per Share, which is effective for years ending after December 15, 1997. Consequently, the Company has changed the method used to compute earnings per share and has restated all prior periods. Under the new requirements, primary earnings per share is replaced with basic earnings per share which excludes the dilutive effect of stock options and other common stock equivalents.

  SEGMENTS

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes FASB Statement No.
14. The Statement uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. The Company does not believe that the new standard will significantly change its presentation of segment information.

  COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The Statement requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as all changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The statement is effective for fiscal years beginning after December 15, 1997. The Company believes that the future tax benefits for compensation deductions related to a variable stock option plan, in excess of amounts recorded for accounting purposes, which are reflected as additions to paid-in capital are the only differences between net income and comprehensive income.

  YEAR 2000 ISSUE

     The Company believes that it has adequately addressed the year 2000 issues. For externally purchased software the Company has performed various test transactions and concluded that these applications are ready for use in the year 2000. For internally developed software the Company has assessed the applications and determined that relatively minor changes will be required for the year 2000 at a minimal cost and effort. In addition, major vendors that the Company relies upon to operate the credit card segment of the Company's business have informed the Company that they are year 2000 compliant.

  FORWARD-LOOKING STATEMENTS

     When used in this report, the words "plan(s)," "intends(s)," "expect(s)," "feel(s)," "will," "may," "believe(s)," "anticipate(s)," and similar expressions are intended to identify forward-looking statements. The events described in such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business, including the disclosures made under the caption "Management's Discussion and Analysis or Plan of Operation" in the report, as well as the Company's periodic reports of Form 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

     The events described in such statements, and the success of the management strategies described by those statements, are subject to certain risks and uncertainties which could cause actual results to differ from

                                     D-1-10
those discussed; among those risks and uncertainties which are particular to the Company are: continued consumer spending on discretionary items such as flowers and gifts, the success of the Company in maintaining relations with corporate marketing partners, the success of the Company in maintaining a strong membership base, the continued use of credit cards as a preferred method of payment by customers of members, increased labor costs, constant competition, and the health of the retail flower industry as a whole.

  INFLATION

     Over the past three years, inflation has not had a material effect on the Company's operations and is not anticipated to have an effect in the near future. A portion of the increase in the average dollar value of wire orders reported to the Company represents a response by florists to general price level increases.

     Selected Financial Data:

                                                               YEAR ENDED AUGUST 31,
                                                   ---------------------------------------------
                                                    1998      1997      1996      1995     1994
                                                   -------   -------   -------   ------   ------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA:
Net revenues.....................................  $13,391   $11,609   $10,299   $8,449   $7,567
Net income (loss) (1,2,3)........................  $ 1,768   $ 3,433   $ 2,262   $  707   $ (311)
Basic earnings (loss) per share..................  $  0.23   $  0.43   $  0.36   $ 0.12   $(0.06)
Diluted earnings (loss) per share................  $  0.20   $  0.39   $  0.35   $ 0.12   $(0.06)

---------------
1) The Company recorded income of $1,041 in 1997 related to cash received from a court award. See Note 4 to the Notes to the Consolidated Financial Statements.

2) Net income in 1997 and 1996 includes income tax benefits of $637 and $863, respectively, primarily from the recognition of benefits related to net operating loss carryforwards. See note 6 to the Notes to the Consolidated Financial Statements.

3) Net income in 1996 includes an extraordinary gain of $128 from the forgiveness of certain debt.

                                                                    AUGUST 31,
                                                  ----------------------------------------------
                                                   1998      1997      1996     1995      1994
                                                  -------   -------   ------   -------   -------
                                                                  (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Current assets..................................  $ 6,702   $ 6,325   $5,686   $ 3,733   $ 2,847
Current liabilities.............................    5,259     5,209    5,198     5,131     5,259
Working capital (deficiency)....................    1,443     1,116      488    (1,398)   (2,412)
Total assets....................................   14,727    10,594    8,822     6,468     5,946
Long-term debt, less current maturities.........    2,018        80      334     3,034     3,142
Stockholders' equity (deficiency)...............    6,948     5,253    3,237    (1,756)   (2,215)

                                     D-1-11

ITEM 7. FINANCIAL STATEMENTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders Florafax International, Inc.

     We have audited the accompanying consolidated balance sheets of Florafax International, Inc. as of August 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Florafax International, Inc. at August 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                /s/ ERNST & YOUNG LLP

Tampa, Florida
October 8, 1998

                                     D-1-12

                          FLORAFAX INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  AUGUST 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS,
                                                                    EXCEPT
                                                                 SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,438    $ 4,170
  Restricted cash...........................................      106         97
  Accounts receivable:
Trade, less allowances of $482 at August 31, 1998 and $509
  at August 31, 1997........................................    1,421      1,317
     Charge card issuers....................................      211        343
     Other..................................................      110         94
                                                              -------    -------
                                                                1,742      1,754
Deferred tax asset, net of allowance........................    1,265        264
Prepaid and other assets....................................      151         40
                                                              -------    -------
     Total current assets...................................    6,702      6,325
Property and equipment, at cost:
Fixtures and equipment......................................    1,594      1,324
Computer systems............................................      977        798
Communication systems.......................................    1,121      1,010
Land, building and leasehold improvements...................    1,282        524
                                                              -------    -------
                                                                4,974      3,656
  Accumulated depreciation and amortization.................    2,992      2,713
                                                              -------    -------
                                                                1,982        943
Other assets:
Excess of cost over net assets of acquired businesses, net
  of accumulated amortization of $61........................    5,704      1,995
Deferred tax asset, net of allowance........................      163      1,236
Other.......................................................      176         95
                                                                6,043      3,326
                                                              -------    -------
     Total assets...........................................  $14,727    $10,594
                                                              =======    =======

See accompanying notes.

                                     D-1-13

                          FLORAFAX INTERNATIONAL, INC.

                                                                  AUGUST 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS,
                                                                    EXCEPT
                                                                 SHARE DATA)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt........................  $    80    $    --
Accounts payable............................................    3,986      3,754
Accrued member benefits.....................................      116        147
Accrued credit card fees....................................      440        359
Other accrued liabilities...................................      637        949
                                                              -------    -------
     Total current liabilities..............................    5,259      5,209
Deferred tax liability......................................      450         --
Long-term debt, less current maturities.....................    2,018         80
Membership security deposits................................       52         52
                                                              -------    -------
     Total liabilities......................................    7,779      5,341
Stockholders' equity:
Preferred stock ($10 par value, 600,000 shares authorized at
  August 31, 1998 and 1997, respectively, none issued)......       --         --
Common stock ($0.01 par value, 70,000,000 shares authorized,
  8,449,198 and 8,253,004 issued at August 31, 1998 and
  1997, respectively).......................................       85         83
Additional paid-in capital..................................   10,211     10,108
Accumulated deficit.........................................   (1,732)    (3,500)
Treasury stock, at cost (519,975 and 480,975 shares at
  August 31, 1998 and 1997, respectively)...................   (1,616)    (1,438)
                                                              -------    -------
     Total stockholders' equity.............................    6,948      5,253
                                                              -------    -------
     Total liabilities and stockholders' equity.............  $14,727    $10,594
                                                              =======    =======

See accompanying notes.

                                     D-1-14

                          FLORAFAX INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED AUGUST 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net revenues:
  Member dues and fees......................................   $2,778        $2,392
  Floral order processing...................................    7,189         6,162
  Directory and advertising fees............................    1,476         1,405
  Charge card processing....................................    1,822         1,618
  Other revenue.............................................      126            32
                                                               ------        ------
                                                               13,391        11,609
Expenses:
  General and administrative................................    6,524         5,838
  Selling, advertising and promotion........................    3,960         3,209
  Directory publishing......................................      315           383
  Depreciation and amortization.............................      414           261
                                                               ------        ------
                                                               11,213         9,691
Operating income............................................    2,178         1,918
Other income (expense):
  Interest expense..........................................      (82)           (6)
  Interest income...........................................      165           183
  Other.....................................................       43           819
                                                               ------        ------
                                                                  126           996
Income before income taxes..................................    2,304         2,914
Income tax (expense) benefit:
Current income taxes........................................      (14)         (118)
Deferred income taxes.......................................     (522)          637
                                                                 (536)          519
Net income..................................................   $1,768        $3,433
Weighted average common and common equivalent shares
  outstanding:
  Basic.....................................................    7,824         8,076
  Diluted...................................................    8,665         8,715
Basic earnings per share:
  Net income................................................   $ 0.23        $ 0.43
Diluted earnings per share:
  Net income................................................   $ 0.20        $ 0.39

See accompanying notes.

                                     D-1-15

                          FLORAFAX INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                         COMMON STOCK            ADDITIONAL
                                           NUMBER OF      PAR     PAID-IN     ACCUMULATED   TREASURY
                                         SHARES ISSUED   VALUE    CAPITAL       DEFICIT      STOCK     TOTAL
                                         -------------   -----   ----------   -----------   --------   ------
                                                                    (IN THOUSANDS)
Balance at August 31, 1996.............      8,233        $83     $10,087       $(6,933)    $    --    $3,237
Issuance of common stock...............         20         --          21            --          --        21
Purchase of treasury stock.............         --         --          --            --      (1,438)   (1,438)
Net income.............................         --         --          --         3,433          --     3,433
                                             -----        ---     -------       -------     -------    ------
Balance at August 31, 1997.............      8,253         83      10,108        (3,500)     (1,438)    5,253
ISSUANCE OF COMMON STOCK...............        196          2          27            --          --        29
PURCHASE OF TREASURY STOCK.............         --         --          --            --        (178)     (178)
COMPENSATION EXPENSE UNDER STOCK OPTION
  PLAN.................................         --         --          76            --          --        76
NET INCOME.............................         --         --          --         1,768          --     1,768
                                             -----        ---     -------       -------     -------    ------
BALANCE AT AUGUST 31, 1998.............      8,449        $85     $10,211       $(1,732)    $(1,616)   $6,948
                                             =====        ===     =======       =======     =======    ======

See accompanying notes.

                                     D-1-16

                          FLORAFAX INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED AUGUST 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income................................................   $ 1,768      $ 3,433
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred income tax expense (benefit)..................       522         (637)
     Depreciation...........................................       279          179
     Amortization...........................................       135           82
     Compensation expense under stock option plan...........        76           --
     Provision for doubtful accounts........................       113          170
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (115)        (323)
     Prepaid and other assets...............................      (111)          14
     Other assets...........................................       (55)          84
     Accounts payable.......................................       246         (159)
     Accrued liabilities and member benefits................      (262)         249
     Membership security deposits...........................        --           (1)
                                                               -------      -------
  Net cash provided by operating activities.................     2,596        3,091
                                                               =======      =======
INVESTING ACTIVITIES
  Capital expenditures......................................    (1,318)        (844)
  Change in restricted cash.................................        (9)           2
  Purchase of business......................................    (3,870)          --
                                                               -------      -------
  Net cash used in investing activities.....................    (5,197)        (842)
                                                               =======      =======
FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt..................   $ 2,500      $    --
  Proceeds from exercise of stock options and warrants......        29           21
  Purchase of treasury stock................................      (178)      (1,438)
  Payments on long-term debt................................      (482)        (333)
  Net cash used in financing activities.....................     1,869       (1,750)
  Net increase (decrease) in cash and cash equivalents......      (732)         499
  Cash and cash equivalents at beginning of year............     4,170        3,671
                                                               -------      -------
  Cash and cash equivalents at end of year..................   $ 3,438      $ 4,170
                                                               =======      =======
  Supplemental disclosures of cash flow information:
     Cash paid during the year for interest.................   $    53      $     1
     Cash paid during the year for income taxes.............        82           52

See accompanying notes.

                                     D-1-17

                          FLORAFAX INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                AUGUST 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Florafax International, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. Florafax International, Inc. is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. The Company is also engaged in the business of credit and charge card processing for third-party companies.

  (B) CASH AND CASH EQUIVALENTS

     The Company considers as cash equivalents all highly liquid overnight investing accounts at banking institutions plus other interest bearing deposits having original maturities of less than three months.

  (C) RESTRICTED CASH

     Restricted cash at August 31, 1998 and 1997 pertains to the Company's credit card processing agreement with its sponsoring bank totaling $106 and $97, respectively.

  (D) FLORAL ORDER PROCESSING -- REVENUE RECOGNITION

     Floral order processing net revenues consist primarily of two types of transactions. First, there are orders placed through the Company's order center, which are recorded at the time the order is placed which coincides with delivery. Second, there are orders sent between the Company's member florists, which are recorded upon receipt of the reporting document, prepared by the delivering florist, that confirms delivery.

  (E) MEMBER DUES AND FEES AND DIRECTORY AND ADVERTISING FEES

     Member dues, fees, directory and advertising fees are billed monthly and recognized as income at that time. Billings for directories occur twice per year, while the actual directories are produced and distributed several times per year. Directory revenues are deferred until the directories are distributed to member florists.

  (F) CHARGE CARD PROCESSING

     Charge card processing revenue represents fees for processing credit card transactions for members and others. Revenues are recognized when the service is provided.

  (G) CONCENTRATION OF CREDIT RISK

     A significant portion of the Company's accounts receivables are concentrated in the floral wire service industry. Credit risk is inherent in the floral wire service industry. Consequently, to reduce this risk the Company reviews new member applications for credit worthiness. If a florist applying for membership does not meet certain credit standards the florists application for membership is usually declined. Once a florist has been accepted as a member, the account is monitored by accounts receivable analysts who maintain continuous direct contact with the florist. If the account becomes delinquent, the florist is turned over to a collection agency to begin immediate collection procedures.

                                     D-1-18

                          FLORAFAX INTERNATIONAL, INC.

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  (H) PROPERTY AND EQUIPMENT DEPRECIATION

     The provisions for depreciation and amortization are computed using the straight-line method for financial reporting purposes with the following estimated useful lives:

                      DESCRIPTION                           ESTIMATED USEFUL LIVES
                      -----------                           ----------------------
Fixtures and equipment..................................        2 to 10 years
Computer systems........................................        3 to 10 years
Communication systems...................................         2 to 5 years
Building and leasehold improvements.....................        3 to 30 years

  (I) AMORTIZATION OF EXCESS OF COST OVER NET ASSETS OF ACQUIRED BUSINESSES (GOODWILL)

     Goodwill of $1,995 arose prior to October 31, 1970 and, therefore, is not required to be amortized. As a result of the acquisition of Marketing Projects, Inc. (see note 13 to the consolidated financial statements) goodwill of $3,770. The goodwill is being amortized over twenty years, and has accumulated amortization of $61 at August 31, 1998.

     In accordance with FASB 121, Accounting for the Impairment of Long-Lived Assets and Assets to be disposed of, the Company periodically analyzes the carrying value of its goodwill and other long-lived assets for indicators of impairment, using an undiscounted projected cash flow approach. If such cash flows indicate an impairment is present, the Company would make adjustments to the carrying value of long-lived assets based upon appraisals, discounted cash flows, or otherwise as the Company considers appropriate. After reviewing the results and considering other qualitative factors, management is of the opinion that the carrying amount of the goodwill has not been impaired.

  (J) INCOME TAXES

     The Company accounts for income taxes using Financial Accounting Standard Board (FASB) Statement No. 109, Accounting for Income Taxes. FASB Statement No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of FASB Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under FASB Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recorded in income in the period that includes the enactment date.

  (K) WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

     The weighted average number of shares outstanding is adjusted to recognize the dilutive effect, if any, of outstanding stock options and warrants.

  (L) RECLASSIFICATION OF PRIOR YEAR BALANCES

     Certain prior year balances have been reclassified in order to conform to current year presentation.

  (M) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                     D-1-19

                          FLORAFAX INTERNATIONAL, INC.

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  (N) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the FASB issued Statement No. 128, Earnings per Share, which is effective for years ending after December 15, 1997. As a result, the Company was required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements, primary earnings per share is replaced with basic earnings per share which excludes the dilutive effect of stock options and other common stock equivalents. Basic earnings per share is higher than primary earnings per share by $.02 and $.03 for the fiscal years ending August 31, 1998 and 1997, respectively. Diluted earnings per share was not different than fully diluted earnings per share.

SEGMENTS

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes FASB Statement No.
14. The Statement uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997 and, accordingly, will apply to the Company's fiscal year ended August 31, 1999. The Company believes that its current segment disclosures will not be materially affected upon adoption.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The Statement requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as all changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The statement is effective for fiscal years beginning after December 15, 1997, and accordingly will apply to the Company's fiscal year ended August 31, 1999. Currently, the Company believes that the future tax benefits for compensation deductions, related to the Management Plan (Note 5), in excess of amounts recorded for accounting purposes, which are reflected as additions to paid-in capital are the only differences between net income and comprehensive income.

  (O) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with APB No. 25, Accounting for Stock Issued to Employees, and, in cases where fixed plan exercise prices equal or exceed fair market value, recognizes no compensation expense for the stock option grants.

     In cases where exercise prices are less than fair value, compensation is recognized over the period of performance or the vesting period or, in cases of the variable plan, compensation expense is recognized at the time when both exercise price and the number of shares are determinable.

                                     D-1-20

                          FLORAFAX INTERNATIONAL, INC.

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  (P) ADVERTISING COSTS

     Advertising costs associated with related to the cost of coupons included in corporate partner advertising campaigns are expensed upon first showing. Advertising expense amounted to $1,350 and $881 in 1998 and 1997, respectively.

 2.  LONG-TERM DEBT

     At August 31, 1998, long-term debt consisted of a bank line of credit in the amount of $2,018 with interest payable monthly at the prime rate of the lending institution, currently 8 1/2%, collateralized by substantially all assets of the Company. Under the terms of the note, the Company may borrow up to $5,000 until February 16, 2000. No principal payments are due until February 16, 2000, at which time any principal amounts outstanding at the end of this period will convert to a 36-month fully amortizing loan based on level principal payments plus interest. A one-time commitment fee related to this note amounted to $13. Approximately $2,982 is available for future borrowings under the bank line of credit.

     At August 31, 1998 and 1997, current maturities of long-term debt included a 5% subordinate debenture in the amount of $80, maturing on December 27, 1998 with interest payable annually on December 31.

     Scheduled maturities of notes payable at August 31, 1998 for each of the next five years and thereafter are as follows:

1999........................................................  $   80
2000........................................................     336
2001........................................................     673
2002........................................................     673
2003........................................................     336
                                                              ------
                                                               2,098
Current portion.............................................      80
                                                              ------
                                                              $2,018
                                                              ======

 3.  LEASES

     Noncancelable lease obligations of the Company for annual payments under various operating leases for buildings and equipment are as follows:

                                                                 MINIMUM
                                                                  LEASE
                                                                 PAYMENTS
                                                              --------------
1999........................................................       $ 84
2000........................................................         56
2001........................................................         49
2002........................................................         47
2003........................................................          2
                                                                   ----
                                                                   $238
                                                                   ====

     Total rental expense for years 1998 and 1997, which includes other than noncancelable agreements, was $156 and $261, respectively. Of these amounts, annual rentals for office facilities for years 1998 and 1997 were $49 and $155, respectively. Until January 1998 the Company's building lease for its Vero Beach location

                                     D-1-21

                          FLORAFAX INTERNATIONAL, INC.

 3.  LEASES -- (CONTINUED)
(annual rental $33 plus sales tax) was with a relative of the Chairman of the Board of Directors. In January 1998, the company purchased this property (see note 8 to the consolidated financial statements).

 4.  CONTINGENCIES

     During 1990, the Company filed a lawsuit against GTE Market Resources, Inc. (GTE/MR) for failure on the part of GTE/MR to fulfill certain contractual telecommunication services on behalf of the Company. On November 23, 1993, a jury awarded the Company $1,481 in damages against GTE/MR. GTE/MR appealed the case, which was ultimately ruled on by the Oklahoma Supreme Court. In 1997 the Oklahoma Supreme Court upheld the decision of the trial court, and ruled in favor of the Company. The Company recognized a pretax gain, net of related legal fees, of $1,041 resulting from the award, which is included in other income in the Consolidated Statement of Income.

 5.  STOCKHOLDERS' EQUITY

     The Company has authorized a total of 600,000 shares of preferred stock with a par value of ten dollars. At August 31, 1998 and 1997, there were no shares of preferred stock issued.

     On October 26, 1995, the Board of Directors approved a Nonemployee Directors' Stock Option Plan ("Director Plan"). On January 30, 1996, the shareholders of the Company approved the Director Plan. Under the terms of the Director Plan each nonemployee director shall be granted an option to purchase 20,000 shares at fair market value as of the date the Director is elected as a Board member. After the initial grant to the directors, each director shall be granted additional options to purchase 20,000 shares upon each respective reelection to the Board of Directors. At August 31, 1998, 500,000 shares of the Company's common stock were authorized under the Director Plan, options covering 260,000 shares have been granted which expire on various due dates through January 30, 2008. As of August 31, 1998, none of the options have been exercised.

     On October 26, 1995, the Board of Directors approved a Management Incentive Stock Plan ("Management Plan"). On January 30, 1996, the shareholders of the Company approved the Management Plan. Under the terms of the Management Plan, the Board of Directors, at their discretion, may grant options to purchase common shares of the Company to various employees of the Company. The maximum number of options which may be granted under the Management Plan is 1,000,000. As of August 31, 1998, options covering 355,000 shares have been granted which expire on various dates through November 13, 2006. Options exercised under this plan during 1998 and 1997 were 11,000 and 1,000, respectively.

     Options granted to employees under the Management Plan vest 25% upon issuance with additional vesting of 25% after each year of continuous employment. As of August 31, 1998 and 1997, options exercisable under the Management Plan totaled 199,000 and 119,000, respectively.

     On November 16, 1996 the Board of Directors granted options to purchase 50,000 shares of common stock at fair market value to a Board member. This option vested 25% upon issuance with additional vesting of 25% each year. As of August 31, 1998, none of these options had been exercised.

     On June 25, 1997, the Board of Directors granted options for the purchase of 305,000 shares of common stock at fair market value to officers and key employees of the Company at an exercise price of $4 per share. These options vest in 25% increments when the market price of the Company's common stock reaches $5.00, $7.50, $10.00 and $12.50 per share, respectively, for twenty consecutive trading days. Unexercised vested options expire in 2006. The portion of unvested options, if any, expire in the year 2002. Compensation expense for these variable plan options is recorded when the option vests, at the amount that the targeted market price exceeds the exercise price. As of August 31, 1998, 76,000 of these shares had vested and were exercisable

                                     D-1-22

                          FLORAFAX INTERNATIONAL, INC.

 5.  STOCKHOLDERS' EQUITY -- (CONTINUED)
(none at August 31, 1997). Compensation expense of $76 was recorded for the year ended August 31, 1998 (none at August 31, 1997).

     On January 28, 1997 the shareholders approved an increase in the number of shares of authorized common stock from 18,000,000 to 70,000,000.

     At August 31, 1998, the Company has outstanding 403,000 warrants for the purchase of common stock at a price of one dollar per share, all of which are currently exercisable. The warrants originated in connection with a previous financing. All of these warrants expire January 1, 2001.

     Information regarding stock options for years 1998 and 1997 is as follows:

                                                      NUMBER      EXERCISE PRICE         TOTAL
                                                     OF SHARES    RANGE PER SHARE    EXERCISE PRICE
                                                     ---------    ---------------    --------------
Shares under option at August 31,
1998...............................................    957,000    $1.41 to $5.88         $2,978
1997...............................................    888,000    $1.41 to $4.00         $2,529
Options granted during year ended August 31,
1998...............................................     80,000         $5.88             $  470
1997...............................................    668,000    $2.66 to $4.00         $2,204
Options exercised during year ended August 31,
1998...............................................     11,000    $1.41 to $2.66         $   20
1997...............................................      1,000        $1.41              $    1
Options expired or canceled during year ended
  August 31,
1998...............................................      1,000         1.41              $    1
1997...............................................         --          --               $   --
Options exercisable at August 31, 1998.............    560,000    $1.41 to $5.88         $  659
Shares reserved at August 31, 1998 for:
  Director stock option plan.......................    500,000
  Management stock option plan.....................    988,000
                                                     ---------
                                                     1,488,000
                                                     =========

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation (Statement 123), which encourages, but does not require companies to recognize stock awards based on their fair value at the date of grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1997: risk free interest rates of 6.0%; dividend yield of zero; volatility factors of the expected market price of the Company's common stock based on historical trends; and weighted-average expected lives of the options from four to ten years.

     Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                     D-1-23

                          FLORAFAX INTERNATIONAL, INC.

 5.  STOCKHOLDERS' EQUITY -- (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

                                                             1998      1997
                                                            ------    ------
Pro forma net income......................................  $1,280    $3,016
Pro forma earnings per share:
     Basic................................................  $ 0.16    $ 0.37
     Diluted..............................................    0.15      0.35
Weighted average shares:
     Basic................................................   7,824     8,076
     Diluted..............................................   8,665     8,715

 6.  INCOME TAXES

     The components of the income tax provision (benefit) as of August 31, 1998 and 1997 are as follows:

                                                              1998    1997
                                                              ----    -----
Current income taxes........................................  $ 14    $ 118
Deferred income taxes.......................................   522     (637)
                                                              ----    -----
Income tax provisions.......................................  $536    $(519)
                                                              ====    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes as of August 31, 1998 and 1997 are as follows:

                                                             1998      1997
                                                            ------    ------
Allowances for bad debts..................................  $  181    $  191
Accrued liabilities and other.............................     115        73
Depreciation and amortization.............................     150       216
Net operating losses......................................     939     1,110
Compensation under stock option plan......................      29        --
General business credits..................................     247       456
Basis difference in assets of business acquired...........    (433)       --
                                                            ------    ------
                                                             1,228     2,046
Valuation allowance.......................................    (250)     (546)
                                                            ------    ------
     Total deferred taxes.................................  $  978    $1,500
                                                            ======    ======

     FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At August 31, 1998, the remaining valuation allowance of $250 consists primarily of certain capital losses that do not meet the requirements for recognition as an asset. This represents a change in the valuation allowance for the current year of $296 as compared to a change of $1,606 in the prior year. As of August 31, 1997, the Company has available net operating loss carryforwards of $2,572, which expire in the years 2000 through 2012. In addition, certain business credits, principally alternative minimum tax, amounting to $131 expire in 1999 through 2003.

     FASB 109 requires deferred tax assets related to net operating loss carryforwards to be allocated between current and noncurrent based upon the reversal date of the temporary differences. It was not anticipated that the majority of the net operating losses would be used to offset income in 1998, therefore the carryforwards

                                     D-1-24

                          FLORAFAX INTERNATIONAL, INC.

 6.  INCOME TAXES -- (CONTINUED)
were classified as non current as of August 31, 1997. As of August 31, 1998, the Company expects to recognize sufficient income in 1999 to afford utilization of the majority of net operating loss carryforwards thereby resulting in a current classification.

 7.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

     Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

     Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts reported in the balance sheet for long-term debt approximate their fair value.

 8.  RELATED PARTY TRANSACTIONS

     During 1998, the Company purchased the land and buildings used for its Vero Beach operations for approximately $673. The transactions was financed with cash from operations. The property was previously leased from a trust administered by a relative of the Chairman of the Board.

 9.  FOURTH QUARTER ADJUSTMENTS

     As more fully discussed in Note 6, the Company reduced its valuation allowance against deferred tax assets in 1998 and 1997. The reduction resulted in a credit to income of $637 in 1997 and $296 in 1998. These reductions were recorded in the fourth quarter of 1998 and 1997, when all of the information upon which to make the estimate became available to management of the Company.

10.  RETIREMENT PLAN

     The Company sponsors a 401(k) retirement plan covering all full-time employees who have completed one year of service. Eligible employees may elect quarterly to contribute up to 15% of their compensation, up to the maximum contribution allowed by law. The Company matches contributions up to a maximum of 3% of compensation. In connection with the matching contribution, the Company's contribution in 1998 and 1997 was $41 and $30, respectively.

11.  OTHER INCOME

     Other income in 1997 of $819 consists primarily of the GTE/MR lawsuit settlement proceeds (see Note 4 to the consolidated financial statements), reduced by a charge to earnings of the unamortized balance of a terminated consulting agreement and a contingency reserve.

12.  BUSINESS SEGMENTS

     The Company operates in two business segments: Flowers-by-wire services and charge card processing for member florists, and charge card processing for customers outside the floral industry. Net revenues,

                                     D-1-25

                          FLORAFAX INTERNATIONAL, INC.

12.  BUSINESS SEGMENTS -- (CONTINUED)
operating income before and after allocating general and administrative expenses, identifiable assets, depreciation expense and capital expenditures for the two segments are provided for below:

                                                               1998       1997
                                                              -------    -------
Net revenues:
  Flowers-by-wire...........................................  $12,119    $10,416
  Charge card processing....................................    1,272      1,193
                                                              -------    -------
                                                              $13,391    $11,609
                                                              =======    =======
Operating profit after allocation of general and
  administrative expenses:
  Flowers-by-wire...........................................  $ 3,557    $ 2,690
  Charge card processing....................................       68         98
                                                              -------    -------
  Operating profit before allocation of Corporate
     overhead...............................................    3,625      2,788
                                                              -------    -------
  Corporate overhead........................................    1,447        870
                                                              -------    -------
Operating income............................................  $ 2,178    $ 1,918
                                                              =======    =======
Identifiable assets:
  Flowers-by-wire...........................................  $ 8,833    $ 4,139
  Charge card processing....................................      569        472
  General corporate assets..................................    5,325      5,983
                                                              -------    -------
                                                              $14,727    $10,594
                                                              =======    =======
Depreciation expense:
  Flowers-by-wire...........................................  $   220    $   146
  Charge card processing....................................       59         33
                                                              -------    -------
                                                              $   279    $   179
                                                              =======    =======
Capital expenditures:
  Flowers-by-wire...........................................  $ 1,021    $   625
  Charge card processing....................................      297        219
                                                              -------    -------
                                                              $ 1,318    $   844
                                                              =======    =======

13.  BUSINESS COMBINATIONS

     Effective May 1, 1998, the Company acquired substantially all the assets, tangible and intangible, of Marketing Projects, Inc. ("MPI"), a California corporation, for $3,624, plus direct expenses. The acquisition was accounted for using the purchase method of accounting. The purchase price was funded with a $2,500 loan from First Union National Bank (see Note 2) and cash on hand. In addition, the Company may pay up to $125 in each of the next eight fiscal quarters, contingent upon the performance of the business acquired. For the quarter ended August 31, 1998, the business acquired performed at a level sufficient to require the Company to pay MPI the full contingent amount, which amount is included in goodwill in the accompanying financial statements. Goodwill associated with the purchase is being amortized over 20 years. In addition, in conjunction with the MPI acquisition, the Company paid $100 for a two-year noncompete agreement with the principal employees of MPI, which will be amortized over the term of the agreement.

     Provided below are the unaudited pro forma revenues, net income and earnings per share on a pro forma basis as if the acquisition occurred at the beginning of the respective periods. Pro forma information is not

                                     D-1-26

                          FLORAFAX INTERNATIONAL, INC.

13.  BUSINESS COMBINATIONS -- (CONTINUED)
necessarily indicative of the actual results that would have been achieved had the acquisitions in fact been consummated at the beginning of each period presented.

                                                        YEAR ENDED AUGUST 31,
                                                      --------------------------
                                                        1998             1997
                                                      ---------        ---------
                                                      (UNAUDITED, IN THOUSANDS)
Revenues............................................   $13,391          $11,609
  Net Income........................................     2,405            3,285
Earnings per share:
  Basic.............................................      0.31             0.41
  Diluted...........................................      0.28             0.38

                                     D-1-27

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) of the Exchange Act

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     T. CRAIG BENSON. Mr. Benson, 36, is President of the Corporate Equities Division of Service Corporation International headquartered in Houston, Texas. Service Corporation International is the largest publicly held funeral home/cemetery company in the world. Mr. Benson also serves as a Director of Tanknology Environmental, Inc. Mr. Benson has been a Director of the Company since March 1991.

     S. ODEN HOWELL, JR. Mr. Howell, 58, is a consultant to H&N Constructors, Inc., a contracting company specializing in remodeling and rehabilitation of government facilities. From 1988 until 1997, Mr. Howell was Secretary/Treasurer of H&N Constructors, Inc. Mr. Howell serves as a Director of Royal Gold, Inc. and Lawson United Corporation, and he has been a Director of the Company since February 1986.

     WILLIAM E. MERCER. Mr. Mercer, 57, has been a majority owner and has served as Chairman of the Board and Chief Executive Officer ("CEO") of Southwest Guaranty Trust Company National Association, a national banking association limited to trust powers only, since December, 1989. He has been a Director of the Company since April, 1987.

     KENNETH G. PUTTICK. Mr. Puttick has been in the retail automobile business since 1968. He has owned and operated several retail and real estate businesses simultaneously. Mr. Puttick has been a Director of the Company since January, 1995.

     JAMES H. WEST. Mr. West, 44, was elected Vice President, Treasurer and CFO of the Company on February 5, 1993. On January 7, 1994, Mr. West was elected Chief Operating Officer ("COO"), and on August 8, 1994, he was elected Secretary, of the Company. On November 17, 1994, he was elected President. From November, 1987 to November, 1992, Mr. West was President of M.P.I.I., Inc. ("M.P.I.I.") which is in the funeral, cemetery and insurance business. As of the date of this Proxy Statement, Mr. West remains as President, COO and CFO. He has been a Director of the Company since January, 1994.

     ANDREW W. WILLIAMS. Mr. Williams, 46, is, and has been a certified public accountant since 1978 practicing principally in Vero Beach, Florida. Since August, 1990, he has served as Chairman and CEO of Equity Resource Group of Indian River County, Inc. Mr. Williams is the President of Confidential Investment Services, Inc. In addition, he serves as a Director of First American Bank. Mr. Williams was elected Chairman of the Board in November, 1992 and has been a Director of the Company since December, 1988. In September, 1994, Mr. Williams was elected CEO of the Company.

     KELLY S. MCMAKIN. Mr. McMakin, 37, was elected Vice President and Treasurer of the Company on November 17, 1994, and on February 6, 1995, he was elected Secretary of the Company. From June, 1993, to the present, Mr. McMakin has been Controller of the Company. From May 1988, through May 1993, Mr. McMakin was Controller of M.P.I.I. As of the date of this Proxy Statement, Mr. McMakin remains as Vice President, Secretary and Treasurer of the Company.

     JAMES J. PAGANO. Mr. Pagano, 44, was elected Vice President-Marketing of the Company in January, 1998. Also, in January 1998, Mr. Pagano was elected Executive Vice President of The Flower Club International, Inc., a wholly-owned subsidiary of the Company. From 1991 through January, 1998, Mr. Pagano was President of Media VI -- Radio Broadcasting, an entity that operates radio stations throughout Florida.

                                     D-1-28

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"), and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors, officers, and certain beneficial owners of stock, the Company believes that during the year ended August 31, 1998, all Section 16(a) filing requirements were satisfied, with the exception of William E. Mercer, who was delinquent in filing a Form 5.

ITEM 10.  EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and for any executive officer whose aggregate remuneration was $100,000 or more for the fiscal year ended August 31, 1998 ("Named Officer"):

                           SUMMARY COMPENSATION TABLE

       NAME AND                           ANNUAL                  OTHER ANNUAL
      PRINCIPAL                        COMPENSATION               COMPENSATION
       POSITION          FISCAL YEAR    SALARY ($)    BONUS ($)     ($) (5)
      ---------          -----------   ------------   ---------   ------------
James H. West,              1998         $204,845(1)   $30,000        $ 0
President, COO and CFO      1997         $183,700      $80,000        $ 0
                            1996         $181,731      $65,000        $ 0
Andrew W. Williams          1998         $127,042(2)   $20,000        $ 0
CEO                         1997         $105,241      $67,500        $ 0
                            1996         $100,731      $27,500        $ 0
Kelly S. McMakin            1998         $ 92,700(3)   $11,000        $ 0
Vice President,             1997         $ 76,069      $40,000        $ 0
Secretary and
  Treasurer                 1996         $ 70,000      $15,492        $ 0
James J. Pagano             1998         $120,554(4)   $12,000        $ 0
Vice President -            1997         $ 36,630            0        $ 0
Marketing                   1996              N/A          N/A        N/A

     For the years ended August 31, 1998, 1997 and 1996, the Company granted no restricted stock awards, stock appreciation rights ("SARs"), long-term incentive plan ("LTIP") awards or any other form of long-term compensation to the Named Officers listed above.

(1) Includes $9,690 contributed by Mr. West toward Mr. West's Plan (defined below) and $4,845 contributed by the Company toward Mr. West's Plan.

(2) Includes $10,000 contributed by Mr. Williams toward Mr. Williams' Plan and $2,042 contributed by the Company toward Mr. Williams' Plan.

(3) Includes $7,892 contributed by Mr. McMakin toward Mr. McMakin's Plan and $2,700 contributed by the Company toward Mr. McMakin's Plan.

(4) Includes $2,215 contributed by Mr. Pagano toward Mr. Pagano's Plan and $554 contributed by the Company toward Mr. Pagano's Plan.

(5) Perquisites and other personal benefits received by the Named Officers are not included because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for such Named Officer.

                                     D-1-29

STOCK OPTIONS

     The Management Incentive Plan ("Plan") was adopted by the Board of Directors of the Company on October 26, 1995, and was approved by the stockholders on January 30, 1996.

     Under the Incentive Plan, employees are periodically granted market-based awards, including nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock and performance share awards. Such awards are granted to those individuals whose judgment, initiative, and efforts are responsible for the success of the Company. Each individual award is established by an award agreement with the participant which sets forth the terms and conditions applicable to such award. The exercise price of an option and any SARs, which are determined at the time of the grant, may not be less than the fair market value of the shares subject thereto on the date of grant.

     No options or SARS were granted to any Named Officer during fiscal year
1998.

              AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table lists all options and SARs exercised during fiscal 1998 by each Named Officer. The Company has not granted SARs to any of the Named Officers.

                                                                                               VALUE OF
                                                                   NUMBER OF SECURITIES      UNEXERCISED
                                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                                       OPTIONS/SARS          OPTIONS/SARS
                                       SHARES                          AT FY-END (#)        AT FY-END ($)
                                    ACQUIRED ON       VALUE            EXERCISABLE/          EXERCISABLE/
               NAME                 EXERCISE (#)   REALIZED ($)        UNEXERCISABLE        UNEXERCISABLE
               ----                 ------------   ------------   -----------------------   --------------
Andrew W. Williams,                      0           0                75,000 (1)            181,125/60,375(3)
CEO                                                                 [56,250/18,750]
                                                                      100,000 (1)            98,500/98,500(4)
                                                                    [50,000/50,000]
                                                                      150,000 (2)            23,625/70,875(5)
                                                                   [37,500/112,500]
James H. West,                           0           0                75,000 (1)             73,875/73,875(4)
President, COO, CFO                                                 [37,500/37,500]
and Director                                                          75,000 (2)             11,813/35,437(5)
                                                                    [18,750/56,250]
Kelly S. McMakin,                        0           0                15,000 (1)             36,225/12,075(3)
Vice-President,                                                     [11,250/3,750]
Secretary and                                                         25,000 (1)             24,625/24,625(4)
Treasurer                                                           [12,500/12,500]
                                                                      30,000 (2)              4,725/14,175(5)
                                                                    [7,500/22,500]
James J. Pagano,                         0           0                50,000 (2)              7,875/23,625(5)
Vice President -                                                     12,500/37,500
Marketing

---------------
(1) Reflects nonqualified stock options granted under the Incentive Plan.

(2) Reflects nonqualified stock options granted under non plan options.

(3) The value of exercisable, but unexercised, options and unexercisable options is based on a price of $1.41 per share as of August 31, 1998 and a market price of $4.63 as of August 31, 1998.

(4) The value of exercisable, but unexercised, options and unexercisable options is based on a price of $2.66 per share as of August 31, 1998 and a market price of $4.63 as of August 31, 1998.

                                     D-1-30

(5) The value of exercisable, but unexercised, options and unexercisable options is based on a price of $4.00 per share as of August 31, 1998 and a market price of $4.63 as of August 31, 1998.

     No options or SARS were granted to any Named Officer during fiscal year
1998.

NONEMPLOYEE DIRECTOR STOCK OPTIONS

     On January 30, 1996, the shareholders of the Company approved the 1996 Nonemployee Directors' Stock Option Plan (the "Nonemployee Director Plan") under which each nonemployee director, upon his or her respective election or reelection to the Board of Directors, is granted a nonqualified option to purchase 20,000 shares of the Company's common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or three months after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of six months from the date of grant, subject to certain exceptions specified in the Nonemployee Director Plan.

     Pursuant to the provisions of the Nonemployee Director Plan, options were granted to the following nonemployee directors on January 28, 1998, for 20,000 option shares each at an option price of $5.88 per share: T. Craig Benson, S. Oden Howell, Jr., William E. Mercer and Kenneth G. Puttick.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of November 6, 1998 information with respect to those persons who owned (as reflected in the stock transfer records of the Company and otherwise to the Company's knowledge) beneficially 5% or more of the common stock of the Company. All shares are subject to the named person's sole voting and investment power, except as set forth below.

                                                                                    AMOUNT AND
                                                                                    NATURE OF
                   NAME AND ADDRESS OF                           PERCENT OF         BENEFICIAL
                     BENEFICIAL OWNER                           COMMON STOCK        OWNERSHIP
                   -------------------                      --------------------   ------------
Lance Laifer..............................................       2,072,129(1)           24%(1)
45 West 45th Street
New York, New York 10036
Andrew W. Williams........................................       1,333,272(2)           15%(2)
616 Azalea Lane
Vero Beach, FL 32963
Kenneth G. Puttick........................................       1,155,000(3)           13%(3)
210 Osprey Court
Vero Beach, FL 32963

---------------

(1) Lance Laifer, as president, sole director and principal stockholder of Laifer Capital Management, Inc., is deemed to have the same beneficial ownership as Laifer Capital Management, Inc. The 2,072,129 shares of Company common stock beneficially owned by Laifer Capital Management, Inc. include
    (i) 1,156,829 shares of common stock beneficially owned by Laifer Capital Management, Inc. in its capacity as general partner and investment advisor to Hilltop Partners, L.P. ("Hilltop"); and (ii) 267,300 shares of common stock beneficially owned by Laifer Capital Management, Inc. in its capacity as investment advisor to Hilltop Offshore, Ltd. ("Offshore").

     Laifer Capital Management, Inc. (i) has the sole power to vote and to direct the voting of and to dispose and direct the disposition of the 1,156,829 shares of common stock beneficially owned by it in its capacity as the General Partner of Hilltop, (ii) has sole power to vote and to direct the voting of 267,300 shares of common stock owned by Offshore and
     (iii) shares with Wolfson, with an address at One State Street Plaza, New York, New York 10004-1505 ("Wolfson"), the power to dispose and direct the disposition of

                                     D-1-31

     648,000 shares of common stock owned by Laifer Capital Management, Inc. in its capacity as investment advisor to Wolfson.

(2) Includes 223,731 shares owned jointly with Mr. Williams' wife, 24,660 shares held for the benefit of Mr. Williams' children, 546,481 shares owned by Equity Resource Group of Indian River County, Inc., of which Mr. Williams is President, Director, and majority owner, 77,000 shares owned by Confidential Investment Services, Inc., of which Mr. Williams is sole owner and 175,000 stock options granted to Mr. Williams under the Incentive Plan, 131,250 of which Mr. Williams has the right to acquire within sixty (60) days of the date of the proxy statement, and 150,000 nonplan stock options, twenty-five percent (25%) of which Mr. Williams has the right to acquire within sixty
    (60) days of the date of this proxy statement.

(3) Includes 637,000 shares held by Puttick Enterprises, of which Mr. Puttick is President, Director and owner. Includes 60,000 shares which Mr. Puttick has the right to acquire within sixty (60) days of the date of this proxy statement under the terms of the Nonemployee Director Plan.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of November 6, 1998 information (as reflected in the stock transfer records of the Company and otherwise to the Company's knowledge) with respect to (i) each director and nominee, (ii) each executive and significant officer of the Company named in the Summary Compensation Table herein, and (iii) all directors and such officers as a group. All shares are subject to the named person's sole voting and investment power except, as set forth below.

Andrew W. Williams....................................  1,333,272(1)          15%(1)
616 Azalea Lane
Vero Beach, FL 32963
Kenneth G. Puttick....................................  1,155,000(2)(3)       13%(2)(3)
210 Osprey Court
Vero Beach, FL 32963
William E. Mercer.....................................    196,000(3)           2%(3)
2121 Sage Road, Suite 150
Houston, TX 77056
S. Oden Howell, Jr....................................    303,300(3)           3%(3)
2603 Grassland Drive
Louisville, KY 40299
T. Craig Benson.......................................    325,000(3)(4)        4%(3)
1929 Allen Parkway
Houston, TX 77219
James H. West.........................................    425,321(5)           5%(5)
1705 Sand Dollar Way
Vero Beach, FL 32963
Kelly S. McMakin......................................    126,500(6)           1%(6)
15 Royal Palm Blvd
Vero Beach, FL 32960
James J. Pagano.......................................     55,500(7)           1%(7)
8075 20th Street
Vero Beach, FL 32966
All Directors, Executive..............................  3,919,893(8)          44%(8)
and Significant Officers as a group

---------------
(1) Includes 223,731 shares owned jointly with Mr. Williams' wife, 24,660 shares held for the benefit of Mr. Williams' children, 546,481 shares owned by Equity Resource Group of Indian River County, Inc., of
                                     D-1-32
    which Mr. Williams is President, Director, and majority owner, 77,000 shares owned by Confidential Investment Services, Inc., of which Mr. Williams is sole owner and 175,000 stock options granted to Mr. Williams under the Incentive Plan, 131,250 of which Mr. Williams has the right to acquire within sixty (60) days of the date of the proxy statement, and 150,000 nonplan stock options, 37,500 of which Mr. Williams has the right to acquire within sixty (60) days of the date of this proxy statement.

(2) Includes 637,000 shares held by Puttick Enterprises, of which Mr. Puttick is President, Director and owner.

(3) Includes 60,000 shares which said individual has the right to acquire within sixty (60) days of the date of this proxy statement under the terms of the Nonemployee Director Plan.

(4) Includes 50,000 stock options granted to Mr. Benson under a nonplan agreement with the Company, seventy-five percent (75%) of which Mr. Benson has the right to acquire within sixty (60) days of this proxy statement.

(5) Includes (i) 75,000 stock options granted to Mr. West under the Incentive Plan, 56,250 of which Mr. West has the right to acquire within sixty (60) days of this proxy statement, and (ii) 75,000 nonplan stock options, twenty-five percent (25%) of which Mr. West has the right to acquire within sixty (60) days of this proxy statement.

(6) Includes (i) 40,000 stock options granted to Mr. McMakin under the Incentive Plan, 30,000 of which Mr. McMakin has the right to acquire within sixty (60) days of this proxy statement, and (ii) 30,000 nonplan stock options, twenty-five percent (25%) of which Mr. McMakin has the right to acquire within sixty (60) days of this proxy statement.

(7) Includes (i) 50,000 nonplan stock options, twenty-five percent (25%) of which Mr. Pagano has the right to acquire within sixty (60) days of this proxy statement. Also includes 3,000 shares owned jointly with Mr. Pagano's wife and 2,500 shares held by Mr. Pagano as custodian for his minor daughter, Erika C. Pagano.

(8) The shares shown for all directors and all executive and significant officers as a group include 571,250 shares which they have the right to acquire within sixty (60) days of this proxy statement under the terms of the Nonemployee Director Plan, the Incentive Plan, or nonplan agreements with the Company. In addition, this total includes 313,750 options that the directors and officers do not have the right to acquire within sixty (60) days of this proxy statement.

     The Company is not aware of any arrangement or pledge of securities of the Company by any person which may at a date subsequent to the date of these proxy materials result in a change of control of the Company.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since September 1, 1995, through the date of this Proxy Statement, there were no transaction or series of transactions, to the knowledge of the Company, to which the Company or any of its subsidiaries was a party, in which the amount involved exceeded $60,000 and in which any affiliate of the Company, officer, executive officer, director, nominee for director, record holder, beneficial security holder owning 5% or more of any class of the Company's voting securities, or any member of the immediate family of any of the foregoing persons, had a direct or indirect material interest, except as described below:

     (1) Mr. Benson, a director of the Company, is an officer of Service Corporation International ("SCI"). The Company provides SCI with credit card and charge card processing services to its funeral and cemetery divisions. The Company provides SCI credit card processing services on the same terms and conditions as it would for unaffiliated parties with similar volumes of business. The Company received estimated net revenues of $274,000 from SCI (as reported by the Company on its 10-KSB for fiscal year 1998) for these services during fiscal year 1998.

     (2) On August 28, 1994, pursuant to the Agreement, as set forth in the "Executive Officers" Section, the Company committed to loan $70,000, bearing an interest rate of 7.75% per annum, to James H. West, President, COO and CFO, of which $57,000 was advanced on the date of the loan. On

                                     D-1-33

          November 7, 1994 the Company advanced to Mr. West an additional $5,000 under the terms of the original $70,000 commitment. On January 28, 1997, the Company increased the total amount of the commitment from $70,000 to $100,000. The loan is secured by real estate owned by Mr. West and will be repaid upon liquidation of the real estate. As of August 31, 1998, the balance on this note, including interest, was approximately $37,000.

     In the opinion of management of the Company, these transactions were negotiated at arm's length and involve either market, or better than market, commercial terms and conditions under the circumstances then existing.

     There are no family relationships between any nominee or member of the Board of Directors or executive officer of the Company. There are no arrangements, agreements or understandings, to the knowledge of the Company, by which any nominee for director is bound and pursuant to which he was selected as a nominee.

                                     D-1-34

                                    PART IV

ITEM 13.  EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K

                                                                        PAGE
                                                                        ----
(a)  1.   Financial Statements
          Included in Part II of this report:
          Report of Independent Certified Public Accountants..........   13
          Consolidated Balance Sheets at August 31, 1998 and 1997.....   14
          Consolidated Statements of Income for the years ended August
               31, 1998 and 1997......................................   16
          Consolidated Statements of Changes in Stockholders' Equity
               for the years ended August 31, 1998 and 1997...........   17
          Consolidated Statements of Cash Flows for the years ended
               August 31, 1998 and 1997...............................   18
          Notes to Consolidated Financial Statements..................   19
     3.   Exhibits
          Exhibit Reference

     The following items pertain to this report and, accordingly, are filed herewith:

     (10) Material contracts:

         (a) Second amendment to Independent Sales Organization and Merchant Servicing Agreement between Registrant and Universal Savings Bank dated September 1, 1998.

     (11) Computation of per share earnings

     (23) Consent of Independent Certified Public Accountants

     (27) Financial Data Schedule (For SEC use only)

     The following items have been included as exhibits in filings by the Company in a previous filing and, accordingly, are incorporated hereby reference.

EXHIBIT REFERENCE

     (3)  Articles of incorporation and Bylaws of the Registrant, as amended.

     (10) Material Contracts

         (a) Convertible subordinated notes due to Clark Estates maturing June 30, 1996.

         (b) Subordinated debentures maturing in 1998.

         (c) Agreement dated December 3 1993, Addendum, Second Addendum, Third Addendum, Fourth Addendum and Fifth Addendum thereto by and between the Registrant and Citizens Fidelity Bank and Trust Company (now PNC Bank, Kentucky, Inc.).

         (d) Purchase Agreement for certain assets formerly owned by Savannah Floral Services, Inc. dated March 10, 1994.

         (e) Note Payable to Andrew Williams dated March 10, 1994.

         (f) Promissory Note to Citrus Bank dated November 9, 1993.

         (g) Promissory Note to Citrus Bank dated November 17, 1993.

         (h) Promissory Note to Citrus Bank dated January 25, 1994.

         (i) Loan to James H. West, Director, President and Chief Financial Officer, dated August 28, 1994.

         (j) Consulting agreement with David Harper of Ventura County California dated December 10, 1993.

                                     D-1-35

         (k) Promissory Note to Citrus Bank dated August 31, 1995.

         (l) Operating lease agreement between Registrant and Alvin Wunderlich dated April 1995.

         (m) Agreement of Purchase and Sale made and entered into to be effective December 29, 1995 by and between Registrant and St. James Partners, LTD. 7% Convertible Promissory Note in the amount of $2,500,000 dated February 28, 1996 due February 28, 1997.

         (n) Security agreement dated February 28, 1996 executed in connection with the $2,500,000 Convertible Promissory Note.

         (o) Common Stock Purchase Warrant for 250,000 shares of the registrants common stock expiring January 1, 2001.

         (p) Common Stock Purchase Warrant for 400,000 shares of the registrants Common stock expiring January 1, 2001.

         (q) Construction Agreement dated September 30, 1996 between Registrant And C.E. Block, Architect of Vero Beach, Florida.

         (r) Building purchase Agreement between Registrant and Alvin Wunderlich Sr. Trust Number 1.

         (s) Building lease Agreement between Registrant and Verne W. Anderson and Mariella Anderson Living Trust.

         (t) Nonqualified, Nonplan Option Agreement between Registrant and Andrew W. Williams, Chairman of the Board and CEO.

         (u) Nonqualified, Nonplan Option Agreement between Registrant and James
             H. West, President and CFO.

         (v) Nonqualified, Nonplan Option Agreement between Registrant and Kelly
             S. McMakin, Treasurer and Secretary.

         (w) Nonqualified, Nonplan Option Agreement between Registrant and James
             J. Pagano, Vice President and Marketing Director.

         (x) Amendment dated January 7, 1998 to building purchase agreement between Registrant and Alvin Wunderlich Sr. Trust Number 1

         (y) Promissory note agreement dated January 16, 1998 in the amount of $5,000,000 between Registrant and First Union National Bank.

         (z) Loan agreement dated January 16, 1998 between Registrant and First Union National Bank.

            (aa) Security Agreement dated January 16, 1998 between Registrant and First Union National Bank.

            (bb) Closing Statement dated January 16, 1998 between Registrant and
                 First Union National Bank.

            (cc) Asset purchase and sale agreement dated May 1, 1998 between
                 Registrant and Marketing Projects Inc., of Westlake Village California.

            (dd) Noncompetiton and nondisclosure agreement dated May 29, 1998 between Registrant and David Appell, Robert Bourdom, Randolph Commans and Phyllis Hooker of Westlake Village, California.

            (ee) Bill of sale, assignment and assumption dated May 1, 1998 between Registrant and Marketing Projects, Inc., of Westlake Village, California.

            (ff) Escrow agreement dated May 29, 1998 between Registrant, Marketing Projects, Inc., and First Union National Bank.

                                     D-1-36

            (gg) First amendment to escrow agreement dated May 29, 1998 between
                 Registrant, Marketing Projects, Inc., and First Union National Bank.

            (hh) Management Incentive Stock Plan approved January 30, 1996.

            (ii) Non-Employee Director Stock Option Plan approved January 30, 1996.

     (22) Subsidiaries of the Registrant

        (b) Reports on Form 8-K

     On August 11, 1998 the Company filed an 8-K/A amending the 8-K previously filed by the Company on June 8, 1998. The 8-K/A amended the 8-K to include financial statements required to be filed with the 8-K.

                                     D-1-37

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Florafax International, Inc.

Date: November 25, 1998                   /s/ ANDREW W. WILLIAMS

                                          --------------------------------------
                                          Andrew W. Williams
                                          Chairman and Chief Executive Officer

Date: November 25, 1998                   /s/ JAMES H. WEST

                                          --------------------------------------
                                          James H. West
                                          President and Chief Financial Officer

Date: November 25, 1998                   /s/ KELLY S. MCMAKIN

                                          --------------------------------------
                                          Kelly S. McMakin
                                          Controller and Treasurer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ ANDREW W. WILLIAMS                   Chairman of the Board               November 25, 1998
----------------------------------
Andrew W. Williams

/s/ T. CRAIG BENSON                      Director                            November 25, 1998
----------------------------------
T. Craig Benson

/s/ SOLOMON ODEN HOWELL, JR.             Director                            November 25, 1998
----------------------------------
Solomon Oden Howell, Jr.

/s/ WILLIAM E. MERCER                    Director                            November 25, 1998
----------------------------------
William E. Mercer

/s/ KENNETH G. DUTTICK                   Director                            November 25, 1998
----------------------------------
Kenneth G. Duttick

/s/ JAMES H. WEST                        Director                            November 25, 1998
----------------------------------
James H. West

                                     D-1-38

                                                                       ANNEX D-2

                                 United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                 FORM 10-KSB/A

                                AMENDMENT NO. 1
(MARK ONE)
[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934
    [FEE REQUIRED]

                   For the fiscal year ended August 31, 1998

                                       or

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934
    [NO FEE REQUIRED]

        For the transition period from                to

                         Commission File Number 0-5531

                          FLORAFAX INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

                DELAWARE                                 41-0719035
     (State or other jurisdiction           (I.R.S. Employer Identification No.)
   of incorporation or organization)

    8075 20TH STREET, VERO BEACH, FLORIDA                  32966
  (Address of principal executive offices)               (Zip Code)

                    Issuer's telephone number (561) 563-0263

      Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:
                         Common Stock par value of $.01
                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO
                                             ---   ---

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.[ ]

     State issuers' revenues for its most recent fiscal year $13,391,000.

     On October 7, 1998, the aggregate market value of the Common Stock based upon the average bid and asked prices as reported by the NASD held by nonaffiliates was approximately $13,416,000, based upon the assumption that only officers, directors and 10% shareholders are affiliates.

     As of October 7, 1998, 7,929,223 common shares were outstanding.

                      Documents Incorporated by Reference

     Portions of the Company's definitive proxy statement relating to the 1998 annual meeting of shareholders are incorporated by reference into Part III of this form 10-KSB.

     Transitional Small Business Disclosure Format (Check One):  Yes [   ];   No
                                                                      ---
[ X ]
 ---

                                      D-2-1

                          FLORAFAX INTERNATIONAL, INC.

                       EXPLANATORY NOTE TO FORM 10-KSB/A

     This Annual Report on Form 10-KSB/A amends and supersedes, to the extent set forth herein, the Registrant's Annual Report on Form 10-KSB for the year ended August 31, 1998 previously filed on November 25, 1998. As more fully set forth below, the following financial and related information has been updated in connection with the filing of the restated financial statements included herein.

     The items of Form 10-KSB affected by this Amendment No. 1 on Form 10-KSB/A are as follows:

     Part I -- Item 1.  Description of Business

     Part II -- Item 6.  Management's Discussion and Analysis or Plan of
                         Operation and Selected Financial Data

               Item 7.  Financial Statements

               The Registrant has restated certain of it historical fiscal year ended August 31, 1998 audited financial statements to modify its accounting for the transaction with Marketing Projects, Inc. as more fully discussed in Note 15 to the consolidated financial statements. Listed below are the consolidated financial statements that are responsive to Item 7 of Form 10-KSB.

                          Report of Independent Certified Public Accountants

                          Consolidated Balance Sheets

                          Consolidated Statements of Income

                          Consolidated Statements of Changes in Stockholders' Equity

                          Consolidated Statements of Cash Flows

                          Notes to Consolidated Financial Statements

     Part III -- Item 13.  Exhibits and Reports on Form 8-K:

                           Exhibit 23 Consent of Independent Certified Public Accountants

     All page numbers for the amended Items set forth in this Form 10-KSB/A correspond to the page numbering of the same Items in the original Form 10-KSB.

                                      D-2-2

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

     Florafax International, Inc. is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. The Company is also engaged in the business of credit and charge card processing for third parties.

     As used herein, the terms "Florafax" and "Company" mean Florafax International, Inc. (the Registrant), its divisions and subsidiaries, unless the context requires otherwise.

     All forecasts and projections in this document are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, and are based on management's current expectations of the Company's near term results, based on current information available and pertaining to the Company. Actual results may differ materially from those projected in the forward-looking statements.

FLOWERS-BY-WIRE

     The Company operates a flowers-by-wire business which enables Florafax member florists (independent owners) to send and deliver floral orders throughout the United States. Floral orders between florists are transacted primarily by telephone or by the Company's order allocation system. Flowers-by-wire is the Company's primary business segment, accounting for 91% of net revenues in 1998 and 90% in 1997.

     The Company's order allocation system has the ability to distribute orders ratably to Florafax member florists. Once an order is taken, the system analyzes the area to ascertain which member florists will deliver to that location. The system then determines which florist should receive that order based on certain criteria, which include the zip codes a shop will deliver to, the number of orders a shop has previously received, the number of orders that a florist has sent to the Company, and whether the florist has a fax machine. Once the system determines which florist is to receive the order, it is sent via facsimile or telephone. Management believes that the Company's order allocation system is presently the only system in the industry that is capable of distributing orders fairly to member florists.

     Traditionally, floral orders originated with one florist and were then filled by another florist. However, during the past several years the Company has been generating a significant portion of floral orders through its wholly owned subsidiary, The Flower Club. The Flower Club has arrangements with numerous nationally recognized companies which allow The Flower Club to generate orders by marketing directly to the customers of these companies. To order through The Flower Club, the consumer dials a toll free number and places the order at one of the Company's order entry locations. These orders are then transmitted to member florists via the order allocation system.

     Florists, and their advertisements, are listed in the "Florafax Directory," which is published and distributed several times a year. The Company produces the "Florafax Directory," brochures, and sales and promotional materials for use by the Company and its member florists.

     The Company's flowers-by-wire business is dependent upon an adequate base of member florists. The Company recruits member florists principally through advertisement and direct solicitation. A florist applying to become a Florafax member is evaluated to determine his or her ability to operate in accordance with the Company's rules and regulations, to provide a quality product and to comply with the credit policies established by the Company. Member florists are eligible to receive orders from, and send orders to, any other member or directly to Florafax order entry locations.

     When a member florist places a floral order, he or she selects another florist from the Florafax Directory near the desired point of delivery and contacts the selected florist by use of the telephone or fax machine. In the event a florist cannot find a fulfilling florist in the area they wish to send an order, they can call the Company's order entry department and the Company will place the order. The sending florist is paid by the customer for the purchase and the receiving (or fulfilling) florist is responsible for designing and delivering the

                                      D-2-3
flowers to the recipient, and will be paid by Florafax. The Company is capable of placing floral orders virtually anywhere in the world.

     Member florists are on a "reporting plan" under which the sending florist, who collects the price of the flowers from the customer, normally pays the Company 80% of the sales price and the Company generally pays the receiving florist 71% of the sales price, retaining 9% for its processing services. Under this "reporting plan" the Company is normally not aware of the transaction until the receiving florist reports the order. Accordingly, accounting recognition of the revenue on floral shop to floral shop transactions does not occur until the order is reported to the Company. Included in floral order processing are revenues generated by The Flower Club. Revenues and associated costs related to floral orders generated by The Flower Club are recorded in the month that the order was filled, as the revenue process is complete and the Company has the information needed to record the transaction.

     The flowers-by-wire business is seasonal in that its member florists send a much higher volume of orders during Thanksgiving, Christmas, Valentine's Day, Easter and Mother's Day. In response to this seasonality and to generate additional business for its member florists, the Company formed The Flower Club to generate additional orders by pursuing relationships with nationally recognized corporations. The Company engages in joint marketing campaigns with these corporations not only during holidays, but also during nonseasonal periods in an effort to provide member florists with orders during slow periods of the year. Management expects to continue to generate a significant number of the Company's orders through The Flower Club.

     Historically, the corporate relationships involving The Flower Club have been established and serviced by an independent marketing firm. However, the Company believes that it can achieve greater growth by operating their own marketing department. Accordingly, during 1998 the Company acquired the operations of the independent marketing firm and now manages its own primary marketing functions internally. For further discussion on this acquisition please refer to Management's Discussion and Analysis or Plan of Operation contained in this document.

     During 1997, the Company developed and began marketing a new product called Talking Bouquet. Talking Bouquets allow the sender of a flower arrangement to record a personal voice greeting to be retrieved by the recipient of the flower arrangement. In addition, the Company had formed a marketing alliance with a firm in the gift basket industry. This alliance allows the Company to offer products other than flowers to The Flower Club customers as well as member florists. Gift baskets are distributed through member florists and also by direct shipment to the consumer.

CREDIT AND CHARGE CARD PROCESSING

     Through its wholly-owned subsidiary, Credit Card Management System, Inc.
(CCMS), the Company makes available to its members an electronic credit card and charge card processing system, FloraCash. FloraCash automatically provides authorization codes for each transaction and captures all the transaction data electronically, which can allow florists and non floral merchants to receive frequent, automatic deposits directly to their bank accounts. FloraCash terminals and optional printers are sold or leased by the Company at competitive rates.

HISTORY

     Florafax was incorporated under the laws of Delaware in 1970 as the successor to Spotts International, Inc., a company engaged in the premium promotion business. In 1970, Florafax acquired a flowers-by-wire business, Florafax Delivery, Inc., which had been incorporated in Arkansas since 1961.

     In April 1992, the Company incorporated Credit Card Management System, Inc., an Oklahoma corporation formed to provide credit card processing services to both floral and nonfloral businesses.

     In March 1994, the Company incorporated The Flower Club, Inc. to generate additional orders for its member florists.

                                      D-2-4

EMPLOYEES

     As of August 31, 1998, the Company had approximately 194 employees of which 98 are full time. Virtually all of the Company's employees support the flowers-by-wire business to some extent.

COMPETITION

     The flowers-by-wire industry is principally comprised of five companies. Because many florists subscribe to more than one flowers-by-wire service, competition is intense. Usage can be affected by the quality and cost of services offered by each company, promotional programs, industry reputation and traditional patterns of usage employed by the sending florist. The Company believes that its flowers-by-wire service is competitive in the industry.

     The direct marketing to consumers of flowers and gift baskets has become intense. There are several other nationally recognized firms that compete with the company for the consumer direct market. Several of these are larger than the Company including firms such as Florists Transworld Delivery (FTD) and 800 Flowers.

     In the credit card industry there are many banks and other companies which process credit and charge card transactions on behalf of their business clients. Most of these companies have greater revenues and process more transactions than the Company. In addition, some of the Company's flowers-by-wire industry competitors provide credit card processing services to their members. The selection of one credit card processor over another can be affected by a variety of factors including price, services offered and the capability of providing specialized functions to accommodate the particular credit card processing requirements of certain businesses. The Company believes that its credit card processing services are competitive in the retail and wholesale floral industry in particular and in the general credit card processing industry as a whole.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Dollar amounts discussed in Item 6 are expressed in thousands.

LIQUIDITY AND CAPITAL RESOURCES

     During 1998, the Company had three primary events which consumed cash flows, as discussed below.

     Prior to May 1, 1998, under the terms of an existing joint marketing services agreement, the Company was required to pay Marketing Projects, Inc. ("MPI") commissions equaling 8% of floral orders generated from marketing partners solicited by MPI. During the years ended August 31, 1998, 1997 and 1996 the Company recorded commissions expense of $1,050, $1,455 and $1,219 relative to the agreement.

     Effective May 1, 1998, the Company entered into an agreement with MPI that
(1) modified the rights and obligations of both parties under the existing joint marketing servicing agreement and (2) provided for the acquisition of MPI's proprietary marketing systems by the Company. Also on May 1, 1998, the Company entered into a non-compete and non-disclosure agreement with MPI and the principal employees of MPI. Total consideration of $3,670 was paid to MPI at the time of closing and the Company is further obligated to pay up to $125 in cash in each of the following eight fiscal quarters, contingent upon the attainment of quarterly revenue targets.

     Of total consideration paid, $150 has been allocated to the purchase of MPI's proprietary marketing systems and $100 has been allocated to the non-compete agreement, with amortization provided over useful lives of 1 and 2 years, respectively. These assets, net of accumulated amortization of $62, are included in other intangible assets at August 31, 1998.

     As a result of the contract modification, the Company is no longer obligated to pay commissions to MPI on future floral orders generated from marketing partners solicited by MPI prior to May 1, 1998. Additionally, the Company's obligations to support such marketing partners has not been substantially increased. As the Company believes that its future revenue stream from these marketing partner arrangements will be
                                      D-2-5
unaffected by the contract modification, the Company determined that the remainder of the consideration paid to MPI has no benefit to future periods and should be expensed at the date of the contract modification. Accordingly, $3,495 of the total consideration paid has been recognized as a contract modification expense during year ended August 31, 1998.

     The Company will expense all quarterly contingent payments to the extent and at the time they become earned. For the quarter ended August 31, 1998, the first contingent payment of $125 was earned and paid, and is included within selling, advertising, and promotion expenses.

     Second, capital expenditures for the purchase of the corporate offices and other operational equipment (totaling $1,318,000) were paid for from operating cash.

     Third, during the third quarter of 1997 the Company began repurchasing shares of it's common stock under a Board approved plan that was announced in 1997. During 1998, the Company purchased $178,000 of it's stock under this plan. As of August 31, 1998, the Company has 519,975 shares of it's own common stock held as treasury shares at a cost of $1,616,000.

     During 1998, the Company entered into a credit agreement with First Union National Bank, which provides for borrowings of up to $5,000,000, subject to certain terms and conditions which the Company is in compliance with. The facility bears interest at 8 1/2% and will remain in force until February 16, 2000. No principal payments are due until the end of the period at which time any principal amounts outstanding will convert to a 36-month fully amortizing loan based on level principal payments plus interest. In addition to the business purchase noted above, the Company plans to use the facility from time to time for operating activities and strategic business acquisitions as considered necessary. Other events involving the Company's indebtedness are discussed below.

     First, during the first quarter of 1997 the Company retired $333,000 of long-term debt bearing interest at 10%, thereby substantially reducing interest expense in 1997. Management believes that this 10% interest rate was well in excess of the short-term rates the Company would be able to obtain if it chose to hold and invest this cash.

     Second, while the Company's loan agreement does not call for principal payments until the year 2000, the Company made principal payments of $482,000 and approximately $1,000,000 during the last quarter of 1998 and the first month of 1999, respectively. It is anticipated that the Company will fully retire this note in 1999.

     Operating cash flow historically has been generated primarily from processing floral orders and charge card transactions for the Company's member florists, as well as collecting dues, fees and directory advertising from the members. Floral order processing may require settlement with the fulfilling florist before collection of funds from the sending florist. The terms of the Company's receivables are 30 days, which management believes are consistent within the industry. Charge card processing, however, generally allows the Company to collect funds from the charge card issuer prior to settlement with the member florist. Since in both types of transactions the Company is collecting and settling funds, the timing of these cash flows has a significant impact on the Company's liquidity.

     During 1998 and 1997, cash flows benefited significantly from orders generated by The Flower Club. All Flower Club orders are paid for by credit cards, which allows the Company to receive a significant portion of the money from these orders within days after processing the transaction.

     In 1998 and 1997 the Company incurred significant capital expenditures for facilities and related equipment necessary to handle the growth of the Company. While the Company is expected to incur additional capital expenditures in the upcoming year, these expenditures are expected to be less than the 1998 and 1997 amounts.

                                      D-2-6

RESULTS OF OPERATIONS

  GENERAL COMMENTS

     1998 revenues reached ten year record highs. 1998 revenues are up over the prior year in every major category. 1997 revenues were also up over the prior year in every major category.

     Net income declined from $3,433,000 in 1997 to a net loss of $ 623,000 in 1998, due primarily to the following two reasons. First, the Company recorded $ 3,495,000 as contract modification expense related to the MPI transaction, as more fully discussed in note ( 13) to the consolidated financial statements. Second, in 1997 the Company recorded other income of $819,000 resulting primarily from litigation proceeds (see note 11 to the consolidated financial statements).

  NET REVENUES

     Net revenues from member dues and fees during 1998 increased by 16% from 1997, compared to a 19% increase from 1996 to 1997. During 1998, the Company continued to experience an increase in its dues-paying floral members. Dues-paying members at August 31, 1998 totaled approximately 5,200 compared to 4,850 at August 31, 1997, and 4,300 at August 31, 1996. Management believes that the increased number of orders the Company is providing to its members has assisted the Company in retaining its member florists as well as adding new members.

     Floral order processing revenue has continued to grow, increasing by 17% from 1997 to 1998 and by 10% from 1996 to 1997. The increase is due primarily to orders generated by The Flower Club. The Flower Club has established joint marketing campaigns with numerous nationally recognized companies which allows The Flower Club to market directly to the customers of these companies. In addition to the growth of Flower Club revenues, during 1998 the Company also experienced an increase in it's florist shop to shop orders, Talking Bouquet revenues and gift basket revenues.

     Directory fees and advertising revenues experienced a slight increase (5%) during 1998 due to moderate increases in both advertising and directory fees. During 1997 directory fees and advertising increased by 10%, which was primarily attributable to an increase in advertising revenues.

     Net revenues from charge card processing increased by 13% during 1998 compared to an increase of 17% during 1997. The increase in both 1998 and 1997 is attributable to an increase in dollar volumes processed. During 1998, gross dollars processed were $392,000,000 compared to $318,000,000 in 1997. The credit card processing industry continues to be extremely competitive with increasing costs from card issuers and demands by larger customers for lower discount rates. The Company continues to adjust the pricing of it's products to remain competitive in the market. The Company's response to the increased competition could lead to lower margins in the upcoming year. The Company also earns revenue from the sale and lease of credit card terminals and printers. Sale and lease revenues amounted to $256,000 in 1998 and $232,000 in 1997.

  EXPENSES

     General and administrative expenses increased by 12% $686,000 in 1998 and 9% $505,000 in 1997, when compared to the preceding years.

     For 1998 the two primary components of the increase were in salaries and wages, and telephone expense. Salaries and wages experienced an increase due to an increase in phone operators needed to handle the increased Flower Club volume, as well as general wage increases necessary to remain competitive in the job market. Telephone expense increased primarily due to the increase in Flower Club volume. Management is currently negotiating with several national long distance carriers in hopes of obtaining reduced long distance rates. If negotiations are successful the Company may not experience an increase in telephone expense in the upcoming year.

     The main component of the 1997 increase was in salaries and wages, which increased due to an increase in phone operators needed to handle the increased Flower Club volume, as well as general wage increases necessary to remain competitive in the job market. In addition to greater labor costs there was also an increase

                                      D-2-7
in building rent necessary to accommodate the additional telephone operators. Conversely, the Company negotiated a new telephone contract with its long distance carrier thereby reducing telephone expense in 1997.

     Selling, advertising and promotion expense increased by 23% $751,000 during 1998. The increase was comprised of two main components. First, the Company established its own marketing department to interface with current Flower Club partners, as well as prospect for new partners. Second, the Company experimented with new ideas and campaigns during 1998, some of which were successful and some of which were not. This caused a significant increase in the cost of flyers. Campaigns which were not successful have been abandoned. However, the Company intends to continue attempting new ideas and programs in an effort to increase revenues. Conversely, the Company experienced a decline in commissions paid to an independent marketing firm which had been the Company's primary source of marketing until the third quarter of 1998, at which time the Company acquired the primary operations of this firm, thereby eliminating the commissions. As a result of this acquisition, the Company may experience a decline in selling expenses in the upcoming year. See Management's Discussion and Analysis of Plan of Operation for a more detailed discussion of this acquisition.

     Selling, advertising and promotion expenses increased by 22% $580,000 during 1997. The primary cause for this increase is the marketing expenses associated with generating and maintaining The Flower Club order volume. The Flower Club expenses included in selling expenses are commissions paid to an outside marketing firm whose responsibilities include attracting and maintaining new clients, printing costs for marketing pieces provided to The Flower Club members which assist them when ordering through The Flower Club, and certain promotional floral arrangements. In addition to Flower Club related expense increases, in 1997 the Company also incurred increased costs in sales salaries and commissions. The Company has hired a Marketing Director as well as additional sales persons, in an effort to continue the growth in revenues experienced over the past few years.

     Depreciation and amortization have increased during 1998 compared to 1997. During 1997 and 1998, the Company expanded it's facilities as well as purchased new computer and telephone equipment, thereby causing an increase in depreciation. In addition, the contract modification agreement entered into in 1998 with Marketing Projects, Inc. (see note 13 to the consolidated financial statements) caused the Company to record an intangible asset related to marketing techniques , as well as a noncompete agreement. The amortization of these intangible assets increased amortization expense in 1998.

     During 1998 the Company paid $3,495,000 to MPI to modify a servicing agreement with MPI. Prior to modifying this servicing agreement, MPI acted as an agent that interfaced with the Company's Flower Club corporate customers. By modifying the servicing agreement the Company began interfacing with the corporate customers directly, thereby strengthening these relationships.

  OTHER INCOME (EXPENSE)

     Interest expense for 1998 resulted from the note associated with the acquisition of MPI. Interest expense for 1997 was virtually eliminated, as the Company had total debt in 1997 of only $80,000 for the majority of the year.

     Other income for 1997 consisted of litigation proceeds (see Note 4 to the consolidated financial statements), which were offset by a charge to earnings for the unamortized balance of a consulting agreement, and a charge to earnings for a certain contingency reserve.

  INCOME TAXES

     During 1997, the Company recorded a net income tax benefit of $519,000, consisting of a deferred income tax benefit of $637,000 and a current income tax expense of $118,000. The valuation allowance at August 31, 1997 consists primarily of general business credits that may expire prior to the Company's ability to utilize them. As of August 31, 1997, the Company has available net operating loss carryforwards of $2,949,000, which expire in the year 2012.

     During 1998, the Company recorded a net income tax benefit of $ 682,000, all of which was recorded as a deferred income tax benefit. At August 31, 1998, the remaining valuation allowance of $ 405,000 consists
                                      D-2-8
primarily of certain capital losses that do not meet the requirements for recognition as an asset, as well as income tax credits that the Company does not believe will be realized. As of August 31, 1998, the Company has available net operating loss carryforwards of $ 4,980,000 which expire in the year 2013.

     FASB 109 requires deferred tax assets related to net operating loss carryforwards to be allocated between current and noncurrent based upon the reversal date of the temporary differences. It was not anticipated that the majority of the net operating losses would be used to offset income in 1998 or 1999; therefore, the carryforwards were classified as noncurrent at August 31, 1998 and August 31, 1997.

RECENT PRONOUNCEMENTS

  EARNINGS PER SHARE

     In February 1997, the FASB issued Statement No. 128, Earnings per Share, which is effective for years ending after December 15, 1997. Consequently, the Company has changed the method used to compute earnings per share and has restated all prior periods. Under the new requirements, primary earnings per share is replaced with basic earnings per share which excludes the dilutive effect of stock options and other common stock equivalents.

  SEGMENTS

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes FASB Statement No.
14. The Statement uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. The Company does not believe that the new standard will significantly change its presentation of segment information.

  COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The Statement requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as all changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The statement is effective for fiscal years beginning after December 15, 1997. The Company believes that the future tax benefits for compensation deductions related to a variable stock option plan, in excess of amounts recorded for accounting purposes, which are reflected as additions to paid-in capital are the only differences between net income and comprehensive income.

  YEAR 2000 ISSUE

     The Company believes that it has adequately addressed the year 2000 issues. For externally purchased software the Company has performed various test transactions and concluded that these applications are ready for use in the year 2000. For internally developed software the Company has assessed the applications and determined that relatively minor changes will be required for the year 2000 at a minimal cost and effort. In addition, major vendors that the Company relies upon to operate the credit card segment of the Company's business have informed the Company that they are year 2000 compliant.

  FORWARD-LOOKING STATEMENTS

     When used in this report, the words "plan(s)," "intends(s)," "expect(s)," "feel(s)," "will," "may," "believe(s)," "anticipate(s)," and similar expressions are intended to identify forward-looking statements. The events described in such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to

                                      D-2-9
republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business, including the disclosures made under the caption "Management's Discussion and Analysis or Plan of Operation" in the report, as well as the Company's periodic reports of Form 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

     The events described in such statements, and the success of the management strategies described by those statements, are subject to certain risks and uncertainties which could cause actual results to differ from those discussed; among those risks and uncertainties which are particular to the Company are: continued consumer spending on discretionary items such as flowers and gifts, the success of the Company in maintaining relations with corporate marketing partners, the success of the Company in maintaining a strong membership base, the continued use of credit cards as a preferred method of payment by customers of members, increased labor costs, constant competition, and the health of the retail flower industry as a whole.

INFLATION

     Over the past two years, inflation has not had a material effect on the Company's operations and is not anticipated to have an effect in the near future. A portion of the increase in the average dollar value of wire orders reported to the Company represents a response by florists to general price level increases.

     SELECTED FINANCIAL DATA:

                                                               YEAR ENDED AUGUST 31,
                                                 -------------------------------------------------
                                                    1998        1997      1996      1995     1994
                                                 -----------   -------   -------   ------   ------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                  (RESTATED
                                                 SEE NOTE 4)
SELECTED INCOME STATEMENT DATA:
Net revenues...................................    $13,391     $11,609   $10,299   $8,449   $7,567
Net income (loss) (1,2,3)......................    $  (623)    $ 3,433   $ 2,262   $  707   $ (311)
Basic earnings (loss) per share................    $  (.08)    $  0.43   $  0.38   $ 0.12   $(0.06)
Diluted earnings (loss) per share..............    $  (.08)    $  0.39   $  0.35   $ 0.12   $(0.06)

---------------
1) The Company recorded income of $1,041 in 1997 related to cash received from a court award. See Note 4 to the Notes to the Consolidated Financial Statements.

2) Net income in 1997 and 1996 includes income tax benefits of $637 and $863, respectively, primarily from the recognition of benefits related to net operating loss carryforwards. See note 6 to the Notes to the Consolidated Financial Statements.

3) Net income in 1996 includes an extraordinary gain of $128 from the forgiveness of certain debt.

4) See Note 15 to the financial statements relative to restatement of the Company's financial statements for the year ended August 31, 1998.

                                                                    AUGUST 31,
                                                --------------------------------------------------
                                                   1998        1997      1996     1995      1994
                                                -----------   -------   ------   -------   -------
                                                                  (IN THOUSANDS)
                                                 (RESTATED
                                                SEE NOTE 4
                                                  ABOVE)
SELECTED BALANCE SHEET DATA:
Current assets................................    $ 5,752     $ 6,325   $5,686   $ 3,733   $ 2,847
Current liabilities...........................      5,259       5,209    5,198     5,131     5,259
Working capital (deficiency)..................        493       1,116      488    (1,398)   (2,412)
Total assets..................................     11,886      10,594    8,822     6,468     5,946
Long-term debt, less current maturities.......      2,018          80      334     3,034     3,142
Stockholders' equity (deficiency).............      4,557       5,253    3,237    (1,756)   (2,515)

                                     D-2-10

ITEM 7.  RESTATED FINANCIAL STATEMENTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Florafax International, Inc.

     We have audited the accompanying consolidated balance sheets of Florafax International, Inc. as of August 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Florafax International, Inc. at August 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     As more fully discussed in Note 15, the Company has restated its financial statements for the year ended August 31, 1998 with respect to its accounting for the Company's acquisition of the assets of Marketing Projects, Inc. (MPI), and cancellation of a Servicing Agreement between the Company and MPI.

                                                /s/ ERNST & YOUNG LLP

Tampa, Florida
October 8, 1998,
except for Notes 14 and 15, as to which the dates are December 9, 1998 and April 6, 1999, respectively

                                     D-2-11

                          FLORAFAX INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      AUGUST 31
                                                              -------------------------
                                                                  1998           1997
                                                              ------------      -------
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
                                                               (RESTATED
                                                                  SEE
                                                                NOTE 15)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 3,438         $ 4,170
  Restricted cash...........................................        106              97
  Accounts receivable:
Trade, less allowances of $482 at August 31, 1998 and $509
  at August 31, 1997........................................      1,421           1,317
     Charge card issuers....................................        211             343
     Other..................................................        110              94
                                                                -------         -------
                                                                  1,742           1,754
Deferred tax asset, net of allowance........................        301             264
Prepaid and other assets....................................        165              40
                                                                -------         -------
     Total current assets...................................      5,752           6,325
Property and equipment, at cost:
  Fixtures and equipment....................................      1,594           1,324
  Computer systems..........................................        977             798
  Communication systems.....................................      1,121           1,010
  Land, building and leasehold improvements.................      1,282             524
                                                                -------         -------
                                                                  4,974           3,656
  Accumulated depreciation and amortization.................      2,992           2,713
                                                                -------         -------
                                                                  1,982             943
Other assets:
Excess of cost over net assets of acquired businesses.......      1,995           1,995
Marketing techniques, net of accumulated amortization of
  $50.......................................................        100              --
Deferred tax asset, net of allowance........................      1,881           1,236
Other intangible assets.....................................        176              95
                                                                -------         -------
                                                                  4,152           3,326
                                                                -------         -------
     Total assets...........................................    $11,886         $10,594
                                                                =======         =======

See accompanying notes.

                                     D-2-12

                          FLORAFAX INTERNATIONAL, INC.

                                                                    AUGUST 31
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                                              (RESTATED
                                                                SEE
                                                              NOTE 15)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt........................  $    80       $    --
Accounts payable............................................    3,986         3,754
Accrued member benefits.....................................      116           147
Accrued credit card fees....................................      440           359
Other accrued liabilities...................................      637           949
                                                              -------       -------
     Total current liabilities..............................    5,259         5,209
Long-term debt, less current maturities.....................    2,018            80
Membership security deposits................................       52            52
                                                              -------       -------
     Total liabilities......................................    7,329         5,341
Stockholders' equity:
Preferred stock ($10 par value, 600,000 shares authorized at
  August 31, 1998 and 1997).................................       --            --
Common stock ($0.01 par value, 70,000,000 shares authorized,
  8,449,198 and 8,253,004 issued at August 31, 1998 and
  1997, respectively).......................................       85            83
Additional paid-in capital..................................   10,211        10,108
Accumulated deficit.........................................   (4,123)       (3,500)
Treasury stock, at cost (519,975 and 480,975 shares at
  August 31, 1998 and 1997, respectively)...................   (1,616)       (1,438)
                                                              -------       -------
     Total stockholders' equity.............................    4,557         5,253
                                                              -------       -------
     Total liabilities and stockholders' equity.............   11,886       $10,594
                                                              =======       =======

See accompanying notes.

                                     D-2-13

                          FLORAFAX INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED AUGUST 31
                                                              ----------------------
                                                                1998          1997
                                                              ---------      -------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                                              (RESTATED
                                                                 SEE
                                                              NOTE 15)
Net revenues:
  Member dues and fees......................................   $ 2,778       $ 2,392
  Floral order processing...................................     7,189         6,162
  Directory and advertising fees............................     1,476         1,405
  Charge card processing....................................     1,822         1,618
  Other revenue.............................................       126            32
                                                               -------       -------
                                                                13,391        11,609
Expenses:
  General and administrative................................     6,524         5,838
  Selling, advertising and promotion........................     4,085         3,209
  Directory publishing......................................       315           383
  Contract modification charge..............................     3,495
  Depreciation and amortization.............................       403           261
                                                               -------       -------
                                                                14,822         9,691
                                                               -------       -------
Operating income (loss).....................................    (1,431)        1,918
Other income (expense):
  Interest expense..........................................       (82)           (6)
  Interest income...........................................       165           183
  Other.....................................................        43           819
                                                               -------       -------
                                                                   126           996
                                                               -------       -------
Income (loss) before income taxes...........................    (1,305)        2,914
Income tax (expense) benefit:
Current income taxes........................................        --          (118)
Deferred income taxes.......................................       682           637
                                                               -------       -------
                                                                   682           519
                                                               -------       -------
Net income (loss)...........................................   $  (623)      $ 3,433
                                                               =======       =======
Weighted average common and common equivalent shares
  outstanding:
  Basic.....................................................     7,824         8,076
  Diluted...................................................     7,824         8,715
Basic earnings (loss) per share:
  Net income................................................   $  (.08)      $  0.43
Diluted earnings (loss) per share:
  Net income................................................   $  (.08)      $  0.39

See accompanying notes.

                                     D-2-14

                          FLORAFAX INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        COMMON STOCK
                                    ---------------------   ADDITIONAL
                                      NUMBER OF      PAR     PAID-IN     ACCUMULATED   TREASURY
                                    SHARES ISSUED   VALUE    CAPITAL        STOCK       STOCK      TOTAL
                                    -------------   -----   ----------   -----------   --------   -------
                                                               (IN THOUSANDS)
Balance at August 31, 1996........      8,233        $83     $10,087       $(6,933)    $    --    $ 3,237
Issuance of common stock..........         20         --          21            --          --         21
Purchase of treasury stock........         --         --          --            --      (1,438)    (1,438)
Net income........................         --         --          --         3,433          --      3,433
                                        -----        ---     -------       -------     -------    -------
Balance at August 31, 1997........      8,253         83      10,108        (3,500)     (1,438)     5,253
Issuance of common stock..........        196          2          27            --          --         29
Purchase of treasury stock........         --         --          --            --        (178)      (178)
Compensation expense under stock
  option plan.....................         --         --          76            --          --         76
Net income........................         --         --          --          (623)         --       (623)
                                        -----        ---     -------       -------     -------    -------
Balance at August 31, 1998
  (Restated See Note 15)..........      8,449        $85     $10,211       $(4,123)    $(1,616)   $(4,557)
                                        =====        ===     =======       =======     =======    =======

See accompanying notes.

                                     D-2-15

                          FLORAFAX INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED AUGUST 31
                                                              ---------------------
                                                                1998         1997
                                                              --------      -------
                                                                 (IN THOUSANDS)
                                                              (RESTATED
                                                                SEE
                                                              NOTE 15)
OPERATING ACTIVITIES
  Net income................................................  $  (623)      $3,433
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred income tax expense (benefit)..................     (682)        (637)
     Depreciation...........................................      279          179
     Amortization...........................................      124           82
     Compensation expense under stock option plan...........       76           --
     Provision for doubtful accounts........................      127          170
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (115)        (323)
     Prepaid and other assets...............................     (125)          14
     Other assets...........................................     (205)          84
     Accounts payable.......................................      232         (159)
     Accrued liabilities and member benefits................     (262)         249
     Membership security deposits...........................                    (1)
                                                              -------       ------
  Net cash provided by operating activities.................   (1,174)       3,091
                                                              =======       ======
INVESTING ACTIVITIES
  Capital expenditures......................................   (1,318)        (844)
  Change in restricted cash.................................       (9)           2
  Investment in common stock................................     (100)          --
                                                              -------       ------
  Net cash used in investing activities.....................   (1,427)        (842)
                                                              =======       ======
FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt..................  $ 2,500       $   --
  Proceeds from exercise of stock options and warrants......       29           21
  Purchase of treasury stock................................     (178)      (1,438)
  Payments on long-term debt................................     (482)        (333)
                                                              -------       ------
  Net cash used in financing activities.....................    1,869       (1,750)
                                                              -------       ------
  Net increase (decrease) in cash and cash equivalents......     (732)         499
  Cash and cash equivalents at beginning of year............    4,170        3,671
                                                              -------       ------
  Cash and cash equivalents at end of year..................  $ 3,438       $4,170
                                                              =======       ======
  Supplemental disclosures of cash flow information:
     Cash paid during the year for interest.................  $    53       $    1
                                                              -------       ------
     Cash paid during the year for income taxes.............       82           52

See accompanying notes.

                                     D-2-16

                          FLORAFAX INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                AUGUST 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)
 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Florafax International, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. Florafax International, Inc. is principally engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States. The Company is also engaged in the business of credit and charge card processing for third-party companies.

  (b) CASH AND CASH EQUIVALENTS

     The Company considers as cash equivalents all highly liquid overnight investing accounts at banking institutions plus other interest bearing deposits having original maturities of less than three months.

  (c) RESTRICTED CASH

     Restricted cash at August 31, 1998 and 1997 pertains to the Company's credit card processing agreement with its sponsoring bank totaling $106 and $97, respectively.

  (d) FLORAL ORDER PROCESSING -- REVENUE RECOGNITION

     Floral order processing net revenues consist primarily of two types of transactions. First, there are orders placed through the Company's order center, which are recorded at the time the order is placed which coincides with delivery. Second, there are orders sent between the Company's member florists, which are recorded upon receipt of the reporting document, prepared by the delivering florist, that confirms delivery.

  (e) MEMBER DUES AND FEES AND DIRECTORY AND ADVERTISING FEES

     At the time a florist applies for membership they are billed a non refundable account set up fee. The account set up fee is ninety-nine dollars, and is recognized as revenue at the time the florist is accepted as a member to offset costs incurred. Once a florist has been accepted as a member, they are billed dues and advertising fees on a monthly basis, and those billings are recognized as income at that time. Monthly dues and advertising fees are billed at different rates and amounts, depending on the location of the florist and the size of the advertisement placed by the florist. The benefits of membership include the ability to send and receive orders to and from other members, receive orders generated by the Company via fax or telephone, the ability to send gift baskets anywhere in the country, and certain other benefits. A florist may cancel their membership at any time, but are responsible for monthly dues and advertising fees as long as they remain in the membership directory. Billings for directories occur twice per year, while the actual directories are produced and distributed several times per year. Directory revenues are deferred until the directories are distributed to member florists.

  (f) CHARGE CARD PROCESSING

     Charge card processing revenue represents fees for processing credit card transactions for members and others. Revenues are recognized when the service is provided.

                                     D-2-17

                          FLORAFAX INTERNATIONAL, INC.

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  (g) CONCENTRATION OF CREDIT RISK

     A significant portion of the Company's accounts receivables are concentrated in the floral wire service industry. Credit risk is inherent in the floral wire service industry. Consequently, to reduce this risk the Company reviews new member applications for credit worthiness. If a florist applying for membership does not meet certain credit standards the florists application for membership is usually declined. Once a florist has been accepted as a member, the account is monitored by accounts receivable analysts who maintain continuous direct contact with the florist. If the account becomes delinquent, the florist is turned over to a collection agency to begin immediate collection procedures.

  (h) PROPERTY AND EQUIPMENT DEPRECIATION

     The provisions for depreciation and amortization are computed using the straight-line method for financial reporting purposes with the following estimated useful lives:

                      DESCRIPTION                           ESTIMATED USEFUL LIVES
                      -----------                           ----------------------
Fixtures and equipment..................................        2 to 10 years
Computer systems........................................        3 to 10 years
Communication systems...................................         2 to 5 years
Building and leasehold improvements.....................        3 to 30 years

  (i) AMORTIZATION OF EXCESS OF COST OVER NET ASSETS OF ACQUIRED BUSINESSES (GOODWILL)

     Goodwill of $1,995 arose prior to October 31, 1970 and, therefore, is not required to be amortized.

     In accordance with FASB 121, Accounting for the Impairment of Long-Lived Assets and Assets to be disposed of, the Company periodically analyzes the carrying value of its goodwill and other long-lived assets for indicators of impairment, using an undiscounted projected cash flow approach. If such cash flows indicate an impairment is present, the Company would make adjustments to the carrying value of long-lived assets based upon appraisals, discounted cash flows, or otherwise as the Company considers appropriate. After reviewing the results and considering other qualitative factors, management is of the opinion that the carrying amount of the goodwill has not been impaired.

  (j) INCOME TAXES

     The Company accounts for income taxes using Financial Accounting Standard Board (FASB) Statement No. 109, Accounting for Income Taxes. FASB Statement No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of FASB Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under FASB Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recorded in income in the period that includes the enactment date.

  (k) WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

     The weighted average number of shares outstanding is adjusted to recognize the dilutive effect, if any, of outstanding stock options and warrants.

                                     D-2-18

                          FLORAFAX INTERNATIONAL, INC.

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  (l) RECLASSIFICATION OF PRIOR YEAR BALANCES

     Certain prior year balances have been reclassified in order to conform to current year presentation.

  (m) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (n) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the FASB issued Statement No. 128, Earnings per Share, which is effective for years ending after December 15, 1997. As a result, the Company was required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements, primary earnings per share is replaced with basic earnings per share which excludes the dilutive effect of stock options and other common stock equivalents. Basic earnings (loss) per share is higher than primary earnings per share by $.(.01) and $.03 for the fiscal years ending August 31, 1998 and 1997, respectively. Diluted earnings per share was not different than fully diluted earnings per share.

SEGMENTS

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes FASB Statement No.
14. The Statement uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997 and, accordingly, will apply to the Company's fiscal year ended August 31, 1999. The Company believes that its current segment disclosures will not be materially affected upon adoption.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The Statement requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as all changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The statement is effective for fiscal years beginning after December 15, 1997, and accordingly will apply to the Company's fiscal year ended August 31, 1999. Currently, the Company believes that the future tax benefits for compensation deductions, related to the Management Plan (Note 5), in excess of amounts recorded for accounting purposes, which are reflected as additions to paid-in capital are the only differences between net income and comprehensive income.

  (o) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with APB No. 25, Accounting for Stock Issued to Employees, and, in cases where fixed plan exercise prices equal or exceed fair market value, recognizes no compensation expense for the stock option grants.

                                     D-2-19

                          FLORAFAX INTERNATIONAL, INC.

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     In cases where exercise prices are less than fair value, compensation is recognized over the period of performance or the vesting period or, in cases of the variable plan, compensation expense is recognized at the time when both exercise price and the number of shares are determinable.

  (p) ADVERTISING COSTS

     Advertising costs associated with related to the cost of coupons included in corporate partner advertising campaigns are expensed upon first showing. Advertising expense amounted to $1,350 and $881 in 1998 and 1997, respectively.

 2.  LONG-TERM DEBT

     At August 31, 1998, long-term debt consisted of a bank line of credit in the amount of $2,018 with interest payable monthly at the prime rate of the lending institution, currently 8 1/2%, collateralized by substantially all assets of the Company. Under the terms of the note, the Company may borrow up to $5,000 until February 16, 2000. No principal payments are due until February 16, 2000, at which time any principal amounts outstanding at the end of this period will convert to a 36-month fully amortizing loan based on level principal payments plus interest. A one-time commitment fee related to this note amounted to $13. Approximately $2,982 is available for future borrowings under the bank line of credit.

     At August 31, 1998 and 1997, current maturities of long-term debt included a 5% subordinate debenture in the amount of $80, maturing on December 27, 1998 with interest payable annually on December 31.

     Scheduled maturities of notes payable at August 31, 1998 for each of the next five years and thereafter are as follows:

1999........................................................   $   80
2000........................................................      336
2001........................................................      673
2002........................................................      673
2003........................................................      336
                                                               ------
                                                                2,098
Current portion.............................................       80
                                                               ------
                                                               $2,018
                                                               ======

 3.  LEASES

     Noncancelable lease obligations of the Company for annual payments under various operating leases for buildings and equipment are as follows:

                                                              MINIMUM
                                                               LEASE
                                                              PAYMENTS
                                                              --------
1999........................................................    $ 84
2000........................................................      56
2001........................................................      49
2002........................................................      47
2003........................................................       2
                                                                ----
                                                                $238
                                                                ====

                                     D-2-20

                          FLORAFAX INTERNATIONAL, INC.

 3.  LEASES -- (CONTINUED)
     Total rental expense for years 1998 and 1997, which includes other than noncancelable agreements, was $156 and $261, respectively. Of these amounts, annual rentals for office facilities for years 1998 and 1997 were $49 and $155, respectively. Until January 1998 the Company's building lease for its Vero Beach location (annual rental $33 plus sales tax) was with a relative of the Chairman of the Board of Directors. In January 1998, the company purchased this property (see note 8 to the consolidated financial statements).

 4.  CONTINGENCIES

     During 1990, the Company filed a lawsuit against GTE Market Resources, Inc. (GTE/MR) for failure on the part of GTE/MR to fulfill certain contractual telecommunication services on behalf of the Company. On November 23, 1993, a jury awarded the Company $1,481. GTE/MR appealed the case. In 1997 the Oklahoma Supreme Court upheld the decision of the trial court, and ruled in favor of the Company. The Company recognized a pretax gain, net of related legal fees, of $1,041 resulting from the award, which is included in other income in the Consolidated Statement of Income for 1997.

 5.  STOCKHOLDERS' EQUITY

     The Company has authorized a total of 600,000 shares of preferred stock with a par value of ten dollars. At August 31, 1998 and 1997, there were no shares of preferred stock issued.

     On October 26, 1995, the Board of Directors approved a Nonemployee Directors' Stock Option Plan ("Director Plan"). On January 30, 1996, the shareholders of the Company approved the Director Plan. Under the terms of the Director Plan each nonemployee director shall be granted an option to purchase 20,000 shares at fair market value as of the date the Director is elected as a Board member. After the initial grant to the directors, each director shall be granted additional options to purchase 20,000 shares upon each respective reelection to the Board of Directors. At August 31, 1998, 500,000 shares of the Company's common stock were authorized under the Director Plan, options covering 260,000 shares have been granted which expire on various due dates through January 30, 2008. As of August 31, 1998, none of the options have been exercised.

     On October 26, 1995, the Board of Directors approved a Management Incentive Stock Plan ("Management Plan"). On January 30, 1996, the shareholders of the Company approved the Management Plan. Under the terms of the Management Plan, the Board of Directors, at their discretion, may grant options to purchase common shares of the Company to various employees of the Company. The maximum number of options which may be granted under the Management Plan is 1,000,000. As of August 31, 1998, options covering 355,000 shares have been granted which expire on various dates through November 13, 2006. Options exercised under this plan during 1998 and 1997 were 11,000 and 1,000, respectively.

     Options granted to employees under the Management Plan vest 25% upon issuance with additional vesting of 25% after each year of continuous employment. As of August 31, 1998 and 1997, options exercisable under the Management Plan totaled 199,000 and 119,000, respectively.

     On November 16, 1996 the Board of Directors granted options to purchase 50,000 shares of common stock at fair market value to a Board member. This option vested 25% upon issuance with additional vesting of 25% each year. As of August 31, 1998, none of these options had been exercised.

     On June 25, 1997, the Board of Directors granted options for the purchase of 305,000 shares of common stock at fair market value to officers and key employees of the Company at an exercise price of $4 per share. These options vest in 25% increments when the market price of the Company's common stock reaches $5.00, $7.50, $10.00 and $12.50 per share, respectively, for twenty consecutive trading days. Unexercised vested options expire in 2006. The portion of unvested options, if any, expire in the year 2002. Compensation expense for these variable plan options is recorded when the option vests, at the amount that the targeted market price

                                     D-2-21

                          FLORAFAX INTERNATIONAL, INC.

 5.  STOCKHOLDERS' EQUITY -- (CONTINUED)
exceeds the exercise price. As of August 31, 1998, 76,000 of these shares had vested and were exercisable (none at August 31, 1997). Compensation expense of $76 was recorded for the year ended August 31, 1998 (none at August 31, 1997).

     On January 28, 1997 the shareholders approved an increase in the number of shares of authorized common stock from 18,000,000 to 70,000,000.

     At August 31, 1998, the Company has outstanding 403,000 warrants for the purchase of common stock at a price of one dollar per share, all of which are currently exercisable. The warrants originated in connection with a previous financing. All of these warrants expire January 1, 2001.

     Information regarding stock options for years 1998 and 1997 is as follows:

                                                      NUMBER      EXERCISE PRICE         TOTAL
                                                     OF SHARES    RANGE PER SHARE    EXERCISE PRICE
                                                     ---------    ---------------    --------------
Shares under option at August 31,
1998...............................................    957,000    $1.41 to $5.88         $2,978
1997...............................................    888,000    $1.41 to $4.00         $2,529
Options granted during year ended August 31,
1998...............................................     80,000         $5.88             $  470
1997...............................................    668,000    $2.66 to $4.00         $2,204
Options exercised during year ended August 31,
1998...............................................     11,000    $1.41 to $2.66         $   20
1997...............................................      1,000         $1.41             $    1
Options expired or canceled during year ended
  August 31,
1998...............................................      1,000         $1.41             $    1
1997...............................................         --          --               $   --
Options exercisable at August 31, 1998.............    560,000    $1.41 to $5.88         $  659
Shares reserved at August 31, 1998 for:
  Director stock option plan.......................    500,000
                                                     ---------
  Management stock option plan.....................    988,000
                                                     ---------
                                                     1,488,000
                                                     =========

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation (Statement 123), which encourages, but does not require companies to recognize stock awards based on their fair value at the date of grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1997: risk free interest rates of 6.0%; dividend yield of zero; volatility factors of the expected market price of the Company's common stock based on historical trends; and weighted-average expected lives of the options from four to ten years.

     Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
                                     D-2-22

                          FLORAFAX INTERNATIONAL, INC.

 5.  STOCKHOLDERS' EQUITY -- (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

                                                             1998         1997
                                                         ------------    ------
                                                          (RESTATED
                                                         SEE NOTE 15)
Pro forma net income (loss)............................    $(1,339)      $3,016
Pro forma earnings (loss) per share:
     Basic.............................................    $ (0.17)      $ 0.37
     Diluted...........................................      (0.17)        0.35
Weighted average shares:
     Basic.............................................      7,824        8,076
     Diluted...........................................      7,824        8,715

 6.  INCOME TAXES

     The components of the income tax provision (benefit) as of August 31, 1998 and 1997 are as follows:

                                                             1998        1997
                                                         ------------    -----
                                                          (RESTATED
                                                         SEE NOTE 15)
Current income taxes...................................     $  --        $ 118
Deferred income taxes..................................      (682)        (637)
                                                            -----        -----
Income tax provisions..................................     $(682)       $(519)
                                                            =====        =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes as of August 31, 1998 and 1997 are as follows:

                                                             1998         1997
                                                         ------------    ------
                                                          (RESTATED
                                                         SEE NOTE 15)
Allowances for bad debts...............................     $  181       $  191
Accrued liabilities and other..........................        119           73
Depreciation and amortization..........................        155          216
Net operating losses...................................      1,874        1,110
Compensation under stock option plan...................                      --
General business credits...............................        232          456
Basis difference in intangible assets..................         26           --
                                                            ------       ------
                                                             2,587        2,046
Valuation allowance....................................       (405)        (546)
                                                            ------       ------
     Total deferred taxes..............................     $2,182       $1,500
                                                            ======       ======

     FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At August 31, 1998, the remaining valuation allowance of $405 consists primarily of certain capital losses that do not meet the requirements for recognition as an asset, as well as tax credits in the amount of $155 that are not expected to be realized. This represents a change in the valuation allowance for the current year of $ 141 as compared to a change of $1,606 in the prior year.

                                     D-2-23

                          FLORAFAX INTERNATIONAL, INC.

 6.  INCOME TAXES -- (CONTINUED)
     As of August 31, 1998, the Company has available net operating loss carryforwards of $4,980, which expire as follows:

                      EXPIRATION DATE                         AMOUNT
                      ---------------                         ------
     2002...................................................  $  135
     2005...................................................      22
     2007...................................................   1,473
     2008...................................................   1,625
     2009...................................................     486
     2013...................................................   1,239
                                                              ------
                                                              $4,980
                                                              ======

     FASB 109 requires deferred tax assets related to net operating loss carryforwards to be allocated between current and noncurrent based upon the reversal date of the temporary differences. It was not anticipated that the majority of the net operating losses would be used to offset income in 1998 and 1999, therefore the carryforwards were classified as non current as of August 31, 1998 and August 31, 1997.

 7.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

     Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

     Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts reported in the balance sheet for long-term debt approximate their fair value.

 8.  RELATED PARTY TRANSACTIONS

     During 1998, the Company purchased the land and buildings used for its Vero Beach operations for approximately $673. The transaction was financed with cash from operations. The property was previously leased from a trust administered by a relative of the Chairman of the Board.

 9.  FOURTH QUARTER ADJUSTMENTS

     As more fully discussed in Note 6, the Company reduced its valuation allowance against deferred tax assets 1997. The reduction resulted in a credit to income of $637 in 1997. The reduction was recorded in the fourth quarter of 1997, when all of the information upon which to make the estimate became available to management of the Company.

10.  RETIREMENT PLAN

     The Company sponsors a 401(k) retirement plan covering all full-time employees who have completed one year of service. Eligible employees may elect quarterly to contribute up to 15% of their compensation, up to the maximum contribution allowed by law. The Company matches contributions up to a maximum of 3% of

                                     D-2-24

                          FLORAFAX INTERNATIONAL, INC.

10.  RETIREMENT PLAN -- (CONTINUED)
compensation. In connection with the matching contribution, the Company's contribution in 1998 and 1997 was $41 and $30, respectively.

11.  OTHER INCOME

     Other income in 1997 of $819 consists primarily of the GTE/MR lawsuit settlement proceeds (see Note 4 to the consolidated financial statements), reduced by a charge to earnings of the unamortized balance of a terminated consulting agreement and a contingency reserve.

12.  BUSINESS SEGMENTS

     The Company operates in two business segments: Flowers-by-wire services and charge card processing for member florists, and charge card processing for customers outside the floral industry. Net revenues, operating income before and after allocating general and administrative expenses, identifiable assets, depreciation expense and capital expenditures for the two segments are provided for below:

                                                                  1998         1997
                                                              ------------    -------
                                                               (RESTATED
                                                              SEE NOTE 15)
Net revenues:
  Flowers-by-wire...........................................    $12,119       $10,416
  Charge card processing....................................      1,272         1,193
                                                                -------       -------
                                                                $13,391       $11,609
                                                                =======       =======
Operating profit (loss) after allocation of general and
  administrative expenses:
  Flowers-by-wire...........................................    $   (52)      $ 2,690
  Charge card processing....................................         68            98
                                                                -------       -------
  Operating profit before allocation of Corporate
     overhead...............................................         16         2,788
                                                                -------       -------
  Corporate overhead........................................      1,447           870
                                                                -------       -------
Operating income (loss).....................................    $(1,431)      $ 1,918
                                                                =======       =======
Identifiable assets:
  Flowers-by-wire...........................................    $ 5,992       $ 4,139
  Charge card processing....................................        569           472
  General corporate assets..................................      5,325         5,983
                                                                -------       -------
                                                                $11,886       $10,594
                                                                =======       =======
Depreciation expense:
  Flowers-by-wire...........................................    $   220       $   146
  Charge card processing....................................         59            33
                                                                -------       -------
                                                                $   279       $   179
                                                                =======       =======
Capital expenditures:
  Flowers-by-wire...........................................    $ 1,021       $   625
  Charge card processing....................................        297           219
                                                                -------       -------
                                                                $ 1,318       $   844
                                                                =======       =======

                                     D-2-25

                          FLORAFAX INTERNATIONAL, INC.

13.  MARKETING PROJECTS, INC. AGREEMENT

     Prior to May 1, 1998, under the terms of an existing marketing services agreement, the Company was required to pay Marketing Projects, Inc. ("MPI") commissions on orders generated from marketing partners solicited by MPI. During the years ended August 31, 1998, 1997 and 1996 the Company recorded commissions expense of $1,050, $1,455 and $1,219 relative to the agreement.

     Effective May 1, 1998, the Company entered into an agreement with MPI that
(1) modified the rights and obligations of both parties under the marketing servicing agreement and (2) provided for the acquisition of MPI's proprietary marketing systems by the Company. Also on May 1, 1998, the Company entered into a non-compete and non-disclosure agreement with MPI and the principal employees of MPI. Total consideration of $3,670 was paid to MPI at the time of closing and the Company is further obligated to pay up to $125 in cash in each of the following eight fiscal quarters, contingent upon the attainment of quarterly revenue targets.

     Of total consideration paid, $150 has been allocated to the purchase of MPI's proprietary marketing systems and $100 has been allocated to the non-compete agreement, with amortization provided over useful lives of 1 and 2 years, respectively. These assets, net of accumulated amortization of $62, are included in other intangible assets at August 31, 1998.

     Under the original marketing services agreement, the Company was obligated to pay MPI commissions equaling 8% of floral orders generated from marketing partners solicited by MPI. This 8% commission was continuously payable to MPI even in the event the marketing services agreement was terminated by either party. As a result of the May 1, 1998 contract modification, the Company is no longer obligated to pay any commissions to MPI on future floral orders generated from marketing partners solicited by MPI prior to May 1, 1998.

     The Company believes that this contract modification will result in the realization of significant cost savings in future years due to the elimination of the 8% MPI commission obligation. The Company further believes that its future revenue stream and support requirements relative to these marketing partner arrangements will be generally unaffected by the contract modification. Further, the May 1, 1998 payment also served to compensate MPI for the loss of commissions that would have otherwise been payable to them. Since the Company's contractual relationship was directly with the respective marketing partners and MPI was not expected to perform continuing services with regards to these partners, the Company believes that the MPI contract modification represents the termination of a marketing agreement.

     Based upon the above, the Company determined that the remainder of the consideration paid to MPI has no benefit to future periods and should be expensed at the date of contract modification. Accordingly, $3,495 of the total consideration paid has been recognized as a contract modification expense during the year ended August 31, 1998.

     The MPI contract modification further provided that any orders generated from new marketing partners solicited by MPI after May 1, 1998 will be commissionable at a 4% rate. Because this commission rate approximates the current market rate within the floral industry and because of the uncertainty of the amount of floral orders to be generated in the future on this reduced commission basis, the Company allocated no value to this contract provision.

     Since the quarterly contingent payments are based upon the attainment of future revenue targets, the Company will record such payments as sales commissions to the extent and at the time they become earned. For the quarter ended August 31, 1998, the first contingent payment of $125 was earned and paid, and is included within selling, advertising, and promotion expenses.

                                     D-2-26

                          FLORAFAX INTERNATIONAL, INC.

14.  SUBSEQUENT EVENT -- MERGER WITH GERALD STEVENS, INC.

     On December 9, 1998, the Company and Gerald Stevens, Inc. entered into a Merger Agreement that, if consummated, would result in Gerald Stevens, Inc. becoming a wholly owned subsidiary of the Company. The merger is planned to be effected by the issuance of our common stock. Depending on the market prices of our common stock in effect at the time of consummation of this merger, the Company will issue between 1.25 and 1.35 shares of our common stock for each share of outstanding Gerald Stevens, Inc. Common Stock. Based upon the current number of Gerald Stevens, Inc. common shares outstanding, the number of shares of our common stock issued will range from approximately 26.0 million shares to
28.1 million shares.

15.  RESTATEMENT OF 1998 CONSOLIDATED FINANCIAL STATEMENTS

     As more fully discussed in Note 13, effective May 1, 1998 the Company entered into a contract modification agreement with MPI. At that time the contract was accounted for as a business combination. However, subsequent to the original accounting of the transaction the Company had several discussions with the Securities and Exchange Commission. As a result of these conversations, the Company re-evaluated the facts and circumstances surrounding the MPI transaction and concluded that the transaction should be accounted for as a contract modification rather than a business combination. Consequently, the Company has restated its financial statements to account for the transaction as a contract modification.

     The following tables reflect the more significant effects of the restatements on certain components of operations and financial condition:

EFFECTS ON OPERATIONS
Operating income, as previously reported....................  $ 2,178
Adjustment related to:
  Adjustment to amortization expense........................       11
  Contingent commission expense.............................     (125)
  Contract modification expense.............................   (3,495)
                                                              -------
Restated operating (loss)...................................   (1,431)
                                                              =======
Net (loss) income, as previously reported...................  $ 1,768
Adjustment related to:
  Adjustment to amortization expense........................       11
  Contingent commission expense.............................     (125)
  Contract modification expense.............................   (3,495)
  Income tax effect of adjustments..........................   (1,218)
                                                              -------
Restated net (loss) income..................................     (623)
                                                              =======
Basic income, per share, as previously reported.............  $  0.23
Adjustment related to:
  Adjustment to amortization expense........................       --
  Contingent commission expense.............................    (0.02)
  Contract modification expense.............................     (.45)
  Income tax effect of adjustments..........................      .16
                                                              -------
Restated basic income (loss) per share......................    (0.08)
                                                              =======

                                     D-2-27

                          FLORAFAX INTERNATIONAL, INC.

15.  RESTATEMENT OF 1998 CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Diluted income, per share, as previously reported...........  $  0.20
Adjustment related to:
  Adjustment to amortization expense........................       --
  Contingent commission expense.............................    (0.02)
  Contract modification expense.............................    (0.40)
                                                              -------
  Income tax effect of adjustments..........................      .14
                                                              -------
Restated diluted income (loss) per share....................    (0.08)
                                                              =======
EFFECTS ON FINANCIAL CONDITION
Deferred tax assets-current, as previously reported.........  $ 1,265
Adjustment related to:
  Reclassification of net operating loss carryforwards......     (967)
  Reclassification of tax credits...........................     (247)
  Reclassification of valuation allowance...................      250
                                                              -------
Restated deferred tax assets-current........................      301
                                                              =======
Excess of cost over net assets of acquired businesses, net
  of amortization, as previously reported...................  $ 5,704
Adjustment related to:
  Adjustment to amortization expense........................       61
  Restatement of goodwill related to MPI....................   (3,770)
                                                              -------
Restated excess of cost over net assets of acquired
  businesses, net of amortization...........................    1,995
                                                              =======
Accumulated deficit, as previously reported.................  $(1,732)
Adjustment related to:
  Adjustment to amortization expense........................       11
  Contingent commission expense.............................     (125)
  Contract modification expense.............................   (3,495)
  Income tax effect of adjustments..........................    1,218
                                                              -------
Restated accumulated deficit................................   (4,123)
                                                              =======

                                     D-2-28

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                          Florafax International, Inc.

Date: April 8, 1999                       /s/ ANDREW W. WILLIAMS

                                          --------------------------------------
                                          Andrew W. Williams
                                          Chairman and Chief Executive Officer

Date: April 8, 1999                       /s/ JAMES H. WEST

                                          --------------------------------------
                                          James H. West
                                          President and Chief Financial Officer

Date: April 8, 1999                       /s/ KELLY S. MCMAKIN

                                          --------------------------------------
                                          Kelly S. McMakin
                                          Controller and Treasurer

     Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ ANDREW W. WILLIAMS                      Chairman of the Board                  April 8, 1999
-------------------------------------
Andrew W. Williams

/s/ SOLOMON ODEN HOWELL, JR.                Director                               April 8, 1999
-------------------------------------
Solomon Oden Howell, Jr.

/s/ WILLIAM E. MERCER                       Director                               April 8, 1999
-------------------------------------
William E. Mercer

/s/ KENNETH G. PUTTICK                      Director                               April 8, 1999
-------------------------------------
Kenneth G. Puttick

/s/ JAMES H. WEST                           Director                               April 8, 1999
-------------------------------------
James H. West

                                     D-2-29

                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-10067), (Form S-8, No. 333-07271), and (Form S-8, No.
333-07267) of Florafax International, Inc. and in the related prospectuses of our report dated October 8, 1998, except for Notes 14 and 15 as to which the dates are December 9, 1998 and April 6, 1999, respectively, with respect to the consolidated financial statements of Florafax International, Inc. included in this Annual Report (Form 10-KSB/A) for the year ended August 31, 1998.

                                          /s/ ERNST & YOUNG LLP

Tampa, Florida
April 7, 1999

                                     D-2-30

                                                                       ANNEX D-3

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-QSB

(MARK ONE)
[X]   QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED NOVEMBER 30, 1998

[ ]   TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

FOR THE TRANSITION PERIOD FROM __________ TO __________

COMMISSION FILE NUMBER: 0-5531

                          FLORAFAX INTERNATIONAL, INC.
       (Exact name of small business issuer as specified in its charter)

                   DELAWARE                                      41-0719035
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                  8075 20TH STREET, VERO BEACH, FLORIDA 32966
                    (Address of principal executive offices)

                                  561-563-0263
                          (Issuer's telephone number)
   (Former name, former address and former fiscal year, if changed since last report)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days.     Yes  [X]     No  [ ]

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 8,085,106 as of December 29, 1998.

     Transitional Small Business Disclosure Format (Check
one):  Yes  [ ];     No  [X]

                                      D-3-1

                                     INDEX

                                                                       PAGE NO.
                                                                       --------
PART I FINANCIAL INFORMATION

Item 1.  Financial Statements (Unaudited):
         Consolidated Balance Sheets
         November 30, 1998 and August 31, 1998.......................      1
         Consolidated Statements of Income and Accumulated Deficit
         Three Months Ended November 30, 1998 and November 30,
         1997........................................................      2
         Consolidated Statements of Cash Flows
         Three Months Ended November 30, 1998 and November 30,
         1997........................................................      3
         Notes to Consolidated Financial Statements..................      4
Item 2.  Management's Discussion and Analysis or Plan of Operation...      6

PART II OTHER INFORMATION

Item 1.  Legal Proceedings...........................................      9
Item 2.  Changes in Securities and use of Proceeds...................      9
Item 3.  Defaults Upon Senior Securities.............................      9
Item 4.  Submission of Matters to a Vote of Security Holders.........      9
Item 5.  Other Information...........................................      9
Item 6.  Exhibits and Reports on Form 8-K............................      9
         Signatures..................................................     12

                                      D-3-2

                          FLORAFAX INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              NOVEMBER 30   AUGUST 31
                                                                 1998         1998
                                                              -----------   ---------
                                                                  (IN THOUSANDS)

                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 3,164      $ 3,438
  Restricted cash...........................................        109          106
  Accounts receivable:
     Trade, less allowances of $462 at November 30, 1998 and
      $482 at August 31, 1998...............................      1,697        1,421
     Charge card issuers....................................        212          211
     Other..................................................        154          110
                                                                -------      -------
                                                                  2,063        1,742
Deferred tax asset, net of allowance........................      1,057        1,265
Prepaid and other assets....................................        398          151
                                                                -------      -------
          Total current assets..............................      6,791        6,702
Property and equipment, at cost:
  Fixtures and equipment....................................      1,662        1,594
  Computer systems..........................................        992          977
  Communication systems.....................................      1,171        1,121
  Land, building and leasehold improvements.................      1,292        1,282
                                                                -------      -------
                                                                  5,117        4,974
          Accumulated depreciation and amortization.........      3,078        2,992
                                                                -------      -------
                                                                  2,039        1,982
Excess of cost over net assets of acquired business.........      5,780        5,704
Deferred tax asset, net of allowance........................        163          163
Other.......................................................        147          176
                                                                -------      -------
                                                                  6,090        6,043
                                                                -------      -------
          Total assets......................................    $14,920      $14,727
                                                                =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $    80      $    80
  Accounts payable..........................................      4,535        3,986
  Accrued expenses..........................................      1,177        1,077
  Member benefits...........................................        121          116
                                                                -------      -------
          Total current liabilities.........................      5,913        5,259
Long term debt, less current maturities.....................      1,000        2,018
Deferred tax liability......................................        450          450
Deferred revenue............................................         85           --
Membership security deposits................................         47           52
                                                                -------      -------
          Total liabilities.................................      7,495        7,779
Stockholders' equity
  Preferred stock ($10 par value, 600,000 shares authorized
     at November 30, 1998 and August 31, 1998, none
     issued)................................................         --           --
  Common stock -- ($.01 par value, 70,000,000 shares
     authorized, 8,523,577 and 8,449,198 shares issued at
     November 30, 1998 and August 31, 1998, respectively....         86           85
Additional paid-in capital..................................     10,296       10,211
Treasury stock at cost......................................     (1,616)      (1,616)
Accumulated deficit.........................................     (1,341)      (1,732)
                                                                -------      -------
          Total stockholders' equity........................      7,425        6,948
                                                                -------      -------
Total liabilities and stockholders' equity..................    $14,920      $14,727
                                                                =======      =======

See accompanying notes.

                                      D-3-3

                          FLORAFAX INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                        (IN THOUSANDS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                              ENDED NOVEMBER 30
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
NET REVENUES:
  Member dues and fees......................................  $   700    $   629
  Floral and other order processing.........................    1,882      1,814
  Publication and advertising fees..........................      679        360
  Charge card processing....................................      463        424
  Other revenue.............................................       31         33
                                                              -------    -------
                                                                3,755      3,260
EXPENSES:
  General and administrative................................    1,431      1,336
  Selling and advertising...................................    1,261      1,271
  Publications..............................................      179         91
  Depreciation and amortization.............................      161         69
                                                              -------    -------
                                                                3,032      2,767
                                                              -------    -------
OPERATING INCOME............................................      723        493
OTHER INCOME (EXPENSE)
  Interest expense..........................................      (26)        (2)
  Other.....................................................      (85)         2
  Interest income...........................................       17         36
                                                              -------    -------
                                                                  (94)        36
                                                              -------    -------
INCOME BEFORE TAXES.........................................      629        529
  Income tax expense........................................      238        191
                                                              -------    -------
NET INCOME..................................................  $   391    $   338
                                                              =======    =======
Accumulated deficit at beginning of period..................   (1,732)    (3,500)
                                                              -------    -------
ACCUMULATED DEFICIT AT END OF PERIOD........................  $(1,341)   $(3,162)
                                                              -------    -------
Basic earnings per common share:............................  $   .05    $   .04
WEIGHTED AVERAGE SHARES OUTSTANDING.........................    7,944      7,751
Fully diluted earnings per common share:....................  $   .04    $   .04
WEIGHTED AVERAGE SHARES OUTSTANDING.........................    8,801      8,718

See accompanying notes

                                      D-3-4

                          FLORAFAX INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS
                                                                   ENDED
                                                               NOVEMBER 30,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
OPERATING ACTIVITIES
Net income..................................................  $  391   $  338
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................     160       54
     Provision for doubtful accounts........................      37       38
     Deferred income taxes..................................     208      153
     Increase (decrease) in cash flows due to changes in:
       Accounts receivable..................................    (358)    (223)
       Prepaid and other assets.............................    (247)    (215)
       Other assets.........................................       1       15
       Accounts payable.....................................     549      367
       Deferred revenue.....................................      85
       Accrued liabilities..................................     105      290
       Membership security deposits.........................      (5)      --
                                                              ------   ------
          Net cash provided by operating activities.........     926      817
INVESTING ACTIVITIES
Capital expenditures........................................    (143)    (421)
Increase in goodwill........................................    (122)      --
Purchase of common stock....................................      --     (100)
(Increase) decrease in restricted cash......................      (3)     (17)
                                                              ------   ------
          Net cash (used in) investing activities...........  $ (268)  $ (538)
FINANCING ACTIVITIES
Purchases of treasury stock.................................      --     (178)
Proceeds from issuing stock.................................      86        2
Payments of debt............................................  (1,018)      --
                                                              ------   ------
          Net cash (used in) financing activities...........    (932)    (176)
                                                              ------   ------
          Net increase (decrease) in cash and cash
           equivalents......................................    (274)     103
Cash and cash equivalents at beginning of period............   3,438    4,170
                                                              ------   ------
Cash and cash equivalents at end of period..................  $3,164   $4,273
                                                              ======   ======
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................      18       --
  Cash paid during the period for income tax................      30       38

See accompanying notes.

                                      D-3-5

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE (1) MANAGEMENT'S OPINION AND ACCOUNTING POLICIES

     The accompanying interim financial statements should be read in conjunction with the Florafax International, Inc. (the Company's) Form 10-KSB for the year ended August 31, 1998.

     In the opinion of Management the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of November 30, 1998 and the consolidated results of operations and cash flows for the three months ended November 30, 1998. For the quarter ended November 30, 1997 certain income statement items have been reclassified to conform to current period presentation.

     Historically, the Company's flowers-by-wire operation is seasonal in that its member florists send a much larger volume of orders during Thanksgiving, the Christmas season, Valentine's Day, Easter and Mother's Day. Therefore, the results of operations of an interim period may not necessarily be indicative of the results expected for a full year. In an effort to increase orders to member florists, the Company continues to engage in non traditional campaigns through it's wholly owned subsidiary, The Flower Club. The Flower Club was formed to generate additional orders by pursuing relationships with nationally recognized corporations. The Company engages in joint marketing campaigns with these corporations not only during holidays, but also during non-seasonal periods in an effort to provide member florists with orders during slow periods of the year.

NOTE (2) YEAR 2000 ISSUE

     The Company believes that it has adequately addressed its year 2000 issues. The Company has implemented the majority of the necessary internal system changes and expects to be year 2000 compliant by February 28, 1999. Costs associated with those changes were not material. For externally purchased software the Company has performed various test transactions and concluded that these applications are ready for use in the year 2000. In addition, major vendors that the Company relies upon to operate the credit card segment of the Company's business have notified the Company that they are year 2000 compliant. Although the Company believes its efforts to be year 2000 compliant will be successful, there can be no guarantee that these efforts will be adequate to address all of the potential year 2000 issues. If these efforts are unsuccessful it could have a material adverse effect on the Company's systems and results of operations which could lead to an inability to process orders, bill florists, process credit card transactions, and collect payments from florists. In addition, if certain third party service providers, such as those supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to the Company, a shutdown of the Company's facilities could occur for the duration of the disruption.

NOTE (3) INCREASE IN GOODWILL

     As a result of the Companies acquisition of Marketing Projects Inc. ("MPI") during 1998 the Company is required to make additional contingent payments to the seller of MPI, based upon the operating performance of the business acquired. If made, these payments will be recorded as an increase to goodwill at that time. For the quarter ended November 30, 1998, the Company recorded $122,000 of goodwill related to these contingent payments.

NOTE (4) RECENT PRONOUNCEMENTS

     For a discussion of recent accounting pronouncements please refer to the Company's 10-KSB for the year ended August 31, 1998.

NOTE (5) SUBSEQUENT EVENTS

     On December 9, 1998 the Company entered into a definitive merger with privately held Gerald Stevens Inc., a Fort Lauderdale, Florida based retailer of flowers, floral-related merchandise and gifts. Under terms of the agreement, Gerald Stevens' shareholders will receive 1.25 to 1.35 common shares of the Company for

                                      D-3-6
each common share of Gerald Stevens share owned. The exchange rate will be determined based on the average closing sales price of Florafax common stock for the 45 consecutive trading days prior to the third trading day before the merger is completed. Depending on the conversion ratio, Gerald Stevens' shareholders will own approximately 75% of the Company's common stock after the merger. The parties expect the transaction to be treated as a pooling-of-interests for accounting purposes and anticipate that the merger will be completed by the end of March 1999. Merger related expenses during the quarter ended November 30, 1998 amounted to $85,000. Upon consummation of the merger the Company will incur additional significant merger related expenses, including accounting, legal and investment banking fees. These expenses are expected to result in the Company reporting a net loss for that quarter.

     Certain options granted by the Company in 1997 created a variable stock compensation plan. As a result the, Company is required to recognize non cash compensation expense when the price of the Companies common stock reaches certain prices for a specified number of trading days. The current rise in the price of the companies common stock will cause the Company to record non-cash compensation expense, in addition to ordinary salaries and wages, of approximately $725,000 for the quarter ended February 28, 1999. In addition, if the Companies stock sustains a price of $12.50 or greater for 20 consecutive trading days during the quarter ended February 28, 1999, the Company will recognize an additional $650,000 in non-cash compensation expense.

                                      D-3-7

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

     The Company continues to generate adequate operational cash flows. Cash provided by operating activities was $926,000 for the three months ended November 30, 1998 compared to $817,000 for the three months ended November 30, 1997.

     Operating cash flows historically have been generated primarily from processing floral orders and charge card transactions for the Company's member florists, as well as collecting dues, fees and directory advertising from the members. Floral order processing may require settlement with the fulfilling florist before collection of funds from the sending florist. Charge card processing, however, generally allows the Company to collect funds from the charge card issuer prior to settlement with the merchant. Since in both types of transactions the Company is both collecting and settling funds, the timing of these cash flows has a significant impact on the Company's liquidity.

     As discussed in Note 1 to the consolidated financial statements the Company continues to engage in non traditional campaigns through its wholly owned subsidiary, The Flower Club. This generally has a positive impact on the Company's cash flow as the majority of orders generated through The Flower Club are paid for by credit cards. This allows the Company to receive a significant portion of the proceeds from these orders within days after processing the transaction.

     On December 10, 1998 the Company announced that it will merge with privately held Gerald Stevens Inc., a Fort Lauderdale, Florida based retailer of flowers, floral-related merchandise and gifts. Under terms of the agreement, Gerald Stevens' shareholders will receive 1.25 to 1.35 common shares of the Company for each common share of Gerald Stevens share owned. The exchange rate will be determined based on the average closing sales price of Florafax common stock for the 45 consecutive trading days prior to the third trading day before the merger is completed. Depending on the conversion ratio, Gerald Stevens' shareholders will own approximately 75% of the Company's common stock after the merger. The parties expect the transaction to be treated as a pooling-of-interests for accounting purposes and anticipate that the merger will be completed by the end of March 1999. Merger related expenses during the quarter ended November 30, 1998 amounted to $85,000. Upon consummation of the merger the Company will incur additional significant merger related expenses, including accounting, legal and investment banking fees. These expenses are expected to result in the Company reporting a net loss for the quarter.

     Certain options granted by the Company in 1997 created a variable stock compensation plan. As a result the, Company is required to recognize non cash compensation expense when the price of the Companies common stock reaches certain prices for a specified number of trading days. The current rise in the price of the companies common stock will cause the Company to record non-cash compensation expense, in addition to ordinary salaries and wages, of approximately $725,000 for the quarter ended February 28, 1999. In addition, if the Companies stock sustains a price of $12.50 or greater for 20 trading days during the quarter ended February 28, 1999, the Company will recognize an additional $650,000 in non-cash compensation expense.

RESULTS OF OPERATIONS

  General Comments

     Revenues are up in every major category for the quarter ended November 30, 1998 when compared to the same period in the previous year. Aggregate net revenues were up 15% for the quarter ended November 30, 1998 when compared to the same quarter in the prior year. Operating income increased by 47% for the quarter when compared to the same period in the prior year.

  Net Revenues

     Revenue from member dues and fees has increased for the quarter ended November 30, 1998 when compared to the same period in the prior year. This increase is primarily attributable to an increase in member florists and a minor increase in dues.

                                      D-3-8

     Floral order revenue increased moderately for the quarter ended November 30, 1998 when compared to the same period last year. This is attributable primarily to an increase in Flower Club revenues as well as an increase in shop to shop revenues.

     Net revenues from credit card operations increased for the quarter ended November 30, 1998 when compared to the same period in the prior year. This is primarily attributable to an increase in gross dollars processed by the Company's merchants and a non recurring credit to income in the amount of $25,000 during the quarter ended November 30, 1998.

     Advertising and publication fees increased significantly for the quarter ended November 30, 1998 when compared to the same period in the prior year. This is due to the publication of new selection guides in the quarter ended November 30, 1998. Selection guides are recipe books and sales materials used by member florists when producing the various flower arrangements that the Company advertises throughout the country. New selection guides are published approximately every three years.

  Expenses

     General and administrative expenses increased by 7% for the quarter ended November 30, 1998 when compared to the same period in the prior year. There was no primary expense item that caused the increase. Certain expenses related to payroll, postage, insurance, legal fees and supplies all increased for the quarter while other expenses such as travel, lodging and consulting fees declined for the quarter. In addition, the quarter ended November 30, 1997 included a credit from the Company's long distance telephone provider in the approximate amount of $45,000, with no similar credit in the quarter ended November 30, 1998.

     Selling and advertising expenses remained relatively constant for the quarter ended November 30, 1998 when compared to the same period in the prior year. However, there were several components that changed within the selling and advertising expense category, as follows. For the quarter ended November 30, 1998 the Company eliminated commission expenses paid to an outside marketing firm, as this marketing function is now performed internally by a newly formed marketing department. These decreased commissions were offset somewhat by expenses related to the new marketing department. The Company also experienced an increase in amounts paid to Flower Club corporate partners as a result of increased order volume and due to several new contracts that call for additional commissions to these partners. The Company also experienced an increase in salaries and commissions to sales persons, but experienced a decline in advertising and tradeshow expenses.

     Depreciation and amortization increased during the quarter ended November 30, 1998 when compared to the quarter ended November 30, 1997. During 1998 the Company expanded its facilities as well as purchased new computer and telephone equipment, thereby causing an increase in depreciation. In addition, the acquisition of Marketing Projects, Inc. during 1998 caused the Company to record a significant amount of goodwill, as well as a noncompete agreement. The amortization of these intangible assets increased amortization expense for the quarter ended November 30, 1998, and is expected to increase amortization expense in future periods.

  Other Income (Expense)

     Other expense for the quarter ended November 30, 1998 consisted of legal and accounting fees related to the merger between the Company and Gerald Stevens, Inc.

  Year 2000 Issue

     The Company believes that it has adequately addressed its year 2000 issues. The Company has implemented the majority of the necessary internal system changes and expects to be year 2000 compliant by February 28, 1999. Costs associated with those changes were not material. For externally purchased software the Company has performed various test transactions and concluded that these applications are ready for use in the year 2000. In addition, major vendors that the Company relies upon to operate the credit card segment of the Company's business have notified the Company that they are year 2000 compliant. Although the

                                      D-3-9

Company believes its efforts to be year 2000 compliant will be successful, there can be no guarantee that these efforts will be adequate to address all of the potential year 2000 issues. If these efforts are unsuccessful it could have a material adverse effect on the Company's systems and results of operations which could lead to an inability to process orders, bill florists, process credit card transactions, and collect payments from florists. In addition, if certain third party service providers, such as those supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to the Company, a shutdown of the Company's facilities could occur for the duration of the disruption.

  Forward-Looking Statements

     When used in this report, the words "plan(s)", "intends(s)", "expect(s)", "feel(s)", "will", "may", "believe(s)", "anticipate(s)", and similar expressions are intended to identify forward-looking statements. The events described in such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business, including the disclosures made under the caption "Management's Discussion and Analysis or Plan of Operation" in the report, as well as the Company's periodic reports of Form 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

     The events described in such statements, and the success of the management strategies described by those statements, are subject to certain risks and uncertainties which could cause actual results to differ from those discussed; among those risks and uncertainties which are particular to the Company are: continued consumer spending on discretionary items such as flowers and gifts, the success of the Company in maintaining relations with corporate marketing partners, the success of the Company in maintaining a strong membership base, the continued use of credit cards as a preferred method of payment by customers of members, increased labor costs, constant competition, and the health of the retail flower and gift industry as a whole.

                                     D-3-10

                           PART II OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     For a summary of legal proceedings, reference is made to Item 3, Legal Proceedings, included in the Company's annual report on Form 10-KSB for the year ended August 31, 1998.

ITEM 2.  CHANGES IN SECURITIES

     None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4.  THE SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

ITEM 5.  OTHER INFORMATION

     None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

EXHIBITS

  Exhibit Reference

     (27) Financial Data Schedule (for SEC use only).

     The following items have been included as exhibits in filings by the Company in a previous filing and, accordingly, are incorporated here by reference.

  Exhibit Reference

      (3) Articles of incorporation and Bylaws of the Registrant, as amended.

     (10) Material Contracts

 EXHIBIT
REFERENCE
---------
   (a)      Convertible subordinated notes due to Clark Estates maturing
            June 30, 1996.
   (b)      Subordinated debentures maturing in 1998.
   (c)      Agreement dated December 3 1993, Addendum, Second Addendum,
            Third Addendum, Fourth Addendum and Fifth Addendum thereto by and between the Registrant and Citizens Fidelity Bank and
            Trust Company (now PNC Bank, Kentucky, Inc.).
   (d)      Purchase Agreement for certain assets formerly owned by
            Savannah Floral Services, Inc. dated March 10, 1994.
   (e)      Note Payable to Andrew Williams dated March 10, 1994.
   (f)      Promissory Note to Citrus Bank dated November 9, 1993.
   (g)      Promissory Note to Citrus Bank dated November 17, 1993.
   (h)      Promissory Note to Citrus Bank dated January 25, 1994.
   (i)      Loan to James H. West, Director, President and Chief
            Financial Officer, dated August 28, 1994.
   (j)      Consulting agreement with David Harper of Ventura County
            California dated December 10, 1993.
   (k)      Promissory Note to Citrus Bank dated August 31, 1995.

                                     D-3-11

 EXHIBIT
REFERENCE
---------
   (l)      Operating lease agreement between Registrant and Alvin
            Wunderlich dated April 1995.
   (m)      Agreement of Purchase and Sale made and entered into to be effective December 29, 1995 by and between Registrant and
            St. James Partners, LTD. 7% Convertible Promissory Note in
            the amount of $2,500,000 dated February 28, 1996 due
            February 28, 1997.
   (n)      Security agreement dated February 28, 1996 executed in
            connection with the $2,500,000 Convertible Promissory Note.
   (o)      Common Stock Purchase Warrant for 250,000 shares of the
            registrants common stock expiring January 1, 2001.
   (p)      Common Stock Purchase Warrant for 400,000 shares of the
            registrants Common stock expiring January 1, 2001.
   (q)      Construction Agreement dated September 30, 1996 between
            Registrant and C.E. Block, Architect of Vero Beach, Florida.
   (r)      Building purchase Agreement between Registrant and Alvin
            Wunderlich Sr. Trust Number 1.
   (s)      Building lease Agreement between Registrant and Verne W.
            Anderson and Mariella Anderson Living Trust
   (t)      Nonqualified, Nonplan Option Agreement between Registrant
            and Andrew W. Williams, Chairman of the Board and CEO.
   (u)      Nonqualified, Nonplan Option Agreement between Registrant
            and James H. West, President and CFO.
   (v)      Nonqualified, Nonplan Option Agreement between Registrant
            and Kelly S. McMakin, Treasurer and Secretary.
   (w)      Nonqualified, Nonplan Option Agreement between Registrant
            and James J. Pagano, Vice President and Marketing Director
   (x)      Amendment dated January 7, 1998 to building purchase
            agreement between Registrant and Alvin Wunderlich Sr. Trust
            Number 1
   (y)      Promissory note agreement dated January 16, 1998 in the
            amount of $5,000,000 between Registrant and First Union
            National Bank
   (z)      Loan agreement dated January 16, 1998 between Registrant and
            First Union National Bank.
  (aa)      Security Agreement dated January 16, 1998 between Registrant and First Union National Bank.
  (bb)      Closing Statement dated January 16, 1998 between Registrant and First Union National Bank.
  (cc)      Asset purchase and sale agreement dated May 1, 1998 between
            Registrant and Marketing Projects Inc., of Westlake Village
            California
  (dd)      Noncompetiton and nondisclosure agreement dated May 29, 1998 between Registrant and David Appell, Robert Bourdom,
            Randolph Commans and Phyllis Hooker of Westlake Village,
            California
  (ee)      Bill of sale, assignment and assumption dated May 1, 1998
            between Registrant and Marketing Projects, Inc., of Westlake
            Village, California.
  (ff)      Escrow agreement dated May 29, 1998 between Registrant,
            Marketing Projects, Inc., and First Union National Bank.
  (gg)      First amendment to escrow agreement dated May 29, 1998
            between Registrant, Marketing Projects, Inc., and First
            Union National Bank.
  (hh)      Management Incentive Stock Plan approved January 30, 1996
  (ii)      Non-Employee Director Stock Option Plan approved January 30,
            1996.
  (jj)      Agreement and Plan of Merger dated December 9, 1998 by and among Registrant, Red Cannon Acquisition Corp. and Gerald
            Stevens, Inc.

                                     D-3-12

 EXHIBIT
REFERENCE
---------
  (kk)      Voting Agreement between affiliates of Registrant and Gerald
            Stevens, Inc.
  (ll)      Voting Agreement between affiliates of Gerald Stevens, Inc.
            and Registrant

REPORTS ON FORM 8-K

     On December 11, 1998 the company filed a form 8-K announcing that effective December 9, 1998 the Company had entered into a merger agreement with Gerald Stevens, Inc. Under the terms of the agreement the Company is expected to issue additional shares of its common stock that will result in Gerald Stevens, Inc. owning approximately 75% of the Company. The Company anticipates filing the required financial statements pursuant to this merger no later than February 22, 1999.

                                     D-3-13

                                   SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               FLORAFAX INTERNATIONAL, INC.

                                          --------------------------------------
                                                       (Registrant)

Date: January 13, 1999                    /s/ JAMES H. WEST
                        -----------------------------------------------------
                                            James H. West
                                President and Chief Financial Officer

                                     D-3-14

                                                                       ANNEX D-4

                                 United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                 FORM 10-QSB/A
                                AMENDMENT NO. 1

(MARK ONE)
[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934

                For the quarterly period ended November 30, 1998

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE EXCHANGE ACT

          For the transition period from                to

                            Commission File Number 0-5531

                            FLORAFAX INTERNATIONAL, INC.
          (Exact name of small business issuer as specified in its charter)

                  DELAWARE                               41-0719035
        (State or other jurisdiction           (I.R.S. Employer Identification
                                                            No.)
      of incorporation or organization)

    8075 20TH STREET, VERO BEACH, FLORIDA                   32966
  (Address of principal executive offices)               (Zip Code)

                    Issuer's telephone number (561) 563-0263

   (Former name, former address and former fiscal year, if changed since last report)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO_

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 8,085,106 as of December 29, 1998.

     Transitional Small Business Disclosure Format (Check one):   Yes [__]   No
[ X ]

                                      D-4-1

                          FLORAFAX INTERNATIONAL, INC.

                       EXPLANATORY NOTE TO FORM 10-QSB/A

     This quarterly report on Form 10-QSB/A amends and supersedes, to the extent set forth herein, the Registrant's Quarterly Report on Form 10-QSB for the quarter ended November 30, 1998 previously filed on January 13, 1999. As more fully set forth below, the following financial and related information has been updated in connection with the filing of the restated financial statements included herein.

     The Items of Form 10-QSB affected by this Amendment No. 1 on Form 10-QSB/A are as follows:

     Part I -- Item 1.  Financial Statements

                         Consolidated Balance Sheets

                         Consolidated Statements of Income

                         Consolidated Statements of Changes in Stockholders'
Equity

                         Consolidated Statements of Cash Flows

                         Notes to Consolidated Financial Statements

     Part I -- Item 2.  Management's Discussion and Analysis or Plan of
Operation

     Page numbers for the amended Items set forth in this Form 10-QSB/A correspond to the page numbering of the same Items in the original Form 10-QSB.

                                      D-4-2

                          FLORAFAX INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              NOVEMBER 30    AUGUST 31
                                                                 1998          1998
                                                              -----------    ---------
                                                              (UNAUDITED)    (RESTATED
                                                               (RESTATED    SEE NOTE 6)
                                                              SEE NOTE 6)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 3,164       $ 3,438
  Restricted cash...........................................        109           106
  Accounts receivable:
Trade, less allowances of $462 at November 30, 1998 and $482
  at August 31, 1998........................................      1,697         1,421
     Charge card issuers....................................        212           211
     Other..................................................        168           110
                                                                -------       -------
                                                                   2077         1,742
Deferred tax asset, net of allowance........................        103           301
Prepaid and other assets....................................        398           165
                                                                -------       -------
     Total current assets...................................      5,851         5,752
Property and equipment, at cost:
  Fixtures and equipment....................................      1,662         1,594
  Computer systems..........................................        992           977
  Communication systems.....................................      1,171         1,121
  Land, building and leasehold improvements.................      1,292         1,282
                                                                -------       -------
                                                                  5,117         4,974
  Accumulated depreciation and amortization.................      3,078         2,992
                                                                -------       -------
                                                                  2,039         1,982
Excess of cost over net assets of acquired business.........      1,995          1995
Deferred tax asset, net of allowance........................      1,881         1,881
Marketing techniques........................................         62           100
Other.......................................................        147           176
                                                                -------       -------
                                                                  4,085         4,152
                                                                -------       -------
     Total assets...........................................    $11,975       $11,886
                                                                =======       =======

See accompanying notes.

                                      D-4-3

                          FLORAFAX INTERNATIONAL, INC.

                                 (IN THOUSANDS)

                                                              NOVEMBER 30    AUGUST 31
                                                                 1998          1998
                                                              -----------    ---------
                                                              (UNAUDITED)    (RESTATED
                                                               (RESTATED    SEE NOTE 6)
                                                              SEE NOTE 6)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt........................    $    80       $    80
Accounts payable............................................      4,535         3,986
Accrued expenses............................................      1,177         1,077
Member benefits.............................................        121           116
                                                                -------       -------
     Total current liabilities..............................      5,913         5,259
Long term debt, less current maturities.....................      1,000         2,018
Deferred revenue............................................         85            --
Membership security deposits................................         47            52
                                                                -------       -------
     Total liabilities......................................      7,045         7,329
Stockholders' equity
Preferred stock ($10 par value, 600,000 shares Authorized at
  November 30, 1998 and August 31, 1998, none issued).......         --            --
Common stock ($.01 par value, 70,000,000 shares authorized,
  8,523,577 and 8,449,198 shares issued at November 30, 1998
  and August 31, 1998, respectively.........................         86            85
Additional paid-in capital..................................     10,296        10,211
Treasury stock at cost......................................     (1,616)       (1,616)
Accumulated deficit.........................................     (3,836)       (4,123)
                                                                -------       -------
     Total stockholders' equity.............................      4,930         4,557
                                                                -------       -------
     Total liabilities and stockholders' equity.............    $11,975       $11,886
                                                                =======       =======

See accompanying notes.

                                      D-4-4

                          FLORAFAX INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                        (IN THOUSANDS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                     NOVEMBER 30
                                                              -------------------------
                                                                 1998            1997
                                                              -----------      --------
                                                               (RESTATED
                                                              SEE NOTE 6)
Net revenues:
  Member dues and fees......................................    $   700        $   629
  Floral and other order Processing.........................      1,882          1,814
  Publication and advertising fees..........................        679            360
  Charge card processing....................................        463            424
  Other revenue.............................................         31             33
                                                                -------        -------
                                                                  3,755          3,260
Expenses:
  General and administrative................................      1,431          1,336
  Selling and advertising...................................      1,383          1,271
  Publications..............................................        179             91
  Depreciation and amortization.............................        153             69
                                                                -------        -------
                                                                  3,146          2,767
                                                                -------        -------
Operating Income............................................        609            493
Other income (expense):
  Interest expense..........................................        (26)            (2)
  Other.....................................................        (85)             2
  Interest income...........................................         17             36
                                                                -------        -------
                                                                    (94)            36
                                                                -------        -------
Income before taxes.........................................        515            529
Income tax expense..........................................        228            191
                                                                -------        -------

Net Income..................................................    $   287        $   338
                                                                =======        =======
Net income..................................................    $   287        $   338
  Accumulated deficit at beginning of period................     (4,123)        (3,500)
                                                                -------        -------
Accumulated deficit at end of period........................    $(3,836)       $(3,162)
                                                                -------        -------
Basic earnings per common share.............................    $   .04        $   .04
                                                                =======        =======
Weighted average shares outstanding.........................      7,944          7,751
                                                                =======        =======
Fully diluted earnings per common share.....................    $   .03        $   .04
                                                                =======        =======
Weighted average shares outstanding.........................      8,801          8,718
                                                                =======        =======

See accompanying notes.

                                      D-4-5

                          FLORAFAX INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    NOVEMBER 30
                                                              -----------------------
                                                                 1998           1997
                                                              -----------      ------
                                                               (RESTATED
                                                              SEE NOTE 6)

OPERATING ACTIVITIES
  Net income................................................    $   287        $  338
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        153            54
     Provision for doubtful accounts........................         37            38
     Deferred income taxes..................................        198           153
     Increase (decrease) in cash flows due to changes in:
       Accounts receivable..................................       (372)         (223)
       Prepaid and other assets.............................       (233)         (215)
       Other assets.........................................                       15
       Accounts payable.....................................        549           367
       Deferred revenue.....................................         85
       Accrued liabilities..................................        105           290
       Membership security deposits.........................         (5)           --
                                                                -------        ------
  Net cash provided by operating activities.................        804           817
                                                                -------        ------
Investing activities
  Capital expenditures......................................       (143)         (421)
  Purchase of common stock..................................                     (100)
  (Increase) decrease in restricted cash....................         (3)          (17)
                                                                -------        ------
  Net cash (used in) investing activities...................    $  (146)       $ (538)
                                                                =======        ======

FINANCING ACTIVITIES
  Purchases of treasury stock...............................    $              $ (178)
  Proceeds from issuing stock...............................         86             2
  Payments of debt..........................................     (1,018)           --
                                                                -------        ------
  Net cash (used in) financing activities...................    $  (932)         (176)
                                                                -------        ------
  Net increase (decrease) in cash and cash equivalents......    $  (274)          103
  Cash and cash equivalents at beginning of period..........      3,438         4,170
                                                                -------        ------
  Cash and cash equivalents at end of period................    $ 3,164        $4,273
                                                                =======        ======
  Supplemental disclosures of cash flow information:
     Cash paid during the period for interest...............    $    18        $   --
     Cash paid during the period for income tax.............         30            38

See accompanying notes.

                                      D-4-6

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE (1)  MANAGEMENT'S OPINION AND ACCOUNTING POLICIES

     The accompanying interim financial statements should be read in conjunction with the Florafax International, Inc. (the Company's) Form 10-KSB/A, filed on April 9, 1999 (See Note 6), for the year ended August 31, 1998.

     In the opinion of Management the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of November 30, 1998 and the consolidated results of operations and cash flows for the three months ended November 30, 1998. For the quarter ended November 30, 1997 certain income statement items have been reclassified to conform to current period presentation.

     Historically, the Company's flowers-by-wire operation is seasonal in that its member florists send a much larger volume of orders during Thanksgiving, the Christmas season, Valentine's Day, Easter and Mother's Day. Therefore, the results of operations of an interim period may not necessarily be indicative of the results expected for a full year. In an effort to increase orders to member florists, the Company continues to engage in non traditional campaigns through it's wholly owned subsidiary, The Flower Club. The Flower Club was formed to generate additional orders by pursuing relationships with nationally recognized corporations. The Company engages in joint marketing campaigns with these corporations not only during holidays, but also during non-seasonal periods in an effort to provide member florists with orders during slow periods of the year.

NOTE (2)  YEAR 2000 ISSUE

     The Company operates three primary information technology computer systems, which are a main frame, a network based order entry system, and a telephone system. A year 2000 discussion of each of these systems is as follows.

     The Company operates a main frame computer system that processes floral orders, credit card transactions, and performs the Company's monthly billings to its member florists. The year 2000 software upgrade has been installed, tested, and is currently in use. The manufacturer of the software has provided the Company with the year 2000 upgrade at no charge. In addition, all internally developed software applications have been modified to be year 2000 compliant. At this time, these modifications are being tested and are expected to be operational by March 31, 1999. The cost to update these applications was less than $50,000.

     The Company operates a network based order entry system. The manufacturers operating system software is year 2000 compliant. However, not all internally developed software applications have been modified to be year 2000 compliant. The Company is in the process of modifying its internally developed software applications and expects to complete the modifications no later than June 30, 1999. These internal programs are being modified by current employees and, as a result, the cost of these modifications is not expected to be material.

     The Company operates a telephone system which is integrated with the order entry system discussed in the preceding paragraph. The Company recently learned that a primary component of this system will need to be upgraded or replaced to be year 2000 compliant. The company is in the process of evaluating whether to upgrade or replace this component. Regardless of which option is selected by the Company, this component is expected to be operational no later than, July 31, 1999, at a cost not to exceed $200,000.

     Currently the company does not operate any significant non-information technology systems.

     Management believes the most reasonably likely worst case year 2000 scenario would occur if the order entry system failed, which would prevent automated processing of floral orders. At this time, there is no indication that this will happen. However, should this occur, the Company would be forced to process incoming floral orders manually, until such time that the failure could be corrected. This could cause labor costs to double or triple during the time period while the system failure was being corrected.

                                      D-4-7

     The Company relies on two main vendors to operate the credit card portion of its business. Both of these vendors have represented that they are year 2000 compliant. One vendor has provided the Company written certification of their year 2000 readiness. The other vendor has provided the Company with limited written certification regarding a particular type of credit card terminal used by merchants who process transactions with the Company.

     Other significant vendors include certain third party service providers, such as those supplying electricity, water or telephone service. If these vendors experience year 2000 difficulties this could result in disruption of service to the Company, and a shutdown of the Company's facilities could occur for the duration of the disruption. None of these vendors have certified that their systems are year 2000 compliant.

NOTE (3)  CONTRACT MODIFICATION

     As a result of the Companies contract modification with Marketing Projects Inc. ("MPI") during 1998 the Company is required to make additional contingent payments to MPI, contingent upon the attainment of quarterly revenue targets. If made, these payments will be recorded as commission expense in the period in which they were earned. For the quarter ended November 30, 1998, the Company recorded $122,000 of commission expense related to these contingent payments.

NOTE (4)  RECENT PRONOUNCEMENTS

     For a discussion of recent accounting pronouncements please refer to the Company's 10-KSB for the year ended August 31, 1998.

NOTE (5)  SUBSEQUENT EVENTS

     On December 9, 1998 the Company entered into a definitive merger with privately held Gerald Stevens Inc., a Fort Lauderdale, Florida based retailer of flowers, floral-related merchandise and gifts. Under terms of the agreement, Gerald Stevens' shareholders will receive 1.25 to 1.35 common shares of the Company for each common share of Gerald Stevens share owned. The exchange rate will be determined based on the average closing sales price of Florafax common stock for the 45 consecutive trading days prior to the third trading day before the merger is completed. Depending on the conversion ratio, Gerald Stevens' shareholders will own approximately 75% of the Company's common stock after the merger. The parties expect the transaction to be treated as a pooling-of-interests for accounting purposes and anticipate that the merger will be completed by the end of March 1999. Merger related expenses during the quarter ended November 30, 1998 amounted to $85,000. Upon consummation of the merger the Company will incur additional significant merger related expenses, including accounting, legal and investment banking fees. These expenses are expected to result in the Company reporting a net loss for that quarter.

     Certain options granted by the Company in 1997 created a variable stock compensation plan. As a result, the Company is required to recognize non-cash compensation expense when the price of the Company's common stock reaches certain prices for a specified number of trading days. The current rise in the price of the Company's common stock will cause the Company to record non-cash compensation expense, in addition to ordinary salaries and wages, of approximately $1,373,000 for the quarter ended February 28, 1999.

NOTE (6)  RESTATEMENT

     Effective May 1, 1998 the Company entered into a contract modification agreement with Marketing Projects Inc. At that time, the contract was accounted for as a business combination, however, subsequent to the original accounting of the transaction, the Company had several discussions with the Securities and Exchange Commission. As a result of these conversations, the Company re-evaluated the facts and circumstances surrounding the MPI transaction and concluded that the transaction should be accounted for as a contract modification rather than a business combination. Consequently, the Company has restated its financial statements to account for the transaction as a contract modification.

                                      D-4-8

     The following tables reflect the more significant effects of the restatements on certain components of operations:

EFFECTS ON OPERATIONS
Operating income, as previously reported....................   $  723
Adjustment related to:
  Adjustment to amortization expense........................        8
  Contingent commission expense.............................     (122)
                                                               ------
Restated operating income...................................      609
                                                               ======
Net income, as previously reported..........................   $  391
Adjustment related to:
  Adjustment to amortization expense........................        8
  Contingent commission expense.............................     (122)
  Income tax effects of adjustments.........................       10
                                                               ------
Restated net income.........................................      287
                                                               ======
Basic income, per share, as previously reported.............   $ 0.05
Adjustment related to:
  Adjustment to amortization expense........................       --
  Contingent commission expense.............................    (0.01)
  Income tax effects of adjustments.........................       --
                                                               ------
Restated basic income (loss) per share......................     0.04
                                                               ======
Diluted income, per share, as previously reported...........   $ 0.04
Adjustment related to:
  Adjustment to amortization expense........................       --
  Contingent commission expense.............................    (0.01)
  Income tax effects of adjustments.........................       --
                                                               ------
Restated diluted income (loss) per share....................     0.03
                                                               ======

                                      D-4-9

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

     The Company continues to generate adequate operational cash flows. Cash provided by operating activities was $804,000 for the three months ended November 30, 1998 compared to $817,000 for the three months ended November 30, 1997.

     Operating cash flows historically have been generated primarily from processing floral orders and charge card transactions for the Company's member florists, as well as collecting dues, fees and directory advertising from the members. Floral order processing may require settlement with the fulfilling florist before collection of funds from the sending florist. Charge card processing, however, generally allows the Company to collect funds from the charge card issuer prior to settlement with the merchant. Since in both types of transactions the Company is both collecting and settling funds, the timing of these cash flows has a significant impact on the Company's liquidity.

     As discussed in Note 1 to the consolidated financial statements the Company continues to engage in non traditional campaigns through it's wholly owned subsidiary, The Flower Club. This generally has a positive impact on the Company's cash flow as the majority of orders generated through The Flower Club are paid for by credit cards. This allows the Company to receive a significant portion of the proceeds from these orders within days after processing the transaction.

     On December 10, 1998 the Company announced that it will merge with privately held Gerald Stevens Inc., a Fort Lauderdale, Florida based retailer of flowers, floral-related merchandise and gifts. Under terms of the agreement, Gerald Stevens' shareholders will receive 1.25 to 1.35 common shares of the Company for each common share of Gerald Stevens share owned. The exchange rate will be determined based on the average closing sales price of Florafax common stock for the 45 consecutive trading days prior to the third trading day before the merger is completed. Depending on the conversion ratio, Gerald Stevens' shareholders will own approximately 75% of the Company's common stock after the merger. The parties expect the transaction to be treated as a pooling-of-interests for accounting purposes and anticipate that the merger will be completed by the end of March 1999. Merger related expenses during the quarter ended November 30, 1998 amounted to $85,000. Upon consummation of the merger the Company will incur additional significant merger related expenses, including accounting, legal and investment banking fees. These expenses are expected to result in the Company reporting a net loss for that quarter.

     Certain options granted by the Company in 1997 created a variable stock compensation plan. As a result, the Company is required to recognize non cash compensation expense when the price of the Company's common stock reaches certain prices for a specified number of trading days. The current rise in the price of the Company's common stock will cause the Company to record non-cash compensation expense, in addition to ordinary salaries and wages, of approximately $1,373,000 for the quarter ended February 28, 1999.

RESULTS OF OPERATIONS

  GENERAL COMMENTS

     Revenues are up in every major category for the quarter ended November 30, 1998 when compared to the same period in the previous year. Aggregate net revenues were up 15% for the quarter ended November 30, 1998 when compared to the same quarter in the prior year. Operating income increased by 24% for the quarter when compared to the same period in the prior year.

  NET REVENUES

     Revenue from member dues and fees has increased for the quarter ended November 30, 1998 when compared to the same period in the prior year. This increase is primarily attributable to an increase in member florists and a minor increase in dues.

     Floral order revenue increased moderately for the quarter ended November 30, 1998 when compared to the same period last year. This is attributable primarily to an increase in Flower Club revenues as well as an increase in shop to shop revenues.

                                     D-4-10

     Net revenues from credit card operations increased for the quarter ended November 30, 1998 when compared to the same period in the prior year. This is primarily attributable to an increase in gross dollars processed by the Company's merchants and a non recurring credit to income in the amount of $25,000 during the quarter ended November 30, 1998.

     Advertising and publication fees increased significantly for the quarter ended November 30, 1998 when compared to the same period in the prior year. This is due to the publication of new selection guides in the quarter ended November 30, 1998. Selection guides are recipe books and sales materials used by member florists when producing the various flower arrangements that the Company advertises throughout the country. New selection guides are published approximately every three years.

  EXPENSES

     General and administrative expenses increased by 7% for the quarter ended November 30, 1998 when compared to the same period in the prior year. There was no primary expense item that caused the increase. Certain expenses related to payroll, postage, insurance, legal fees and supplies all increased for the quarter while other expenses such as travel, lodging and consulting fees declined for the quarter. In addition, the quarter ended November 30, 1997 included a credit from the Company's long distance telephone provider in the approximate amount of $45,000, with no similar credit in the quarter ended November 30, 1998.

     Selling and advertising expenses increased by nine percent for the quarter ended November 30, 1998 when compared to the same period in the prior year. There were several components that changed within the selling and advertising expense category, as follows. For the quarter ended November 30, 1998 the Company eliminated commission expenses paid to MPI, as this marketing function is now performed internally by a newly formed marketing department. These decreased commissions were offset somewhat by expenses related to the new marketing department, as well as contingent commissions related to the MPI contract modification (see Note 6). The Company also experienced an increase in amounts paid to Flower Club corporate partners as a result of increased order volume and due to several new contracts that call for additional commissions to these partners. The Company also experienced an increase in salaries and commissions to sales persons, but experienced a decline in advertising and tradeshow expenses.

     Depreciation and amortization increased during the quarter ended November 30, 1998 when compared to the quarter ended November 30, 1997. During 1998 the Company expanded its facilities as well as purchased new computer and telephone equipment, thereby causing an increase in depreciation. In addition, the contract modification agreement with Marketing Projects, Inc. during 1998 caused the Company to record certain intangible assets. The amortization of these intangible assets increased amortization expense for the quarter ended November 30, 1998.

  OTHER INCOME (EXPENSE)

     Other expense for the quarter ended November 30, 1998 consisted of legal and accounting fees related to the merger between the Company and Gerald Stevens, Inc.

  YEAR 2000 ISSUE

     The Company operates three primary information technology computer systems, which are a main frame, a network based order entry system, and a telephone system. A year 2000 discussion of each of these systems is as follows.

     The Company operates a main frame computer system that processes floral orders, credit card transactions, and performs the Company's monthly billings to its member florists. The year 2000 software upgrade has been installed, tested, and is currently in use. The manufacturer of the software has provided the Company with the year 2000 upgrade at no charge. In addition, all internally developed software applications have been modified to be year 2000 compliant. At this time, these modifications are being tested and are expected to be operational by March 31, 1999. The cost to update these applications was less than $50,000.

                                     D-4-11

     The Company operates a network based order entry system. The manufacturers operating system software is year 2000 compliant. However, not all internally developed software applications have been modified to be year 2000 compliant. The Company is in the process of modifying its internally developed software applications and expects to complete the modifications no later than June 30, 1999. These internal programs are being modified by current employees and, as a result, the cost of these modifications is not expected to be material.

     The Company operates a telephone system which is integrated with the order entry system discussed in the preceding paragraph. The Company recently learned that a primary component of this system will need to be upgraded or replaced to be year 2000 compliant. The company is in the process of evaluating whether to upgrade or replace this component. Regardless of which option is selected by the Company, this component is expected to be operational no later than, July 31, 1999, at a cost not to exceed $200,000.

     Currently the company does not operate any significant non-information technology systems.

     Management believes the most reasonably likely worst case year 2000 scenario would occur if the order entry system failed, which would prevent automated processing of floral orders. At this time, there is no indication that this will happen. However, should this occur, the Company would be forced to process incoming floral orders manually, until such time that the failure could be corrected. This could cause labor costs to double or triple during the time period while the system failure was being corrected.

     The Company relies on two main vendors to operate the credit card portion of its business. Both of these vendors have represented that they are year 2000 compliant. One vendor has provided the Company written certification of their year 2000 readiness. The other vendor has provided the Company limited written certification regarding a particular type of credit card terminal used by merchants who process transactions with the Company.

     Other significant vendors include certain third party service providers, such as those supplying electricity, water or telephone service. If these vendors experience year 2000 difficulties this could result in disruption of service to the Company, and a shutdown of the Company's facilities could occur for the duration of the disruption. None of these vendors have certified that their systems are year 2000 compliant.

  FORWARD-LOOKING STATEMENTS

     When used in this report, the words "plan(s)", "intends(s)", "expect(s)", "feel(s)", "will", "may", "believe(s)", "anticipate(s)", and similar expressions are intended to identify forward-looking statements. The events described in such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business, including the disclosures made under the caption "Management's Discussion and Analysis or Plan of Operation" in the report, as well as the Company's periodic reports of Form 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.

     The events described in such statements, and the success of the management strategies described by those statements, are subject to certain risks and uncertainties which could cause actual results to differ from those discussed; among those risks and uncertainties which are particular to the Company are: continued consumer spending on discretionary items such as flowers and gifts, the success of the Company in maintaining relations with corporate marketing partners, the success of the Company in maintaining a strong membership base, the continued use of credit cards as a preferred method of payment by customers of members, increased labor costs, constant competition, and the health of the retail flower and gift industry as a whole.

                                     D-4-12

                                   SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               FLORAFAX INTERNATIONAL, INC.

                                          --------------------------------------
                                                       (Registrant)

Date: April 8, 1999                    /s/ JAMES H. WEST
                     -----------------------------------------------------
                                         James H. West
                                      President and Chief
                                       Financial Officer

                                     D-4-13

                                                                       ANNEX D-5

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A
                            ------------------------

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 1998 (May 29, 1998)

                            ------------------------

                          FLORAFAX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        0-5531                       41-0719035
 (State or other jurisdiction     (Commission File Number)           (I.R.S. Employer
      of Incorporation)                                            Identification No.)

  8075 20TH STREET, VERO BEACH, FLORIDA                       32966
 (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code 561/563-0263

                            ------------------------
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                      D-5-1

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     The Current Report on Form 8-K, dated June 8, 1998, (the "Original Current Report") of Florafax International, Inc., a Delaware corporation (the "Company") is hereby amended to report the information required by Item 7 that was not available for the filing of the Original Current Report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business Acquired

        (1) Marketing Projects, Inc. (MPI) balance sheet as of December 31, 1997, and income statement and statement of cash flows and changes in stockholders' equity for the year ended December 31, 1997 and Independent Auditors Report.

        (2) MPI balance sheet as of March 31, 1998, and income statement and cash flows statement and changes in stockholders equity for the three month periods ended March 31, 1998 and 1997 (unaudited)

     (b)  Unaudited Pro Forma Financial Information

        (1) Florafax International, Inc. (Florafax) Pro Forma combined statement of operations for the year ended August 31, 1997.

        (2) Florafax International, Inc. combined statement of operations for the nine months ended May 31, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          FLORAFAX INTERNATIONAL, INC.
                                          (Registrant)

                                                   /s/ JAMES H. WEST

                                          --------------------------------------
                                                      James H. West
                                                 Chief Financial Officer
Date August 11, 1998

                                      D-5-2

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholder and Board of Directors
Marketing Projects, Inc.

     We have audited the accompanying balance sheet of Marketing Projects, Inc. as of December 31, 1997 and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marketing Projects, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP
Tampa, Florida
June 26, 1998

                                      D-5-3

                            MARKETING PROJECTS, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31     MARCH 31
                                                                   1997           1998
                                                                -----------    -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................     $203,057       $ 25,215
  Accounts receivable.......................................        1,859          3,532
  Prepaid expenses and other current assets.................           --        130,430
                                                                 --------       --------
Total current assets........................................      204,916        159,177
Property and equipment, at cost
  Fixtures and equipment....................................        8,107          8,107
  Computer equipment........................................       15,701         15,701
  Vehicle...................................................       35,596         35,596
                                                                 --------       --------
                                                                   59,404         59,404
Accumulated depreciation....................................      (27,124)       (28,156)
                                                                 --------       --------
                                                                   32,280         31,248
Other assets................................................          933            758
                                                                 --------       --------
Total assets................................................     $238,129       $191,183
                                                                 ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued liabilities....................     $  6,440       $  6,733
Stockholder's equity:
  Common stock, $1 par value -- authorized 100,000 shares;
     issued and outstanding 2,500 shares....................        2,500          2,500
  Retained earnings.........................................      229,189        181,950
                                                                 --------       --------
Total stockholder's equity..................................      231,689        184,450
                                                                 --------       --------
Total liabilities and stockholder's equity..................     $238,129       $191,183
                                                                 ========       ========

                            See accompanying notes.
                                      D-5-4

                            MARKETING PROJECTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                                            YEAR ENDED           MARCH 31
                                                            DECEMBER 31    --------------------
                                                               1997          1997        1998
                                                            -----------    --------    --------
                                                                               (UNAUDITED)
Commission revenues.....................................    $1,501,412     $341,049    $336,664
Expenses:
  General and administrative............................       109,435       29,600      37,581
  Selling, advertising and promotion....................     1,113,779      227,430     345,223
  Depreciation and amortization.........................        15,461        3,141       1,207
                                                            ----------     --------    --------
Operating income (loss).................................       262,737       80,878     (47,347)
Gains on sale of marketable securities and other
  income................................................       125,280           --         108
Income (loss) before provision for income taxes.........       388,017       80,878     (47,239)
  Provision for income taxes............................         5,640        1,370          --
                                                            ----------     --------    --------
Net income (loss).......................................    $  382,377     $ 79,508    $(47,239)
                                                            ==========     ========    ========

                            See accompanying notes.
                                      D-5-5

                            MARKETING PROJECTS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                    COMMON STOCK
                                                      NUMBER OF                 RETAINED
                                                    SHARES ISSUED   PAR VALUE   EARNINGS      TOTAL
                                                    -------------   ---------   ---------   ---------
Balance at January 1, 1997........................      2,500        $2,500     $ 214,812   $ 217,312
  Net income......................................         --            --       382,377     382,377
  Distributions...................................         --            --      (368,000)   (368,000)
                                                        -----        ------     ---------   ---------
Balance at December 31, 1997......................      2,500        $2,500     $ 229,189   $ 231,689
  Net loss for three-months ended March 31, 1998
     (unaudited)..................................         --            --       (47,239)    (47,239)
                                                        -----        ------     ---------   ---------
Balance at March 31, 1998 (unaudited).............      2,500        $2,500     $ 181,950   $ 184,450
                                                        =====        ======     =========   =========

                            See accompanying notes.
                                      D-5-6

                            MARKETING PROJECTS, INC.

                            STATEMENT OF CASH FLOWS

                                                                          THREE MONTHS ENDED
                                                           YEAR ENDED          MARCH 31
                                                           DECEMBER 31    -------------------
                                                              1997         1997        1998
                                                           -----------    -------    --------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)......................................     $382,377      $79,468    $(47,239)
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization........................       15,461        3,141       1,207
  Gain on sale of marketable securities................     (124,995)          --          --
  Changes in operating assets and liabilities:
     Accounts receivable...............................       18,053       13,077      (1,673)
     Prepaid expenses and other current assets.........           --           --    (130,430)
     Accounts payable and other accrued liabilities....       (8,899)      (5,272)        293
                                                            --------      -------    --------
Net cash provided by (used in) operating activities....      281,997       97,249    (177,842)
INVESTING ACTIVITIES
Capital expenditures...................................      (17,388)      (1,256)         --
Proceeds from sale of marketable securities............      247,495           --          --
                                                            --------      -------    --------
Net cash provided by (used in) investing activities....      230,107       (1,256)         --
FINANCING ACTIVITIES
Distributions..........................................     (368,000)     (75,000)         --
                                                            --------      -------    --------
Net increase (decrease) in cash........................      144,104       20,993    (177,842)
Cash at beginning of the period........................       58,953       58,953     203,057
                                                            --------      -------    --------
Cash at end of the period..............................     $203,057      $79,946    $ 25,215
                                                            ========      =======    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the period for income taxes...........     $  3,800      $   950    $  5,640
                                                            ========      =======    ========

                            See accompanying notes.
                                      D-5-7

                            MARKETING PROJECTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Marketing Projects, Inc. (the Company), a California Corporation, is engaged in the business of marketing, through large United States corporations, floral arrangements and floral related gift products to principally individual consumers throughout the United States. Such floral arrangements and gift products are provided directly to consumers by Florafax International Inc. (Florafax) pursuant to a servicing agreement that provides for a commission to the Company.

     The Company's business is highly cyclical, with large portions of commission revenue realized near major United States holidays.

     The Company maintains their underlying books and records on the federal income tax basis. These financial statements include adjustments necessary for a presentation in accordance with generally accepted accounting principles.

INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial information as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the applicable sections of Regulation S-B. Accordingly, all information and footnotes that are otherwise required under generally accepted accounting principles and Regulation S-B are not required as it relates to the interim financial information. However, in the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) necessary to present fairly the unaudited interim financial information have been included. Results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year.

REVENUE RECOGNITION

     Commission revenues relate principally to commissions under the servicing agreement with Florafax. Commission revenue is recognized as a percentage of the sales revenue to the benefit of Florafax, for its sale of floral arrangements and related gift products, at the time of delivery of the product to the consumer.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are three years for fixtures and equipment, computers and the vehicle.

INCOME TAXES

     The Company has elected to be treated as an S corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the taxable income of the Company. The Company is still liable for income taxes in the state of California. However, for the three-month period ended March 31, 1998, this liability is deemed

                                      D-5-8

                            MARKETING PROJECTS, INC.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) immaterial. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements for the three-month period ended March 31, 1998.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense amounted to $23,230 in 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   LEASES

     Non-cancelable obligations under an operating lease for office space are as follows for each year ending December 31:

                                                                MINIMUM
                                                                 LEASE
                                                                PAYMENTS
                                                                --------
1998........................................................    $23,137
1999........................................................     23,137
2000........................................................      3,856
Thereafter..................................................         --
                                                                -------
Total.......................................................    $50,130
                                                                =======

     Total rent expense under the operating lease for 1997 amounted to $19,211.

3.   RETIREMENT PLAN

     The Company sponsors a profit sharing plan covering all employees. Contributions under the plan are discretionary and, accordingly, the Company may contribute up to 13% of the employees annual salary. During 1997, the Company contributed and expensed $100,627 under the plan. All costs have been expensed as incurred by the Company.

4.   YEAR 2000 ISSUE (UNAUDITED)

     The Company modified its information technology to be ready for the year 2000 and converted critical data processing systems. The Company completed the project in 1997 and has only incurred the costs to upgrade and replace systems in the normal course of business. All costs have been expensed as incurred by the Company.

5.   SUBSEQUENT EVENT

     On May 29, 1998, Florafax acquired substantially all the assets and assumed substantially all of the liabilities of the Company, pursuant to an Asset Purchase and Sale Agreement, dated May 29, 1998, by and between the Company and Florafax. The sale consideration exceeded the net book values of the Company's assets and liabilities on the date of the sale.

                                      D-5-9

                          FLORAFAX INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                    SUMMARY

     The accompanying unaudited pro forma consolidated statements of operations of Florafax International, Inc. (Florafax) for the fiscal year ended August 31, 1997 and the nine-months ended May 31, 1998 includes the historical and pro forma effects of the acquisition of Marketing Projects, Inc. (MPI), which was consummated on May 29, 1998, effective on May 1, 1998. In connection with the acquisition, the Company incurred $2.5 million in bank debt. The accompanying unaudited pro forma consolidated statements of operations includes the effects on such financials statements of that debt.

     The pro forma effects are based on the historical statement of operations of the acquired business giving effect to the transaction under the purchase method of accounting. As such, the total cost of the acquisition has or will be allocated to the net tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. Accordingly, the allocations reflected in the pro forma statement of operations are preliminary and subject to revision.

     The unaudited pro forma consolidated statement of operations are not intended to purport to be indicative of the actual results of operations that would have been achieved had the acquisition in fact been consummated at the beginning of the periods presented. Such pro forma financial information should be read in conjunction with the Consolidated Financial Statements and Notes of Florafax.

                                     D-5-10

                          FLORAFAX INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       FISCAL YEAR ENDED AUGUST 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          (B)                 (C)
                                       FLORAFAX               MPI
                                      YEAR ENDED          YEAR ENDED         PRO FORMA       PRO FORMA
                                    AUGUST 31, 1997    DECEMBER 31, 1997    ADJUSTMENTS       TOTALS
                                    ---------------    -----------------    -----------      ---------
Net Revenues:...................        $11,609             $1,501          $   (1,501)(d)    $11,609
Expenses:
  General and administrative....          5,668                109                  --          5,777
  Selling and advertising.......          3,379              1,114              (1,501)(d)      2,992
  Depreciation and
     amortization...............            261                 15                  90(e)         416
                                                                                    50(f)
  Directory publishing..........            383                 --                  --            383
                                        -------             ------          ----------        -------
Operating income................          1,918                263                (140)         2,041
Other income....................            996                125                (133)(g)        988
                                        -------             ------          ----------        -------
Income before provision for
  income taxes..................          2,914                388                (273)         3,029
Benefit (provision) for income
  taxes.........................            519                 (6)                (37)(h)        476
                                        -------             ------          ----------        -------
Net income......................        $ 3,433             $  382          $     (310)       $ 3,505
                                        =======             ======          ==========        =======
Net income per share:
  Primary.......................        $  0.40                                               $  0.41
                                        =======                                               =======
  Fully diluted.................        $  0.39                                               $  0.40
                                        =======                                               =======

                            See accompanying notes.
                                     D-5-11

                          FLORAFAX INTERNATIONAL, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED AUGUST 31, 1997

a) The unaudited proforma consolidated statement of operations for the fiscal year ended August 31, 1997 does not give effect to any potential cost savings and synergies that could result from the MPI acquisition.

b) This column represents the historical consolidated statement of operations of Florafax for the fiscal year ended August 31, 1997.

c) This column represents the historical statement of operations of MPI for the year ended December 31, 1997.

d) This adjustment represents the elimination of commission revenue paid/accrued to MPI, by Florafax.

e) This adjustment represents the amortization expense on the goodwill that would have been recorded in connection with the MPI acquisition. For purposes of the pro forma presentation, it is assumed that the excess of the purchase price over the net tangible assets acquired will be allocated to goodwill and amortized over 40 years.

f) This adjustment represents the amortization expense of the non-compete agreement related to the purchase of MPI. The non-compete agreement is to be amortized over its term of two years.

g) This adjustment represents management's best estimate of the effect on interest expense of the incurred debt and the reduction of interest income associated with the cash used to fund the purchase of MPI.

h) This adjustment represents the additional income tax expense the Company would have provided if MPI was acquired at the beginning of the fiscal year.

                                     D-5-12

                          FLORAFAX INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         NINE-MONTHS ENDED MAY 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           (B)                  (C)
                                        FLORAFAX                MPI
                                    NINE-MONTHS ENDED    EIGHT-MONTHS ENDED     PRO FORMA     PRO FORMA
                                      MAY 31, 1998         APRIL 30, 1998      ADJUSTMENTS     TOTALS
                                    -----------------    ------------------    -----------    ---------
Net Revenues:...................         $10,712                $993            $   (993)      $10,712
Expenses:
  General and administrative....           5,064                  99                  --         5,163
  Selling and advertising.......           3,297                 908                (993)(d)     3,212
  Depreciation and
     amortization...............             247                  10                  60(e)        350
                                                                                      33(f)
  Directory publishing..........             301                  --                  --           301
                                         -------                ----            --------       -------
Operating income (loss).........           1,803                 (24)                (93)        1,686
Other income....................             136                 125                (122)(g)       139
                                         -------                ----            --------       -------
Income before provision for
  income taxes..................           1,939                 101                (215)        1,825
Provision for income taxes......            (721)                 (2)                 45(h)       (678)
                                         -------                ----            --------       -------
Net income......................         $ 1,218                $ 99            $   (170)      $ 1,147
                                         =======                ====            ========       =======
Net income per share:
  Primary.......................         $  0.14                                               $  0.13
                                         =======                                               =======
  Fully diluted.................         $  0.14                                               $  0.13
                                         =======                                               =======

                            See accompanying notes.
                                     D-5-13

                          FLORAFAX INTERNATIONAL, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         NINE-MONTHS ENDED MAY 31, 1998

a) The unaudited pro forma consolidated statement of operations for the nine-months ended May 31, 1998 does not give effect to any potential cost savings and synergies that could result from the MPI acquisition.

b) This column represents the historical consolidated statement of operations of Florafax for the nine-months ended May 31, 1998.

c) This column represents the historical statement of operations of MPI for the eight-months ended April 30, 1998.

d) This adjustment represents the elimination of commission revenue paid/accrued to MPI, by Florafax.

e) This adjustment represents the amortization expense on the goodwill that would have been recorded in connection with the MPI acquisition. For purposes of the pro forma presentation, it is assumed that the excess of the purchase price over the net tangible assets acquired will be allocated to goodwill and amortized over 40 years.

f) This adjustment represents the amortization expense of the non-compete agreement related to the purchase of MPI. The non-compete agreement is to be amortized over its term of two years.

g) This adjustment represents management's best estimate of the effect on interest expense of the incurred debt and the reduction of interest income associated with the cash used to fund the purchase of MPI.

h) This adjustment represents the reduction in the income tax expense the Company would have provided if MPI was acquired at the beginning of the fiscal period.

                                     D-5-14

                                                                       ANNEX D-6

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 9, 1998

                          FLORAFAX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          0-5531                         41-0719035
 (State or other jurisdiction           (Commission File                 (I.R.S. Employer
       of Incorporation)                     Number)                    Identification No.)

    8075 20TH STREET, VERO BEACH, FLORIDA        32966
   Address of principal executive offices)     (Zip Code)

     Registrant's telephone number, including area code 561/563-0263

     ---------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

                                      D-6-1

ITEM 5.  OTHER EVENTS

     Attached as Exhibit 99.1 to this Current Report is an Agreement and Plan of Merger by and among the Registrant, Red Cannon Acquisition Corp. ("Red Cannon"), a wholly owned subsidiary of the Registrant, and Gerald Stevens, Inc. (the "Agreement") whereby Gerald Stevens, Inc. will be merged with and into Red Cannon with Gerald Stevens, Inc. surviving as a wholly owned subsidiary of the Registrant (the "Merger").

     Attached as Exhibit 99.2 to this Current Report is a form of Voting Agreement and Proxy that, pursuant to the Agreement, was entered into by and between certain principal shareholders of the Registrant (who hold in the aggregate in excess of fifty percent of the outstanding shares of the Registrant's common stock on a fully diluted basis) and Gerald Stevens, Inc., whereby such shareholders have agreed to vote in favor of the Merger and related matters when such matters are presented to the shareholders of the Registrant for approval.

     Attached as Exhibit 99.3 to this Current Report is a form of Voting Agreement and Proxy that, pursuant to the Agreement, was entered into by and between certain principal shareholders of Gerald Stevens, Inc. (who hold in the aggregate in excess of fifty percent of the outstanding shares of Gerald Stevens, Inc.'s common stock on a fully diluted basis) and the Registrant, whereby such shareholders have agreed to vote in favor of the Merger and related matters when such matters are presented to the shareholders of Gerald Stevens, Inc. for approval.

     Attached as Exhibit 99.4 to this Current Report is a press release issued by the Registrant on December 9, 1998 announcing the Merger.

ITEM 7.  FINANCIAL STATEMENTS; PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits:

99.1 The Agreement and Plan of Merger, dated December 9, 1998, by and among the Registrant, Red Cannon Acquisition Corp. and
      Gerald Stevens, Inc.
99.2 A form of the Voting Agreement, dated December 9, 1998, by and between certain principal shareholders of the Registrant and Gerald Stevens, Inc.
99.3 A form of the Voting Agreement, dated December 9, 1998, by and between certain principal shareholders of Gerald
      Stevens, Inc. and the Registrant
99.4 The press release of the Registrant, dated December 10, 1998, announcing the Merger

                                      D-6-2

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               FLORAFAX INTERNATIONAL, INC.

                                          --------------------------------------
                                                       (Registrant)

Date: December 11, 1998                    /s/ JAMES H. WEST
                         -----------------------------------------------------
                                          James H. West Chief
                                           Financial Officer

                                      D-6-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          (a) Section 145 of the General Corporation Law of Delaware permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Florafax would have the power to indemnify such persons against such liabilities under the provisions of such sections. Florafax has purchased such insurance.

          Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (b) Article 8 of Florafax International, Inc.'s Restated Certificate of Incorporation, as amended, permits, and Article 7 of its Bylaws provides for, indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

          (c) Florafax maintains directors' and officers' liability insurance coverage for its directors and officers and those of its subsidiaries and for certain other executive employees. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors, officers or employees, with respect to which they may or may not be indemnified under the provisions of Florafax's Restated Certificate of Incorporation, as amended, or Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a) Exhibits

          See Index to Exhibits included herewith which is incorporated by reference herein.

          (b) Financial Statement Schedules:

          Not Applicable.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florafax International, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Vero Beach, Florida on April 12, 1999.
                                      FLORAFAX INTERNATIONAL, INC.
                                          /s/ ANDREW W. WILLIAMS
                                      By:
                                      ------------------------------------------

                                          Andrew W. Williams
                                          Chief Executive Officer and Chairman

                               POWERS OF ATTORNEY

     Each person whose signature appears below appoints Andrew W. Williams or James H. West, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to execute and file any amendment to this Registration Statement (including post-effective amendments) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject hereof, which amendment may make such changes herein as either of the said named attorneys-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on April 12, 1999.

               /s/ ANDREW W. WILLIAMS                  Chief Executive Officer, Chairman of the Board
-----------------------------------------------------
                 Andrew W. Williams

                  /s/ JAMES H. WEST                    President, Chief Financial Officer and
-----------------------------------------------------  Director
                    James H. West

                /s/ KELLY S. MCMAKIN                   Controller and Treasurer
-----------------------------------------------------
                  Kelly S. McMakin

            /s/ SOLOMON ODEN HOWELL, JR.               Director
-----------------------------------------------------
              Solomon Oden Howell, Jr.

                /s/ WILLIAM E. MERCER                  Director
-----------------------------------------------------
                  William E. Mercer

               /s/ KENNETH G. PUTTICK                  Director
-----------------------------------------------------
                 Kenneth G. Puttick

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
     2.1  Agreement and Plan of Merger, dated as of December 9, 1998, by and between Florafax International, Inc., Red Cannon
          Acquisition Corp. and Gerald Stevens, Inc.(1)
     2.2  Amendment No. 1 to Agreement and Plan of Merger, dated April
          9, 1999, by and between Florafax International, Inc., Red
          Cannon Acquisition Corp. and Gerald Stevens, Inc. (2)
     4.1  Form of Certificate of Amendment of Florafax International,
          Inc.(3)
     5.1  Opinion of Andrews & Kurth L.L.P. as to the legality of the shares of common stock to be registered under this
          Registration Statement(4)
     8.1  Opinion of Akerman, Senterfitt & Eidson, P.A. regarding certain United States federal income tax consequences of the merger(4)
    10.1  Voting Agreement(4)
    10.2  Non-Compete Agreement by and between Andrew W. Williams and
          Florafax International, Inc.(4)
    10.3  Form of Employment Agreement to be executed by Florafax
          International, Inc. and James H. West,(4)
    10.4  Form of Employment Agreement to be executed by Florafax
          International, Inc. and Kelly S. McMakin and James J.
          Pagano(4)
    23.1  Consent of Arthur Anderson LLP(4)
    23.2  Consent of PricewaterhouseCoopers LLP(4)
    23.3  Consent of Ernst & Young LLP(4)
    23.4  Consent of Adair, Fuller, Witcher & Malcom, P.A.(4)
    23.5  Consent of Andrews & Kurth L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
    23.6  Consent of Akerman, Senterfitt & Eidson, P.A. (included in the opinion filed in Exhibit 8.1 of this Registration
          Statement)
    23.7  Consent of ABN-AMRO Incorporated(4)
    23.8  Consents of persons to be named as Directors of Florafax(4)
    24.1  Powers of Attorney (included on signature page of this
          Registration Statement)
    27.1  Financial Data Schedules (4)
    99.1  Form of Proxy of Florafax International, Inc.(4)

-------------------------
(1) Attached as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement.

(2) Attached as Annex A-1 to the Proxy Statement/Prospectus contained in this Registration Statement.

(3) Attached as Annex C to the Proxy Statement/Prospectus contained in this Registration Statement.

(4) Filed herewith.